Filed Pursuant to Rule 424(b)(3)
Registration No. 333-248745

PROSPECTUS

(Proposed Holding Company for Newton Federal Bank)

Up to 3,220,000 Shares of Common Stock

(Subject to Increase to up to 3,703,000 Shares)

Affinity Bancshares, Inc., a newly formed Maryland corporation that we refer to as “Affinity Bancshares” throughout this prospectus, is offering shares of common stock for sale on a best efforts basis in connection with the conversion of Community First Bancshares, Inc., a federal corporation that we refer to as “Community First” throughout this prospectus, from the mutual holding company to the stock holding company form of organization. The shares we are offering represent the majority ownership interest in Community First currently owned by Community First Bancshares, MHC. Community First’s common stock is currently traded on the Nasdaq Capital Market under the trading symbol “CFBI,” and we expect the shares of Affinity Bancshares common stock will trade on the Nasdaq Capital Market under the symbol “AFBI.” We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012.

The shares of common stock are first being offered for sale in a subscription offering to eligible depositors of Newton Federal Bank and eligible depositors of the former Affinity Bank, and to tax-qualified employee benefit plans of Newton Federal Bank. Shares not purchased in the subscription offering may be offered for sale to the general public in a community offering, with a preference given first to residents of the communities served by Newton Federal Bank. Any shares of common stock not purchased in the subscription or community offerings may be offered for sale to the public through a syndicate of broker-dealers, referred to in this prospectus as the syndicated community offering. The syndicated community offering may commence before the subscription and community offerings (including any extensions) have expired. However, no shares purchased in the subscription offering or the community offering will be issued until the completion of any syndicated community offering. We may sell up to 3,703,000 shares of common stock because of demand for the shares of common stock or changes in market conditions, without resoliciting subscribers. We must sell a minimum of 2,380,000 shares to complete the offering.

In addition to the shares we are selling in the offering, the shares of common stock of Community First currently owned by public stockholders will be exchanged for shares of common stock of Affinity Bancshares based on an exchange ratio that will result in existing public stockholders of Community First owning approximately the same percentage of common stock of Affinity Bancshares as they owned of the common stock of Community First immediately before the completion of the conversion. The number of shares we expect to issue in the exchange ranges from 2,039,128 shares to 3,172,643 shares.

The minimum purchase order is 25 shares. Generally, no individual, or individuals acting through a single qualifying account held jointly, may purchase more than 30,000 shares ($300,000) of common stock, and no person or entity, together with associates or persons acting in concert with such person or entity, may purchase more than 40,000 shares ($400,000) of common stock in all categories of the offering combined.

The subscription offering will expire at 4:00 p.m., Eastern Time, on December 21, 2020. We expect that the community offering, if held, will expire at the same time. We may extend the expiration date of the subscription and/or community offerings without notice to you until February 4, 2021, or longer if the Federal Reserve Board approves a later date. No single extension may exceed 90 days and the offering must be completed by December 30, 2022. Once submitted, orders are irrevocable unless the subscription and community offerings are terminated or extended, with regulatory approval, beyond February 4, 2021, or the number of shares of common stock to be sold is increased to more than 3,703,000 shares or decreased to less than 2,380,000 shares. If the subscription and community offerings are extended past February 4, 2021, all subscribers will be notified and given the opportunity to confirm, change or cancel their orders. If you do not respond to the notice of extension, we will promptly return your funds with interest or cancel your deposit account withdrawal authorization. If the number of shares to be sold in the offering is increased to more than 3,703,000 shares or decreased to less than 2,380,000 shares, we will resolicit subscribers, and all funds delivered to us to purchase shares of common stock in the subscription and community offerings will be returned promptly with interest. Funds received in the subscription and the community offerings will be held in a segregated account at Newton Federal Bank and will earn interest at 0.20% per annum until completion or termination of the offering.

Performance Trust Capital Partners, LLC will assist us in selling the shares on a best efforts basis in the subscription and community offerings, and will serve as sole manager for any syndicated community offering. Performance Trust Capital Partners, LLC is not required to purchase any shares of common stock that are sold in the offering.

OFFERING SUMMARY

Price: $10.00 per Share

	Minimum	Midpoint	Maximum	Adjusted Maximum
Number of shares	2,380,000	2,800,000	3,220,000	3,703,000
Gross offering proceeds	$23,800,000	$28,000,000	$32,200,000	$37,030,000
Estimated offering expenses, excluding selling agent fees and expenses (1)(2)	$1,050,000	$1,050,000	$1,050,000	$1,050,000
Selling agent fees and expenses (1)	$348,960	$387,600	$426,240	$470,676
Estimated net proceeds	$22,401,040	$26,562,400	$30,723,760	$35,509,324
Estimated net proceeds per share (1)	$9.41	$9.49	$9.54	$9.59

(1)

See “The Conversion and Offering—Plan of Distribution; Selling Agent and Underwriter Compensation” for a discussion of Performance Trust Capital Partners, LLC’s compensation for this offering and the compensation to be received by Performance Trust Capital Partners, LLC and the other broker-dealers that may participate in the syndicated community offering.

(2)

Excludes records agent fees and expenses payable to Performance Trust Capital Partners, LLC, which are included in estimated offering expenses. See “The Conversion and Offering—Stock Information Center Management.”

This investment involves a degree of risk, including the possible loss of principal.

See “Risk Factors” beginning on page 20.

These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency. Neither the Securities and Exchange Commission, the Board of Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, nor any state securities regulator has approved or disapproved these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

For assistance, contact the Stock Information Center at (678) 729-9788.

The date of this prospectus is November 10, 2020.

NEWTON FEDERAL

AFFINITY BANK

19
75
575
Alpharetta
Braselton
85
129
29
19
75
85
29
Athens
78
A
78
85
78
285
441
20
Atlanta
285
GEORGIA
83
85
20
N
278
278
20
Covington
Buckhead
675
20
85
83
75
441

Tennessee
North Carolina
South Carolina
Atlanta
Alabama
GEORGIA
Florida

MAIN OFFICES AND BRANCHES

Newton Main Office
3175 Highway 278
Covington, GA 30014

Affinity Bank Main Office
400 Galleria Parkway SE, Suite 900
Atlanta, GA 30339

Newton Federal Eastside Branch
8258 Highway 278
Covington, GA 30014

Newton Federal Bank Operations Center
8460 Dr. ML King Ave.
Covington, GA 30014

LOAN PRODUCTION OFFICES

Affinity Bank
5755 North Point Parkway #91
Alpharetta, GA 30022

Newton Federal
6342 Grand Hickory Dr., Suite 103
Braselton, GA 30517

i

SUMMARY

The following summary explains the significant aspects of the conversion, the offering and the exchange of existing shares of Community First common stock for shares of Affinity Bancshares common stock. It may not contain all of the information that is important to you. Before making an investment decision, you should read this entire document carefully, including the consolidated financial statements and the related notes, and the section entitled “Risk Factors.”

Our Organizational Structure and the Proposed Conversion

Since 2017 we have operated in a two-tier mutual holding company structure. Community First is a federally chartered corporation that is our publicly-traded stock holding company and the parent company of Newton Federal Bank. At June 30, 2020, Community First had consolidated assets of $906.4 million, deposits of $625.8 million and stockholders’ equity of $77.2 million. Community First’s parent company is Community First Bancshares, MHC, a federally chartered mutual holding company. At June 30, 2020, Community First had 7,570,797 shares of common stock outstanding, of which 4,070,655 shares, or 53.8%, were owned by Community First Bancshares, MHC, and the remaining 3,500,142 shares were held by the public.

Pursuant to the terms of the plan of conversion and reorganization, which we refer to as the “plan of conversion,” we are converting from the mutual holding company corporate structure to the fully public stock holding company corporate structure. Upon completion of the conversion, Community First Bancshares, MHC and Community First will cease to exist and Affinity Bancshares will become the successor corporation to Community First. The conversion will be accomplished by the merger of Community First Bancshares, MHC with and into Community First, followed by the merger of Community First with and into Affinity Bancshares. The shares of Affinity Bancshares common stock being offered for sale represent the majority ownership interest in Community First currently owned by Community First Bancshares, MHC. Public stockholders of Community First will receive shares of common stock of Affinity Bancshares in exchange for their shares of Community First at an exchange ratio intended to preserve approximately the same aggregate ownership interest in Affinity Bancshares as public stockholders had in Community First, adjusted downward to reflect certain assets held by Community First Bancshares, MHC, without giving effect to new shares purchased in the offering or cash paid in lieu of any fractional shares. The shares of Community First common stock owned by Community First Bancshares, MHC will be canceled.

The following diagram shows our current organizational structure, reflecting ownership percentages at June 30, 2020:

After the conversion and offering are completed, we will be organized as a fully public stock holding company, as follows:

Our Business

Our business activities are conducted primarily through Newton Federal Bank. Newton Federal Bank is a federally chartered stock savings association headquartered in Covington, Georgia. Newton Federal Bank was originally chartered in 1928 as a Georgia-chartered mutual building and loan association under the name Newton County Building and Loan Association. In 1947, we converted to a federal charter and changed our name to “Newton Federal Savings and Loan Association.” In 2004, we changed our name to “Newton Federal Bank.” In 2017, we reorganized from the mutual to the stock form of ownership in connection with the mutual holding company reorganization.

We intend to change the name of Newton Federal Bank to “Affinity Bank” in connection with the conversion, but we will continue to use the name Newton Federal Bank in certain of our market areas.

Our business consists primarily of taking deposits from the general public and investing those deposits, together with funds generated from operations, in commercial real estate loans, commercial and industrial loans and residential real estate loans and, to a lesser extent, construction and land loans and consumer loans. We have a specialized expertise in lending to dentists and dental practices, with dental loans (consisting of commercial business loans and commercial real estate loans) totaling $173.7 million, or 27.1% of our loan portfolio, as of June 30, 2020. We also invest in securities, which have historically consisted primarily of mortgage-backed securities and obligations issued by U.S. government sponsored enterprises and Federal Home Loan Bank stock. We offer a variety of deposit accounts, including checking accounts, savings accounts and certificate of deposit accounts. In addition, we gather deposits nationwide through our virtual bank, FitnessBank, which accepts deposits and provides higher interest rates based on customers meeting certain fitness goals. We also use Federal Home Loan Bank advances and other borrowings to fund our operations.

Newton Federal Bank is subject to comprehensive regulation and examination by the Office of the Comptroller of the Currency. Newton Federal Bank is a member of the Federal Home Loan Bank system.

On January 10, 2020, Community First and Newton Federal Bank completed their acquisition of ABB Financial Group, Inc., which we refer to as “ABB Financial.” and its wholly owned subsidiary, Affinity Bank. At the effective time of the acquisition, each outstanding share of ABB Financial common stock was converted into the right to receive $7.50 in cash. Including consideration received by holders of options to purchase ABB Financial common stock, the aggregate consideration paid in the transaction was approximately $40.3 million. In addition,

$5.9 million of preferred stock that had been issued by ABB Financial has been redeemed, and $1.4 million of trust preferred securities issued by a subsidiary of ABB Financial were acquired by Community First and canceled. All accrued but unpaid dividends and interest were paid on the preferred stock and trust preferred securities in connection with their redemption and acquisition.

Affinity Bancshares is a newly formed Maryland corporation. Following the completion of the conversion and offering, Affinity Bancshares will be the holding company for Newton Federal Bank and will succeed Community First as the publicly traded holding company of Newton Federal Bank. Our executive offices are located at 3175 Highway 278, Covington, Georgia 30014 and our telephone number is (770) 786-7088. Our website address is www.newtonfederal.com. Information on our website is not considered a part of this document.

Business Strategy

Our current business strategy consists of the following:

•

Continue to grow our loan portfolio prudently and further diversify our loan portfolio. As a result of our acquisition of Affinity Bank in January 2020, we significantly grew and diversified our loan portfolio. Our loan portfolio has more than doubled to $640.6 million at June 30, 2020 from $252.1 million at December 31, 2019. Commercial real estate and commercial and industrial loans totaled $322.1 million, or 50.3% of the loan portfolio, at June 30, 2020 compared to $83.1 million, or 33.0% of the loan portfolio, at December 31, 2019. The amount of commercial real estate and commercial and industrial loans at June 30, 2020 excludes $130.2 million of loans we originated under the Paycheck Protection Program (“PPP”), described below. In addition, we initiated indirect automobile lending in 2018; at June 30, 2020, such loans totaled $36.4 million, or 5.7% of our total loan portfolio. We intend to continue to grow our loan portfolio, with a focus on commercial and industrial lending and owner-occupied commercial real estate, including continuing to originate loans to dental and other professionals through the former Affinity Bank’s legacy specialization in such lending in the Southeast region of the United States. We target dental practice loans with principal balances between $350,000 and $500,000, although we originate dental loans with principal balances in excess of these amounts. Historically, our greatest loan concentration was in one- to four-family residential real estate loans. Although we intend to continue the origination of these loans, we expect our emphasis on owner-occupied commercial real estate and commercial and industrial lending, as well as indirect automobile lending, will result in the continued diversification of our loan portfolio with a progressively lower concentration in one- to four-family residential real estate loans.

Increasing our commercial real estate loans, commercial and industrial loans, and indirect automobile loans involves risk, as described in “Risk Factors—Risks Related to our Lending Activities—We have increased our commercial real estate and commercial and industrial loans, and intend to continue to increase originations of these types of loans. These loans involve credit risks that could adversely affect our financial condition and results of operations,” “—The level of our commercial real estate loan portfolio may subject us to additional regulatory scrutiny,” “—We have a concentration of loans in the dental industry, which exposes us to increased credit risks,” and “—Our automobile lending exposes us to increased credit risks.”

•

Accelerate our growth of core deposits. We consider our core deposits to include statement savings accounts, money market accounts, negotiable orders of withdrawal (NOW) accounts, other savings deposits and checking accounts. We will continue our efforts to increase our core deposits to provide a stable source of funds to support loan growth at costs consistent with improving our interest rate spread and net interest margin. Core deposits also help us maintain loan-to-deposit ratios at levels consistent with regulatory expectations. Such deposits totaled $459.6 million, or 73.4% of total deposits, as of June 30, 2020, compared to $132.9 million, or 55.8% of total deposits, as of December 31, 2019, as our deposit mix benefitted from our acquisition of Affinity Bank. Core deposits have also increased as we have held the proceeds of PPP loans originated to customers and deposited with Newton Federal Bank; we expect these deposits to decrease as businesses utilize the loan proceeds. We intend to continue to transform our deposit mix to that of a community bank from that of a traditional savings and loan through active calling efforts within Newton Federal Bank’s historical customer base, incentivizing lenders to increase loan customer deposits, further growing the FitnessBank division’s online deposit base (which, as of June 30, 2020, had 2,659 accounts totaling $73.4 million in deposits), providing innovative products to our customers and building on the former Affinity Bank’s prominence in the dental community. In addition, we completed a core processor conversion in October 2020, which has provided us with additional capabilities for attracting deposits from professionals, small businesses, and consumers.

•

Continue to manage credit risk to maintain a low level of non-performing assets. We believe strong asset quality remains a key to our long-term financial success and is important in supporting our intended loan growth. Managing credit risk also reduces the provisions we require to maintain our allowance for loan losses, which enables us to use additional funds to support sales and marketing initiatives as well as invest in information technology systems customarily associated with a larger financial institution. Our total non-performing assets to total assets ratio was 0.57% at June 30, 2020 and 0.85% at December 31, 2019. Our strategy for credit risk management continues to focus on having an experienced team of credit professionals, well-defined policies and procedures, appropriate loan underwriting criteria and active credit monitoring. This includes enhanced loan monitoring of higher risk portfolio segments, higher risk individual loans and larger relationships within the portfolio, and more frequent loan grade review. We will also continue more frequent communication with large borrowers and borrowers within pandemic-affected segments, such as the hospitality and restaurant industries, as well as medical professionals, and we will further continue obtaining interim financial statements, when available, and monitoring past due loans, as well as loans that were deferred as a result of COVID-19 hardships and that are required to resume normal monthly payments. Furthermore, given the uncertainty surrounding the length and severity of the COVID-19 pandemic, management has established and will continue to use enhanced underwriting criteria for all loan types, with a particular focus on portfolio segments identified as having elevated risk.

•

Enhance operating efficiency to improve financial performance. We have made significant investments in infrastructure in recent years, which we expect will enhance our operating efficiency and earnings. In addition to our core processor conversion, as noted above, we continue to review the use of our facilities and search for ways to optimize our physical “footprint.” As a result of our acquisition of Affinity Bank, we have enhanced our employee pool with a focus on operating with the best of each of Newton Federal Bank’s and the acquired Affinity Bank’s employees, as well as offering and utilizing the optimal products, services, systems and processes from the combined entity.

•

Continue to support our customers and our local community. The COVID-19 pandemic has restricted the level of economic activity in our markets, resulting in dramatically increased unemployment and significant negative impacts on many businesses, thereby threatening the repayment ability of some of our borrowers. As we have done during prior economic downturns, we are taking actions to support our customers and our local community. For example, during the quarter ended June 30, 2020, we originated $130.2 million of small business loans under the Small Business Administration’s (“SBA”) Paycheck Protection Program, created by the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”), which was signed into law in March 2020. Under this program, loan amounts may be forgiven if the borrower maintains employee payrolls and meets certain other requirements. In addition, as of June 30, 2020, we had granted short-term payment deferrals on 842 loans, totaling approximately $200.6 million (including $115.0 million of dental practice loans), that were otherwise performing. As of June 30, 2020, 43 of these loans, totaling $15.3 million, have returned to normal payment status. Furthermore, in response to the pandemic, we have implemented protocols and processes to help protect our employees, customers and communities, including operating our branch offices under a drive-

through model with appointment-only lobby service for a period of time, leveraging our business continuity plans and capabilities that include critical operations teams being divided and dispersed to separate locations and, when possible, having employees work from home.

Impact of COVID-19 Outbreak

During the first quarter of 2020, global financial markets experienced significant volatility resulting from the spread of a novel coronavirus known as COVID-19. In March 2020, the World Health Organization declared COVID-19 a global pandemic and the United States declared a National Public Health Emergency. The COVID-19 pandemic has restricted the level of economic activity in our markets. In response to the pandemic, the governments of the state of Georgia and of most other states have taken preventative or protective actions, such as imposing restrictions on travel and business operations, advising or requiring individuals to limit or forego time outside of their homes, and ordering temporary closures of businesses that have been deemed to be non-essential. These measures have dramatically increased unemployment in the United States and have negatively impacted many businesses, and thereby threatened the repayment ability of some of our borrowers.

To address the economic impact in the United States, the CARES Act was signed into law on March 27, 2020. The CARES Act included a number of provisions that affected us, including accounting relief for troubled debt restructurings (“TDRs”). The CARES Act also established the PPP through the SBA, which allowed us to lend money to small businesses to maintain employee payrolls through the crisis with guarantees from the SBA. Under this program, loan amounts may be forgiven if the borrower maintains employee payrolls and meets certain other requirements.

In addition, the Board of Governors of the Federal Reserve System, which we refer to as the “Federal Reserve Board,” took steps to bolster the economy by, among other things, reducing the federal funds rate and the discount-window borrowing rate to near zero. In response to the pandemic, we implemented protocols and processes to help protect our employees, customers and communities. These measures include:

•

Operating our branches under a drive-through model with appointment-only lobby service for a period of time, leveraging our business continuity plans and capabilities that include critical operations teams being divided and dispersed to separate locations and, when possible, having employees work from home.

•

Offering assistance to our customers affected by the COVID-19 pandemic, which includes payment deferrals, waiving certain fees, suspending property foreclosures, and participating in the CARES Act and lending programs for businesses, including the PPP.

We have implemented various consumer and commercial loan modification programs to provide our borrowers relief from the economic impacts of COVID-19. Based on guidance in the CARES Act, COVID-19 related modifications to loans that were current as of December 31, 2019 are exempt from TDR classification under accounting principles generally accepted in the United States (“U.S. GAAP”). In addition, the bank regulatory agencies issued interagency guidance stating that COVID-19 related short-term modifications (i.e., six months or less) granted to loans that were current as of the loan modification program implementation date are not TDRs.

As of June 30, 2020, we had granted short-term payment deferrals on 842 loans, totaling approximately $200.6 million in aggregate principal amount (including $115.0 million of dental practice loans), that were otherwise performing. As of June 30, 2020, 43 of these loans, totaling $15.3 million, have returned to normal payment status.

Given the unprecedented uncertainty and rapidly evolving economic effects and social impacts of the COVID-19 pandemic, the future direct and indirect impact on our business, results of operations and financial condition are highly uncertain. Should current economic conditions persist or continue to deteriorate, we expect that this macroeconomic environment will have a continued adverse effect on our business and results of operations, which could include, but not be limited to: decreased demand for our products and services, protracted periods of lower interest rates, increased non-interest expenses, including operational losses, and increased credit losses due to deterioration in the financial condition of our consumer and commercial borrowers, including declining asset and collateral values, which may continue to increase our provision for credit losses and net charge-offs.

For additional information, see “Risk Factors—Risks Related to the COVID-19 Pandemic—The economic impact of the COVID-19 outbreak could adversely affect our financial condition and results of operations.”

Reasons for the Conversion and Offering

Our primary reasons for converting to the fully public stock form of ownership and undertaking the stock offering are to:

•

Enhance our regulatory capital position to support growth. A strong capital position is essential to achieving our long-term objectives of growing Newton Federal Bank and building stockholder value. As a result of our acquisition of Affinity Bank, we have enhanced the depth and breadth of experience of our employee base, we now offer additional products and services and we serve a larger geographic area, all of which provides us with more favorable growth opportunities than we had previously. Although Newton Federal Bank exceeds all regulatory capital requirements, the proceeds from the offering will materially strengthen our capital position and enable us to support our planned growth and expansion through larger legal lending limits and reduced loan concentrations as a percentage of regulatory capital. The augmented regulatory capital will be essential to the continued implementation of our business strategy.

•

Transition our organization to a stock holding company structure, which gives us greater flexibility to access the capital markets compared to our existing mutual holding company structure. The stock holding company structure gives us greater flexibility to access the capital markets to support our growth through possible future equity and debt offerings. We have no current plans, agreements or understandings regarding any additional equity or debt offerings.

•

Improve the liquidity of our shares of common stock. We expect that the larger number of shares that will be outstanding after completion of the conversion and offering will result in a more liquid and active market for Affinity Bancshares common stock. A more liquid and active market will make it easier for our stockholders to buy and sell our common stock and will give us greater flexibility in implementing capital management strategies.

•

Facilitate our stock holding company’s ability to pay dividends to our public stockholders. Current regulations of the Federal Reserve Board substantially restrict the ability of recently formed mutual holding companies, such as Community First Bancshares, MHC, to waive dividends declared by their subsidiaries. Accordingly, because any dividends declared and paid by Community First would likely have to be paid to Community First Bancshares, MHC along with all other stockholders, the amount of dividends available for all other stockholders would be less than if Community First Bancshares, MHC were to waive the receipt of dividends. The conversion will eliminate our mutual holding company structure and will facilitate our ability to pay dividends to all stockholders of Affinity Bancshares, subject to legal, regulatory and financial considerations applicable to all financial institutions. See “Our Dividend Policy.”

•

Facilitate future mergers and acquisitions. Although we do not currently have any understandings or agreements regarding any specific acquisition transaction, the stock holding company structure will give us greater flexibility to structure, and make us a more attractive and competitive bidder for, mergers and acquisitions of other financial institutions or business lines as opportunities arise. The additional capital raised in the offering also will enable us to consider larger merger transactions. In addition, although we intend to remain an independent financial institution, the stock holding company structure may make us a more attractive acquisition candidate for other institutions. Applicable regulations prohibit anyone from acquiring or offering to acquire more than 10% of our stock for three years following completion of the conversion without regulatory approval.

Terms of the Offering

We are offering for sale between 2,380,000 and 3,220,000 shares of common stock to eligible depositors of Newton Federal Bank and eligible depositors of the former Affinity Bank, to our tax-qualified employee benefit plans and, to the extent shares remain available, in a community offering to the general public, with a preference given first to natural persons (including trusts of natural persons) residing in the Georgia Counties of Barrow, Bartow, Butts, Cherokee, Clarke, Cobb, Dekalb, Fayette, Forsyth, Fulton, Greene, Gwinnett, Hall, Henry, Jackson, Jasper, Morgan, Newton, Oconee, Paulding, Putnam, Rockdale and Walton. If necessary, we will also offer for sale shares to the general public in a syndicated community offering. The number of shares of common stock to be sold may be increased to up to 3,703,000 shares as a result of demand for the shares of common stock in the offering or changes in market conditions. Unless the number of shares of common stock to be offered is increased to more than 3,703,000 shares or decreased to fewer than 2,380,000 shares, or the subscription and community offerings are extended beyond February 4, 2021, subscribers will not have the opportunity to change or cancel their stock orders once submitted. If the subscription and community offerings are extended past February 4, 2021, all subscribers will be notified and given an opportunity to confirm, change or cancel their orders. All subscribers will be notified by mail sent to the address the subscriber provides on the stock order form they have submitted. If you do not respond to the notice of extension, your order will be cancelled and we will promptly return your funds with interest at 0.20% per annum or cancel your deposit account withdrawal authorization. If the number of shares to be sold is increased to more than 3,703,000 shares or decreased to less than 2,380,000 shares, all subscribers’ stock orders will be canceled, their withdrawal authorizations will be canceled and funds delivered to us to purchase shares of common stock in the subscription and community offerings will be returned promptly with interest at 0.20% per annum. We will then resolicit subscribers, giving them an opportunity to place new orders for a period of time. No shares purchased in the subscription offering and community offering will be issued until the completion of any syndicated community offering, if utilized.

The purchase price of each share of common stock offered for sale in the offering is $10.00. All investors will pay the same purchase price per share, regardless of whether the shares are purchased in the subscription offering, a community offering or a syndicated community offering. Investors will not be charged a commission to purchase shares of common stock in the offering. Performance Trust Capital Partners, LLC, which we refer to as “Performance Trust”, our marketing agent in the offering, will use its best efforts to assist us in selling shares of our common stock in the offering but is not obligated to purchase any shares of common stock in the offering.

How We Determined the Offering Range, the Exchange Ratio and the $10.00 Per Share Purchase Price

The amount of common stock we are offering for sale and the exchange ratio for the exchange of shares of Community First for shares of Affinity Bancshares are based on an independent appraisal of the estimated market value of Affinity Bancshares, assuming the offering has been completed. RP Financial, LC., our independent appraiser, has estimated that, as of August 10, 2020, this market value was $52.0 million. Based on federal regulations, this market value forms the midpoint of a valuation range with a minimum of $44.2 million and a maximum of $59.8 million. Based on this valuation range, the 53.8% ownership interest of Community First Bancshares, MHC in Community First as of June 30, 2020 being sold in the offering, certain assets held by Community First Bancshares, MHC and the $10.00 per share price, the number of shares of common stock being offered for sale by Affinity Bancshares ranges from 2,380,000 shares to 3,220,000 shares. The purchase price of $10.00 per share was selected primarily because it is the price most commonly used in mutual-to-stock conversions of financial institutions. The exchange ratio ranges from 0.5826 shares at the minimum of the offering range to 0.7882 shares at the maximum of the offering range, and will generally preserve in Affinity Bancshares the percentage ownership of public stockholders in Community First immediately before the completion of the conversion. RP Financial, LC. will update its appraisal before we complete the conversion and offering. If, as a result of demand for the shares or changes in market conditions, RP Financial, LC. determines that our estimated pro forma market value has increased, we may sell up to 3,703,000 shares without further notice to you. If our pro forma market value at that time is either below $44.2 million or above $68.8 million, then, after consulting with the Federal Reserve Board, we may: terminate the offering and promptly return all funds with interest; set a new offering range and provide all subscribers the opportunity to place a new order; or take such other actions as may be permitted by the Federal Reserve Board and the Securities and Exchange Commission.

The appraisal is based in part on Community First’s financial condition and results of operations, the pro forma effect of the additional capital raised by the sale of shares of common stock in the offering, and an analysis of a peer group of 10 publicly traded savings banks and savings and loan and bank holding companies that RP Financial, LC. considers comparable to Community First. The appraisal peer group consists of the following companies, all of which are traded on the Nasdaq Stock Market. Assets are as of June 30, 2020 unless noted otherwise.

Company Name	Ticker Symbol	Headquarters	Total Assets
			(In millions)
Bancorp 34, Inc,	BCTF	Alamogordo, NM	$458
Elmira Savings Bank	ESBK	Elmira, NY	$676
HMN Financial, Inc.	HMNF	Rochester, MN	$863
Home Federal Bancorp, Inc. of Louisiana	HFBL	Shreveport, LA	$518
HV Bancorp, Inc.	HVBC	Doylestown, PA	$356	(1)
IF Bancorp, Inc.	IROQ	Watseka, IL	$684	(1)
Randolph Bancorp, Inc.	RNDB	Stoughton, MA	$724
Severn Bancorp, Inc.	SVBI	Annapolis, MD	$924
Standard AVB Financial Corp.	STND	Monroeville, PA	$1,061
WVS Financial Corp.	WVFC	Pittsburgh, PA	$357

(1)	As of March 31, 2020.

In comparing Affinity Bancshares with the peer group, RP Financial, LC. made a slight upward adjustment for asset growth and made slight downward adjustments for profitability, growth and viability of earnings and marketing of the issue. RP Financial, LC. made no adjustments for financial condition, primary market area, dividends, liquidity of the shares, management and effect of government regulations and regulatory reform.

The slight upward adjustment for asset growth took into consideration Community First’s stronger historical asset growth and greater earnings growth potential that may be realized from growth related to the acquisition of ABB Financial. The slight downward adjustment for profitability, growth and viability of earnings took into consideration our less favorable efficiency ratio and lower pro forma return as a percent of equity relative to the comparable peer group measures. The slight downward adjustment for marketing of the issue took into consideration the volatile stock market conditions in both the overall market and the market for bank and thrift stocks and the heightened uncertainty associated with the new issue market in the prevailing stock market environment, including the new issue market for Affinity Bancshares.

The following table presents a summary of selected pricing ratios for Affinity Bancshares (on a pro forma basis) as of and for the twelve months ended June 30, 2020, and for the peer group companies based on earnings and other information as of and for the twelve months ended June 30, 2020, with stock prices as of August 10, 2020, as reflected in the appraisal report. Compared to the average pricing of the peer group, and based upon the information in the following table, our pro forma pricing ratios at the midpoint of the offering range indicated a discount of 14.1% on a price-to-book value basis, a discount of 27.0% on a price-to-tangible book value basis, and a premium of 107.1% on a price-to-earnings basis.

	Price-to-earnings multiple (1)	Price-to-book value ratio	Price-to-tangible book value ratio
Affinity Bancshares (on a pro forma basis, assuming completion of the conversion)
Adjusted Maximum	37.66x	63.41%	76.92%
Maximum	31.59x	57.37%	70.18%
Midpoint	26.65x	51.71%	63.78%
Minimum	21.99x	45.62%	56.79%
Valuation of peer group companies, all of which are fully converted (on an historical basis)
Averages	12.87x	70.88%	74.26%
Medians	12.12x	69.60%	72.80%

(1)

Price-to-earnings multiples calculated by RP Financial, LC. in the independent appraisal are based on an estimate of “core” or recurring earnings. These ratios are different than those presented in “Pro Forma Data.”

The independent appraisal does not indicate trading market value. Do not assume or expect that our valuation as indicated in the appraisal means that after the conversion and offering the shares of our common stock will trade at or above the $10.00 per share purchase price. Furthermore, the pricing ratios presented in the appraisal were used by RP Financial, LC. to estimate our pro forma appraised value for regulatory purposes and not to compare the relative value of shares of our common stock with the value of the capital stock of the peer group. The value of the capital stock of a particular company may be affected by a number of factors such as financial performance, asset size and market location.

For a more complete discussion of the amount of common stock we are offering for sale and the independent appraisal, see “The Conversion and Offering—Stock Pricing and Number of Shares to be Issued.”

Effect of Community First Bancshares, MHC’s Assets on Minority Stock Ownership

Public stockholders of Community First will receive shares of common stock of Affinity Bancshares in exchange for their shares of common stock of Community First pursuant to an exchange ratio that is designed to provide, subject to adjustment, public stockholders with the same ownership percentage of the common stock of Affinity Bancshares after the conversion as their ownership percentage in Community First immediately before the conversion, without giving effect to new shares purchased in the offering or cash paid in lieu of any fractional shares. The exchange ratio will be adjusted downward to reflect assets held by Community First Bancshares, MHC (other than shares of common stock of Community First) at the completion of the conversion, which net assets consist primarily of cash totaling $100,000 at June 30, 2020. This adjustment would decrease Community First’s public stockholders’ ownership interest in Affinity Bancshares from 46.2% to 46.1%, and would increase the ownership interest of persons who purchase stock in the offering from 53.8% (the amount of Community First’s outstanding stock held by Community First Bancshares, MHC) to 53.9%.

The Exchange of Existing Shares of Community First Common Stock

If you are a stockholder of Community First immediately before the completion of the conversion, your shares will be exchanged for shares of common stock of Affinity Bancshares. The number of shares of common stock you will receive will be based on the exchange ratio, which will depend upon our final appraised value and the percentage of outstanding shares of Community First common stock owned by public stockholders immediately before the completion of the conversion. The following table shows how the exchange ratio will adjust, based on the appraised value of Affinity Bancshares as of August 10, 2020, assuming public stockholders of Community First own 46.2% of Community First common stock and Community First Bancshares, MHC had assets (excluding its shares of Community First common stock) of $100,000 immediately before the completion of the conversion. The table also shows the number of shares of Affinity Bancshares common stock a hypothetical owner of Community First common stock would receive in exchange for 100 shares of Community First common stock owned at the completion of the conversion, depending on the number of shares of common stock issued in the offering.

	Shares to be Sold in This Offering		Shares of Affinity Bancshares to be Issued for Shares of Community First		Total Shares of Common Stock to be Issued in Exchange and Offering	Exchange Ratio	Equivalent Value of Shares Based Upon Offering Price (1)	Equivalent Pro Forma Tangible Book Value Per Exchanged Share (2)	Whole Shares to be Received for 100 Existing Shares (3)
	Amount	Percent	Amount	Percent
Minimum	2,380,000	53.9%	2,039,128	46.1%	4,419,128	0.5826	$5.83	$10.26	58
Midpoint	2,800,000	53.9%	2,398,974	46.1%	5,198,974	0.6854	6.85	10.75	68
Maximum	3,220,000	53.9%	2,758,820	46.1%	5,978,820	0.7882	7.88	11.23	78
Adjusted Maximum	3,703,000	53.9%	3,172,643	46.1%	6,875,643	0.9064	9.06	11.78	90

(1)

Represents the value of shares of Affinity Bancshares common stock to be received in the conversion by a holder of one share of Community First, pursuant to the exchange ratio, based upon the $10.00 per share offering price.

(2)

Represents the pro forma tangible book value per share at each level of the offering range multiplied by the respective exchange ratio. At June 30, 2020, Community First’s tangible book value per share was $7.69.

(3)	Cash will be paid in lieu of fractional shares.

No fractional shares of Affinity Bancshares common stock will be issued to any public stockholder of Community First. For each fractional share that otherwise would be issued, Affinity Bancshares will pay in cash an amount equal to the product obtained by multiplying the fractional share interest to which the holder otherwise would be entitled by the $10.00 per share offering price.

Outstanding options to purchase shares of Community First common stock will convert into and become options to purchase shares of Affinity Bancshares common stock based upon the exchange ratio. The aggregate exercise price, duration and vesting schedule of these options will be unaffected by the conversion. At June 30, 2020, there were 354,538 outstanding options to purchase shares of Community First common stock, of which 42,108 have vested. The outstanding options will be converted into options to purchase 206,554 shares of common stock at the minimum of the offering range and 321,353 shares of common stock at the adjusted maximum of the offering range. Because federal regulations prohibit us from repurchasing our common stock during the first year following the conversion unless compelling business reasons exist to do so, we may use authorized but unissued shares to fund option exercises that occur during the first year following the conversion. If all existing options were exercised and funded with authorized but unissued shares of common stock following the conversion, stockholders would experience ownership dilution of approximately 4.47% at the minimum of the offering range.

Intended Use of the Proceeds From the Offering

We intend to contribute at least 50% of the net proceeds from the offering to Newton Federal Bank, fund a loan to our employee stock ownership plan to finance its purchase of shares of common stock in the stock offering, repay a $5.0 million loan to Community First and retain the remainder of the net proceeds from the offering at Affinity Bancshares. Therefore, assuming we sell 2,800,000 shares of common stock in the stock offering at the midpoint of the offering range, and we have net proceeds of $26.6 million, we intend to contribute $13.3 million to Newton Federal Bank, loan $2.2 million to our employee stock ownership plan to fund its purchase of shares of common stock, repay the $5.0 million loan and retain the remaining $6.0 million of the net proceeds at Affinity Bancshares.

Affinity Bancshares may use the funds it retains for investment in securities, to repurchase shares of common stock, to acquire other financial institutions or financial services companies, to pay cash dividends and for other general corporate purposes. Newton Federal Bank may use the proceeds it receives to support increased lending, enhance existing, or support growth and the development of new, products and services, or expand its branch network by establishing or acquiring new branches or by acquiring other financial institutions or financial services companies. We do not currently have any agreements or understandings regarding any acquisition or branch transactions.

See “How We Intend to Use the Proceeds from the Offering” for additional information.

Persons Who May Order Shares of Common Stock in the Offering

We are offering the shares of common stock for sale in a subscription offering in the following descending order of priority:

(i)

To depositors (including depositors of the former Affinity Bank) with accounts at Newton Federal Bank (or Affinity Bank, as applicable) with aggregate balances of at least $50.00 at the close of business on June 30, 2019.

(ii)

To our tax-qualified employee benefit plans (including Newton Federal Bank’s employee stock ownership plan), which may subscribe for, in the aggregate, up to 10% of the shares of common stock sold in the offering. We expect our employee stock ownership plan to purchase 8% of the shares of common stock sold in the offering.

(iii)	To depositors with accounts at Newton Federal Bank with aggregate balances of at least $50.00 at the close of business on September 30, 2020.

(iv)	To depositors of Newton Federal Bank at the close of business on November 2, 2020.

Shares of common stock not purchased in the subscription offering may be offered for sale to the general public in a community offering, with a preference given first to natural persons (including trusts of natural persons) residing in the Georgia Counties of Barrow, Bartow, Butts, Cherokee, Clarke, Cobb, Dekalb, Fayette, Forsyth, Fulton, Greene, Gwinnett, Hall, Henry, Jackson, Jasper, Morgan, Newton, Oconee, Paulding, Putnam, Rockdale and Walton. The community offering is expected to begin concurrently with the subscription offering, but may begin concurrently with, during or promptly after the subscription offering. We also may offer for sale shares of common stock not purchased in the subscription offering and the community offering in a syndicated community offering. Performance Trust will act as sole manager for the syndicated community offering. We have the right to accept or reject, in our sole discretion, orders received in the community offering or syndicated community offering, and our interpretation of the terms and conditions of the plan of conversion will be final. Any determination to accept or reject stock orders in the community offering or syndicated community offering will be based on the facts and circumstances available to management at the time of the determination.

If we receive orders for more shares than we are offering for sale, we may not be able to fully or partially fill your order. A detailed description of the subscription offering, the community offering and the syndicated community offering, as well as a discussion regarding allocation procedures, can be found in the section of this prospectus entitled “The Conversion and Offering.”

Limits on How Much Common Stock You May Purchase

The minimum number of shares of common stock that may be purchased is 25 shares.

Generally, no individual, or individuals acting through a single qualifying account held jointly, may purchase more than 30,000 shares ($300,000) of common stock. If any of the following persons purchase shares of common stock, their purchases, in all categories of the offering, when combined with your purchases, cannot exceed 40,000 shares ($400,000) of common stock:

•	your spouse or relatives of you or your spouse living in your house;

•	most companies, trusts or other entities in which you are a senior officer, partner, trustee or have a substantial beneficial interest; or

•	other persons who may be your associates or persons acting in concert with you.

Unless we determine otherwise, persons having the same address and persons exercising subscription rights through qualifying accounts registered to the same address will be subject to the overall purchase limitation of 40,000 shares ($400,000).

In addition to the above purchase limitations, there is an ownership limitation for current stockholders of Community First other than our employee stock ownership plan. Shares of common stock that you purchase in the offering individually and together with persons described above, plus any shares you and they receive in exchange for existing shares of Community First common stock, may not exceed 9.9% of the total shares of common stock to be issued and outstanding after the completion of the conversion and offering. However, if, based on your current ownership level, you will own more than 9.9% of the total shares of common stock of Affinity Bancshares to be issued and outstanding after the completion of the conversion and offering following the exchange of your shares of Community First common stock, you will be ineligible to purchase any new shares in the offering. You will be required to obtain regulatory approval or non-objection before acquiring 10% or more of Affinity Bancshares’ common stock.

Subject to regulatory approval, we may increase or decrease the purchase and ownership limitations at any time. See the detailed description of the purchase limitations in “The Conversion and Offering—Additional Limitations on Common Stock Purchases.”

How You May Purchase Shares of Common Stock in the Subscription Offering and the Community Offering

In the subscription offering and community offering, you may pay for your shares only by:

(i)	personal check, bank check or money order made payable directly to Affinity Bancshares, Inc.; or

(ii)

authorizing us to withdraw available funds (without any early withdrawal penalty) from your Newton Federal Bank deposit account(s), other than checking accounts or individual retirement accounts (IRAs).

You may not use any type of third-party check to pay for shares of common stock. Do not submit cash. Wire transfers will not be accepted. Applicable regulations prohibit Newton Federal Bank from lending funds or extending credit to any person to purchase shares of common stock in the offering. You may not submit a Newton Federal Bank line of credit check. You may not designate withdrawal from Newton Federal Bank’s accounts with check-writing privileges; rather, submit a check. If you request a direct withdrawal, we reserve the right to interpret that as your authorization to treat those funds as if we had received a check for the designated amount, and will immediately withdraw the amount from your checking account(s). You may not authorize direct withdrawal from a Newton Federal Bank individual retirement account, or IRA. See “—Using Individual Retirement Account Funds to Purchase Shares of Common Stock.”

You may subscribe for shares of common stock in the subscription and community offerings by delivering a signed and completed original stock order form, together with full payment payable to Affinity Bancshares, Inc. or authorization to withdraw funds from one or more of your Newton Federal Bank deposit accounts, provided that the stock order form is received (not postmarked) before 4:00 p.m., Eastern Time, on December 21, 2020, which is the expiration of the subscription offering period. You may submit your stock order form and payment by mail using the stock order reply envelope provided or by overnight delivery to the address listed on the stock order form. You may hand-deliver stock order forms to our Stock Information Center, which is located at Newton Federal Bank’s main office located at 3175 Highway 278, Covington, Georgia. The Stock Information Center will be open Monday through Friday, between 10:00 a.m. and 4:00 p.m., Eastern Time. The Stock Information Center will not be open on bank holidays. You may also hand-deliver stock order forms to our Atlanta office, which is located at 400 Galleria Parkway SE, Suite 900, Atlanta, Georgia. The Atlanta office is open Monday through Friday, between 9:00 a.m. and 4:00 p.m., Eastern Time. The Atlanta office will not be open on bank holidays. Hand-delivered stock order forms will be accepted only at these locations. We will not accept stock order forms at our other offices. Do not mail stock order forms to Newton Federal Bank’s offices.

See “The Conversion and Offering—Procedure for Purchasing Shares in the Subscription and Community Offerings—Payment for Shares” for a complete description of how to purchase shares in the subscription and community offerings.

Using Individual Retirement Account Funds to Purchase Shares of Common Stock

You may be able to subscribe for shares of common stock using funds in your IRA or other retirement account. If you wish to use some or all of the funds in your Newton Federal Bank IRA or other retirement account, the applicable funds must be transferred to a self-directed account maintained by an independent custodian or trustee, such as a brokerage firm, and the purchase must be made through that account. If you do not have such an account, you will need to establish one before placing your stock order. An annual administrative fee may be payable to the independent custodian or trustee. Because individual circumstances differ and the processing of retirement fund orders takes additional time, we recommend that you contact our Stock Information Center promptly, preferably at least two weeks before the December 21, 2020 offering deadline, for assistance with purchases using funds in your IRA or other retirement account you may have at Newton Federal Bank or elsewhere. Whether you may use such funds to purchase shares in the offering may depend on timing constraints and, possibly, limitations imposed by the institution where the funds are held.

See “The Conversion and Offering—Procedure for Purchasing Shares in the Subscription and Community Offerings—Payment for Shares” and “—Using Individual Retirement Account Funds” for a complete description of how to use IRA funds to purchase shares of common stock in the offering.

Market for Common Stock

Existing publicly held shares of Community First’s common stock are listed on the Nasdaq Capital Market under the symbol “CFBI.” Upon completion of the conversion, the shares of common stock of Affinity Bancshares will replace the existing shares, and we expect the shares of Affinity Bancshares common stock will trade on the Nasdaq Capital Market under the symbol “AFBI.” In order to list our stock on the Nasdaq Capital Market, we are required to have at least three broker-dealers who will make a market in our common stock. As of November 2, 2020, Community First had 17 registered market makers in its common stock.

Our Dividend Policy

Following completion of the stock offering, our board of directors will have the authority to declare dividends on our shares of common stock. The board’s determination of whether to declare a dividend and the amount of any such dividend is subject to our capital requirements, our financial condition and results of operations, tax considerations, statutory and regulatory limitations, and general economic conditions. No decision has been made with respect to the amount, if any, and timing of any dividend payments. We cannot assure you that we will pay dividends in the future, or that any such dividends will not be reduced or eliminated in the future.

For information regarding our proposed dividend policy, see “Our Dividend Policy.”

Purchases by Directors and Executive Officers

We expect our directors and executive officers, together with their associates, to subscribe for 128,600 shares of common stock in the offering, representing 5.4% of the shares to be sold at the minimum of the offering range. The purchase price paid by them will be the same $10.00 per share price paid by all other persons who purchase shares of common stock in the offering. Following the conversion, our directors and executive officers, together with their associates, are expected to beneficially own 279,664 shares of common stock (including any stock options exercisable within 60 days of November 2, 2020), or 6.3% of our total outstanding shares of common stock at the minimum of the offering range, which includes shares they currently own in Community First that will be exchanged for shares of Affinity Bancshares.

See “Subscriptions by Directors and Executive Officers” for more information on the proposed purchases of shares of common stock by our directors and executive officers.

Deadline for Orders of Shares of Common Stock in the Subscription and Community Offerings

The deadline for submitting orders to purchase shares of common stock in the subscription and community offerings is 4:00 p.m., Eastern Time, on December 21, 2020, unless we extend this deadline. If you wish to purchase shares of common stock, a properly completed and signed original stock order form, together with full payment, must be received (not postmarked) by this time.

Although we will make reasonable attempts to provide this prospectus and offering materials to holders of subscription rights, the subscription offering and all subscription rights will expire at 4:00 p.m., Eastern Time, on December 21, 2020, whether or not we have been able to locate each person entitled to subscription rights.

See “The Conversion and Offering—Procedure for Purchasing Shares in the Subscription and Community Offerings—Expiration Date” for a complete description of the deadline for purchasing shares in the stock offering.

You May Not Sell or Transfer Your Subscription Rights

Applicable regulations prohibit you from transferring your subscription rights. If you order shares of common stock in the subscription offering, you will be required to certify that you are purchasing the common stock for yourself and that you have no agreement or understanding to sell or transfer your subscription rights or the shares that you are purchasing. We intend to take legal action, including reporting persons to federal or state agencies, against anyone who we believe has sold or transferred his or her subscription rights. We will not accept your order if we have reason to believe you have sold or transferred your subscription rights. On the stock order form, you cannot add the names of others for joint stock registration unless they are also named on the qualifying deposit or loan account, and you cannot delete names of others except in the case of certain orders placed through an IRA, Keogh, 401(k) or similar plan, and except in the event of the death of a named eligible depositor. Taking either of these actions may jeopardize your subscription rights. In addition, the stock order form requires that you list all deposit accounts, giving all names on each account and the account number at the applicable eligibility date. Failure to provide this information, or providing incomplete or incorrect information, may result in a loss of part or all of your share allocation.

Delivery of Shares of Common Stock

All shares of common stock sold will be issued in book entry form. Stock certificates will not be issued. A statement reflecting ownership of shares of common stock issued in the subscription and community offerings will be mailed by our transfer agent to the persons entitled thereto at the registration address noted by them on their stock order forms as soon as practicable following consummation of the conversion and offering. We expect trading in the stock to begin on the day of completion of the conversion and offering or the next business day. The conversion and offering are expected to be completed as soon as practicable following satisfaction of the conditions described below in “—Conditions to Completion of the Conversion.” Until a statement reflecting your ownership of shares of common stock is available and delivered to you, you may not be able to sell the shares of common stock that you purchased in the offering, even though the common stock will have begun trading. Your ability to sell your shares of common stock before receiving your statement will depend on arrangements you may make with a brokerage firm.

Conditions to Completion of the Conversion

We cannot complete the conversion and offering unless:

•

The plan of conversion is approved by at least a majority of votes eligible to be cast by members of Community First Bancshares, MHC (i.e., eligible depositors of Newton Federal Bank as of the close of business on November 2, 2020);

•

The plan of conversion is approved by Community First stockholders holding at least two-thirds of the outstanding shares of common stock of Community First as of the close of business on November 2, 2020, including shares held by Community First Bancshares, MHC;

•

The plan of conversion is approved by Community First stockholders holding at least a majority of the outstanding shares of common stock of Community First as of the close of business on November 2, 2020, excluding shares held by Community First Bancshares, MHC;

•	We sell at least the minimum number of shares of common stock offered in the offering;

•	We receive approval from the Federal Reserve Board; and

•	The Office of the Comptroller of the Currency approves an amendment to Newton Federal Bank’s charter to provide for a liquidation account.

Community First Bancshares, MHC intends to vote its shares in favor of the plan of conversion. At the close of business on November 2, 2020, Community First Bancshares, MHC owned 4,070,655 shares, or approximately 53.8%, of the outstanding shares of common stock of Community First. At the close of business on November 2, 2020, the directors and executive officers of Community First and their affiliates owned 222,611 shares of Community First (excluding exercisable options), or 2.9% of the outstanding shares of common stock and 7.5% of the outstanding shares of common stock excluding shares held by Community First Bancshares, MHC. They intend to vote those shares in favor of the plan of conversion.

Steps We May Take if We Do Not Receive Orders for the Minimum Number of Shares

If we do not receive orders for at least 2,380,000 shares of common stock, we may take one or more steps to sell the minimum number of shares of common stock in the offering range. Specifically, we may:

(i)	increase the purchase and ownership limitations; and/or

(ii)	seek regulatory approval to extend the offering beyond February 4, 2021, as long as we resolicit subscribers who previously submitted subscriptions in the offering.

If we extend the offering past February 4, 2021, all subscribers will be notified and given an opportunity to confirm, change or cancel their orders. If you do not respond to the notice of extension, we will cancel your stock order and promptly return your funds with interest for funds received in the subscription and community offering or cancel your deposit account withdrawal authorization. If one or more purchase limitations are increased, subscribers in the subscription offering who ordered the maximum amount will be given the opportunity to increase their subscriptions up to the then-applicable limit.

Possible Change in the Offering Range

RP Financial, LC. will update its appraisal before we complete the conversion and offering. If, as a result of demand for the shares or changes in market conditions, RP Financial, LC. determines that our pro forma market value has increased, we may sell up to 3,703,000 shares in the offering without further notice to you. If our pro forma market value at that time is either below $44.2 million or above $68.8 million, then, after consulting with the Federal Reserve Board, we may:

•	terminate the stock offering and promptly return all funds (with interest paid on funds received in the subscription and community offerings);

•	set a new offering range; or

•	take such other actions as may be permitted by the Federal Reserve Board and the Securities and Exchange Commission.

If we set a new offering range, we will promptly return funds, with interest at 0.20% per annum, for funds received for purchases in the subscription and community offerings, and cancel any authorization to withdraw funds from deposit accounts for the purchase of shares of common stock. We will then resolicit subscribers, allowing them to place a new stock order for a period of time.

Possible Termination of the Offering

We may terminate the offering at any time before the special meeting of members of Community First Bancshares, MHC and the special meeting of stockholders of Community First that have been called to vote on the conversion, and at any time after member and stockholder approval with regulatory approval. If we terminate the offering, we will promptly return your funds with interest at 0.20% per annum, and we will cancel deposit account withdrawal authorizations.

Benefits to Management and Potential Dilution to Stockholders Resulting from the Conversion

We expect our employee stock ownership plan, which is a tax-qualified retirement plan operated for the benefit of Newton Federal Bank’s employees, to purchase up to 8% of the shares of common stock we sell in the offering. If market conditions warrant, in the judgment of its trustees, the employee stock ownership plan’s subscription order will not be filled and the employee stock ownership plan may elect to purchase shares in the open market following the completion of the conversion, subject to the approval of the Federal Reserve Board.

We intend to implement one or more new stock-based benefit plans no earlier than six months after completion of the conversion. Stockholder approval of these plans would be required. We have not determined whether we would adopt the plans within or after 12 months following the completion of the conversion. If we implement stock-based benefit plans within 12 months following the completion of the conversion, the stock-based benefit plans would be limited to reserving a number of shares (i) up to 4% of the shares of common stock sold in the offering for awards of restricted stock to key employees and directors, at no cost to the recipients, and (ii) up to 10% of the shares of common stock sold in the offering for issuance pursuant to the exercise of stock options by key employees and directors. If the stock-based benefit plan is adopted more than 12 months after the completion of the conversion, it would not be subject to the percentage limitations set forth above. We have not yet determined the definitive number of shares that would be reserved for issuance under these plans. For a description of our current stock-based benefit plan, see “Management—Benefits to be Considered Following Completion of the Conversion—Stock-Based Benefit Plans.”

The following table summarizes the number of shares of common stock and the aggregate dollar value of grants that are available under one or more stock-based benefit plans if such plans reserve a number of shares of common stock equal to 4% and 10% of the shares sold in the stock offering for restricted stock awards and stock options, respectively. The table shows the dilution to stockholders if all such shares are issued from authorized but unissued shares, instead of shares purchased in the open market. A portion of the stock grants shown in the table below may be made to non-management employees. The table also sets forth the number of shares of common stock to be acquired by the employee stock ownership plan for allocation to all qualifying employees.

	Number of Shares to be Granted or Purchased			Dilution Resulting From Issuance of Shares for Stock-Based Benefit Plans	Value of Grants (In Thousands) (1)
	At Minimum of Offering Range	At Adjusted Maximum of Offering Range	As a Percentage of Common Stock to be Sold in the Offering
					At Minimum of Offering Range	At Adjusted Maximum of Offering Range
Employee stock ownership plan	190,400	296,240	8.0%	N/A (2)	$1,904	$2,962
Restricted stock awards	95,200	148,120	4.0	2.11%	952	1,481
Stock options	238,000	370,300	10.0	5.11%	712	1,107

Total	523,600	814,660	22.0%	7.01%	$3,568	$5,551

(1)

The actual value of restricted stock awards will be determined based on their fair value as of the date grants are made. For purposes of this table, fair value for restricted stock awards is assumed to be the same as the offering price of $10.00 per share. The fair value of stock options has been estimated at $2.99 per option using the Black-Scholes option pricing model with the following assumptions: a grant-date share price and option exercise price of $10.00; an expected option term of ten years; no dividend yield; a risk-free rate of return of 0.66%; and expected volatility of 22.21%. The actual value of stock options granted will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used and the option pricing model ultimately adopted.

(2)	No dilution is reflected for the employee stock ownership plan because such shares are assumed to be purchased in the offering.

We may fund our stock-based benefit plans through open market purchases, as opposed to new issuances of stock; however, if any options previously granted under our existing 2018 Equity Incentive Plan are exercised during the first year following completion of the offering, they will be funded with newly issued shares as federal regulations do not permit us to repurchase our shares during the first year following the completion of the offering except to fund the grants of restricted stock under a stock-based benefit plan or under extraordinary circumstances.

The following table presents information as of June 30, 2020 regarding our employee stock ownership plan, our 2018 Equity Incentive Plan, and our proposed new stock-based benefit plan. The table below assumes that 6,875,643 shares are outstanding after the offering, which includes the sale of 3,703,000 shares in the offering at the adjusted maximum of the offering range and the issuance of shares of Affinity Bancshares in exchange for shares of Community First based on an exchange ratio of 0.9064. It also assumes that the value of the stock is $10.00 per share.

Existing and New Stock Benefit Plans	Participants	Shares at Adjusted Maximum of Offering Range		Estimated Value of Shares		Percentage of Shares Outstanding After the Conversion
Employee Stock Ownership Plan:	Officers and Employees
Shares purchased in 2017 offering (1)		267,840	(2)	$2,678,400		3.90%
Shares to be purchased in this offering		296,240		2,962,400		4.31

Total employee stock ownership plan shares		564,080		$5,640,800		8.21%

Restricted Stock Awards:	Directors, Officers and Employees
2018 Equity Incentive Plan (1)		132,265	(3)	$1,259,315		1.92%
New shares of restricted stock		148,120		1,481,200	(4)	2.15

Total shares of restricted stock		280,385		$2,740,515		4.07%

Stock Options:	Directors, Officers and Employees
2018 Equity Incentive Plan (1)		321,353	(5)	$716,167		4.67%
New stock options		370,300		1,107,197	(6)	5.39

Total stock options		691,653		$1,823,364		10.06%

Total of stock benefit plans		1,536,118		$10,204,679		22.34%

(1)	The number of shares indicated in the table and the footnotes has been adjusted for the 0.9064 exchange ratio at the adjusted maximum of the offering range.
(2)	At June 30, 2020, 32,086 of these shares have been allocated to participants.
(3)	At June 30, 2020, 133,919 of these shares have been awarded and 13,857 have vested.
(4)

The value of restricted stock awards is determined based on their fair value as of the date grants are made. For purposes of this table, the fair value of awards under the new stock-based benefit plan is assumed to be the same as the offering price of $10.00 per share.

(5)	At June 30, 2020, 321,353 of these options have been awarded and 38,166 have vested.
(6)

The weighted-average fair value of stock options has been estimated at $2.99 per option, using the Black-Scholes option pricing model with the following assumptions: exercise price, $10.00; trading price on date of grant, $10.00; no dividend yield; expected term, ten years; expected volatility, 22.21%; and risk-free rate of return, 0.66%. The actual value of option grants will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used and the option pricing model ultimately adopted.

Tax Consequences

Community First Bancshares, MHC, Community First, Newton Federal Bank and Affinity Bancshares have received an opinion of counsel, Luse Gorman, PC, regarding the material federal income tax consequences of the conversion, and have received an opinion of Wipfli LLP regarding the material Georgia tax consequences of the conversion. As a general matter, the conversion will not be a taxable transaction for purposes of federal or state income taxes to Community First Bancshares, MHC, Community First, Newton Federal Bank, Affinity Bancshares, persons eligible to subscribe in the subscription offering, or existing stockholders of Community First (except as to cash paid for fractional shares). Existing stockholders of Community First who receive cash in lieu of fractional shares of Affinity Bancshares will recognize a gain or loss equal to the difference between the cash received and the tax basis of the fractional share.

Emerging Growth Company Status

We qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) until December 31, 2022, which is the end of the fiscal year following the fifth anniversary of Community First’s sale of common stock in its 2017 initial stock offering. For as long as we are an emerging growth company, we may choose to take advantage of exemptions from various reporting requirements applicable to other public companies but not to emerging growth companies. See “Risk Factors—Risks Related to Laws and Regulations—We are an emerging growth company, and any decision on our part to comply only with certain reduced reporting and disclosure requirements applicable to emerging growth companies could make our common stock less attractive to investors” and “Supervision and Regulation—Emerging Growth Company Status.”

An emerging growth company may elect to use the extended transition period to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies, but must make such election when the company is first required to file a registration statement. Such an election is irrevocable during the period a company is an emerging growth company. We have elected to use the extended transition period to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. Accordingly, our financial statements may not be comparable to the financial statements of public companies that comply with such new or revised accounting standards.

Risk Factors

An investment in Affinity Bancshares’ common stock is subject to risk, including risks related to our business and this offering.

Specific areas of risk related to our business include those related to the COVID-19 pandemic; our lending activities; laws and regulations; market interest rates; our business strategy; economic conditions; competitive matters; operational matters; accounting matters; our reputation; changes in the use of LIBOR; our existing equity plan; legal matters; societal responses to climate change; and federal government shutdowns.

Specific risks related to this offering include those related to the future trading price of the common stock of Affinity Bancshares; use of the net offering proceeds; our return on equity after the completion of the offering; intended new stock-based benefit plans; anti-takeover factors; forum selection provision for certain litigation; the trading market for the common stock of Affinity Bancshares; the irrevocability of your investment decision; and potential adverse tax consequences related to subscription rights.

Before making an investment decision, you should read this entire document carefully, including the section entitled “Risk Factors” that immediately follows and that discusses the above risks in further detail.

How You Can Obtain Additional Information—Stock Information Center

Our banking personnel may not, by law, assist with investment-related questions about the offering. If you have any questions regarding the conversion or offering, call our Stock Information Center at (678) 729-9788. The Stock Information Center is open Monday through Friday between 10:00 a.m. and 4:00 p.m., Eastern Time, and will be closed on bank holidays.

RISK FACTORS

You should consider carefully the following risk factors in evaluating an investment in the shares of common stock. In addition to these risks and the other risks and uncertainties described elsewhere in this prospectus, there may be additional risks and uncertainties that are not currently known to us or that we currently deem to be immaterial that could materially and adversely affect our business, financial condition or results of operations.

Risks Related to the COVID-19 Pandemic

The economic impact of the COVID-19 outbreak could adversely affect our financial condition and results of operations.

In December 2019, a coronavirus (COVID-19) was reported in China, and, in March 2020, the World Health Organization declared it a pandemic. The COVID-19 pandemic has caused significant economic dislocation in the United States as many state and local governments have ordered non-essential businesses to close and residents to shelter in place at home. This has resulted in an unprecedented slow-down in economic activity and a related increase in unemployment. Since the COVID-19 outbreak, millions of individuals have filed claims for unemployment, and stock markets have declined in value and in particular bank stocks have significantly declined in value. In response to the COVID-19 outbreak, the Federal Reserve Board has reduced the benchmark federal funds rate to a target range of 0% to 0.25%, and the yields on 10 and 30-year treasury notes have declined to historic lows. Various state governments and federal agencies are requiring lenders to provide forbearance and other relief to borrowers (e.g., waiving late payment and other fees). The federal banking agencies have encouraged financial institutions to prudently work with affected borrowers, and federal legislation has provided relief from reporting loan classifications due to modifications related to the COVID-19 outbreak. Certain industries have been particularly hard-hit, including the travel and hospitality industry, the restaurant industry and the retail industry. Finally, the spread of the coronavirus has caused us to modify our business practices, including employee travel, employee work locations, and cancellation of physical participation in meetings, events and conferences. We have many employees working remotely and we may take further actions as may be required by government authorities or that we determine are in the best interests of our employees, customers and business partners.

Given the ongoing and dynamic nature of the circumstances, it is difficult to predict the full impact of the COVID-19 outbreak on our business. The extent of such impact will depend on future developments, which are highly uncertain, including when the coronavirus can be controlled and abated. Further, while jurisdictions in which we operate have gradually allowed the re-opening of businesses and other organizations and removed the sheltering restrictions, it is premature to assess whether doing so will result in a meaningful increase in economic activity and the impact of such actions on further COVID-19 cases. As the result of the COVID-19 pandemic and the related adverse local and national economic consequences, we could be subject to any of the following risks, any of which could have a material, adverse effect on our business, financial condition, liquidity, and results of operations:

•	demand for our products and services may decline, making it difficult to grow assets and income;

•

if the economy is unable to substantially and successfully reopen, and high levels of unemployment continue for an extended period of time, loan delinquencies, problem assets, and foreclosures may increase, resulting in increased charges and reduced income;

•	collateral for loans, especially real estate, may decline in value, which could cause loan losses to increase;

•	limitations may be placed on our ability to foreclose on properties during the pandemic;

•	our allowance for loan losses may have to be increased if borrowers experience financial difficulties beyond forbearance periods, which will adversely affect our net income;

•	the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us;

•

as the result of the decline in the Federal Reserve Board’s target federal funds rate to near 0%, the yield on our assets may decline to a greater extent than the decline in our cost of interest-bearing liabilities, reducing our net interest margin and spread and reducing net income;

•	our cyber security risks are increased as the result of an increase in the number of employees working remotely;

•	a worsening of business and economic conditions or in the financial markets could result in an impairment of certain intangible assets, such as goodwill;

•	litigation, regulatory enforcement risk and reputation risk regarding our participation in the PPP and the risk that the SBA may not fund some or all PPP loan guarantees;

•

the occurrence of what management would deem to be a triggering event that could, under certain circumstances, cause management to perform impairment testing on our goodwill or core deposit and customer relationships intangibles that could result in an impairment charge being recorded for that period, that would adversely impact our results of operations and the ability of Newton Federal Bank to pay dividends to us;

•	we rely on third-party vendors for certain services and the unavailability of a critical service due to the COVID-19 outbreak could have an adverse effect on us; and

•	Federal Deposit Insurance Corporation premiums may increase if the agency experience additional resolution costs;

Moreover, our future success and profitability substantially depends on the management skills of our executive officers and directors, many of whom have held officer and director positions with us for many years. The unanticipated loss or unavailability of key employees due to the outbreak could harm our ability to operate our business or execute our business strategy. We may not be successful in finding and integrating suitable successors in the event of key employee loss or unavailability.

Any one or a combination of the factors identified above could negatively impact our business, financial condition and results of operations and prospects.

Risks Related to our Lending Activities

We have increased our commercial real estate and commercial and industrial loans, and intend to continue to increase originations of these types of loans. These loans involve credit risks that could adversely affect our financial condition and results of operations.

At June 30, 2020, commercial real estate loans totaled $171.8 million, or 26.8% of our loan portfolio, commercial and industrial loans (excluding PPP loans) totaled $150.3 million, or 23.5% of our loan portfolio, and construction and land loans totaled $42.3 million, or 6.6% of our loan portfolio. Given their larger balances and the complexity of the underlying collateral, commercial real estate and commercial and industrial loans generally have more risk than the one- to four-family residential real estate loans we originate. Because the repayment of commercial real estate and commercial and industrial loans depends on the successful management and operation of the borrower’s properties or related businesses, repayment of such loans can be affected by adverse conditions in the local real estate market or economy. A downturn in the real estate market or the local economy could adversely impact the value of properties securing the loan or the revenues from the borrower’s business, thereby increasing the risk of non-performing loans. Further, unlike residential mortgage and commercial real estate loans, commercial and industrial loans may be secured by collateral other than real estate, such as inventory and accounts receivable, the value of which may depreciate over time, may be more difficult to appraise and may be more susceptible to fluctuation in value at default. In addition, the physical condition of non-owner occupied properties may be below that of owner occupied properties due to lax property maintenance standards, which have a negative impact on the value of the collateral properties. As our commercial real estate and commercial and industrial loan portfolios increase, the corresponding risks and potential for losses from these loans may also increase.

We have a concentration of loans in the dental industry, which exposes us to increased credit risks.

As a result of our acquisition of Affinity Bank, we have a specialized expertise in lending to dentists and dental practices, with dental loans totaling $173.7 million, or 27.1% of our loan portfolio, as of June 30, 2020. Of this amount, 70.9% consisted of commercial business loans and 28.2% consisted of commercial real estate loans, with the remaining 0.9% being unsecured loans. As of June 30, 2020, 356 dental loans totaling $115.0 million had requested payment deferrals as a result of COVID-19. The risks associated with dental loans are the same as those for commercial and industrial loans and commercial real estate loans, described above. However, a downturn in this industry could more negatively affect our financial condition or results of operations compared to a financial institution with a more diversified commercial loan portfolio.

The level of our commercial real estate loan portfolio may subject us to additional regulatory scrutiny.

The Office of the Comptroller of the Currency and the other federal bank regulatory agencies have promulgated joint guidance on sound risk management practices for financial institutions with concentrations in commercial real estate lending. Under the guidance, a financial institution that, like us, is actively involved in commercial real estate lending should perform a risk assessment to identify concentrations. A financial institution may have a concentration in commercial real estate lending if, among other factors, (i) total reported loans for construction, land acquisition and development, and other land represent 100% or more of total capital, or (ii) total reported loans secured by multi-family and non-farm residential properties, loans for construction, land acquisition and development and other land, and loans otherwise sensitive to the general commercial real estate market, including loans to commercial real estate related entities, represent 300% or more of total capital. Based on these factors, we have a concentration in multi-family and commercial real estate lending, as such loans represent 222.40% of total bank capital as of June 30, 2020. The particular focus of the guidance is on exposure to commercial real estate loans that are dependent on the cash flow from the real estate held as collateral and that are likely to be at greater risk to conditions in the commercial real estate market (as opposed to real estate collateral held as a secondary source of repayment or in an abundance of caution). The purpose of the guidance is to guide banks in developing risk management practices and determining capital levels commensurate with the level and nature of real estate concentrations. The guidance states that management should employ heightened risk management practices including board and management oversight and strategic planning, development of underwriting standards, risk assessment and monitoring through market analysis and stress testing. While we believe we have implemented policies and procedures with respect to our commercial real estate loan portfolio consistent with this guidance, bank regulators could require us to implement additional policies and procedures consistent with their interpretation of the guidance that may result in additional costs to us or that may result in the curtailment of our commercial real estate and multi-family lending that would adversely affect our loan originations and profitability.

Our automobile lending exposes us to increased credit risks.

At June 30, 2020, $36.4 million, or 5.7% of our total loan portfolio, consisted of indirect automobile loans, which represents loans originated through automobile dealers for the purchase of new or used automobiles. We serve customers that cover a range of creditworthiness and the required terms and rates reflect those risk profiles. Automobile loans are inherently risky as they are often secured by assets that may be difficult to locate and can depreciate rapidly. In some cases, repossessed collateral for a defaulted automobile loan may not provide an adequate source of repayment for the outstanding loan and the remaining deficiency may not warrant further substantial collection efforts against the borrower. Automobile loan collections depend on the borrower’s continuing financial stability, and therefore, are more likely to be adversely affected by job loss, divorce, illness, or personal bankruptcy. Additional risk elements associated with indirect lending include the limited personal contact with the borrower as a result of indirect lending through non-bank channels, namely automobile dealers. We intend to continue to originate indirect automobile loans and to increase this type of lending. As of June 30, 2020, borrowers related to 100 indirect automobile loans totaling $2.2 million had requested payment deferrals as a result of COVID-19. As of June 30, 2020 and December 31, 2019, no indirect automobile loans were delinquent 90 days or more.

If our allowance for loan losses is not sufficient to cover actual loan losses, our earnings could decrease.

We make various assumptions and judgments about the collectability of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of our loans. In determining the amount of the allowance for loan losses, we review our loans and our loss and delinquency experience, and we evaluate economic conditions. If our assumptions or the results of our analyses are incorrect, our allowance for loan losses may not be sufficient to cover losses inherent in our loan portfolio, resulting in additions to our allowance. In addition, our emphasis on loan growth and on increasing our portfolios of commercial real estate and commercial business loans, as well as any future credit deterioration, including as a result of COVID-19, could require us to increase our allowance for loan losses in the future. At June 30, 2020, our allowance for loan losses was 0.78% of total loans and 125.78% of nonperforming loans. These ratios decreased in 2020 due to our recording the former Affinity Bank’s loan portfolio at fair value with no carryover of its allowance for loan losses at the time of the merger. Material additions to our allowance would materially decrease our net income.

The Financial Accounting Standards Board has delayed the effective date of the implementation of Current Expected Credit Loss, or CECL, standard. CECL will be effective for Affinity Bancshares and Newton Federal Bank on January 1, 2023. CECL will require financial institutions to determine periodic estimates of lifetime expected credit losses on loans, and recognize the expected credit losses as allowances for credit losses. This will change the current method of providing allowances for loan losses that are incurred or probable, which would likely require us to increase our allowance for credit losses, and to greatly increase the types of data we would need to collect and review to determine the appropriate level of the allowance for credit losses.

In addition, bank regulators periodically review our allowance for loan losses and, as a result of such reviews, we may be required to increase our provision for loan losses or recognize further loan charge-offs. Any increase in our allowance for loan losses or loan charge-offs as a result of such review or otherwise may have a material adverse effect on our financial condition and results of operations.

We are subject to environmental liability risk associated with lending activities or properties we own.

A significant portion of our loan portfolio is secured by real estate, and we could become subject to environmental liabilities with respect to one or more of these properties, or with respect to properties that we own in operating our business. During the ordinary course of business, we may foreclose on and take title to properties securing defaulted loans. In doing so, there is a risk that hazardous or toxic substances could be found on these properties. If hazardous conditions or toxic substances are found on these properties, we may be liable for remediation costs, as well as for personal injury and property damage, civil fines and criminal penalties regardless of when the hazardous conditions or toxic substances first affected any particular property. Environmental laws may require us to incur substantial expenses to address unknown liabilities and may materially reduce the affected property’s value or limit our ability to use or sell the affected property. In addition, future laws or more stringent interpretations or enforcement policies with respect to existing laws may increase our exposure to environmental liability. Our policies, which require us to perform an environmental review before initiating any foreclosure action on non-residential real property, may not be sufficient to detect all potential environmental hazards. The remediation costs and any other financial liabilities associated with an environmental hazard could have a material adverse effect on us.

We are subject to regulatory enforcement risk and reputation risk regarding our participation in the PPP, we are party to litigation with respect to our participation in the PPP, and we are subject to the risk that the SBA may not fund some or all PPP loan guarantees.

The CARES Act included the PPP as a loan program administered through the SBA. Under the PPP, small businesses and other entities and individuals can apply for loans from existing SBA lenders and other approved regulated lenders that enroll in the program, subject to detailed qualifications and eligibility criteria.

Because of the short timeframe between the passing of the CARES Act and implementation of the PPP, some of the rules and guidance relating to PPP were issued after lenders began processing PPP applications. Also, there was and continues to be uncertainty in the laws, rules and guidance relating to the PPP. Since the opening of the PPP, several banks have been subject to litigation regarding the procedures used in processing PPP applications, and several banks, including Newton Federal Bank, have been subject to litigation regarding the payment of fees to agents that assisted borrowers in obtaining PPP loans. In addition, some banks and borrowers have received negative media attention associated with PPP loans. Although we believe that we have administered the PPP in accordance with all applicable laws, regulations and guidance, and we believe the litigation in which we have been named as a defendant is without merit, we may be exposed to further litigation risk and negative media attention related to our participation in the PPP. If any such litigation is not resolved in in our favor, it may result in significant financial liability to us or adversely affect our reputation. In addition, litigation can be costly, regardless of outcome. Any financial liability, litigation costs or reputational damage caused by PPP-related litigation or media attention could have a material adverse impact on our business, financial condition, and results of operations.

The PPP has also attracted interest from federal and state enforcement authorities, oversight agencies, regulators, and U.S. Congressional committees. State Attorneys General and other federal and state agencies may assert that they are not subject to the provisions of the CARES Act and the PPP regulations entitling us to rely on borrower certifications, and take more aggressive action against us for alleged violations of the provisions governing the PPP. Federal and state regulators can impose or request that we consent to substantial sanctions, restrictions and requirements if they determine there are violations of laws, rules or regulations or weaknesses or failures with respect to general standards of safety and soundness, which could adversely affect our business, reputation, results of operation and financial condition, and thereby adversely affect your investment.

We also have credit risk on PPP loans if the SBA determines that there is a deficiency in the manner in which we originated, funded or serviced loans, including any issue with the eligibility of a borrower to receive a PPP loan. In the event of a loss resulting from a default on a PPP loan and a determination by the SBA that there was a deficiency in the manner in which we originated, funded or serviced a PPP loan, the SBA may deny its liability under the guaranty, reduce the amount of the guaranty or, if the SBA has already paid under the guaranty, seek recovery of any loss related to the deficiency from us.

Risks Related to Laws and Regulations

Changes in laws and regulations and the cost of regulatory compliance with new laws and regulations may adversely affect our operations and/or increase our costs of operations.

Newton Federal Bank is subject to extensive regulation, supervision and examination by the Office of the Comptroller of the Currency, and Community First Bancshares, MHC and Community First are, and Affinity Bancshares will be, subject to extensive regulation, supervision and examination by the Federal Reserve Board. Such regulation and supervision govern the activities in which an institution and its holding company may engage and are intended primarily for the protection of the federal deposit insurance fund and the depositors of Newton Federal Bank, rather than for our stockholders. Regulatory authorities have extensive discretion in their supervisory and enforcement activities, including the imposition of restrictions on our operations, the classification of our assets and determination of the adequacy of the level of our allowance for loan losses. These regulations, along with existing tax, accounting, securities, insurance and monetary laws, rules, standards, policies, and interpretations, control the methods by which financial institutions conduct business, implement strategic initiatives and tax compliance, and govern financial reporting and disclosures. Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, legislation or supervisory action, may have a material impact on our operations. Further, changes in accounting standards can be both difficult to predict and involve judgment and discretion in their interpretation by us and our independent accounting firm. These changes could materially impact, potentially even retroactively, how we report our financial condition and results of operations.

Non-compliance with the USA PATRIOT Act, Bank Secrecy Act, or other laws and regulations could result in fines or sanctions.

The USA PATRIOT and Bank Secrecy Acts require financial institutions to develop programs to prevent financial institutions from being used for money laundering and terrorist activities. If such activities are suspected, financial institutions are obligated to file suspicious activity reports with the U.S. Treasury’s Office of Financial Crimes Enforcement Network. These rules require financial institutions to establish procedures for identifying and verifying the identity of customers seeking to open new financial accounts. Failure to comply with these regulations could result in fines or sanctions, including restrictions on pursuing acquisitions or establishing new branches. The policies and procedures we have adopted that are designed to assist in compliance with these laws and regulations may not be effective in preventing violations of these laws and regulations. Furthermore, these rules and regulations continue to evolve and expand. We have not been subject to fines or other penalties, or have suffered business or reputational harm, as a result of money laundering activities in the past.

We are subject to stringent capital requirements, which may adversely impact our return on equity, require us to raise additional capital, or limit our ability to pay dividends or repurchase shares.

Federal regulations establish minimum capital requirements for insured depository institutions, including minimum risk-based capital and leverage ratios, and defines “capital” for calculating these ratios. The minimum capital requirements are: (i) a common equity Tier 1 capital ratio of 4.5%; (ii) a Tier 1 to risk-based assets capital ratio of 6%; (iii) a total capital ratio of 8%; and (iv) a Tier 1 leverage ratio of 4%. The regulations also establish a “capital conservation buffer” of 2.5%, and the following minimum ratios: (i) a common equity Tier 1 capital ratio of 7.0%; (ii) a Tier 1 to risk-based assets capital ratio of 8.5%; and (iii) a total capital ratio of 10.5%. An institution will be subject to limitations on paying dividends, engaging in share repurchases and paying discretionary bonuses if its capital level falls below the capital conservation buffer amount.

The application of these capital requirements could, among other things, result in lower returns on equity, and result in regulatory actions if we are unable to comply with such requirements. Specifically, following the completion of the offering, Newton Federal Bank’s ability to pay dividends to Affinity Bancshares will be limited if it does not have the capital conservation buffer required by the capital rules, which may further limit Affinity Bancshares’ ability to pay dividends to its stockholders. See “Supervision and Regulation—Federal Banking Regulation—Capital Requirements.”

The Federal Reserve Board may require us to commit capital resources to support Newton Federal Bank.

Federal law requires that a holding company act as a source of financial and managerial strength to its subsidiary bank and to commit resources to support such subsidiary bank. Under the “source of strength” doctrine, the Federal Reserve Board may require a holding company to make capital injections into a troubled subsidiary bank and may charge the holding company with engaging in unsafe and unsound practices for failure to commit resources to a subsidiary bank. A capital injection may be required at times when the holding company may not have the resources to provide it and therefore may be required to borrow the funds or raise capital. Any loans by a holding company to its subsidiary bank are subordinate in right of payment to deposits and to certain other indebtedness of such subsidiary bank. In the event of a holding company’s bankruptcy, the bankruptcy trustee will assume any commitment by the holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank. Moreover, bankruptcy law provides that claims based on any such commitment will be entitled to a priority of payment over the claims of the institution’s general unsecured creditors, including the holders of its note obligations. Thus, any borrowing that must be done by the Affinity Bancshares to make a required capital injection becomes more difficult and expensive and could have an adverse effect on our business, financial condition and results of operations.

Monetary policies and regulations of the Federal Reserve Board could adversely affect our business, financial condition and results of operations.

In addition to being affected by general economic conditions, our earnings and growth are affected by the policies of the Federal Reserve Board. An important function of the Federal Reserve Board is to regulate the money supply and credit conditions. Among the instruments used by the Federal Reserve Board to implement these objectives are open market purchases and sales of U.S. government securities, adjustments of the discount rate and changes in banks’ reserve requirements against bank deposits. These instruments are used in varying combinations to influence overall economic growth and the distribution of credit, bank loans, investments and deposits. Their use also affects interest rates charged on loans or paid on deposits.

The monetary policies and regulations of the Federal Reserve Board have had a significant effect on the operating results of financial institutions in the past and are expected to continue to do so in the future. The effects of such policies upon our business, financial condition and results of operations cannot be predicted.

We are an emerging growth company, and any decision on our part to comply only with certain reduced reporting and disclosure requirements applicable to emerging growth companies could make our common stock less attractive to investors.

Community First is an “emerging growth company.” As successor to Community First, Affinity Bancshares will also be an emerging growth company. For as long as Affinity Bancshares continues to be an emerging growth company, it may choose to take advantage of exemptions from various reporting requirements applicable to other public companies but not to emerging growth companies, including, but not limited to, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As an emerging growth company, Affinity Bancshares also will not be subject to Section 404(b) of the Sarbanes-Oxley Act of 2002, which would require that our independent auditors review and attest as to the effectiveness of our internal control over financial reporting. We have also elected to use the extended transition period to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. Accordingly, our financial statements may not be comparable to the financial statements of public companies that comply with such new or revised accounting standards.

Affinity Bancshares will cease to be an emerging growth company upon the earliest to occur of: (i) December 31, 2022, which is the end of the fiscal year following the fifth anniversary of the completion of the mutual holding company reorganization of Newton Federal Bank in 2017; (ii) the first fiscal year after our annual gross revenues are $1.07 billion (adjusted for inflation) or more; (iii) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt securities; or (iv) the end of any fiscal year in which the market value of our common stock held by non-affiliates exceeded $700 million as of the end of the second quarter of that fiscal year. Investors may find our common stock less attractive since we have chosen to rely on these exemptions. If some investors find our common stock less attractive as a result of any choices to reduce future disclosure, there may be a less active trading market for our common stock and the price of our common stock may be more volatile.

Risks Related to Market Interest Rates

A continuation of the historically low interest rate environment and the possibility that we may access higher-cost funds to support our loan growth and operations may adversely affect our net interest income and profitability.

In recent years the Federal Reserve Board’s policy has been to maintain interest rates at historically low levels through its targeted federal funds rate and the purchase of mortgage-backed securities. Our ability to reduce our interest expense may be limited at current interest rate levels while the average yield on our interest-earning assets may continue to decrease, and our interest expense may increase as we access non-core funding sources or increase deposit rates to fund our operations. A continuation of a low interest rate environment or an increase in our cost of funds may adversely affect our net interest income, which would have an adverse effect on our profitability.

Future changes in interest rates could reduce our profits and asset values.

Net income is the amount by which net interest income and non-interest income exceed non-interest expense and the provision for loan losses. Net interest income makes up a majority of our income and is based on the difference between:

•	the interest income we earn on interest-earning assets, such as loans and securities; and

•	the interest expense we pay on interest-bearing liabilities, such as deposits and borrowings.

The rates we earn on our assets and the rates we pay on our liabilities are generally fixed for a contractual period of time. Like many savings institutions, our interest-bearing liabilities generally have shorter contractual maturities than our interest-earning assets. This imbalance can create significant earnings volatility because market interest rates change over time. In a period of rising interest rates, the interest income we earn on our assets may not increase as rapidly as the interest we pay on our liabilities. In a period of declining interest rates, the interest income we earn on our assets may decrease more rapidly than the interest we pay on our liabilities, as borrowers prepay mortgage loans, and mortgage-backed securities and callable investment securities are called, requiring us to reinvest those cash flows at lower, current interest rates.

In addition, changes in interest rates can affect the average life of loans and mortgage-backed and related securities. A decline in interest rates results in increased prepayments of loans and mortgage-backed and related securities as borrowers refinance their debt to reduce their borrowing costs. This creates reinvestment risk, which is the risk that we may not be able to reinvest prepayments at rates that are comparable to the rates we earned on the prepaid loans or securities. Furthermore, an inverted interest rate yield curve, where short-term interest rates (which are usually the rates at which financial institutions borrow funds) are higher than long-term interest rates (which are usually the rates at which financial institutions lend funds for fixed-rate loans) can reduce a financial institution’s net interest margin and create financial risk for financial institutions that originate longer-term, fixed rate mortgage loans.

Any substantial, unexpected, prolonged change in market interest rates could have a material adverse effect on our financial condition, liquidity and results of operations. Changes in the level of interest rates also may negatively affect the value of our assets and ultimately affect our earnings.

We monitor interest rate risk through the use of simulation models, including estimates of the amounts by which the fair value of our assets and liabilities (our net economic value or “NEV”) and our net interest income would change in the event of a range of assumed changes in market interest rates. As of June 30, 2020, in the event of an instantaneous 200 basis point increase in interest rates, we estimate that we would experience an 11.9% decrease in NEV and a 12.3% decrease in net interest income. For further discussion of how changes in interest rates could impact us, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Management of Market Risk.”

Risks Related to our Business Strategy

Our business strategy includes growth, and our financial condition and results of operations could be negatively affected if we fail to grow or fail to manage our growth effectively. Growing our operations could also cause our expenses to increase faster than our revenues.

Our business strategy includes growth in assets, deposits and the scale of our operations. Achieving such growth will require us to attract customers that currently bank at other financial institutions in our market area. Our ability to successfully grow will depend on a variety of factors, including our ability to attract and retain experienced bankers, the continued availability of desirable business opportunities and the level of competition from other financial institutions. Growth opportunities may not be available or we may not be able to manage our growth successfully. If we do not manage our growth effectively, our financial condition and operating results could be negatively affected. Furthermore, there can be considerable costs involved in opening branches and expanding lending capacity, and generally a period of time is required to generate the necessary revenues to offset these costs, especially in areas in which we do not have an established presence. Accordingly, any such business expansion can be expected to negatively impact our earnings until certain economies of scale are reached. Our expenses could be further increased if we encounter delays in the opening of new branches.

We depend on our management team to implement our business strategy and execute successful operations and we could be harmed by the loss of their services.

We depend on the services of the members of our senior management team who direct our strategy and operations. Our executive officers and lending personnel possess substantial expertise, extensive knowledge of our markets and key business relationships, and have been integral in the restructuring of our operations, including the implementation of a more aggressive sales culture within our institution. Any one of them could be difficult to replace. Our loss of these persons, or our inability to hire additional qualified personnel, could impact our ability to implement our business strategy and could have a material adverse effect on our results of operations and our ability to compete in our markets. See “Management.”

New lines of business or new products and services may subject us to additional risks.

From time to time, we may implement new lines of business or offer new products and services within existing lines of business. In addition, we will continue to make investments in research, development, and marketing for new products and services. There are substantial risks and uncertainties associated with these efforts, particularly in instances where the markets are not fully developed. In developing and marketing new lines of business and/or new products and services we may invest significant time and resources. Initial timetables for the development and introduction of new lines of business and/or new products or services may not be achieved and price and profitability targets may not prove feasible. Furthermore, if customers do not perceive our new offerings as providing significant value, they may fail to accept our new products and services. External factors, such as compliance with regulations, competitive alternatives, and shifting market preferences, may also impact the successful implementation of a new line of business or a new product or service. Furthermore, the burden on management and our information technology of introducing any new line of business and/or new product or service could have a significant impact on the effectiveness of our system of internal controls. Failure to successfully manage these risks in the development and implementation of new lines of business or new products or services could have a material adverse effect on our business, financial condition and results of operations.

Acquisitions may disrupt our business and dilute stockholder value.

We completed the acquisition of ABB Financial and Affinity Bank in January 2020. We evaluate merger and acquisition opportunities with other financial institutions and financial services companies. As a result, negotiations may take place and future mergers or acquisitions with consideration consisting of cash, debt, and/or equity securities may occur at any time. We would seek acquisition partners that offer us either significant market presence or the potential to expand our market footprint and improve profitability through economies of scale or expanded services.

Acquiring other banks, businesses, or branches may have an adverse effect on our financial results and may involve various other risks commonly associated with acquisitions, including, among other things:

•	difficulty in estimating the value of the target company;

•	payment of a premium over book and market values that may dilute our tangible book value and earnings per share in the short and long term;

•	potential exposure to unknown or contingent liabilities of the target company;

•	exposure to potential asset quality problems of the target company;

•	potential volatility in reported income associated with goodwill impairment losses;

•	difficulty and expense of integrating the operations and personnel of the target company;

•	inability to realize the expected revenue increases, cost savings, increases in geographic or product presence, and/or other projected benefits of the acquisition;

•	potential disruption to our business;

•	potential diversion of our management’s time and attention;

•	the possible loss of key employees and customers of the target company; and

•	potential changes in banking or tax laws or regulations that may affect the target company.

Risks Related to Economic Conditions

A worsening of economic conditions in our market area could reduce demand for our products and services and/or result in increases in our level of non-performing loans, which could adversely affect our operations, financial condition and earnings.

Local economic conditions have a significant impact on the ability of our borrowers to repay loans and the value of the collateral securing loans. A deterioration in economic conditions, especially local conditions, as a result of COVID-19 or otherwise, could have the following consequences, any of which could have a material adverse effect on our business, financial condition, liquidity and results of operations, and could more negatively affect us compare to a financial institution that operates with more geographic diversity:

•	demand for our products and services may decline;

•	loan delinquencies, problem assets and foreclosures may increase;

•

collateral for loans, especially real estate, may decline in value, thereby reducing customers’ future borrowing power, and reducing the value of assets and collateral associated with existing loans; and

•	the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us.

Moreover, a significant decline in general economic conditions caused by inflation, recession, acts of terrorism, civil unrest, an outbreak of hostilities or other international or domestic calamities, an epidemic or pandemic, unemployment or other factors beyond our control could further impact these local economic conditions and could further negatively affect the financial results of our banking operations. In addition, deflationary pressures, while possibly lowering our operating costs, could have a significant negative effect on our borrowers, especially our business borrowers, and the values of underlying collateral securing loans, which could negatively affect our financial performance.

Risks Related to Competitive Matters

Strong competition within our market area may limit our growth and profitability.

Competition in the banking and financial services industry is intense. We compete with commercial banks, savings institutions, mortgage brokerage firms, credit unions, finance companies, mutual funds, insurance companies, brokerage and investment banking firms and unregulated or less regulated non-banking entities. Many of these competitors are substantially larger than us and have substantially greater resources and higher lending limits than we have and offer certain services that we do not or cannot provide. In addition, some of our competitors offer loans with lower interest rates and/or more attractive terms than loans we offer. Competition also makes it increasingly difficult and costly to attract and retain qualified employees. We expect competition to increase in the future as a result of legislative, regulatory and technological changes and the continuing trend of consolidation in the financial services industry. Our profitability depends upon our continued ability to successfully compete for business and qualified employees in our market areas. The greater resources and deposit and loan products offered by some of our competitors may limit our ability to increase our interest-earning assets. For additional information see “Business of Newton Federal Bank—Competition.”

Our small size makes it more difficult for us to compete.

Our small asset size makes it more difficult to compete with other financial institutions that are larger and can more easily afford to invest in the marketing and technologies needed to attract and retain customers. Because our principal source of income is the net interest income we earn on our loans and investments after deducting interest paid on deposits and other sources of funds, our ability to generate the revenues needed to cover our expenses and finance such investments is limited by the size of our loan and investment portfolios. Accordingly, we are not always able to offer new products and services as quickly as our competitors. Our lower earnings may also make it more difficult to offer competitive salaries and benefits. In addition, our smaller customer base may make it difficult to generate meaningful non-interest income from such activities as securities and insurance brokerage. Finally, as a smaller institution, we are disproportionately affected by the continually increasing costs of compliance with new banking and other regulations.

Risks Related to Operational Matters

We face significant operational risks because of our reliance on technology. Our information technology systems may be subject to failure, interruption or security breaches.

Information technology systems are critical to our business. Our business requires us to collect, process, transmit and store significant amounts of confidential information regarding our customers, employees and our own business, operations, plans and business strategies. We use various technology systems to manage our customer relationships, general ledger, securities investments, deposits, and loans. Our computer systems, data management and internal processes, as well as those of third parties, are integral to our performance. Our operational risks include the risk of malfeasance by employees or persons outside our company, errors relating to transaction processing and technology, systems failures or interruptions, breaches of our internal control systems and compliance requirements, and business continuation and disaster recovery. There have been increasing efforts by third parties to breach data security at financial institutions. Such attacks include computer viruses, malicious or destructive code, phishing attacks, denial of service or information or other security breaches that could result in the unauthorized release, gathering, monitoring, misuse, loss or destruction of confidential, proprietary and other information, damages to systems, or other material disruptions to network access or business operations. Although we take protective measures and believe that we have not experienced any of the data breaches described above, the security of our computer systems, software, and networks may be vulnerable to breaches, unauthorized access, misuse, computer viruses, or other malicious code and cyber-attacks that could have an impact on information security. Because the techniques used to cause security breaches change frequently, we may be unable to proactively address these techniques or to implement adequate preventative measures.

In the event of a breakdown in our internal control systems, improper operation of systems or improper employee actions, or a breach of our security systems, including if confidential or proprietary information were to be mishandled, misused or lost, we could suffer financial loss, loss of customers and damage to our reputation, and face regulatory action or civil litigation. Any of these events could have a material adverse effect on our financial condition and results of operations. Insurance coverage may not be available for such losses, or where available, such losses may exceed insurance limits.

In addition, we outsource a majority of our data processing requirements to third-party providers. Accordingly, our operations are exposed to risk that these vendors will not perform in accordance with our contractual agreements with them, or we also could be adversely affected if such an agreement is not renewed by the third-party vendor or is renewed on terms less favorable to us. If our third-party providers encounter difficulties, or if we have difficulty communicating with those service providers, our ability to adequately process and account for transactions could be affected, and our business operations could be adversely affected, which could have a material adverse effect on our financial condition and results of operations. Threats to information security also exist in the processing of customer information through various other vendors and their personnel. To our knowledge, the services and programs provided to us by third parties have not experienced any material security breaches. However, the existence of cyber-attacks or security breaches at third parties with access to our data, such as vendors, may not be disclosed to us in a timely manner.

Our funding sources may prove insufficient to replace deposits at maturity and support our future growth.

We must maintain sufficient funds to respond to the needs of depositors and borrowers. As a part of our liquidity management, we use a number of funding sources in addition to core deposit growth and repayments and maturities of loans and investments. As we continue to grow, we are likely to become more dependent on these sources, which may include Federal Home Loan Bank advances, proceeds from the sale of loans, federal funds purchased and brokered certificates of deposit. Adverse operating results or changes in industry conditions could lead to difficulty or an inability to access these additional funding sources. Our financial flexibility will be severely constrained if we are unable to maintain our access to funding or if adequate financing is not available to accommodate future growth at acceptable interest rates. If we are required to rely more heavily on more expensive funding sources to support future growth, our revenues may not increase proportionately to cover our costs. In this case, our operating margins and profitability would be adversely affected.

Risks Related to Accounting Matters

Changes in management’s estimates and assumptions may have a material impact on our consolidated financial statements and our financial condition or operating results.

In preparing this prospectus, as well as periodic reports we are required to file under the Securities Exchange Act of 1934, including our consolidated financial statements, our management is and will be required under applicable rules and regulations to make estimates and assumptions as of a specified date. These estimates and assumptions are based on management’s best estimates and experience as of that date and are subject to substantial risk and uncertainty. Materially different results may occur as circumstances change and additional information becomes known. Areas requiring significant estimates and assumptions by management include our evaluation of the adequacy of our allowance for loan losses, the valuation of acquired loans, the valuation of other real estate acquired in connection with foreclosure or in satisfaction of loans, valuation allowances associated with the realization of deferred tax assets and our determinations with respect to amounts owed for income taxes.

Changes in accounting standards could affect reported earnings.

The bodies responsible for establishing accounting standards, including the Financial Accounting Standards Board, the Securities and Exchange Commission and other regulatory bodies, periodically change the financial accounting and reporting guidance that governs the preparation of our financial statements. These changes can be hard to predict and can materially impact how we record and report our financial condition and results of operations. In some cases, we could be required to apply new or revised guidance retroactively.

If our intangible assets, including goodwill, are either partially or fully impaired in the future, it would decrease earnings.

We are required to test our goodwill and other identifiable intangible assets for impairment on an annual basis and more regularly if indicators of impairment exist. The impairment testing process considers a variety of factors, including the current market price of our common stock, the estimated net present value of our assets and liabilities and information concerning the terminal valuation of similar insured depository institutions. Future impairment testing may result in a partial or full impairment of the value of our goodwill or other identifiable intangible assets, or both. If an impairment determination is made in a future reporting period, our earnings and the book value of these intangible assets will be reduced by the amount of the impairment. However, the recording of such an impairment loss would have no impact on the tangible book value of our shares of common stock or our regulatory capital levels.

Other Risks Related to Our Business

We are a community bank and our ability to maintain our reputation is critical to the success of our business. The failure to do so may materially adversely affect our performance.

We are a community bank, and our reputation is one of the most valuable components of our business. A key component of our business strategy is to rely on our reputation for customer service and knowledge of local markets to expand our presence by capturing new business opportunities from existing and prospective customers in our market area and contiguous areas. Threats to our reputation can come from many sources, including adverse sentiment about financial institutions generally, unethical practices, employee misconduct, failure to deliver minimum standards of service or quality, compliance deficiencies, cybersecurity incidents and questionable or fraudulent activities of our customers. Negative publicity regarding our business, employees, or customers, with or without merit, may result in the loss of customers and employees, costly litigation and increased governmental regulation, all of which could adversely affect our business and operating results.

We will be required to transition from the use of the LIBOR interest rate index in the future.

We have certain loans indexed to the London Interbank Offered Rate (“LIBOR”) to calculate the loan interest rate. LIBOR will be discontinued on December 31, 2021. At this time, no consensus exists as to what rate or rates may become acceptable alternatives to LIBOR. Regulators, industry groups and certain committees (e.g. the Alternative Reference Rates Committee) have published recommended fallback language for LIBOR-linked financial instruments, identified recommended alternatives for the LIBOR (e.g. the Secured Overnight Financing Rate), and proposed implementations of the recommended alternatives in floating-rate financial instruments. At this time, it is not possible to predict whether these specific recommendations and proposals will be broadly accepted. The implementation of a substitute index or indices for the calculation of interest rates under our loan agreements with our borrowers may result in our incurring significant expenses in effecting the transition, may result in reduced loan balances if borrowers do not accept the substitute index or indices, and may result in disputes or litigation with customers over the appropriateness or comparability to LIBOR of the substitute index or indices, which could have an adverse effect on our results of operations.

Our 2018 Equity Incentive Plan has increased our expenses and reduced our income, and may dilute your ownership interests.

Our stockholders previously approved the Community First Bancshares, Inc. 2018 Equity Incentive Plan. During the six months ended June 30, 2020 and the year ended December 31, 2019, we recognized $78,000 and $278,000, respectively, in non-interest expense relating to this stock benefit plan, and we will recognize additional expenses in the future as additional grants are made and awards vest.

We may fund the 2018 Equity Incentive Plan either through open market purchases or from the issuance of authorized but unissued shares of common stock. Our ability to repurchase shares of common stock to fund this plan will be subject to many factors, including, but not limited to, applicable regulatory restrictions on stock repurchases, the availability of stock in the market, the trading price of the stock, our capital levels, alternative uses for our capital and our financial performance. Our intention is to fund the plan through open market purchases. However, stockholders would experience a reduction in ownership interest in the event newly issued shares of our common stock are used to fund stock issuances under the plan.

Legal and regulatory proceedings and related matters could adversely affect us.

We have been and may in the future become involved in legal and regulatory proceedings. We consider most of the proceedings to be in the normal course of our business or typical for the industry; however, it is inherently difficult to assess the outcome of these matters, and we may not prevail in any proceedings or litigation. There could be substantial costs and management diversion in such litigation and proceedings, and any adverse determination could have a materially adverse effect on our business, reputation, or our financial condition and results of our operations.

Societal responses to climate change could adversely affect our business and performance, including indirectly through impacts on our customers.

Concerns over the long-term impacts of climate change have led and will continue to lead to governmental efforts around the world to mitigate those impacts. Consumers and businesses also may change their behavior on their own as a result of these concerns. We and our customers will need to respond to new laws and regulations as well as consumer and business preferences resulting from climate change concerns. We and our customers may face cost increases, asset value reductions and operating process changes. The impact on our customers will likely vary depending on their specific attributes, including reliance on or role in carbon intensive activities. Among the impacts to us could be a drop in demand for our products and services, particularly in certain sectors. In addition, we could face reductions in creditworthiness on the part of some customers or in the value of assets securing loans. Our efforts to take these risks into account in making lending and other decisions, including by increasing our business with climate-friendly companies, may not be effective in protecting us from the negative impact of new laws and regulations or changes in consumer or business behavior.

A protracted government shutdown could negatively affect our financial condition and results of operations.

A protracted federal government shutdown could result in reduced income for government employees or employees of companies that engage in business with the federal government, which could result in greater loan delinquencies, increases in our non-performing, criticized and classified assets and a decline in demand for our products and services. During any protracted federal government shutdown, we may not be able to close certain loans and we may not be able to recognize non-interest income on the sale of loans. Some of the loans we originate are sold directly to government agencies, and some of these sales may be unable to be consummated during the shutdown. In addition, we believe that some borrowers may determine not to proceed with their home purchase and not close on their loans, either due to a delay in closing their loans or due to concerns over employment status, which would result in a permanent loss of the related non-interest income.

Risks Related to the Offering

The future price of our shares of common stock may be less than the $10.00 purchase price per share in the offering.

If you purchase shares of common stock in the offering, you may not be able to sell them later at or above the $10.00 purchase price. In many cases, shares of common stock issued by newly converted savings institutions or mutual holding companies have traded below the initial offering price. The aggregate purchase price of the shares of common stock sold in the offering will be based on an independent appraisal. The independent appraisal is not intended, and should not be construed, as a recommendation of any kind as to the advisability of purchasing shares of common stock. The independent appraisal is based on certain estimates, assumptions and projections, all of which are subject to change from time to time. After the shares begin trading, the trading price of our common stock will be determined by the marketplace, and may be influenced by many factors, including prevailing interest rates, the overall performance of the economy, changes in federal tax laws, new regulations, investor perceptions of

Affinity Bancshares and the outlook for the financial services industry in general. Price fluctuations in our common stock may be unrelated to our operating performance.

Our failure to effectively deploy the net proceeds may have an adverse effect on our financial performance.

We intend to contribute between $11.2 million and $15.4 million of the net proceeds of the offering (or $17.8 million at the adjusted maximum of the offering range) to Newton Federal Bank. We may use the remaining net proceeds to invest in short-term investments and for general corporate purposes, including repurchasing shares of our common stock and paying dividends. We also expect to use a portion of the net proceeds we retain to fund a loan to our employee stock ownership plan to purchase shares of common stock in the offering and to repay a $5.0 million loan. Newton Federal Bank may use the net proceeds it receives to fund new loans, expand its retail banking franchise by establishing or acquiring new branches or by acquiring other financial institutions or other financial services companies, or for other general corporate purposes. However, except for the funding the loan to the employee stock ownership plan and the repayment of the $5.0 million loan, we have not allocated specific amounts of the net proceeds for any of these purposes, and we will have broad discretion in determining the amount of the net proceeds we apply to different uses and when we apply or reinvest such proceeds. Also, certain of these uses, such as opening new branches or acquiring other financial institutions, may require the approval of the Office of the Comptroller of the Currency or the Federal Reserve Board. We have not established a timetable for investing the net proceeds, and we cannot predict how long we will require to invest the net proceeds. Our failure to reinvest these funds effectively would reduce our profitability and may adversely affect the value of our common stock.

Our return on equity may be low following the stock offering. This could negatively affect the trading price of our shares of common stock.

Net income divided by average stockholders’ equity, known as “return on equity,” is a ratio many investors use to compare the performance of financial institutions. Our return on equity may be low until we are able to leverage the additional capital we receive from the stock offering. Our return on equity also will be negatively affected by added expenses associated with our employee stock ownership plan and the stock-based benefit plans we currently sponsor and intend to adopt. Our annualized return on average equity was (0.57)% for the six months ended June 30, 2020, with consolidated equity of $77.2 million at June 30, 2020. Our pro forma consolidated equity as of June 30, 2020, assuming completion of the offering, is estimated to be between $96.9 million at the minimum of the offering range and $108.4 million at the adjusted maximum of the offering range. Until we can increase our net interest income and non-interest income and leverage the capital raised in the stock offering, our return on equity may be low, which may reduce the market price of our shares of common stock.

Our stock-based benefit plans will increase our expenses and reduce our income.

We intend to adopt one or more new stock-based benefit plans after the conversion, subject to stockholder approval, which will increase our annual compensation and benefit expenses related to the stock options and stock awards granted to participants under the new stock-based benefit plans. The actual amount of these new stock-related compensation and benefit expenses will depend on the number of options and stock awards granted under the plans, the fair market value of our stock or options on the date of grant, the vesting period, and other factors which we cannot predict at this time. If we adopt stock-based benefit plans within 12 months following the conversion, the shares of common stock reserved for issuance pursuant to awards of restricted stock and grants of options under such plans would be limited to 4% and 10%, respectively, of the total shares of our common stock sold in the offering. If we adopt stock-based benefit plans more than 12 months after the completion of the conversion, we may adopt plans that allow for greater amounts of awards and options and, therefore, we could award restricted shares of common stock or grant options in excess of these amounts, which would further increase costs.

In addition, we will recognize expense for our employee stock ownership plan when shares are committed to be released to participants’ accounts, and we will recognize expense for restricted stock awards and stock options over the vesting period of awards made to recipients. The expense in the first year following the offering for our employee stock ownership plan and for our new stock-based benefit plans, assuming such plans had been implemented at the beginning of the year, is estimated to be approximately $609,000 ($493,000 after tax) at the adjusted maximum of the offering range as set forth in the pro forma financial information under “Pro Forma Data,” assuming the $10.00 per share purchase price as fair market value. Actual expenses, however, may be higher or lower, depending on the price of our common stock. For further discussion of our proposed stock-based plans, see “Management—Benefits to be Considered Following Completion of the Conversion.”

The implementation of stock-based benefit plans may dilute your ownership interest. Historically, stockholders have approved these stock-based benefit plans.

We intend to adopt one or more new stock-based benefit plans following the stock offering. These plans may be funded either through open market purchases of our common stock or from the issuance of authorized but unissued shares of common stock. Our ability to repurchase shares of our common stock to fund these plans will be subject to many factors, including applicable regulatory restrictions on stock repurchases, the availability of stock in the market, the trading price of our stock, our capital levels, alternative uses for our capital and our financial performance. While our intention is to fund the new stock-based benefit plans through open market purchases, stockholders would experience a 5.11% dilution in ownership interest if newly issued shares of our common stock are used to fund stock options in an amount equal to 10% of the shares sold in the offering, and all such stock options are exercised, and a 2.11% dilution in ownership interest if newly issued shares of our common stock are used to fund shares of restricted common stock in an amount equal to 4% of the shares sold in the offering. Such dilution would also reduce earnings per share. If we adopt the plans more than 12 months following the conversion, new stock-based benefit plans would not be subject to these size limitations and stockholders could experience even greater dilution.

Although the implementation of new stock-based benefit plans would be subject to stockholder approval, historically, the overwhelming majority of stock-based benefit plans adopted by savings institutions and their holding companies following mutual-to-stock conversions have been approved by stockholders.

We have not determined when we will adopt one or more new stock-based benefit plans. Stock-based benefit plans adopted more than 12 months following the completion of the conversion may exceed regulatory restrictions on the size of stock-based benefit plans adopted within 12 months, which would further increase our costs.

If we adopt stock-based benefit plans more than 12 months following the completion of the conversion, then grants of shares of common stock or stock options under our proposed stock-based benefit plans may exceed 4% and 10%, respectively, of shares of common stock sold in the offering. Stock-based benefit plans that provide for awards in excess of these amounts would increase our costs beyond the amounts estimated in “—Our stock-based benefit plans will increase our expenses and reduce our income.” Stock-based benefit plans that provide for awards in excess of these amounts could also result in dilution to stockholders in excess of that described in “—The implementation of stock-based benefit plans may dilute your ownership interest. Historically, stockholders have approved these stock-based benefit plans.” Although the implementation of stock-based benefit plans would be subject to stockholder approval, the timing of the implementation of such plans will be at the discretion of our board of directors.

Various factors may make takeover attempts more difficult to achieve.

Certain provisions of our articles of incorporation and bylaws and federal banking laws, including regulatory approval requirements, could make it more difficult for a third party to acquire control of Affinity Bancshares without our board of directors’ approval. Under regulations applicable to the conversion, for a period of three years following completion of the conversion, no person may offer to acquire or acquire beneficial ownership of more than 10% of our common stock without prior approval of the Federal Reserve Board. Under federal law, subject to certain exemptions, a person, entity or group must notify the Federal Reserve Board and receive the Federal Reserve Board’s non-objection before acquiring control of a savings and loan holding company. There also are provisions in our articles of incorporation and bylaws that we may use to delay or block a takeover attempt, including a provision that prohibits any person from voting more than 10% of our outstanding shares of common stock. Newton Federal Bank’s charter contains a similar restriction on acquisitions of 10% or more of its common stock, directly or indirectly, for five years following the completion of the initial mutual holding company reorganization of Newton Federal Bank; this period ends in April 2022. Furthermore, shares of restricted stock and stock options that we may grant to employees and directors, stock ownership by our management and directors and other factors may make it more difficult for companies or persons to acquire control of Affinity Bancshares without the consent of our board of directors, and may increase the cost of an acquisition. Taken as a whole, these statutory or regulatory provisions and provisions in our articles of incorporation and bylaws could result in our being less attractive to a potential acquirer and therefore could adversely affect the market price of our common stock. For additional information, see “Restrictions on Acquisition of Affinity Bancshares” and “Management—Benefits to be Considered Following Completion of the Conversion.”

Our articles of incorporation provide that, subject to limited exception, state and federal courts in the State of Maryland are the sole and exclusive forum for certain stockholder litigation matters, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, and other employees.

The articles of incorporation of Affinity Bancshares provide that, unless Affinity Bancshares consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Affinity Bancshares, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of Affinity Bancshares to Affinity Bancshares or Affinity Bancshares’ stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Maryland General Corporation Law, or (iv) any action asserting a claim governed by the internal affairs doctrine will be conducted in a state or federal court located within the State of Maryland, in all cases subject to the court’s having personal jurisdiction over the indispensible parties named as defendants. This exclusive forum provision does not apply to claims arising under the federal securities laws. This exclusive forum provision may limit a stockholder’s ability to bring a claim in a judicial forum it finds favorable for disputes with Affinity Bancshares and its directors, officers, and other employees or may cause a stockholder to incur additional expense by having to bring a claim in a judicial forum that is distant from where the stockholder resides, or both. In addition, if a court were to find this exclusive forum provision to be inapplicable or unenforceable in a particular action, we may incur additional costs associated with resolving the action in another jurisdiction, which could have a material adverse effect on our financial condition and results of operations.

There may be a limited trading market in our shares of common stock, which would hinder your ability to sell our common stock and may lower the market price of our common stock.

We expect that our common stock will be traded on the on the Nasdaq Capital Market under the symbol “AFBI” upon conclusion of the offering, subject to completion of the offering and compliance with certain conditions, including having 300 “round lot” stockholders (stockholders owning more than 100 shares) and at least three companies making a market for our common stock. The development of an active trading market depends on the existence of willing buyers and sellers, the presence of which is not within our control, or that of any market maker. The number of active buyers and sellers of the shares of common stock at any particular time may be limited. Under such circumstances, you could have difficulty selling your shares of common stock on short notice, and, therefore, you should not view the shares of common stock as a short-term investment. If you purchase shares of common stock, you may not be able to sell them at or above $10.00 per share. Purchasers of common stock in this offering should have long-term investment intent and should recognize that there will be a limited trading market in the common stock. This may make it difficult to sell the common stock after the offering and may have an adverse impact on the price at which the common stock can be sold.

Our stock value may be negatively affected by applicable regulations that restrict stock repurchases.

Applicable regulations generally restrict us from repurchasing our shares of common stock during the first year following the offering. Stock repurchases are a capital management tool that can enhance the value of a company’s stock, and our inability to repurchase our shares of common stock during the first year following the stock offering may negatively affect our stock price.

You may not revoke your decision to purchase Affinity Bancshares common stock in the subscription or community offerings after you send us your order.

Funds submitted or automatic withdrawals authorized in connection with the purchase of shares of common stock in the subscription and community offerings will be held by us until the completion or termination of the conversion and offering, including any extension of the expiration date and consummation of a syndicated community offering. Because completion of the conversion and offering will be subject to regulatory approvals and an update of the independent appraisal prepared by RP Financial, LC., among other factors, there may be one or more delays in completing the conversion and offering. Orders submitted in the subscription and community offerings are irrevocable, and purchasers will have no access to their funds unless the offering is terminated, or extended beyond February 4, 2021, or the number of shares to be sold in the offering is increased to more than 3,703,000 shares or decreased to fewer than 2,380,000 shares.

The distribution of subscription rights could have adverse income tax consequences.

If the subscription rights granted in connection with the stock offering are deemed to have an ascertainable value, receipt of such rights may be taxable in an amount equal to such value. Whether subscription rights are considered to have ascertainable value is an inherently factual determination. We have received an opinion of counsel, Luse Gorman, PC, that it is more likely than not that such rights have no value; however, such opinion is not binding on the Internal Revenue Service.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

The summary information presented below at each date or for each of the periods presented is derived in part from the consolidated financial statements of Community First. The financial condition data at December 31, 2019 and 2018, and September 30, 2018 and the operating data for the year ended December 31, 2019, the three months ended December 31, 2018 and the year ended September 30, 2018 were derived from the audited consolidated financial statements of Community First included elsewhere in this prospectus. The information at and for the years ended September 30, 2017, 2016 and 2015 was derived in part from the audited consolidated financial statements of Community First that are not included in this prospectus. The information at June 30, 2020, for the six months ended June 30, 2020 and 2019, and for the three months ended December 31, 2017 is unaudited and reflects all normal recurring adjustments that are, in the opinion of management, necessary for a fair presentation of the results for the interim periods presented. Such adjustments are the only adjustments included in the interim data. The results of operations for the six months ended June 30, 2020 are not necessarily indicative of the results of operations for the entire year or any other interim period. The following information is only a summary, and should be read in conjunction with the consolidated financial statements and related notes of Community First beginning on page F-1 of this prospectus.

	At June 30, 2020	At December 31,		At September 30,
		2019	2018	2018	2017	2016	2015
	(In thousands)
Selected Financial Condition Data:
Total assets	$906,367	$319,294	$307,695	$305,984	$277,815	$232,832	$226,337
Cash and cash equivalents	194,424	48,117	37,029	40,796	35,943	25,693	38,494
Securities held to maturity	—	—	1,000	1,000	1,000	7,499	7,492
Securities available for sale	19,387	3,818	21,145	21,360	14,435	—	—
Federal Home Loan Bank stock, at cost	2,834	278	580	580	216	205	202
Loans receivable, net	635,601	247,956	227,424	222,485	213,310	190,050	169,798
Other real estate owned	1,232	140	508	67	61	—	532
Premises and equipment, net	8,861	8,513	8,896	9,040	8,454	4,556	4,261
Deposits	625,750	238,181	219,181	216,387	194,613	181,699	176,687
Borrowings	198,044	—	7,570	7,570	—	—	—
Stockholders’ equity	77,244	77,167	76,398	76,383	76,796	45,081	43,924

	For the Six Months Ended June 30,		For the Year Ended December 31, 2019	For the Three Months Ended December 31,		For the Years Ended September 30,
	2020	2019		2018	2017	2018	2017	2016	2015
	(In thousands, except per share data)
Selected Operating Data:
Interest income	$13,952	$7,363	$14,997	$3,592	$3,328	$14,292	$12,421	$11,248	$11,045
Interest expense	3,018	1,081	2,312	506	340	1,556	1,083	1,415	1,813

Net interest income	10,934	6,282	12,685	3,086	2,988	12,736	11,338	9,833	9,232
Provision for loan losses	800	—	—	—	—	500	—	—	—

Net interest income after provision for loan losses	10,134	6,282	12,685	3,086	2,988	12,236	11,338	9,833	9,232
Non-interest income	1,052	695	1,645	316	278	1,908	1,258	1,185	882
Non-interest expenses	11,657 (1)	6,748	14,004	3,211	3,179	12,490	10,525	9,164	7,621

Income (loss) before income tax (expense) benefit	(471)	229	326	191	87	1,654	2,071	1,854	2,493
Income tax (expense) benefit	252	6	29	(43)	(1,048)	(1,205)	(706)	(697)	(879)

Net income (loss)	$(219)	$235	$355	$148	$(961)	$449	$1,365	$1,157	$1,614

Earnings (loss) per share (basic and diluted)	$(0.03)	$0.03	$0.05	$0.02	$(0.13)	$0.06	$0.08	N/A	N/A

(1)	Includes $2.8 million of merger-related expenses.

	At or For the Six Months Ended June 30, (1)		At or For the Year Ended December 31, 2019	At or For the Three Months Ended December 31, (1)		At or For the Years Ended September 30,
	2020	2019		2018	2017	2018	2017	2016	2015
Performance Ratios:
Return (loss) on average assets	(0.07)%	0.15%	0.11%	0.19%	(1.36)%	0.15%	0.52%	0.51%	0.72%
Return (loss) on average equity	(0.57)%	0.62%	0.46%	0.77%	(5.00)%	0.59%	2.32%	2.60%	3.83%
Interest rate spread (2)	3.33%	4.23%	4.17%	4.22%	4.29%	4.49%	4.42%	4.15%	4.04%
Net interest margin (3)	3.63%	4.55%	4.51%	4.51%	4.55%	4.76%	4.63%	4.39%	4.32%
Non-interest expense to average assets	3.53%	4.41%	4.53%	4.22%	4.50%	4.31%	4.04%	4.00%	3.41%
Efficiency ratio (4)	97.25%	96.72%	97.73%	94.40%	97.34%	85.29%	83.56%	83.17%	75.35%
Average interest-earning assets to average interest-bearing liabilities	129.46%	140.32%	141.27%	139.50%	149.93%	146.37%	147.37%	138.46%	133.81%
Capital Ratios:
Average equity to average assets	11.55%	24.97%	24.77%	25.09%	27.74%	26.32%	22.62%	19.41%	18.86%
Total capital to risk-weighted assets	11.49%	28.99%	29.00%	31.00%	32.00%	31.07%	34.68%	32.13%	36.67%
Tier 1 capital to risk-weighted assets	10.58%	27.73%	27.00%	29.00%	31.00%	29.82%	33.42%	30.86%	35.38%
Common equity tier 1 capital to risk-weighted assets	10.58%	27.73%	27.00%	29.00%	31.00%	29.82%	33.42%	30.86%	35.38%
Tier 1 capital to average assets	9.31%	20.11%	20.00%	20.00%	21.00%	20.11%	21.55%	19.32%	19.37%
Asset Quality Ratios:
Allowance for loan losses as a percentage of total loans (5)	0.78%	1.69%	1.64%	1.73%	2.09%	1.73%	2.10%	2.22%	3.34%
Allowance for loan losses as a percentage of non-performing loans (5)	125.79%	315.71%	161.07%	220.02%	94.95%	178.10%	124.04%	132.87%	229.18%
Net (charge-offs) recoveries to average outstanding loans during the period	0.01%	0.07%	0.05%	0.20%	0.11%	(0.52)%	0.12%	(0.86)%	0.09%
Non-performing loans as a percentage of total loans	0.62%	0.53%	1.02%	0.79%	2.20%	0.97%	1.69%	1.67%	1.46%
Non-performing loans as a percentage of total assets	0.44%	0.43%	0.80%	0.59%	1.70%	0.72%	1.32%	1.39%	1.13%
Total non-performing assets as a percentage of total assets	0.57%	0.43%	0.85%	0.76%	1.74%	0.74%	1.34%	1.39%	1.37%
Other:
Number of offices	3	2	2	2	3	2	3	3	3
Number of full-time employees	85	86	80	84	84	83	81	65	63
Number of part-time employees	2	—	1	—	1	—	2	2	1

(1)	Annualized where appropriate.
(2)	Represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3)	Represents net interest income as a percentage of average interest-earning assets.
(4)	Represents non-interest expenses divided by the sum of net interest income and non-interest income.
(5)

The ratios of the allowance for loan losses to total loans and the allowance for loan losses to non-performing assets decreased in 2020 due to recording the former Affinity Bank’s loan portfolio at fair value with no carryover of its allowance for loan losses at the time of the merger in accordance with U.S. GAAP.

RECENT DEVELOPMENTS

The summary information presented below at each date or for each of the periods presented is derived in part from the consolidated financial statements of Community First. The financial condition data at December 31, 2019 were derived from the audited consolidated financial statements of Community First included elsewhere in this prospectus. The information at and for the three and nine months ended September 30, 2020 and 2019 is unaudited and reflects all normal recurring adjustments that are, in the opinion of management, necessary for a fair presentation of the results for the interim periods presented. Such adjustments are the only adjustments included in the interim data. The results of operations for the three and nine months ended September 30, 2020 are not necessarily indicative of the results of operations for the entire year or any other interim period. The following information is only a summary, and should be read in conjunction with the consolidated financial statements and related notes of Community First beginning on page F-1 of this prospectus.

	At September 30, 2020	At December 31, 2019
	(In thousands)
Selected Financial Condition Data:
Total assets	$888,170	$319,294
Cash and cash equivalents	179,571	48,117
Securities available for sale	25,255	3,818
Federal Home Loan Bank stock, at cost	1,984	278
Loans receivable, net	624,775	247,956
Other real estate owned	1,294	140
Premises and equipment, net	8,752	8,513
Deposits	625,756	238,181
Borrowings	175,632	—
Stockholders’ equity	79,212	77,167

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2020	2019	2020		2019
	(In thousands, except per share data)
Selected Operating Data:
Interest income	$8,671	$3,882	$22,623		$11,244
Interest expense	1,420	579	4,438		1,661

Net interest income	7,251	3,303	18,185		9,583
Provision for loan losses	600	—	1,400		—

Net interest income after provision for loan losses	6,651	3,303	16,785		9,583
Non-interest income	546	535	1,598		1,230
Non-interest expenses	4,752	4,121	16,409	(1)	10,868

Income (loss) before income tax expense (benefit)	2,445	(283)	1,974		(55)
Income tax expense (benefit)	575	(87)	324		(94)

Net income (loss)	$1,870	$(196)	$1,650		$39

Earnings (loss) per share (basic and diluted)	$0.25	$(0.03)	$0.22		$0.01

(1)	Includes $2.8 million of merger-related expenses.

	At or For the Three Months Ended September 30, (1)		At or For the Nine Months Ended September 30, (1)
	2020	2019	2020	2019
Performance Ratios:
Return (loss) on average assets	0.90%	(0.25)%	0.31%	0.02%
Return (loss) on average equity	9.52%	(1.02)%	2.85%	0.07%
Interest rate spread (2)	3.58%	4.34%	3.42%	4.29%
Net interest margin (3)	3.83%	4.72%	3.70%	4.62%
Non-interest expense to average assets	2.29%	5.30%	3.05%	1.79%
Efficiency ratio (4)	60.95%	107.37%	82.94%	100.50%
Average interest-earning assets to average interest-bearing liabilities	134.29%	146.31%	131.20%	140.94%
Capital Ratios:
Average equity to average assets	9.48%	24.72%	10.75%	24.94%
Total capital to risk-weighted assets	12.09%	29.21%	12.09%	29.21%
Tier 1 capital to risk-weighted assets	11.02%	27.95%	11.02%	27.95%
Common equity tier 1 capital to risk-weighted assets	11.02%	27.95%	11.02%	27.95%
Tier 1 capital to average assets	8.95%	20.10%	8.95%	20.10%
Asset Quality Ratios:
Allowance for loan losses as a percentage of total loans (5)	0.91%	1.67%	0.91%	1.67%
Allowance for loan losses as a percentage of non-performing loans (5)	153.70%	192.59%	153.70%	192.59%
Net (charge-offs) recoveries to average outstanding loans during the period	0.02%	0.01%	0.03%	0.08%
Non-performing loans as a percentage of total loans	0.59%	0.87%	0.59%	0.87%
Non-performing loans as a percentage of total assets	0.42%	0.71%	0.42%	0.71%
Total non-performing assets as a percentage of total assets	0.56%	0.75%	0.56%	0.75%
Other:
Number of offices	3	2	3	2
Number of full-time employees	81	85	81	85
Number of part-time employees	2	—	2	—

(1)	Annualized where appropriate.
(2)	Represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3)	Represents net interest income as a percentage of average interest-earning assets.
(4)	Represents non-interest expenses divided by the sum of net interest income and non-interest income.
(5)

The ratios of the allowance for loan losses to total loans and the allowance for loan losses to non-performing assets decreased in 2020 due to recording the former Affinity Bank’s loan portfolio at fair value with no carryover of its allowance for loan losses at the time of the merger in accordance with U.S. GAAP.

Comparison of Financial Condition at September 30, 2020 and December 31, 2019

Total assets increased $568.9 million, or 178.2%, to $888.2 million at September 30, 2020 from $319.3 million at December 31, 2019. The increase was due primarily to increases in loans and investment securities as a result of our acquisition of ABB Financial and Affinity Bank in January 2020, originating PPP loans and increases in cash equivalents resulting from the deposit of PPP loan proceeds into customers’ accounts at Newton Federal Bank. We expect our assets to decrease as customers withdraw the cash proceeds from PPP loans, and as PPP loans are forgiven by the Small Business Administration. Such loan forgiveness will also result in our repaying the related Federal Reserve Bank PPP Liquidity Facility loans we obtained to fund the PPP loans.

Cash and cash equivalents increased $131.5 million, or 273.2%, to $179.6 million at September 30, 2020 from $48.1 million at December 31, 2019 as borrowings were obtained from the Federal Reserve Bank’s PPP Liquidity Facility to fund PPP loans; as of September 30, 2020, much of the PPP loan proceeds remained in customers’ deposit accounts.

Gross loans (total loans excluding loans held for sale and excluding the effects of the allowance for loan losses) increased $378.4 million, or 150.1%, to $630.5 million at September 30, 2020 from $252.1 million at December 31, 2019. Commercial real estate loans increased $128.9 million, or 236.6%, to $183.4 million at September 30, 2020 from $54.5 million at December 31, 2019 and commercial and industrial loans, excluding PPP loans, increased $119.0 million, or 414.5%, to $147.2 million at September 30, 2020 from $28.6 million at December 31, 2019. In addition, commercial and industrial loans increased as $130.2 million in PPP loans were originated during the quarter ended June 30, 2020. Construction loans increased $9.2 million, or 44.9%, to $29.7 million at September 30, 2020 from $20.5 million at December 31, 2019. Consumer loans increased $10.9 million, or 34.6%, to $42.6 million at September 30, 2020 from $31.6 million at December 31, 2019. These increases are primarily attributable to our acquisition of ABB Financial and Affinity Bank in January 2020. These increases were partially offset by a decrease in one- to four-family residential real estate loans of $19.6 million, or 16.8%, to $97.2 million at September 30, 2020 from $116.8 million at December 31, 2019, as mortgage loans continue to be refinanced elsewhere at lower rates than we offer. The acquisition of ABB Financial and Affinity Bank has shifted the composition of the loan portfolio towards increased commercial and industrial lending and commercial real estate lending from one- to four-family mortgage lending.

As of September 30, 2020, we had granted short-term payment deferrals on 770 loans, totaling approximately $192.7 million (including $100.8 million of dental practice loans), that were otherwise performing. As of September 30, 2020, 365 of these loans, totaling $72.1 million, have returned to normal payment status. We have not granted any extensions for deferral periods.

Securities available-for-sale increased $21.4 million to $25.3 million at September 30, 2020 from $3.8 million at December 31, 2019, due to our acquisition of ABB Financial and Affinity Bank in January 2020.

Total deposits increased $387.6 million, or 162.7%, to $625.8 million at September 30, 2020 from $238.2 million at December 31, 2019. The increase included increases of $146.3 million, or 495.0%, in non-interest-bearing checking accounts, $92.5 million, or 276.9%, in market rate checking accounts, $75.6 million, or 333.0%, in savings accounts, $46.5 million, or 44.2%, in certificates of deposit, and $26.8 million, or 56.6%, in interest-bearing checking accounts. These increases are primarily attributable to our acquisition of ABB Financial and Affinity Bank in January 2020. In addition, many of our customers receiving PPP loans have deposited the loan proceeds in their accounts at Newton Federal Bank.

We had $34.3 million of Federal Home Loan Bank advances and $141.4 million of repurchase agreements and other borrowings at September 30, 2020 (including $129.9 million of Federal Reserve Bank PPP Liquidity Facility funds), compared to no borrowings at December 31, 2019, primarily due to our acquisition of ABB Financial and Affinity Bank in January 2020, which had both Federal Home Loan Bank advances and repurchase agreements. In addition, our borrowings increased due to borrowing $129.2 million from the Federal Reserve Bank’s PPP Liquidity Facility to fund PPP loans. We also borrowed $20.0 million from the Federal Home Loan Bank in January 2020 to help fund the acquisition. Community First borrowed $5.0 million from First National Bankers Bank during the quarter ended June 30, 2020. The loan has a ten-year term with a floating interest rate equal to the Wall Street Journal Prime Rate. The initial interest payment was paid as of September 30, 2020 and the initial principal payment is due June 29, 2021. There is no prepayment penalty.

Stockholders’ equity increased by $2.1 million, or 2.7%, to $79.2 million at September 30, 2020 compared to $77.2 million at December 31, 2019. The increase was due primarily to net income of $1.6 million recognized during the nine months ended September 30, 2020.

Comparison of Operating Results for the Three Months Ended September 30, 2020 and 2019

General. Net income increased $2.1 million to $1.9 million for the three months ended September 30, 2020 compared to a net loss of $196,000 for the three months ended September 30, 2019. The increase was due primarily to an increase in interest income on loans, due to our acquisition of ABB and Affinity Bank in January 2020, partially offset by increases in interest expense on deposits and non-interest expenses.

Interest Income. Interest income increased $4.8 million, or 123.4%, to $8.7 million for the three months ended September 30, 2020 from $3.9 million for the three months ended September 30, 2019, due primarily to an increase in interest income on loans, as the average loan balance increased primarily as a result of the ABB Financial and Affinity Bank acquisition, partially offset by a lower interest rate environment in the 2020 period as compared to the 2019 period.

Interest income on loans, including $2.1 million of interest income on PPP loans, increased $4.9 million, or 132.3%, to $8.5 million for the three months ended September 30, 2020 from $3.7 million for the three months ended September 30, 2019. Our average balance of loans, including PPP loans, increased $386.6 million, or 158.2%, to $630.9 million for the three months ended September 30, 2020 from $244.3 million for the three months ended September 30, 2019. The increase in the average balance of loans resulted primarily from our acquisition of ABB Financial and Affinity Bank in January 2020 and to a lesser degree, the origination of PPP loans. Our average yield on loans, not including PPP loans, decreased 88 basis points to 5.13% for the three months ended September 30, 2020 from 6.01% for the three months ended September 30, 2019, due primarily to a decrease in market interest rates.

Interest income on securities (excluding Federal Home Loan Bank stock) increased $21,000, or 35.6%, to $80,000 for the three months ended September 30, 2020 from $59,000 for the three months ended September 30, 2019. The average balance of securities increased $7.1 million, or 52.6%, to $20.6 million for the three months ended September 30, 2020 from $13.5 million for the three months ended September 30, 2019, due to securities included in the acquisition of ABB Financial and Affinity Bank in January 2020. The average yield on securities decreased by 17 basis points, to 1.55% from 1.72%, as a result of continued decreases in market interest rates.

Interest income on interest-earning deposits decreased $112,000, or 75.7%, to $36,000 for the three months ended September 30, 2020 from $148,000 for the three months ended September 30, 2019. The decrease in interest income on interest-earning deposits was due to a 261 basis point decrease in the weighted average yield, as interest rates dropped significantly in the 2020 period, partially offset by an $85.4 million increase in the average balance to $107.0 million, as a result of the acquisition of ABB Financial and Affinity Bank in January 2020.

Interest Expense. Interest expense increased $841,000, or 145.3%, to $1.4 million for the three months ended September 30, 2020, compared to $579,000 for the three months ended September 30, 2019, due to increases in interest expense on deposits and borrowings as the average balances of deposits and borrowings increased primarily due to the ABB Financial and Affinity Bank acquisition combined with the effect of the higher rates paid on some Affinity Bank deposit products.

Interest expense on certificates of deposit increased $245,000, or 58.8%, to $662,000 for the three months ended September 30, 2020 from $417,000 for the three months ended September 30, 2019. The average balance of certificates of deposit increased to $157.8 million for the three months ended September 30, 2020 compared to $93.2 million for the three months ended September 30, 2019, while the average rate we paid on certificates of deposit decreased 10 basis points to 1.68% for the three months ended September 30, 2020 from 1.78% for the three months ended September 30, 2019. Interest expense on market rate checking accounts increased $156,000, or 219.7%, while interest expense on savings accounts increased to $206,000 from $8,000. All of these increases were primarily due to deposits assumed in the acquisition of ABB Financial and Affinity Bank. These increases were partially offset by a decrease of $14,000, or 16.9%, in interest expense on interest-bearing checking accounts, which was due to a lower interest rate environment in the 2020 period as compared to the 2019 period.

Interest expense on borrowings increased to $257,000 for the three months ended September 30, 2020 compared to $0 for the three months ended September 30, 2019, as the average balance on borrowings increased to $116.2 million from zero for the same period in the prior year, primarily as a result of the acquisition of ABB Financial and Affinity Bank in January 2020, Federal Home Loan Bank advances used to fund the acquisition, Federal Reserve Bank borrowings to fund PPP loans and the $5.0 million loan to Community First.

Net Interest Income. Net interest income increased $3.9 million, or 119.5%, and was $7.3 million for the three months ended September 30, 2020 compared to $3.3 million for the three months ended September 30, 2019. Our average net interest-earning assets increased by $105.9 million, or 119.5%, to $194.4 million for the three months ended September 30, 2020 from $88.6 million for the three months ended September 30, 2019, while our net interest rate spread decreased by 76 basis points to 3.58% for the three months ended September 30, 2020 from 4.34% for the three months ended September 30, 2019, reflecting a 99 basis point decrease in the weighted average yield on interest-earning assets, partially offset by a 24 basis point decrease in the rate paid on interest-bearing liabilities as discussed above. Our net interest margin was 3.83% for the three months ended September 30, 2020 compared to 4.72% for the three months ended September 30, 2019.

Provision for Loan Losses. Provisions for loan losses are charged to operations to establish an allowance for loan losses at a level necessary to absorb known and inherent losses in our loan portfolio that are both probable and reasonably estimable at the date of the consolidated financial statements. In evaluating the level of the allowance for loan losses, management analyzes several qualitative loan portfolio risk factors including, but not limited to, management’s ongoing review and grading of loans, facts and issues related to specific loans, historical loan loss and delinquency experience, trends in past due and non-accrual loans, existing risk characteristics of specific loans or loan pools, the fair value of underlying collateral, current economic conditions and other qualitative and quantitative factors which could affect potential credit losses. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Summary of Significant Accounting Policies” for additional information.

After an evaluation of these factors, particularly in light of the COVID-19 pandemic, we recorded a provision for loan losses of $600,000 for the three months ended September 30, 2020 as compared to no provision for the three months ended September 30, 2019. Our allowance for loan losses was $5.7 million at September 30, 2020 compared to $4.1 million at December 31, 2019 and $4.2 million at September 30, 2019. The allowance for loan losses to total loans was 0.91% at September 30, 2020 compared to 1.64% at December 31, 2019 and 1.67% at September 30, 2019. The decline in the ratio was a result of recording the Affinity Bank acquired loan portfolio at fair value with no carryover of its allowance for loan losses at the time of the merger. The allowance for loan losses to non-performing loans was 153.70% at September 30, 2020 compared to 161.07% at December 31, 2019 and 192.59% at September 30, 2019. We had net recoveries of $125,000 and $28,000 during the three months ended September 30, 2020 and 2019, respectively.

To the best of our knowledge, we have recorded all loan losses that are both probable and reasonable to estimate at September 30, 2020. However, future changes in the factors described above, including, but not limited to, actual loss experience with respect to our loan portfolio, could result in material increases in our provision for loan losses. In addition, the Office of the Comptroller of the Currency, as an integral part of its examination process, periodically reviews our allowance for loan losses, and as a result of such reviews, we may have to adjust our allowance for loan losses. However, regulatory agencies are not directly involved in the process of establishing the allowance for loan losses as the process is our responsibility and any increase or decrease in the allowance is the responsibility of management.

Non-interest Income. Non-interest income increased $11,000, or 2.0%, to $546,000 for the three months ended September 30, 2020 from $535,000 for the three months ended September 30, 2019.

Non-interest Expenses. Non-interest expenses information is as follows.

	Three Months Ended September 30,		Change
	2020	2019	Amount	Percent
	(Dollars in thousands)
Salaries and employee benefits	$2,415	$1,861	$554	29.8%
Deferred compensation	70	67	3	4.8%
Occupancy	734	465	269	57.9%
Advertising	40	37	3	8.0%
Data processing	523	748	(225)	(30.0)%
Other real estate owned	9	2	7	350.0%
Net (gain) loss on sale of other real estate owned	159	(8)	167	2,087.5%
Legal and accounting	230	505	(275)	(54.6)%
Organizational dues and subscriptions	70	60	10	16.7%
Director compensation	51	49	2	4.1%
Federal deposit insurance premiums	51	16	35	218.8%
Other	400	319	81	25.5%

Total non-interest expense	$4,752	$4,121	$631	15.3%

Salaries and employee benefits expense, occupancy expense, advertising expense, federal deposit insurance premiums and other non-interest expense all increased due to our acquisition of ABB Financial and Affinity Bank and the related growth. Data processing expense decreased due to prior expenditures in connection with our planned core data conversion, while legal and accounting expense decreased due to prior expenses related to our acquisition of ABB Financial and Affinity Bank.

Income Tax Expense. We recorded income tax expense of $563,000 for the three months ended September 30, 2020 compared to an income tax benefit of $87,000 for the three months ended September 30, 2019. The increase in income tax expense was due to net income before taxes in the 2020 period as compared to a net loss for the comparable 2019 period.

Comparison of Operating Results for the Nine Months Ended September 30, 2020 and 2019

General. Net income increased $1.6 million to $1.6 million for the nine months ended September 30, 2020 compared to $39,000 for the nine months ended September 30, 2019. The increase was due primarily to an increase in interest income of $11.4 million, partially offset by increases in interest expense of $2.8 million and non-interest expenses of $5.5 million, primarily related to our acquisition of ABB Financial and Affinity Bank in January 2020, and a provision for loan losses of $1.4 million. Merger-related expenses before taxes, including employee severance payments, legal and professional fees and deconversion costs, were $2.8 million during the nine months ended September 30, 2020.

Interest Income. Interest income increased $11.4 million, or 101.2%, to $22.6 million for the nine months ended September 30, 2020 from $11.2 million for the nine months ended September 30, 2019. The increase was due primarily to an increase in interest income on loans and increases in the weighted average balance of loans related to the ABB Financial and Affinity Bank acquisition, partially offset by a lower interest rate environment in the 2020 period compared to the 2019 period.

Interest income on loans, including $2.5 million of interest income on PPP loans, increased $11.6 million, or 110.7%, to $22.0 million for the nine months ended September 30, 2020 from $10.5 million for the nine months ended September 30, 2019. Our average balance of loans, including PPP loans, increased $326.9 million, or 137.2%, to $565.2 million for the nine months ended September 30, 2020 from $238.3 million for the nine months ended September 30, 2019. The increase in the average balance of loans resulted primarily from our acquisition of ABB Financial and Affinity Bank in January 2020. Our average yield on loans, not including PPP loans, decreased 62 basis points to 5.23% for the nine months ended September 30, 2020 from 5.85% for the nine months ended September 30, 2019, due primarily to changes in our loan portfolio composition resulting from the merger combined with competitive pressure on rates.

Interest income on interest-earning deposits decreased $263,000, or 58.7%, to $185,000 for the nine months ended September 30, 2020 from $448,000 for the nine months ended September 30, 2019. The decrease in interest income on interest-earning deposits was due to a 279 basis point decrease in the average yield, as interest rates dropped significantly during the nine months ended September 30, 2020, partially offset by a $50.7 million increase in the average balance, as a result of the acquisition of ABB Financial and Affinity Bank in January 2020.

Interest Expense. Interest expense increased $2.8 million, or 167.2%, to $4.4 million for the nine months ended September 30, 2020, compared to $1.7 million for the nine months ended September 30, 2019, due to increases in interest expense on deposits and borrowings, as average balances increased related to the ABB Financial and Affinity Bank acquisition as well as higher rates paid on some Affinity Bank deposit products.

Interest expense on certificates of deposit increased $896,000, or 77.3%, to $2.1 million for the nine months ended September 30, 2020 from $1.2 million for the nine months ended September 30, 2019. The average balance of certificates of deposit increased to $159.2 million for the nine months ended September 30, 2020 compared to $91.1 million for the nine months ended September 30, 2019, and the average rate we paid on certificates of deposit increased two basis points to 1.72% for the nine months ended September 30, 2020 from 1.70% for the nine months ended September 30, 2019. Interest expense on market rate checking accounts increased $615,000, or 343.6%, while interest expense on savings accounts increased to $725,000 from $23,000. These increases were due to deposits acquired in the merger. These increases were partially offset by a decrease of $60,000, or 21.9%, in interest expense on interest-bearing checking accounts, which was due to a lower interest rate environment in the 2020 period compared to the 2019 period.

Interest expense on borrowings increased to $649,000 for the nine months ended September 30, 2020 compared to $26,000 for the nine months ended September 30, 2019, as the average balance of borrowings increased to $82.0 million from $1.7 million for the same period in the previous year primarily as a result of the acquisition of Affinity Bank in January 2020, Federal Home Loan Bank advances used to fund the acquisition, Federal Reserve Bank borrowings used to fund PPP loans and the $5.0 million loan to Community First.

Net Interest Income. Net interest income increased $8.6 million, or 89.8%, and was $18.2 million for the nine months ended September 30, 2020 compared to $9.6 million for the nine months ended September 30, 2019. Our average net interest-earning assets increased by $75.8 million, or 94.4%, to $156.1 million for the nine months ended September 30, 2020 from $80.3 million for the nine months ended September 30, 2019, while our net interest rate spread decreased by 87 basis points to 3.42% for the nine months ended September 30, 2020 from 4.29% for the nine months ended September 30, 2019, reflecting an 82 basis point decrease in the weighted average yield on interest-earning assets, further reduced by a four basis point increase in the weighted average rate paid on interest-bearing liabilities. Our net interest margin was 3.70% for the nine months ended September 30, 2020 compared to 4.62% for the nine months ended September 30, 2019.

Provision for Loan Losses. Particularly in light of the COVID-19 pandemic, we recorded a provision for loan losses of $1.4 million for the nine months ended September 30, 2020 as compared to no provision for the nine months ended September 30, 2019. We had net recoveries of $177,000 and $186,000 during the nine months ended September 30, 2020 and 2019, respectively.

Non-interest Income. Non-interest income increased $368,000, or 29.9%, to $1.6 million for the nine months ended September 30, 2020 from $1.2 million for the nine months ended September 30, 2019. This was a result of an increase in service charges on deposit accounts of $389,000, or 62.7%, as a result of our acquisition of ABB Financial and Affinity Bank.

Non-interest Expenses. Non-interest expenses information is as follows.

	Nine Months Ended September 30,		Change
	2020	2019	Amount	Percent
	(Dollars in thousands)
Salaries and employee benefits	$8,767	$5,519	$3,248	58.9%
Deferred compensation	211	171	40	23.4
Occupancy	2,071	1,421	650	45.7
Advertising	173	104	69	66.3
Data processing	1,773	1,360	413	30.4
Other real estate owned	11	19	(8)	(42.1)
Net (gain) loss on sale of other real estate owned	188	(104)	292	280.8
Legal and accounting	1,196	1,037	159	15.3
Organizational dues and subscriptions	238	213	25	11.8
Director compensation	153	145	8	5.5
Federal deposit insurance premiums	304	48	256	533.3
Other	1,324	935	389	41.6

Total non-interest expense	$16,409	$10,868	$5,541	51.0%

Salaries and employee benefits expense, occupancy expense, advertising expense, data processing expense, legal and accounting expense, federal deposit insurance premiums and other non-interest expense all increased due to our acquisition of ABB Financial and Affinity Bank and the related growth. Other non-interest expense increased primarily as a result of core deposit intangible amortization and merger-related expenses. Total merger-related expenses for the nine months ended September 30, 2020 were $2.8 million, compared to $332,000 of such expenses for the nine months ended September 30, 2019.

Income Tax Expense. We recorded income tax expense of $324,000 for the nine months ended September 30, 2020 compared to an income tax benefit of $94,000 for the nine months ended September 30, 2019. The increase in income tax expense was due to the increase in net income before taxes in the 2020 period.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect,” “will,” “would,” “should,” “could” or “may,” and words of similar meaning. These forward-looking statements include, but are not limited to:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans, prospects, growth and operating strategies;

•	statements regarding the quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.

These forward-looking statements are based on current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	conditions relating to the COVID-19 pandemic, including the severity and duration of the associated economic slowdown either nationally or in our market areas, that are worse than expected;

•	general economic conditions, either nationally or in our market areas, that are worse than expected;

•	changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses;

•	our ability to access cost-effective funding;

•	fluctuations in real estate values and both residential and commercial real estate market conditions;

•	demand for loans and deposits in our market area;

•	our ability to implement and change our business strategies;

•	competition among depository and other financial institutions;

•

inflation and changes in the interest rate environment that reduce our margins and yields, our mortgage banking revenues, the fair value of financial instruments, including our mortgage servicing rights asset, or our level of loan originations, or increase the level of defaults, losses and prepayments on loans we have made and make;

•	adverse changes in the securities or secondary mortgage markets;

•	changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees, capital requirements and insurance premiums;

•	changes in the quality or composition of our loan or investment portfolios;

•	technological changes that may be more difficult or expensive than expected;

•	the inability of third-party providers to perform as expected;

•	a failure or breach of our operational or security systems or infrastructure, including cyberattacks;

•	our ability to manage market risk, credit risk and operational risk;

•	our ability to enter new markets successfully and capitalize on growth opportunities;

•

our ability to successfully integrate into our operations any assets, liabilities, customers, systems and management personnel we have acquired or may acquire and our ability to realize related revenue synergies and cost savings within expected time frames, and any goodwill charges related thereto;

•	changes in consumer spending, borrowing and savings habits;

•

changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission or the Public Company Accounting Oversight Board;

•	our ability to retain key employees;

•	our compensation expense associated with equity allocated or awarded to our employees; and

•	changes in the financial condition, results of operations or future prospects of issuers of securities that we own.

Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. See “Risk Factors” beginning on page 20. Except as required by applicable law or regulation, we do not undertake, and we specifically disclaim any obligation, to release publicly the results of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.

HOW WE INTEND TO USE THE PROCEEDS FROM THE OFFERING

Although we cannot determine what the actual net proceeds from the sale of the shares of common stock in the offering will be until the offering is completed, we anticipate that the net proceeds will be between $22.4 million and $30.7 million, or $35.5 million if the offering range is increased by 15%.

We intend to use the net proceeds as follows:

	Based Upon the Sale at $10.00 Per Share of:
	2,380,000 Shares		2,800,000 Shares		3,220,000 Shares		3,703,000 Shares (1)
	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds
	(Dollars in thousands)
Gross offering proceeds	$23,800		$28,000		$32,200		$37,030
Less: offering expenses	1,399		1,438		1,476		1,521

Net offering proceeds	$22,401	100.0%	$26,562	100.0%	$30,724	100.0%	$35,509	100.0%

Distribution of net proceeds:
To Newton Federal Bank	$11,201	50.0%	$13,281	50.0%	$15,362	50.0%	$17,755	50.0%
To fund loan to employee stock ownership plan	$1,904	8.5%	$2,240	8.4%	$2,576	8.4%	$2,962	8.3%
To repay loan to Community First	$5,000	22.3%	$5,000	18.8%	$5,000	16.3%	$5,000	14.1%
Retained by Affinity Bancshares	$4,296	19.2%	$6,041	22.7%	$7,786	25.3%	$9,792	27.6%

(1)

As adjusted to give effect to an increase in the number of shares, which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.

Payments for shares of common stock made through withdrawals from existing deposit accounts will not result in the receipt of new funds for investment but will reduce Newton Federal Bank’s deposits. The net proceeds may vary because total expenses relating to the offering may be more or less than our estimates. For example, our expenses would increase if all the shares offered were not sold in the subscription and community offerings and instead a portion of the shares were sold in a syndicated community offering.

The loan to Community First has a principal amount of $5.0 million, a ten-year term and an adjustable rate of interest equal to the Wall Street Journal Prime Rate. The loan was originated by First National Bankers Bank in June 2020, and was used to provide additional capital to Newton Federal Bank.

Affinity Bancshares may use the proceeds it retains from the offering:

•	to invest in securities;

•	to repurchase shares of its common stock;

•

to finance the potential acquisition of financial institutions or financial services companies, although we do not currently have any agreements or understandings regarding any specific acquisition transaction;

•	to pay cash dividends to stockholders; and

•	for other general corporate purposes.

See “Our Dividend Policy” for a discussion of our expected dividend policy following the completion of the conversion. Under current federal regulations, we may not repurchase shares of our common stock during the first year following the completion of the conversion, except when extraordinary circumstances exist and with prior regulatory approval, or except to fund the granting of restricted stock awards (which would require notification to the Federal Reserve Board) or tax-qualified employee stock benefit plans.

Newton Federal Bank may use the net proceeds it receives from the offering:

•	to fund new loans;

•	to enhance existing products and services, hire additional employees and support growth and the development of new products and services;

•

to expand its banking franchise by establishing or acquiring new branches or by acquiring other financial institutions or other financial services companies as opportunities arise, although we do not currently have any understandings or agreements to acquire a financial institution or other entity;

•	to invest in securities; and

•	for other general corporate purposes.

Initially, a substantial portion of the net proceeds will be invested in short-term investments, investment-grade debt obligations and mortgage-backed securities. We have not determined specific amounts of the net proceeds that would be used for the purposes described above. The use of the proceeds outlined above may change based on many factors, including, but not limited to, changes in interest rates, equity markets, laws and regulations affecting the financial services industry, the attractiveness of potential acquisitions to expand our operations, and overall market conditions. The use of the proceeds may also change depending on our ability to receive regulatory approval to establish new branches or acquire other financial institutions.

We expect our return on equity may be low until we are able to reinvest effectively the additional capital raised in the offering. Until we can increase our net interest income and non-interest income, our return on equity may be below the industry average, which may negatively affect the value of our common stock. See “Risk Factors—Risks Related to the Offering—Our failure to effectively deploy the net proceeds may have an adverse effect on our financial performance.”

OUR DIVIDEND POLICY

Following completion of the stock offering, our board of directors will have the authority to declare dividends on our shares of common stock. The board’s determination of whether to declare a dividend and the amount of any such dividend is subject to our capital requirements, our financial condition and results of operations, tax considerations, statutory and regulatory limitations, and general economic conditions. No decision has been made with respect to the amount, if any, and timing of any dividend payments. We cannot assure you that we will pay dividends in the future, or, if dividends are paid, that any such dividends will not be reduced or eliminated in the future.

Affinity Bancshares will not be permitted to pay dividends on its common stock if its stockholders’ equity would be reduced below the amount of the liquidation account established by Affinity Bancshares in connection with the conversion. The source of dividends will depend on the net proceeds retained by Affinity Bancshares and earnings thereon, and dividends from Newton Federal Bank. In addition, Affinity Bancshares will be subject to state law limitations and federal bank regulatory policy on the payment of dividends. Maryland law generally limits dividends if the corporation would not be able to pay its debts in the usual course of business after giving effect to the dividend or if the corporation’s total assets would be less than the corporation’s total liabilities plus the amount needed to satisfy the preferential rights upon dissolution of stockholders whose preferential rights on dissolution are superior to those receiving the distribution.

After the completion of the conversion, Newton Federal Bank will not be permitted to pay dividends on its capital stock owned by Affinity Bancshares, its sole stockholder, if Newton Federal Bank’s stockholder’s equity would be reduced below the amount of the liquidation account established in connection with the conversion. In addition, Newton Federal Bank will not be permitted to make a capital distribution if, after making such distribution, it would be undercapitalized. Newton Federal Bank must provide notice to the Federal Reserve Board and file an application with the Office of the Comptroller of the Currency for approval of a capital distribution if the total capital distributions for the applicable calendar year exceed the sum of its net income for that year to date plus its retained net income for the preceding two years, or it would not be at least adequately capitalized following the distribution.

Any payment of dividends by Newton Federal Bank to Affinity Bancshares that would be deemed to be drawn from Newton Federal Bank’s bad debt reserves established before 1988, if any, would require a payment of taxes at the then-current tax rate by Newton Federal Bank on the amount of earnings deemed to be removed from the pre-1988 bad debt reserves for such distribution. Newton Federal Bank does not intend to make any distribution that would create such a federal tax liability.

We intend to file a consolidated federal tax return with Newton Federal Bank. Accordingly, it is anticipated that any cash distributions made by us to our stockholders would be treated as cash dividends and not as a non-taxable return of capital for federal tax purposes. Additionally, during the three-year period following the conversion, we will not be permitted to make any capital distribution to stockholders that would be treated by recipients as a tax-free return of capital for federal income tax purposes.

MARKET FOR THE COMMON STOCK

Community First’s common stock is currently listed on the Nasdaq Capital Market under the symbol “CFBI.” Upon completion of the conversion, we expect the shares of common stock of Affinity Bancshares will replace the existing shares of Community First and trade on the Nasdaq Capital Market under the symbol “AFBI.” In order to list our stock on the Nasdaq Capital Market, we are required to have at least three broker-dealers who will make a market in our common stock. As of November 2, 2020, Community First had 17 registered market makers in its common stock.

As of the close of business on November 2, 2020, there were 7,570,797 shares of common stock outstanding, including 3,500,142 publicly held shares (shares held by stockholders other than Community First Bancshares, MHC), and approximately 272 stockholders of record.

On September 8, 2020, the business day immediately preceding the public announcement of the conversion, and on November 2, 2020, the closing prices of Community First common stock as reported on the Nasdaq Capital Market were $6.53 per share and $7.64 per share, respectively. On the effective date of the conversion, all publicly held shares of Community First common stock, including shares of common stock held by our officers and directors, will be converted automatically into and become the right to receive a number of shares of Affinity Bancshares common stock determined pursuant to the exchange ratio. See “The Conversion and Offering—Share Exchange Ratio for Current Stockholders.” Options to purchase shares of Community First common stock will be converted into options to purchase a number of shares of Affinity Bancshares common stock determined pursuant to the exchange ratio, with the same aggregate exercise price. See “Beneficial Ownership of Common Stock.”

HISTORICAL AND PRO FORMA REGULATORY CAPITAL COMPLIANCE

At June 30, 2020, Newton Federal Bank exceeded all of the applicable regulatory capital requirements and was considered “well capitalized.” The table below sets forth the historical equity capital and regulatory capital of Newton Federal Bank at June 30, 2020, and the pro forma equity capital and regulatory capital of Newton Federal Bank after giving effect to the sale of shares of common stock at $10.00 per share. The table also compares historical and pro forma capital levels to those required to be considered “well capitalized.” The table assumes that Newton Federal Bank receives 50% of the net offering proceeds. See “How We Intend to Use the Proceeds from the Offering.”

	Newton Federal Bank Historical at June 30, 2020		Newton Federal Bank Pro Forma at June 30, 2020 Based Upon the Sale in the Offering of:
			2,380,000 Shares		2,800,000 Shares		3,220,000 Shares		3,703,000 Shares (1)
	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets
	(Dollars in thousands)
Equity	$78,866	8.67%	$87,211	9.47%	$88,787	9.62%	$90,364	9.77%	$92,178	9.94%

Tier 1 leverage capital (2)(3)	$57,693	9.31%	$66,038	10.47%	$67,614	10.69%	$69,191	10.90%	$71,005	11.14%
Tier 1 leverage requirement	30,971	5.00	31,531	5.00	31,635	5.00	31,739	5.00	31,858	5.00

Excess	$26,722	4.31%	$34,507	5.47%	$35,979	5.69%	$37,452	5.90%	$39,147	6.14%

Tier 1 risk-based capital (2)(3)	$57,693	10.58%	$66,038	12.06%	$67,614	12.34%	$69,191	12.61%	$71,005	12.93%
Tier 1 risk-based requirement	43,636	8.00	43,816	8.00	43,849	8.00	43,882	8.00	43,920	8.00

Excess	$14,057	2.58%	$22,222	4.06%	$23,765	4.34%	$25,309	4.61%	$27,085	4.93%

Total risk-based capital (2)(3)	$62,690	11.49%	$71,035	12.97%	$72,611	13.25%	$74,188	13.52%	$76,002	13.84%
Total risk-based requirement	54,546	10.00	54,770	10.00	54,811	10.00	54,853	10.00	54,901	10.00

Excess	$8,144	1.49%	$16,265	2.97%	$17,800	3.25%	$19,335	3.52%	$21,101	3.84%

Common equity tier 1 risk-based capital (2)(3)	$57,693	10.58%	$66,038	12.06%	$67,614	12.34%	$69,191	12.61%	$71,005	12.93%
Common equity tier 1 risk-based requirement	35,455	6.50	35,600	6.50	35,627	6.50	35,654	6.50	35,685	6.50

Excess	$22,238	4.08%	$30,438	5.56%	$31,987	5.84%	$33,537	6.11%	$35,320	6.43%

Reconciliation of capital infused into Newton Federal Bank:
Net proceeds			$11,201		$13,281		$15,362		$17,755
Less: Common stock acquired by stock-based benefit plans			(952)		(1,120)		(1,288)		(1,481)
Less: Common stock acquired by employee stock ownership plan			(1,904)		(2,240)		(2,576)		(2,962)

Pro forma increase			$8,345		$9,921		$11,498		$13,312

(1)

As adjusted to give effect to an increase in the number of shares, which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.

(2)	Tier 1 leverage capital levels are shown as a percentage of total average assets. Risk-based capital levels are shown as a percentage of risk-weighted assets.
(3)	Pro forma amounts and percentages assume net proceeds are invested in assets that carry a 20% risk weighting.

CAPITALIZATION

The following table presents the historical consolidated capitalization of Community First at June 30, 2020 and the pro forma consolidated capitalization of Affinity Bancshares after giving effect to the conversion and offering based upon the assumptions set forth in the “Pro Forma Data” section.

	Community First Historical at June 30, 2020	Affinity Bancshares Pro Forma at June 30, 2020 Based upon the Sale in the Offering at $10.00 per share of:
		2,380,000 Shares	2,800,000 Shares	3,220,000 Shares	3,703,000 Shares (1)
	(Dollars in thousands)
Deposits (2)	$625,750	$625,750	$625,750	$625,750	$625,750
Borrowed funds	198,044	198,044	198,044	198,044	198,044

Total deposits and borrowed funds	$823,794	$823,794	$823,794	$823,794	$823,794

Stockholders’ equity:
Preferred stock, $0.01 par value, 10,000,000 shares authorized (post-conversion) (3)	—	—	—	—	—
Common stock, $0.01 par value, 40,000,000 shares authorized (post-conversion); shares to be issued as reflected (3)(4)	78	44	52	60	69
Additional paid-in capital (3)	33,427	54,594	58,747	62,901	67,677
MHC capital contribution	—	100	100	100	100
Retained earnings (5)	47,343	47,343	47,343	47,343	47,343
Accumulated other comprehensive income	176	176	176	176	176
Treasury stock, at cost	(1,268)	—	—	—	—
Common stock held by employee stock ownership plan (6)	(2,512)	(4,416)	(4,752)	(5,088)	(5,474)
Common stock to be acquired by stock-based benefit plans (7)	—	(952)	(1,120)	(1,288)	(1,481)

Total stockholders’ equity	$77,244	$96,889	$100,546	$104,204	$108,410

Pro Forma Shares Outstanding
Shares offered for sale	—	2,380,000	2,800,000	3,220,000	3,703,000
Exchange shares issued	—	2,039,128	2,398,974	2,758,820	3,172,643

Total shares outstanding	—	4,419,128	5,198,974	5,978,820	6,875,643

Total stockholders’ equity as a percentage of total assets	8.52%	10.46%	10.82%	11.16%	11.56%
Tangible equity as a percentage of tangible assets	6.56%	8.58%	8.95%	9.32%	9.73%

(1)

As adjusted to give effect to an increase in the number of shares, which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.

(2)

Does not reflect withdrawals from deposit accounts to purchase shares of common stock in the conversion and offering. These withdrawals would reduce pro forma deposits and assets by the amount of the withdrawals.

(3)

Community First currently has 19,000,000 authorized shares of common stock, $0.01 par value per share, and 1,000,000 authorized shares of preferred stock, par value $0.01 per share. On a pro forma basis, common stock and additional paid-in capital have been revised to reflect the number of shares of Affinity Bancshares common stock to be outstanding.

(4)

No effect has been given to the issuance of additional shares of Affinity Bancshares common stock pursuant to the exercise of options under one or more stock-based benefit plans. If the plans are implemented within the first year after the closing of the offering, an amount up to 10% of the shares of Affinity Bancshares common stock sold in the offering will be reserved for issuance upon the exercise of options under the plans. No effect has been given to the exercise of options currently outstanding. See “Management.”

(5)

The retained earnings of Newton Federal Bank will be substantially restricted after the conversion. See “The Conversion and Offering—   Liquidation Rights” and “Supervision and Regulation—Federal Banking Regulation—Capital Distributions.”

(footnotes continue on following page)

(continued from previous page)

(6)

Assumes that 8% of the shares sold in the offering will be acquired by the employee stock ownership plan financed by a loan from Affinity Bancshares. The loan will be repaid principally from Affinity Bank’s contributions to the employee stock ownership plan. Since Affinity Bancshares will finance the employee stock ownership plan debt, this debt will be eliminated through consolidation and no liability will be reflected on Affinity Bancshares’ consolidated financial statements. Accordingly, the amount of shares of common stock acquired by the employee stock ownership plan is shown in this table as a reduction of total stockholders’ equity.

(7)

Assumes a number of shares of common stock equal to 4% of the shares of common stock to be sold in the offering will be purchased for grant by one or more stock-based benefit plans. The funds to be used by such plans to purchase the shares will be provided by Affinity Bancshares. The dollar amount of common stock to be purchased is based on the $10.00 per share purchase price in the offering and represents unearned compensation. This amount does not reflect possible increases or decreases in the value of common stock relative to the purchase price in the offering. Affinity Bancshares will accrue compensation expense to reflect the vesting of shares pursuant to such stock-based benefit plans and will credit capital in an amount equal to the charge to operations. Implementation of such plans will require stockholder approval.

PRO FORMA DATA

The following pro forma unaudited condensed consolidated statements of financial condition and the pro forma unaudited consolidated statements of income give effect to the proposed offering and the merger with ABB Financial, based on the assumptions set forth below. The condensed pro forma unaudited consolidated financial statements are based, in part, on the audited consolidated financial statements of Community First and ABB Financial for the year ended December 31, 2019. The pro forma unaudited condensed consolidated financial statements give effect to the offering at historical cost and the merger using the purchase method of accounting as required by U.S. GAAP.

The pro forma adjustments in the tables assume the sale in the offering of 2,380,000 shares, which is the minimum of the offering range, and 3,703,000 shares, which is the adjusted maximum of the offering range. The purchase price for purposes of the pro forma presentation for the acquisition of ABB Financial was calculated as follows:

December 31, 2019
(In thousands)
Net assets acquired (not adjusted for purchase accounting)	$31,345 (1)
Cancellation of preferred stock
Purchase accounting adjustments:	(5,891)
Loan yield premiums	929
Loan credit discount	(3,256)
Other real estate owned valuation adjustment	—
Certificates of deposit yield premium	(265)
Borrowings yield premium	(1,453)
Core deposit intangible	1,913
Tax impact of purchase accounting adjustments	(201)
Goodwill	17,217

Purchase price, net	$40,338

(1)	As of January 10, 2020 acquisition date.

The net proceeds are based upon the following assumptions:

(i)	all of the shares of common stock will be sold in the subscription and community offerings;

(ii)

our employee stock ownership plan will purchase 8% of the shares of common stock sold in the offering with a loan from Affinity Bancshares. The existing loan obligation of our employee stock ownership plan, equal to $2.7 million at June 30, 2020, will be combined with the new loan. The combined loan will be repaid in substantially equal payments of principal and interest (at the prime rate of interest, as may be adjusted annually) over 25 years. Interest income that we earn on the loan will offset the interest paid by Newton Federal Bank. The effect on earnings for the employee stock ownership plan is the cost of amortizing the combined loan over 25 years, net of historical expense for the period;

(iii)

we will pay Performance Trust a fee of 1.0% with respect to shares sold in the subscription and community offerings. No fee will be paid with respect to shares of common stock purchased by our qualified and non-qualified employee stock benefit plans, or stock purchased by our officers, directors and employees, and their immediate families, and no fee will be paid with respect to exchange shares; and

(iv)	total expenses of the offering, other than the fees and commissions to be paid to Performance Trust and other broker-dealers, will be $1.1 million.

In addition, the expenses of the offering may vary from those estimated, and the fees paid to Performance Trust will vary from the amounts estimated if the amount of shares of Affinity Bancshares common stock sold varies from the amounts assumed above or if any shares are sold in the syndicated community offering.

Pro forma net earnings has been calculated for the year ended December 31, 2019 as if the shares of Affinity Bancshares common stock to be issued in the offering had been sold and the merger consideration had been paid as of the beginning of the period. Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the indicated number of shares of Affinity Bancshares common stock.

The unaudited condensed consolidated pro forma statements of financial condition assume the offering and merger were consummated on December 31, 2019. The pro forma unaudited statements are provided for informational purposes only. The pro forma financial information presented is not necessarily indicative of the actual results that would have been achieved had the offering and merger been consummated on January 1, 2019 or December 31, 2019, and is not indicative of future results. The pro forma unaudited condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and the notes thereto of Community First and ABB Financial contained elsewhere in this prospectus.

Stockholders’ equity represents the resulting book value of the common stockholders’ ownership of Affinity Bancshares and ABB Financial computed in accordance with U.S. GAAP. Pro forma stockholders’ equity and book value are not intended to represent the fair market value of the common stock and, due to the existence of the tax bad debt reserve and intangible assets, may be different than amounts that would be available for distribution to stockholders in the event of liquidation.

Unaudited pro forma net earnings and common stockholders’ equity derived from the above assumptions are qualified by the statements set forth under this section and should not be considered indicative of the market value of Affinity Bancshares common stock or the actual results of operations of Affinity Bancshares and ABB Financial for any period. Such pro forma data may be materially affected by the actual gross proceeds from the sale of shares of Affinity Bancshares in the offering and the actual expenses incurred in connection with the offering and the merger.

Pro forma merger adjustments to net income include entries to reflect the estimated fair value adjustments to financial assets and liabilities and the amortization of identifiable intangible assets created in the acquisition. Excluded from the calculation of pro forma net income are any adjustments to reflect the estimated interest income to be earned on the net proceeds of the offering, the estimated interest income to be foregone on the cash required to fund the merger with ABB Financial and related expenses, and other estimated expense reductions from consolidating the operations of ABB Financial with those of Affinity Bancshares.

The following table presents pro forma balance sheet information at December 31, 2019 at the minimum of the offering range.

Pro Forma Unaudited Condensed Consolidated Statement of Financial Condition

December 31, 2019

	Community First Historical	Offering Adjustments (1)		Affinity Bancshares Pro Forma as Converted	ABB Financial Historical	Merger Adjustments (2)		Affinity Bancshares Pro Forma Consolidated
	(In thousands)
Assets
Cash and cash equivalents	$48,117	$19,645	(3)	$67,762	$37,620	$(30,979	) (9)	$74,403
Investment securities available for sale	3,818	—		3,818	16,355	—		20,173
Loans receivable, net	247,956	—		247,956	258,037	489	(10)	506,482
Other real estate owned	140	—		140	800	—		940
Premises and equipment	8,513	—		8,513	1,090	—		9,603
Federal Home Loan Bank stock, at cost	278	—		278	1,892	—		2,170
Bank owned life insurance	7,462	—		7,462	7,451	—		14,913
Goodwill	—	—		—	—	17,217	(11)	17,217
Core deposit intangible	—	—		—	—	1,913	(12)	1,913
Other	3,010	—		3,010	4,391	—		7,401

Total assets	$319,294	$19,645		$338,939	$327,636	$(11,360)		$655,215

Liabilities
Deposits	$238,181	$—		$238,181	$253,059	$265	(13)	$491,505
Borrowings	—	—	(4)	—	40,899	19,796	(14)	60,695
Other	3,946	—		3,946	1,658	201	(15)	5,805

Total liabilities	242,127	—		242,127	295,616	20,262		558,005

Stockholders’ equity
Preferred stock	—	—		—	5,891	(5,891	) (16)	—
Common stock	77	(33	) (5)	44	33,975	(33,975	) (17)	44
Additional paid-in capital	33,358	21,266	(6)	54,624	—	—		54,624
Retained earnings	47,562	—		47,562	(7,963)	8,361	(18)	47,960
Accumulated other comprehensive income	9	—		9	167	(167	) (17)	9
Treasury stock	(1,268)	1,268	(19)	—	(50)	50	(17)	—
Employee stock ownership plan	(2,571)	(1,904	) (7)	(4,475)	—	—		(4,475)
Equity incentive plan	—	(952	) (8)	(952)	—	—		(952)

Total equity	77,167	19,645		96,812	32,020	(31,622)		97,210

Total liabilities and equity	$319,294	$19,645		$338,939	$327,636	$(11,360)		$655,215

(footnotes begin on following page)

(1)

Shows the effect of the conversion at the minimum of the offering range, including the existing employee stock ownership plan acquiring 8% of the shares sold in the offering. The employee stock ownership plan loan will be amortized over 25 years on a straight line basis. The employee stock ownership plan expense shown reflects the estimated amortization expense on a pre-tax basis. Affinity Bancshares also intends to adopt one or more stock-based benefit plans that will purchase an amount of shares equal to 4% of the shares sold in the offering for awards as restricted stock. It is assumed that the stock-based benefit plans will purchase shares in the open market after receiving stockholder approval. Open market purchases are assumed at $10.00 per share.

(2)	Reflects the acquisition accounting adjustments related to the acquisition of ABB Financial based on a price of $7.50 per share in cash for aggregate consideration of $40.3 million.
(3)	Calculated as follows:

(in thousands)
Gross proceeds of offering	$23,800
Estimated expenses	(1,399)
Net assets consolidated from the mutual holding company	100
Common stock acquired by employee stock ownership plan	(1,904)
Common stock acquired by stock-based benefit plan	(952)

Pro forma adjustment	$19,645

(4)	The employee stock ownership plan loan is funded internally with a loan from Affinity Bancshares, thus no borrowing liability is recorded on the consolidated balance sheet of Affinity Bancshares.
(5)	Adjustment to par value to reflect pro forma common stock, par value $0.01 per share, outstanding after the second-step conversion.
(6)	Calculated as follows:

(in thousands)
Net proceeds of offering	$22,401
Net assets consolidated from the MHC	100
Elimination of treasury stock	(1,268)
Par value adjustment	33

Pro forma adjustment	$21,266

(7)	Contra-equity account established to reflect the obligation to repay the loan to the employee stock ownership plan.
(8)	Contra-equity account established to reflect the stock-based benefit plan.
(9)	Merger consideration paid to stockholders of ABB Financial (including option payments) and paid in cash.

(in thousands)
Merger consideration	$40,338
90-day Federal Home Loan Bank advance to partially fund purchase price	(20,000)
Cancellation of subordinated debt and redemption of preferred stock	10,641

Total cash adjustment	$30,979

(10)	Loan adjustment.

(in thousands)
Credit fair value adjustment	$(3,256)
Interest rate fair value adjustment	929
ABB Financial allowance for loan losses	2,816

Total cash adjustment	$489

(11)	Goodwill is an intangible asset that is not subject to amortization. The goodwill balance will be tested at least annually for impairment. Goodwill is calculated as follows:

	Calculation of Goodwill
	(In thousands, except per share data)
Purchase price, net		$40,338
Acquired stockholders’ equity	22,638
Plus: taxable purchase accounting adjustments:
Loan yield premiums	929
Loan credit discount	(3,256)
Elimination of existing allowance for loan losses	2,816
Certificates of deposit yield premium	(265)
Borrowings yield premium	(1,453)
Core deposit intangible	1,913
Tax impact of purchase accounting adjustments	(201)

Net assets acquired		23,121

Goodwill		$17,217

(12)

Core deposit intangible is an identifiable intangible asset representing the economic value of the acquired ABB Financial core deposit base, calculated as the present value benefit of funding operations with the acquired core deposit base versus using an alternative wholesale funding source. The core deposit intangible asset is amortized into expense on an accelerated basis.

(13)	Fair market value yield premium adjustment on certificates of deposit.
(14)	Borrowings adjustment.

(in thousands)
Fair market value yield premium adjustment on Federal Home Loan Bank borrowings	$1,453
Repayment of ABB Financial’s subordinated debt	(1,657)
90-day Federal Home Loan Bank advance to partially fund purchase price	20,000

Total borrowings adjustment	$19,796

(15)	Other liabilities adjustment.

(in thousands)
Tax impact of purchase accounting adjustments	$201

Total other liability adjustment	$201

(16)	Repayment of ABB Financial’s preferred stock.
(17)	Existing equity accounts of ABB Financial are eliminated.
(18)	Consists of:

(in thousands)
Elimination of ABB Financial’s accumulated deficit	$7,963
Adjustment from December 31, 2019 to January 10, 2020	398

Net adjustment to retained earnings	$8,361

(19)	Existing treasury stock of Community First is eliminated.

The following table presents pro forma balance sheet information at December 31, 2019 at the adjusted maximum of the offering range.

Pro Forma Unaudited Condensed Consolidated Statement of Financial Condition

December 31, 2019

	Community First Historical	Offering Adjustments (1)		Affinity Bancshares Pro Forma as Converted	ABB Financial Historical	Merger Adjustments (2)		Affinity Bancshares Pro Forma Consolidated
	(In thousands)
Assets
Cash and cash equivalents	$48,117	$31,166	(3)	$79,283	$37,620	$(30,979	) (9)	$85,924
Investment securities available for sale	3,818	—		3,818	16,355	—		20,173
Loans receivable, net	247,956	—		247,956	258,037	489	(10)	506,482
Other real estate owned	140	—		140	800	—		940
Premises and equipment	8,513	—		8,513	1,090	—		9,603
Federal Home Loan Bank stock, at cost	278	—		278	1,892	—		2,170
Bank owned life insurance	7,462	—		7,462	7,451	—		14,913
Goodwill	—	—		—	—	17,217	(11)	17,217
Core deposit intangible	—	—		—	—	1,913	(12)	1,913
Other	3,010	—		3,010	4,391	—		7,401

Total assets	$319,294	$31,166		$350,460	$327,636	$(11,360)		$666,736

Liabilities
Deposits	$238,181	$—		$238,181	$253,059	$265	(13)	$491,505
Borrowings	—	—	(4)	—	40,899	19,796	(14)	60,695
Other	3,946	—		3,946	1,658	201	(15)	5,805

Total liabilities	242,127	—		242,127	295,616	20,262		558,005

Stockholders’ equity
Preferred stock	—	—		—	5,891	(5,891	) (16)	—
Common stock	77	(8	) (5)	69	33,975	(33,975	) (17)	69
Additional paid-in capital	33,358	34,349	(6)	67,707	—	—		67,707
Retained earnings	47,562	—		47,562	(7,963)	8,361	(18)	47,960
Accumulated other comprehensive income	9	—		9	167	(167	) (17)	9
Treasury stock	(1,268)	1,268	(19)	—	(50)	50	(17)	—
Employee stock ownership plan	(2,571)	(2,962	) (7)	(5,533)	—	—		(5,533)
Equity incentive plan	—	(1,481	) (8)	(1,481)	—	—		(1,481)

Total equity	77,167	31,166		108,333	32,020	(31,622)		108,731

Total liabilities and equity	$319,294	$31,166		$350,460	$327,636	$(11,360)		$666,736

(footnotes begin on following page)

(1)

Shows the effect of the conversion at the minimum of the offering range, including the existing employee stock ownership plan acquiring 8% of the shares sold in the offering. The employee stock ownership plan loan will be amortized over 25 years on a straight line basis. The employee stock ownership plan expense shown reflects the estimated amortization expense on a pre-tax basis. Affinity Bancshares also intends to adopt one or more stock-based benefit plans that will purchase an amount of shares equal to 4% of the shares sold in the offering for awards as restricted stock. It is assumed that the stock-based benefit plans will purchase shares in the open market after receiving stockholder approval. Open market purchases are assumed at $10.00 per share.

(2)	Reflects the acquisition accounting adjustments related to the acquisition of ABB Financial based on a price of $7.50 per share in cash for aggregate consideration of $40.3 million.
(3)	Calculated as follows:

(in thousands)
Gross proceeds of offering	$37,030
Estimated expenses	(1,521)
Net assets consolidated from the mutual holding company	100
Common stock acquired by employee stock ownership plan	(2,962)
Common stock acquired by stock-based benefit plan	(1,481)

Pro forma adjustment	$31,166

(4)	The employee stock ownership plan loan is funded internally with a loan from Affinity Bancshares, thus no borrowing liability is recorded on the consolidated balance sheet of Affinity Bancshares.
(5)	Adjustment to par value to reflect pro forma common stock, par value $0.01 per share, outstanding after the second-step conversion.
(6)	Calculated as follows:

(in thousands)
Net proceeds of offering	$35,509
Net assets consolidated from the MHC	100
Elimination of treasury stock	(1,268)
Par value adjustment	8

Pro forma adjustment	$34,349

(7)	Contra-equity account established to reflect the obligation to repay the loan to the employee stock ownership plan.
(8)	Contra-equity account established to reflect the stock-based benefit plan.
(9)	Merger consideration paid to stockholders of ABB Financial (including option payments) and paid in cash.

(in thousands)
Merger consideration	$40,338
90-day Federal Home Loan Bank advance to partially fund purchase price	(20,000)
Cancellation of subordinated debt and redemption of preferred stock	10,641

Total cash adjustment	$30,979

(10)	Loan adjustment.

(in thousands)
Credit fair value adjustment	$(3,256)
Interest rate fair value adjustment	929
ABB Financial allowance for loan losses	2,816

Total cash adjustment	$489

(11)	Goodwill is an intangible asset that is not subject to amortization. The goodwill balance will be tested at least annually for impairment. Goodwill is calculated as follows:

	Calculation of Goodwill
	(In thousands, except per share data)
Purchase price, net		$40,338
Less: acquired stockholders’ equity	22,638
Plus: taxable purchase accounting adjustments:
Loan yield premiums	929
Loan credit discount	(3,256)
Elimination of existing allowance for loan losses	2,816
Certificates of deposit yield premium	(265)
Borrowings yield premium	(1,453)
Core deposit intangible	1,913
Tax impact of purchase accounting adjustments	(201)

Net assets acquired		23,121

Goodwill		$17,217

(12)

Core deposit intangible is an identifiable intangible asset representing the economic value of the acquired ABB Financial core deposit base, calculated as the present value benefit of funding operations with the acquired core deposit base versus using an alternative wholesale funding source. The core deposit intangible asset is amortized into expense on an accelerated basis.

(13)	Fair market value yield premium adjustment on certificates of deposit.
(14)	Borrowings adjustment.

(in thousands)
Fair market value yield premium adjustment on Federal Home Loan Bank borrowings	$1,453
Repayment of ABB Financial’s subordinated debt	(1,657)
90-day Federal Home Loan Bank advance to partially fund purchase price	20,000

Total borrowings adjustment	$19,796

(15)	Other liabilities adjustment.

(in thousands)
Tax impact of purchase accounting adjustments	$201

Total other liability adjustment	$201

(16)	Repayment of ABB Financial’s preferred stock.
(17)	Existing equity accounts of ABB Financial are eliminated.
(18)	Consists of:

(in thousands)
Elimination of ABB Financial’s accumulated deficit	$7,963
Adjustment from December 31, 2019 to January 10, 2020	398

Net adjustment to retained earnings	$8,361

(19)	Existing treasury stock of Community First is eliminated.

The following table presents pro forma income statement information for the year ended December 31, 2019 at the minimum of the offering range.

Pro Forma Unaudited Condensed Consolidated Statement of Income

For the Year Ended December 31, 2019

	Community First Historical	Offering Adjustments (1)		Affinity Bancshares Pro Forma as Converted	ABB Financial Historical	Merger Adjustments (3)		Affinity Bancshares Pro Forma Consolidated
		(In thousands, except per share data)
Interest income	$14,997	$—		$14,997	$13,641	$530	(4)	$29,168
Interest expense	(2,312)	—		(2,312)	(4,141)	288	(5)	(6,165)

Net interest income	12,685	—		12,685	9,500	818		23,003
Provision for loan losses	—	—		—	(83)	—		(83)

Net interest income after provision for loan losses	12,685	—		12,685	9,417	818		22,920
Non-interest income	1,645	—		1,645	733	—		2,378
Non-interest expense	(14,004)	(15	) (2)	(14,019)	(7,730)	(403	) (6)	(22,152)

Income before income taxes	326	(15)		311	2,420	415		3,146
Income tax expense	29	4	(7)	33	(570)	(108	) (7)	(645)

Net income	$355	$(11)		$344	$1,850	$307		$2,501

Less: Cumulative preferred stock dividends	$—	$—		$—	$(597)	$597		$—

Net income available to common stockholders	$355	$(11)		$344	$1,253	$904		$2,501

Basic earnings per share (8)	$0.05	—		$0.08	$0.25	—		$0.59
Diluted earnings per share (8)	$0.05	—		$0.08	$0.23	—		$0.59

(1)

Shows the effect of the conversion at the minimum of the offering range including the existing an employee stock ownership plan acquiring 8% of the shares sold in the offering and refinancing the outstanding loan with respect to the existing shares of Community First held by the employee stock ownership plan. The employee stock ownership plan loan will be amortized over 25 years on a straight line basis.

(2)

Subject to receipt of stockholder approval, Affinity Bancshares also intends to adopt one or more stock-based benefit plans that, if adopted within one year following the completion of the conversion, will reserve an amount of shares up to 4% of the shares sold in the offering for awards as restricted stock and 10% of the shares sold in the offering for issuance upon the exercise of stock options. It is assumed that the stock-based benefit plans will purchase shares in the open market after receiving stockholder approval. Open market purchases are assumed at $10.00 per share. Pursuant to an application of the Black-Scholes option pricing model, the stock options are assumed to have a value of $2.99 per option. This value is assumed to be expensed over the five-year vesting period for the options and 25% of the option expense is assumed to be deductible for income tax purposes. Adjustments to record estimated stock-based benefit plan expense and reinvestment income on the net proceeds of the offering will be recorded as incurred. Since these estimates are speculative, they are not reflected in the calculations of pro forma income. The estimated interest income at the minimum of the offering range is $57,000 pre-tax for the year ended December 31, 2019. The estimated interest income assumes net cash proceeds are reinvested at an average pre-tax yield of 0.29% for the year ended December 31, 2019. The yield approximates the yield on a five-year U.S. Treasury security at June 30, 2020. The estimated expense of the restricted stock, assuming gross proceeds of $23.8 million, is $190,000 pre-tax for the year ended December 31, 2019. The estimated expense for the stock options, assuming gross proceeds of $23.8 million, is $142,000 pre-tax for the year ended December 31, 2019. The employee stock ownership plan loan is amortized over 25 years on a straight line basis. All income and expense assumes a marginal effective rate of 26.0%.

(3)	Reflects the purchase accounting and acquisition adjustments related to the acquisition of ABB Financial for a price of $7.50 per share in cash.

(footnotes continue on following page)

(4)	Adjustment to loan interest income is calculated as follows:

(in thousands)
Year 1 amortization of loan-yield premium	$(218)
Year 1 accretion of loan credit discount	748

Adjustment to interest expense	$530

(5)	Adjustment to interest expense is calculated as follows:

(in thousands)
Year 1 amortization of certificate of deposit yield premium	$228
Year 1 amortization of borrowings yield premium	256
12 months of interest expense savings from cancellation of subordinated debt	144
12 months of interest expense on $20 million of new Federal Home Loan Bank advances	(340)

Adjustment to interest expense	$288

(6)	Adjustment to non-interest expense is calculated as follows:

(in thousands)
Year 1 amortization of certificate of core deposit intangible	$(348)
Year 1 amortization of lease fair value adjustment	(55)

Adjustment to non-interest expense	$(403)

(7)	Marginal tax rate of 26.0%
(8)	Calculated based on shares outstanding for earnings per share purposes as follows:

	Community First Historical	Offering Adjustments	Affinity Bancshares Pro Forma as Converted	ABB Financial Historical	Merger Adjustments	Affinity Bancshares Pro Forma Consolidated
Basic earnings per share	7,515,482	(3,465,331)	4,236,344	5,020,803	(5,020,803)	4,236,344
Diluted earnings per share	7,515,482	(3,465,331)	4,236,344	5,336,846	(5,336,846)	4,236,344

The following table presents pro forma income statement information for the year ended December 31, 2019 at the adjusted maximum of the offering range.

Pro Forma Unaudited Condensed Consolidated Statement of Income

For the Year Ended December 31, 2019

	Community First Historical	Offering Adjustments (1)		Affinity Bancshares Pro Forma as Converted	ABB Financial Historical	Merger Adjustments (3)		Affinity Bancshares Pro Forma Consolidated
	(In thousands, except per share data)
Interest income	$14,997	$—		$14,997	$13,641	$530	(4)	$29,168
Interest expense	(2,312)	—		(2,312)	(4,141)	288	(5)	(6,165)

Net interest income	12,685	—		12,685	9,500	818		23,003
Provision for loan losses	—	—		—	(83)	—		(83)

Net interest income after provision for loan losses	12,685	—		12,685	9,417	818		22,920
Non-interest income	1,645	—		1,645	733	—		2,378
Non-interest expense	(14,004)	(79	) (2)	(14,083)	(7,730)	(403	) (6)	(22,216)

Income before income taxes	326	(79)		247	2,420	415		3,082
Income tax expense	29	12	(7)	41	(570)	(108	) (7)	(637)

Net income	$355	$(67)		$288	$1,850	$307		$2,445

Less: Cumulative preferred stock dividends	$—	$—		$—	$(597)	$597		$—

Net income available to common stockholders	$355	$(67)		$288	$1,253	$904		$2,445

Basic earnings per share (8)	$0.05	—		$0.04	$0.25	—		$0.37
Diluted earnings per share (8)	$0.05	—		$0.04	$0.23	—		$0.37

(1)

Shows the effect of the conversion at the adjusted maximum of the offering range including the existing employee stock ownership plan acquiring 8% of the shares sold in the offering and refinancing the outstanding loan with respect to the existing shares of Community First held by the employee stock ownership plan. The employee stock ownership plan loan will be amortized over 25 years on a straight line basis.

(2)

Subject to receipt of stockholder approval, Affinity Bancshares also intends to adopt one or more stock-based benefit plans that, if adopted within one year following the completion of the conversion, will reserve an amount of shares up to 4% of the shares sold in the offering for awards as restricted stock and 10% of the shares sold in the offering for issuance upon the exercise of stock options. It is assumed that the stock-based benefit plans will purchase shares in the open market after receiving stockholder approval. Open market purchases are assumed at $10.00 per share. Pursuant to an application of the Black-Scholes option pricing model, the stock options are assumed to have a value of $2.99 per option. This value is assumed to be expensed over the five-year vesting period for the options and 25% of the option expense is assumed to be deductible for income tax purposes. Adjustments to record estimated stock-based benefit plan expense and reinvestment income on the net proceeds of the offering will be recorded as incurred. Since these estimates are speculative, they are not reflected in the calculations of pro forma income. The estimated interest income at the minimum of the offering range is $57,000 pre-tax for the year ended December 31, 2019. The estimated interest income assumes net cash proceeds are reinvested at an average pre-tax yield of 0.29% for the year ended December 31, 2019. The yield approximates the yield on a five-year U.S. Treasury security at June 30, 2020. The estimated expense of the restricted stock, assuming gross proceeds of $37.0 million, is $296,000 pre-tax for the year ended December 31, 2019. The estimated expense for the stock options assuming, gross proceeds of $37.0 million, is $221,000 pre-tax for the year ended December 31, 2019. The employee stock ownership plan loan is amortized over 25 years on a straight line basis. All income and expense assumes a marginal effective rate of 26.0%.

(3)	Reflects the purchase accounting and acquisition adjustments related to the acquisition of ABB Financial for a price of $7.50 per share in cash.

footnotes continue on following page)

(4)	Adjustment to loan interest income is calculated as follows:

(in thousands)
Year 1 amortization of loan-yield premium	$(218)
Year 1 accretion of loan credit discount	748

Adjustment to interest expense	$530

(5)	Adjustment to interest expense is calculated as follows:

(in thousands)
Year 1 amortization of certificate of deposit yield premium	$228
Year 1 amortization of borrowings yield premium	256
12 months of interest expense savings from cancellation of subordinated debt	144
12 months of interest expense on $20 million of new Federal Home Loan Bank advances	(340)

Adjustment to interest expense	$288

(6)	Adjustment to non-interest expense is calculated as follows:

(in thousands)
Year 1 amortization of certificate of core deposit intangible	$(348)
Year 1 amortization of lease fair value adjustment	(55)

Adjustment to non-interest expense	$(403)

(7)	Marginal tax rate of 26.0%
(8)	Calculated based on shares outstanding for earnings per share purposes as follows:

	Community First Historical	Offering Adjustments	Affinity Bancshares Pro Forma as Converted	ABB Financial Historical	Merger Adjustments	Affinity Bancshares Pro Forma Consolidated
Basic earnings per share	7,515,482	(1,213,926)	6,591,253	5,020,803	(5,020,803)	6,591,253
Diluted earnings per share	7,515,482	(1,213,926)	6,591,253	5,336,846	(5,336,846)	6,591,253

Additional Pro Forma Data

The following tables summarize information about Community First’s and ABB Financial’s historical combined consolidated net income and stockholders’ equity at and for the year ended December 31, 2019 prior to the offering and merger and Affinity Bancshares’ pro forma consolidated net income and stockholders’ equity at and for the year ended December 31, 2019. The following tables also summarize historical data of Community First and pro forma data of Affinity Bancshares at and for the six months ended June 30, 2020. This information is based on assumptions set forth below and in the tables and related footnotes, and should not be used as a basis for projections of market value of the shares of common stock following the conversion.

We calculated pro forma consolidated net income for each period as if the estimated net proceeds we received had been invested at the beginning of the period at an assumed interest rate of 0.29% (0.21% on an after-tax basis). This represents the yield on the five-year U.S. Treasury Note at June 30, 2020, which, in light of current market interest rates, we consider to more accurately reflect the pro forma reinvestment rate than the arithmetic average of the weighted average yield earned on our interest earning assets and the weighted average rate paid on our deposits, which is the reinvestment rate federal regulations require that we assume in presenting pro forma data.

We further believe that the reinvestment rate is factually supportable because:

•	the yield on the U.S. Treasury Note can be determined and/or estimated from third-party sources; and

•	we believe that U.S. Treasury securities are not subject to credit losses due to a U.S. Government guarantee of payment of principal and interest.

We calculated historical and pro forma per share amounts by dividing historical and pro forma amounts of consolidated net income and stockholders’ equity by the indicated number of shares of common stock. For pro forma earnings per share calculations, we adjusted these figures to give effect to the shares of common stock purchased by the employee stock ownership plan. We computed per share amounts as if the shares of common stock were outstanding at the beginning of the period, but we did not adjust per share historical or pro forma stockholders’ equity to reflect the earnings on the estimated net proceeds.

The pro forma data gives effect to the implementation of one or more stock-based benefit plans. We have assumed that stock-based benefit plans will reserve for restricted stock awards a number of shares of common stock equal to 4% of the shares of common stock sold in the stock offering at the same price for which they were sold in the stock offering. We have assumed that awards of common stock granted under such plans vest over a five-year period.

We also have assumed that options will be granted under stock-based benefit plans to acquire shares of common stock equal to 10% of the shares of common stock sold in the stock offering. In preparing the tables below, we assumed that stockholder approval was obtained, that the exercise price of the stock options and the market price of the stock at the date of grant were $10.00 per share and that the stock options had a term of ten years and vested over five years. We applied the Black-Scholes option pricing model to estimate a grant-date fair value of $2.99 for each option.

We may grant options and award shares of common stock under one or more stock-based benefit plans in excess of 10% and 4%, respectively, of the shares of common stock sold in the stock offering and that vest sooner than over a five-year period if the stock-based benefit plans are adopted more than 12 months following the completion of the stock offering.

As discussed under “How We Intend to Use the Proceeds from the Offering,” we intend to contribute 50% of the net proceeds from the stock offering to Newton Federal Bank, and we will retain the remainder of the net proceeds from the stock offering. We will use a portion of the proceeds we retain to fund a loan to the employee stock ownership plan, repay a $5.0 million loan to Community First and retain the rest of the proceeds for future use.

The pro forma data does not give effect to:

•	withdrawals from deposit accounts to purchase shares of common stock in the stock offering;

•	our results of operations after the stock offering; or

•	changes in the market price of the shares of common stock after the stock offering.

The following pro forma data may not be representative of the financial effects of the offering at the dates on which the offering actually occurs, and should not be taken as indicative of future results of operations. Pro forma consolidated stockholders’ equity represents the difference between the stated amounts of our assets and liabilities. The pro forma stockholders’ equity is not intended to represent the fair market value of the shares of common stock and may be different than the amounts that would be available for distribution to stockholders if we liquidated. Moreover, pro forma stockholders’ equity per share does not give effect to the liquidation accounts to be established in the conversion or, in the unlikely event of a liquidation of Newton Federal Bank, to the tax effect of the recapture of the bad debt reserve. See “The Conversion and Offering—Liquidation Rights.”

	At or for the Six Months Ended June 30, 2020 Based upon the Sale at $10.00 Per Share of:
	2,380,000 Shares	2,800,000 Shares	3,220,000 Shares	3,703,000 Shares (1)
	(Dollars in thousands, except per share amounts)
Gross proceeds of offering	$23,800	$28,000	$32,200	$37,030
Market value of shares issued in the exchange	20,391	23,990	27,588	31,726

Pro forma market capitalization	$44,191	$51,990	$59,788	$68,756

Gross proceeds of offering	$23,800	$28,000	$32,200	$37,030
Expenses	(1,399)	(1,438)	(1,476)	(1,521)

Estimated net proceeds	22,401	26,562	30,724	35,509
Common stock purchased by employee stock ownership plan	(1,904)	(2,240)	(2,576)	(2,962)
Common stock purchased by stock-based benefit plans	(952)	(1,120)	(1,288)	(1,481)

Estimated net proceeds, as adjusted	$19,545	$23,202	$26,860	$31,066

For the Six Months Ended June 30, 2020
Consolidated net loss:
Historical	$(219)	$(219)	$(219)	$(219)
Income on adjusted net proceeds	21	25	29	33
Income on mutual holding company asset contribution	0	0	0	0
Employee stock ownership plan (2)	(7)	(16)	(25)	(35)
Stock awards (3)	(70)	(83)	(95)	(110)
Stock options (4)	(67)	(78)	(90)	(104)

Pro forma net loss	$(342)	$(371)	$(400)	$(435)

Loss per share (5):
Historical	$(0.05)	$(0.05)	$(0.04)	$(0.03)
Income on adjusted net proceeds	0.01	0.01	0.01	0.01
Income on mutual holding company asset contribution	0.00	0.00	0.00	0.00
Employee stock ownership plan (2)	0.00	0.00	0.00	(0.01)
Stock awards (3)	(0.02)	(0.02)	(0.02)	(0.02)
Stock options (4)	(0.02)	(0.02)	(0.02)	(0.02)

Pro forma loss per share (5)	$(0.08)	$(0.08)	$(0.07)	$(0.07)

Offering price to pro forma net loss per share	NM	NM	NM	NM
Number of shares used in loss per share calculations	4,084,037	4,804,749	5,525,462	6,354,281
At June 30, 2020
Stockholders’ equity:
Historical	$77,244	$77,244	$77,244	$77,244
Estimated net proceeds	22,401	26,562	30,724	35,509
Equity increase from mutual holding company	100	100	100	100
Common stock acquired by employee stock ownership plan (2)	(1,904)	(2,240)	(2,576)	(2,962)
Common stock acquired by stock-based benefit plans (3)	(952)	(1,120)	(1,288)	(1,481)

Pro forma stockholders’ equity (6)	$96,889	$100,546	$104,204	$108,410

Intangible assets	$(19,035)	$(19,035)	$(19,035)	$(19,035)

Pro forma tangible stockholders’ equity (6)	$77,854	$81,511	$85,169	$89,375

Stockholders’ equity per share (7):
Historical	$17.48	$14.86	$12.91	$11.25
Estimated net proceeds	5.07	5.11	5.14	5.16
Equity increase from mutual holding company	0.02	0.02	0.03	0.01
Common stock acquired by employee stock ownership plan (2)	(0.43)	(0.43)	(0.43)	(0.43)
Common stock acquired by stock-based benefit plans (3)	(0.22)	(0.22)	(0.22)	(0.22)

Pro forma stockholders’ equity per share (6) (7)	$21.92	$19.34	$17.43	$15.77

Intangible assets	$(4.31)	$(3.66)	$(3.18)	$(2.77)

Pro forma tangible stockholders’ equity per share (6) (7)	$17.61	$15.68	$14.25	$13.00

Offering price as percentage of pro forma stockholders’ equity per share	45.62%	51.71%	57.37%	63.41%
Offering price as percentage of pro forma tangible stockholders’ equity per share	56.79%	63.78%	70.18%	76.92%
Number of shares outstanding for pro forma book value per share calculations	4,419,128	5,198,974	5,978,820	6,875,643

(footnotes begin on second following page)

	At or for the Year Ended December 31, 2019 Based upon the Sale at $10.00 Per Share of:
	2,380,000 Shares	2,800,000 Shares	3,220,000 Shares	3,703,000 Shares (1)
	(Dollars in thousands, except per share amounts)
Gross proceeds of offering	$23,800	$28,000	$32,200	$37,030
Market value of shares issued in the exchange	20,391	23,990	27,588	31,726

Pro forma market capitalization	$44,191	$51,990	$59,788	$68,756

Gross proceeds of offering	$23,800	$28,000	$32,200	$37,030
Expenses	(1,399)	(1,438)	(1,476)	(1,521)

Estimated net proceeds	22,401	26,562	30,724	35,509
Common stock purchased by employee stock ownership plan	(1,904)	(2,240)	(2,576)	(2,962)
Common stock purchased by stock-based benefit plans	(952)	(1,120)	(1,288)	(1,481)

Estimated net proceeds, as adjusted	$19,545	$23,202	$26,860	$31,066

For the Year Ended December 31, 2019
Consolidated net earnings:
Historical combined	$2,512	$2,512	$2,512	$2,512
Income on adjusted net proceeds	42	50	58	67
Income on mutual holding company asset contribution	0	0	0	0
Employee stock ownership plan (2)	(11)	(29)	(47)	(67)
Stock awards (3)	(141)	(166)	(191)	(219)
Stock options (4)	(133)	(157)	(180)	(207)

Pro forma net income	$2,269	$2,210	$2,152	$2,086

Earnings per share (5):
Historical combined	$0.60	$0.52	$0.45	$0.39
Income on adjusted net proceeds	0.01	0.01	0.01	0.01
Income on mutual holding company asset contribution	0.00	0.00	0.00	0.00
Employee stock ownership plan (2)	(0.00)	(0.01)	(0.01)	(0.01)
Stock awards (3)	(0.03)	(0.03)	(0.03)	(0.03)
Stock options (4)	(0.03)	(0.03)	(0.03)	(0.03)

Pro forma earnings per share (5)	$0.55	$0.46	$0.39	$0.33

Offering price to pro forma net earnings per share	18.18x	21.74x	25.64x	30.30x
Number of shares used in earnings per share calculations	4,090,876	4,812,795	5,534,714	6,364,921
At December 31, 2019
Stockholders’ equity:
Historical combined	$77,565	$77,565	$77,565	$77,565
Estimated net proceeds	22,401	26,562	30,724	35,509
Equity increase from mutual holding company	100	100	100	100
Common stock acquired by employee stock ownership plan (2)	(1,904)	(2,240)	(2,576)	(2,962)
Common stock acquired by stock-based benefit plans (3)	(952)	(1,120)	(1,288)	(1,481)

Pro forma stockholders’ equity (6)	$97,210	$100,867	$104,525	$108,731

Intangible assets	$(19,130)	$(19,130)	$(19,130)	$(19,130)

Pro forma tangible stockholders’ equity (6)	$78,080	$81,737	$85,395	$89,601

Stockholders’ equity per share (7):
Historical combined	$17.56	$14.92	$12.97	$11.29
Estimated net proceeds	5.07	5.11	5.14	5.16
Equity increase from mutual holding company	0.02	0.02	0.02	0.01
Common stock acquired by employee stock ownership plan (2)	(0.43)	(0.43)	(0.43)	(0.43)
Common stock acquired by stock-based benefit plans (3)	(0.22)	(0.22)	(0.22)	(0.22)

Pro forma stockholders’ equity per share (6) (7)	$22.00	$19.40	$17.48	$15.81

Intangible assets	$(4.33)	$(3.68)	$(3.20)	$(2.78)

Pro forma tangible stockholders’ equity per share (6) (7)	$17.67	$15.72	$14.28	$13.03

Offering price as percentage of pro forma stockholders’ equity per share	45.45%	51.55%	57.21%	63.25%
Offering price as percentage of pro forma tangible stockholders’ equity per share	56.59%	63.61%	70.03%	76.75%
Number of shares outstanding for pro forma book value per share calculations	4,419,128	5,198,974	5,978,820	6,875,643

(footnotes begin on following page)

(1)

As adjusted to give effect to an increase in the number of shares, which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.

(2)

Assumes that 8% of the shares of common stock sold in the offering will be purchased by the employee stock ownership plan. For purposes of these tables, the funds used to acquire these shares are assumed to have been borrowed by the employee stock ownership plan from Affinity Bancshares, and the outstanding loan with respect to existing shares of Community First held by the employee stock ownership plan will be refinanced and consolidated with the new loan. Newton Federal Bank intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the required principal and interest payments on the debt. Newton Federal Bank’s total annual payments on the employee stock ownership plan debt are based upon 25 equal annual installments of principal and interest. Financial Accounting Standards Board Accounting Standards Codification (“ASC”) 718-40, “Compensation—Stock Compensation—Employee Stock Ownership Plans” (“ASC 718-40”) requires that an employer record compensation expense in an amount equal to the fair value of the shares committed to be released to employees. The pro forma adjustments assume that the employee stock ownership plan shares are allocated in equal annual installments based on the number of loan repayment installments assumed to be paid by Newton Federal Bank, the fair value of the common stock remains equal to the subscription price and the employee stock ownership plan expense reflects an effective combined federal and state tax rate of 26.0%. The unallocated employee stock ownership plan shares are reflected as a reduction of stockholders’ equity. No reinvestment is assumed on proceeds contributed to fund the employee stock ownership plan. The pro forma net income further assumes that 6,839, 8,045, 9,252 and 10,640 shares were committed to be released during the six months ended June 30, 2020 at the minimum, midpoint, maximum, and adjusted maximum of the offering range, respectively, that 13,677, 16,091, 18,504 and 21,280 shares were committed to be released during the year ended December 31, 2019 at the minimum, midpoint, maximum, and adjusted maximum of the offering range, respectively, and in accordance with ASC 718-40, only the employee stock ownership plan shares committed to be released during the period were considered outstanding for net income per share calculations.

(3)

Assumes that one or more stock-based benefit plans reserve an aggregate number of shares of common stock equal to 4% of the shares to be sold in the offering. Stockholder approval of the plans and purchases by the plans may not occur earlier than six months after the completion of the conversion. The shares may be acquired directly from Affinity Bancshares or through open market purchases. Shares in the stock-based benefit plans are assumed to vest over a period of five years. The funds to be used to purchase the shares will be provided by Affinity Bancshares. The tables assume that (i) the stock-based benefit plan acquires the shares through open market purchases at $10.00 per share, (ii) 10% of the amount contributed to the plan is amortized as an expense during the six months ended June 30, 2020, (iii) 20% of the amount contributed to the plan is amortized as an expense during the year ended December 31, 2019, and (iv) the plan expense reflects an effective combined federal and state tax rate of 26.0%. Assuming stockholder approval of the stock-based benefit plans and that shares of common stock (equal to 4% of the shares sold in the offering) are awarded through the use of authorized but unissued shares of common stock, stockholders would have their ownership and voting interests diluted by approximately 2.11%.

(4)

Assumes that options are granted under one or more stock-based benefit plans to acquire an aggregate number of shares of common stock equal to 10% of the shares to be sold in the offering. Stockholder approval of the plans may not occur earlier than six months after the completion of the conversion. In calculating the pro forma effect of the stock-based benefit plans, it is assumed that the exercise price of the stock options and the trading price of the common stock at the date of grant were both $10.00 per share, the estimated grant-date fair value determined using the Black-Scholes option pricing model was $2.99 for each option and that the aggregate grant-date fair value of the stock options was amortized to expense on a straight-line basis over a five-year vesting period of the options using an effective combined federal and state tax rate of 26.0%. The actual expense will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used and the option pricing model ultimately adopted. Under the above assumptions, the adoption of the stock-based benefit plans will result in no additional shares under the treasury stock method for calculating earnings per share. There can be no assurance that the actual exercise price of the stock options will be equal to the $10.00 price per share. If a portion of the shares used to satisfy the exercise of options comes from authorized but unissued shares, our net income per share and stockholders’ equity per share would decrease. The issuance of authorized but unissued shares of common stock pursuant to the exercise of options under such plan would dilute stockholders’ ownership and voting interests by approximately 5.11%.

(footnotes continue on following page)

(continued from previous page)

(5)

Per share figures include publicly held shares of Community First common stock that will be issued in exchange for shares of Affinity Bancshares common stock in the conversion. See “The Conversion and Offering—Share Exchange Ratio for Current Stockholders.” Net income per share computations are determined by taking the number of shares assumed to be sold in the offering and the number of new shares assumed to be issued in exchange for publicly held shares and, in accordance with ASC 718-40, subtracting the employee stock ownership plan shares that have not been committed for release during the period. See footnote 2, above. The number of shares of common stock actually sold and the corresponding number of exchange shares may be more or less than the assumed amounts.

(6)

The retained earnings of Newton Federal Bank will be substantially restricted after the conversion. See “Our Dividend Policy,” “The Conversion and Offering—Liquidation Rights” and “Supervision and Regulation—Federal Banking Regulation—Capital Distributions.”

(7)

Per share figures include publicly held shares of Community First common stock that will be issued in exchange for shares of Affinity Bancshares common stock in the conversion. Stockholders’ equity per share calculations are based upon the sum of (i) the number of shares assumed to be sold in the offering and (ii) shares to be issued in exchange for publicly held shares at the minimum, midpoint and maximum of the offering range, respectively. The exchange shares reflect an exchange ratio of 0.5826, 0.6854, 0.7882 and 0.9064 at the minimum, midpoint, maximum, and adjusted maximum of the offering range, respectively. The number of shares actually sold and the corresponding number of exchange shares may be more or less than the assumed amounts.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

This discussion and analysis reflects our consolidated financial statements and other relevant statistical data, and is intended to enhance your understanding of our financial condition and results of operations. The information at December 31, 2019, 2018 and September 30, 2018 and for the years ended December 31, 2019, the three months ended December 31, 2019 and the year ended September 30, 2018 is derived in part from the audited consolidated financial statements that appear elsewhere in this prospectus. The information at June 30, 2020, for the six months ended June 30, 2020 and 2019, and for the three months ended December 31, 2018 is unaudited. You should read the information in this section in conjunction with the other business and financial information contained in this prospectus, including the consolidated financial statements and related notes of Community First provided elsewhere in this prospectus.

Overview

Total assets increased $587.1 million, or 183.9%, to $906.4 million at June 30, 2020 from $319.3 million at December 31, 2019. The increase was due primarily to increases in loans, investment securities and cash equivalents. Cash and cash equivalents increased $146.3 million, or 304.1%, to $194.4 million at June 30, 2020 from $48.1 million at December 31, 2019 as borrowings were obtained from the Federal Reserve Bank’s PPP Liquidity Facility to fund PPP loans; much of the loaned money remained in customers’ deposit accounts. Loans increased $388.5 million, or 154.1%, to $640.6 million at June 30, 2020 from $252.1 million at December 31, 2019. Total deposits increased $387.6 million, or 162.7%, to $625.8 million at June 30, 2020 from $238.2 million at December 31, 2019. The increases were primarily attributable to our acquisition of ABB Financial and Affinity Bank in January 2020. In addition, many of our customers receiving PPP loans have deposited the loan proceeds in their accounts at Newton Federal Bank. We had $54.3 million of Federal Home Loan Bank advances and $143.7 million of repurchase agreements and other borrowings at June 30, 2020, compared to no borrowings at December 31, 2019, primarily due to our acquisition of ABB Financial and Affinity Bank in January 2020, which had both Federal Home Loan Bank advances and repurchase agreements. In addition, our borrowings increased due to borrowing $129.2 million from the Federal Reserve Bank to fund PPP loans.

While our assets increased significantly between December 31, 2019 and June 30, 2020, as noted above, we expect our assets to decrease as customers withdraw the cash proceeds from PPP loans, and as PPP loans are forgiven. Such loan forgiveness will also result in our repaying the related PPP Liquidity Facility loans we obtained to fund the PPP loans.

Total assets increased $13.3 million, or 4.3%, to $319.3 million at December 31, 2019 from $306.0 million at September 30, 2018. The increase was primarily due to increases in loans and cash and cash equivalents, partially offset by a decrease in investment securities. Loans increased $25.7 million, or 11.4%, to $252.1 million at December 31, 2019 from $226.4 million at September 30, 2018. Cash and cash equivalents increased to $48.1 million at December 31, 2019, from $40.8 million at September 30, 2018. Securities available-for-sale decreased to $3.8 million at December 31, 2019, from $21.4 million at September 30, 2018 as a large portion of the portfolio was sold.

Net income decreased $454,000 to a net loss of $219,000 for the six months ended June 30, 2020 compared to net income of $235,000 for the six months ended June 30, 2019. The decrease was due primarily to increases in interest expense of $1.9 million and non-interest expense of $4.9 million and a provision for loan losses of $800,000, primarily related to our acquisition of ABB Financial and Affinity Bank in January 2020, partially offset by increases in interest income of $6.6 million and non-interest income of $357,000. Merger-related expenses before tax were $2.8 million during the six months ended June 30, 2020. Interest income increased $6.6 million, or 89.5%, to $14.0 million for the six months ended June 30, 2020 from $7.4 million for the six months ended June 30, 2019. The increase was due to increases in interest income on loans and investment securities and increases in volumes related to the ABB Financial and Affinity Bank acquisition, slightly offset by a lower interest rate environment between the two periods. Interest expense increased $1.9 million, or 179.2%, to $3.0 million for the six months ended June 30, 2020, compared to $1.1 million for the six months ended June 30, 2019, due to increases in interest expense on deposits and borrowings, as volumes increased related to the Affinity Bank acquisition and higher rates on some Affinity Bank products. Particularly in light of the COVID-19 pandemic, we recorded a provision for loan losses of $800,000 for the six months ended June 30, 2020 compared to no provision for the six months ended June 30, 2019. Non-interest expenses increased $4.9 million, or 72.6%, primarily due to our acquisition of ABB Financial and Affinity Bank and related growth.

Net income decreased $94,000, or 20.9%, to $355,000 for the year ended December 31, 2019, compared to $449,000 for the year ended September 30, 2018. The decrease was due primarily to an increase in non-interest expenses and decreases in net interest income and non-interest income, partially offset by decreases in the provision for loan losses and income tax expense. Non-interest expenses increased $1.5 million, or 12.1%, to $14.0 million for the year ended December 31, 2019, from $12.5 million for the year ended September 30, 2018, primarily as a result of increases in data processing, salaries and employee benefits, occupancy, and legal and accounting expenses. Net interest income before provision for loan losses decreased $51,000, primarily a result of an increase in interest expense on deposits. Non-interest income decreased $263,000, or 13.8%, to $1.6 million for the year ended December 31, 2019 from $1.9 million for the year ended September 30, 2018, primarily as a result of a decrease in Small Business Administration loan fees. The provision for loan losses decreased to $0 for the year ended December 31, 2019 from $500,000 for the year ended September 30, 2018. Income tax expense decreased by $1.2 million as a result of lower income before income taxes in 2019 and generation of additional tax credits and a large expense related to deferred taxes upon the passing of the tax cut in December 2017, which was in the fiscal year ended September 30, 2018.

Impact of COVID-19 Outbreak

During the first quarter of 2020, global financial markets experienced significant volatility resulting from the spread of a novel coronavirus known as COVID-19. In March 2020, the World Health Organization declared COVID-19 a global pandemic and the United States declared a National Public Health Emergency. The COVID-19 pandemic has restricted the level of economic activity in our markets. In response to the pandemic, the governments of the state of Georgia and of most other states have taken preventative or protective actions, such as imposing restrictions on travel and business operations, advising or requiring individuals to limit or forego time outside of their homes, and ordering temporary closures of businesses that have been deemed to be non-essential. These measures have dramatically increased unemployment in the United States and have negatively impacted many businesses, and thereby threatened the repayment ability of some of our borrowers.

To address the economic impact in the United States, the CARES Act was signed into law on March 27, 2020. The CARES Act included a number of provisions that affected us, including accounting relief for TDRs. The CARES Act also established the PPP through the SBA, which allowed us to lend money to small businesses to maintain employee payrolls through the crisis with guarantees from the SBA. Under this program, loan amounts may be forgiven if the borrower maintains employee payrolls and meets certain other requirements.

In addition, the Federal Reserve Board took steps to bolster the economy by, among other things, reducing the federal funds rate and the discount-window borrowing rate to near zero. In response to the pandemic, we implemented protocols and processes to help protect our employees, customers and communities. These measures include:

•

Operating our branches under a drive-through model with appointment-only lobby service for a period of time, leveraging our business continuity plans and capabilities that include critical operations teams being divided and dispersed to separate locations and, when possible, having employees work from home.

•

Offering assistance to our customers affected by the COVID-19 pandemic, which includes payment deferrals, waiving certain fees, suspending property foreclosures, and participating in the CARES Act and lending programs for businesses, including the PPP.

We have implemented various consumer and commercial loan modification programs to provide our borrowers relief from the economic impacts of COVID-19. Based on guidance in the CARES Act, COVID-19 related modifications to loans that were current as of December 31, 2019 are exempt from TDR classification under U.S. GAAP. In addition, the bank regulatory agencies issued interagency guidance stating that COVID-19 related short-term modifications (i.e., six months or less) granted to loans that were current as of the loan modification program implementation date are not TDRs.

As of June 30, 2020, we had granted short-term payment deferrals on 842 loans, totaling approximately $200.6 million, that were otherwise performing. As of June 30, 2020, 43 of these loans, totaling $15.3 million, have returned to normal payment status.

Given the unprecedented uncertainty and rapidly evolving economic effects and social impacts of the COVID-19 pandemic, the future direct and indirect impact on our business, results of operations and financial condition are highly uncertain. Should current economic conditions persist or continue to deteriorate, we expect that this macroeconomic environment will have a continued adverse effect on our business and results of operations, which could include, but not be limited to: decreased demand for our products and services, protracted periods of lower interest rates, increased non-interest expenses, including operational losses, and increased credit losses due to deterioration in the financial condition of our consumer and commercial borrowers, including declining asset and collateral values, which may continue to increase our provision for credit losses and net charge-offs.

Business Strategy

Our current business strategy consists of the following:

•

Continue to grow our loan portfolio prudently and further diversify our loan portfolio. As a result of our acquisition of Affinity Bank in January 2020, we significantly grew and diversified our loan portfolio. Our loan portfolio has more than doubled to $640.6 million at June 30, 2020 from $252.1 million at December 31, 2019. Commercial real estate and commercial and industrial loans totaled $322.1 million, or 50.3% of the loan portfolio, at June 30, 2020 compared to $83.1 million, or 33.0% of the loan portfolio, at December 31, 2019. The amount of commercial real estate and commercial and industrial loans at June 30, 2020 excludes $130.2 million of loans we originated under the PPP, described below. In addition, we initiated indirect automobile lending in 2018; at June 30, 2020, such loans totaled $36.4 million, or 5.7% of our total loan portfolio. We intend to continue to grow our loan portfolio, with a focus on commercial and industrial lending and owner-occupied commercial real estate, including continuing to originate loans to dental and other professionals through the former Affinity Bank’s legacy specialization in such lending in the Southeast region of the United States. We target dental practice loans with principal balances between $350,000 and $500,000, although we originate dental loans with principal balances in excess of these amounts. Historically, our greatest loan concentration was in one- to four-family residential real estate loans. Although we intend to continue the origination of these loans, we expect our emphasis on owner-occupied commercial real estate and commercial and industrial lending, as well as indirect automobile lending, will result in the continued diversification of our loan portfolio with a progressively lower concentration in one- to four-family residential real estate loans.

Increasing our commercial real estate loans, commercial and industrial loans, and indirect automobile loans involves risk, as described in “Risk Factors—Risks Related to our Lending Activities—We have increased our commercial real estate and commercial and industrial loans, and intend to continue to increase originations of these types of loans. These loans involve credit risks that could adversely affect our financial condition and results of operations,” “—The level of our commercial real estate loan portfolio may subject us to additional regulatory scrutiny,” “—We have a concentration of loans in the dental industry, which exposes us to increased credit risks,” and “—Our automobile lending exposes us to increased credit risks.”

•

Accelerate our growth of core deposits. We consider our core deposits to include statement savings accounts, money market accounts, negotiable orders of withdrawal (NOW) accounts, other savings deposits and checking accounts. We will continue our efforts to increase our core deposits to provide a stable source of funds to support loan growth at costs consistent with improving our interest rate spread and net interest margin. Core deposits also help us maintain loan-to-deposit ratios at levels consistent with regulatory expectations. Such deposits totaled $459.6 million, or 73.4% of total deposits, as of June 30, 2020, compared to $132.9 million, or 55.8% of total deposits, as of December 31, 2019, as our deposit mix benefitted from our acquisition of Affinity Bank. Core deposits have also increased as we have held the proceeds of PPP loans originated to customers and deposited with Newton Federal Bank; we expect these deposits to decrease as businesses utilize the loan proceeds. We intend to continue to transform our deposit mix to that of a community bank from that of a traditional savings and loan through active calling efforts within Newton Federal Bank’s historical customer base, incentivizing lenders to increase loan customer deposits, further growing the FitnessBank division’s online deposit base (which, as of June 30, 2020, had 2,659 accounts totaling $73.4 million in deposits), providing innovative products to our customers and building on the former Affinity Bank’s prominence in the dental community. In addition, we completed a core processor conversion in October 2020, which has provided us with additional capabilities for attracting deposits from professionals, small businesses, and consumers.

•

Continue to manage credit risk to maintain a low level of non-performing assets. We believe strong asset quality remains a key to our long-term financial success and is important in supporting our intended loan growth. Managing credit risk also reduces the provisions we require to maintain our allowance for loan losses, which enables us to use additional funds to support sales and marketing initiatives as well as invest in information technology systems customarily associated with a larger financial institution. Our total non-performing assets to total assets ratio was 0.57% at June 30, 2020 and 0.85% at December 31, 2019. Our strategy for credit risk management continues to focus on having an experienced team of credit professionals, well-defined policies and procedures, appropriate loan underwriting criteria and active credit monitoring. This includes enhanced loan monitoring of higher risk portfolio segments, higher risk individual loans and larger relationships within the portfolio, and more frequent loan grade review. We will also continue more frequent communication with large borrowers and borrowers within pandemic-affected segments, such as the hospitality and restaurant industries, as well as medical professionals, and we will further continue obtaining interim financial statements, when available, and monitoring past due loans, as well as loans that were deferred as a result of COVID-19 hardships and that are required to resume normal monthly payments. Furthermore, given the uncertainty surrounding the length and severity of the COVID-19 pandemic, management has established and will continue to use enhanced underwriting criteria for all loan types, with a particular focus on portfolio segments identified as having elevated risk.

•

Enhance operating efficiency to improve financial performance. We have made significant investments in infrastructure in recent years, which we expect will enhance our operating efficiency and earnings. In addition to our core processor conversion, as noted above, we continue to review the use of our facilities and search for ways to optimize our physical “footprint.” As a result of our acquisition of Affinity Bank, we have enhanced our employee pool with a focus on operating with the best of each of Newton Federal Bank’s and the acquired Affinity Bank’s employees, as well as offering and utilizing the optimal products, services, systems and processes from the combined entity.

•

Continue to support our customers and our local community. The COVID-19 pandemic has restricted the level of economic activity in our markets, resulting in dramatically increased unemployment and significant negative impacts on many businesses, thereby threatening the repayment ability of some of our borrowers. As we have done during prior economic downturns, we are taking actions to support our customers and our local community. For example, during the quarter ended June 30, 2020, we originated $130.2 million of small business loans under the PPP, created by the CARES Act, which was signed into law in March 2020. Under this program, loan amounts may be forgiven if the borrower maintains employee payrolls and meets certain other requirements. In addition, as of June 30, 2020, we had granted short-term payment deferrals on 842 loans, totaling approximately $200.6 million (including $115.0 million of dental practice loans), that were otherwise performing. As of June 30, 2020, 43 of these loans, totaling $15.3 million, have returned to normal payment status. Furthermore, in response to the pandemic, we implemented protocols and processes to help protect our employees, customers and communities, including operating our branch offices under a drive-through model with appointment-only lobby service for a period of time, leveraging our business continuity plans and capabilities that include critical operations teams being divided and dispersed to separate locations and, when possible, having employees work from home.

Summary of Significant Accounting Policies

The discussion and analysis of the financial condition and results of operations are based on our consolidated financial statements, which are prepared in conformity with U.S. GAAP. The preparation of these consolidated financial statements requires management to make estimates and assumptions affecting the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities, and the reported amounts of income and expenses. We consider the accounting policies discussed below to be significant accounting policies. The estimates and assumptions that we use are based on historical experience and various other factors and are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions, resulting in a change that could have a material impact on the carrying value of our assets and liabilities and our results of operations.

The JOBS Act contains provisions that, among other things, reduce certain reporting requirements for qualifying public companies. As an “emerging growth company” we may delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. We determined to take advantage of the benefits of this extended transition period. Accordingly, our financial statements may not be comparable to companies that comply with such new or revised accounting standards.

The following represent our significant accounting policies:

Allowance for Loan Losses. The allowance for loan losses is a reserve for estimated credit losses on individually evaluated loans determined to be impaired as well as estimated credit losses inherent in the loan portfolio. Actual credit losses, net of recoveries, are deducted from the allowance for loan losses. Loans are charged off when management believes that the collectability of the principal is unlikely. Subsequent recoveries, if any, are credited to the allowance for loan losses. A provision for loan losses, which is a charge against earnings, is recorded to bring the allowance for loan losses to a level that, in management’s judgment, is adequate to absorb probable losses in the loan portfolio. Management’s evaluation process used to determine the appropriateness of the allowance for loan losses is subject to the use of estimates, assumptions, and judgment. The evaluation process involves gathering and interpreting many qualitative and quantitative factors which could affect probable credit losses. Because interpretation and analysis involves judgment, current economic or business conditions can change, and future events are inherently difficult to predict, the anticipated amount of estimated loan losses and therefore the appropriateness of the allowance for loan losses could change significantly.

The allocation methodology applied by Newton Federal Bank is designed to assess the appropriateness of the allowance for loan losses and includes allocations for specifically identified impaired loans and loss factor allocations for all remaining loans, with a component primarily based on historical loss rates and a component primarily based on other qualitative factors. The methodology includes evaluation and consideration of several factors, such as, but not limited to, management’s ongoing review and grading of loans, facts and issues related to specific loans, historical loan loss and delinquency experience, trends in past due and non-accrual loans, existing risk characteristics of specific loans or loan pools, the fair value of underlying collateral, current economic conditions and other qualitative and quantitative factors which could affect potential credit losses. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic conditions or circumstances underlying the collectability of loans. Because each of the criteria used is subject to change, the allocation of the allowance for loan losses is made for analytical purposes and is not necessarily indicative of the trend of future loan losses in any particular loan category. The total allowance is available to absorb losses from any segment of the loan portfolio. Management believes the allowance for loan losses was appropriate at June 30, 2020, December 31, 2019 and September 30, 2018. The allowance analysis is reviewed by the board of directors on a quarterly basis in compliance with regulatory requirements. In addition, various regulatory agencies periodically review the allowance for loan losses. As a result of such reviews, we may have to adjust our allowance for loan losses. However, regulatory agencies are not directly involved in the process of establishing the allowance for loan losses as the process is the responsibility of Newton Federal Bank and any increase or decrease in the allowance is the responsibility of management.

Business Combinations and Valuation of Loans Acquired in Business Combinations. We account for acquisitions under FASB ASC Topic 805, Business Combinations, which requires the use of the acquisition method of accounting. Assets acquired and liabilities assumed in a business combination are recorded at estimated fair value on their purchase date. As provided for under GAAP, management has up to 12 months following the date of the acquisition to finalize the fair values of acquired assets and assumed liabilities, where it is not possible to estimate the acquisition date fair value upon consummation.

In particular, the valuation of acquired loans involves significant estimates, assumptions and judgment based on information available as of the acquisition date. Substantially all loans acquired in the transaction are evaluated in pools of loans with similar characteristics; and since the estimated fair value of acquired loans includes a credit consideration, no carryover of any previously recorded allowance for loan losses is recorded at acquisition. A number of factors are considered in determining the estimated fair value of purchased loans including, among other things, the remaining life of the acquired loans, estimated prepayments, estimated loss ratios, estimated value of the underlying collateral, estimated holding periods, contractual interest rates compared to market interest rates, and net present value of cash flows expected to be received.

In determining the Day 1 Fair Values of acquired loans, management calculates a nonaccretable difference (the credit mark component of the acquired loans) and an accretable difference (the market rate or yield component of the acquired loans). The nonaccretable difference is the difference between the undiscounted contractually required payments and the undiscounted cash flows expected to be collected in accordance with management’s determination of the Day 1 Fair Values. Subsequent decreases to the expected cash flows will generally result in a provision for loan losses. Subsequent increases in cash flows will result in a reversal of the provision for loan losses to the extent of prior charges and then an adjustment to accretable yield, and nonaccretable difference which would have a positive impact on interest income.

The accretable yield on acquired loans is the difference between the expected cash flows and the initial investment in the acquired loans. The accretable yield is recognized into earnings using the effective yield method over the term of the loans. Management separately monitors the acquired loan portfolio and periodically reviews loans contained within this portfolio against the factors and assumptions used in determining the Day 1 Fair Values.

Income Taxes. The assessment of income tax assets and liabilities involves the use of estimates, assumptions, interpretation, and judgment concerning certain accounting pronouncements and federal and state tax codes. There can be no assurance that future events, such as court decisions or positions of federal and state taxing authorities, will not differ from management’s current assessment, the impact of which could be significant to the results of operations and reported earnings.

Community First files consolidated federal and state income tax returns with Newton Federal Bank. Amounts provided for income tax expense are based on income reported for financial statement purposes and do not necessarily represent amounts currently payable under tax laws. Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax law rates applicable to the periods in which the differences are expected to affect taxable income. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income tax expense. Valuation allowances are established when it is more likely than not that a portion of the full amount of the deferred tax asset will not be realized. In assessing the ability to realize deferred tax assets, management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies. We may also recognize a liability for unrecognized tax benefits from uncertain tax positions. Unrecognized tax benefits represent the differences between a tax position taken or expected to be taken in a tax return and the benefit recognized and measured in the consolidated financial statements. Penalties related to unrecognized tax benefits are classified as income tax expense.

Comparison of Financial Condition at June 30, 2020 and December 31, 2019

Total assets increased $587.1 million, or 183.9%, to $906.4 million at June 30, 2020 from $319.3 million at December 31, 2019. The increase was due primarily to increases in loans and investment securities as a result of our acquisition of ABB Financial and Affinity Bank in January 2020, originating PPP loans and increases in cash equivalents resulting from the deposit of PPP loan proceeds into customers’ accounts at Newton Federal Bank. We expect our assets to decrease as customers withdraw the cash proceeds from PPP loans, and as PPP loans are forgiven. Such loan forgiveness will also result in our repaying the related Federal Reserve Bank PPP Liquidity Facility loans we obtained to fund the PPP loans.

Cash and cash equivalents increased $146.3 million, or 304.1%, to $194.4 million at June 30, 2020 from $48.1 million at December 31, 2019 as borrowings were obtained from the Federal Reserve Bank’s PPP Liquidity Facility to fund PPP loans; as of June 30, 2020, much of the PPP loan proceeds remained in customers’ deposit accounts.

Loans increased $388.5 million, or 154.1%, to $640.6 million at June 30, 2020 from $252.1 million at December 31, 2019. Commercial real estate loans increased $117.3 million, or 215.3%, to $171.8 million at June 30, 2020 from $54.5 million at December 31, 2019 and commercial and industrial loans, excluding PPP loans, increased $121.7 million, or 425.4%, to $150.3 million at June 30, 2020 from $28.6 million at December 31, 2019. In addition, commercial and industrial loans increased as $130.2 million in PPP loans were originated during the quarter ended June 30, 2020. Construction loans increased $21.8 million, or 106.4%, to $42.3 million at June 30, 2020 from $20.5 million at December 31, 2019. Consumer loans increased $8.2 million, or 26.0%, to $39.9 million at June 30, 2020 from $31.6 million at December 31, 2019. These increases are primarily attributable to our acquisition of ABB Financial and Affinity Bank in January 2020. These increases were partially offset by a decrease in one- to four-family residential real estate loans of $10.8 million, or 9.3%, to $106.0 million at June 30, 2020 from $116.8 million at December 31, 2019, as mortgage loans continue to be refinanced at lower rates than we offer. The acquisition of ABB Financial and Affinity Bank has shifted the composition of the loan portfolio towards increased commercial and industrial lending and commercial real estate lending from one- to four-family mortgage lending.

Securities available-for-sale increased $15.6 million, or 407.8%, to $19.4 million at June 30, 2020 from $3.8 million at December 31, 2019, due to our acquisition of ABB Financial and Affinity Bank in January 2020.

Total deposits increased $387.6 million, or 162.7%, to $625.8 million at June 30, 2020 from $238.2 million at December 31, 2019. The increase included increases of $141.9 million, or 480.1%, in non-interest-bearing checking accounts, $84.5 million, or 253.2%, in market rate checking accounts, $78.5 million, or 346.0%, in savings accounts, $61.0 million, or 57.9%, in certificates of deposit, and $21.7 million, or 45.9%, in interest-bearing checking accounts. These increases are primarily attributable to our acquisition of ABB Financial and Affinity Bank in January 2020. In addition, many of our customers receiving PPP loans from us have deposited the loan proceeds in their accounts at Newton Federal Bank.

We had $54.3 million of Federal Home Loan Bank advances and $143.7 million of repurchase agreements and other borrowings at June 30, 2020, compared to no borrowings at December 31, 2019, primarily due to our acquisition of ABB Financial and Affinity Bank in January 2020, which had both Federal Home Loan Bank advances and repurchase agreements. In addition, our borrowings increased due to borrowing $129.2 million from the Federal Reserve Bank’s PPP Liquidity Facility to fund PPP loans. We also borrowed $20.0 million from the

Federal Home Loan Bank in January 2020 to help fund the acquisition. Community First borrowed $5.0 million from First National Bankers Bank during the quarter ended June 30, 2020. The loan has a ten-year term with a floating interest rate equal to the Wall Street Journal Prime Rate. The initial interest payment is due September 30, 2020 and the initial principal payment is due June 29, 2021. There is no prepayment penalty.

Stockholders’ equity increased by $77,000 to $77.2 million at June 30, 2020 compared to $77.2 million at December 31, 2019.

Comparison of Financial Condition at December 31, 2019 and September 30, 2018

Total assets increased $13.3 million, or 4.3%, to $319.3 million at December 31, 2019 from $306.0 million at September 30, 2018. The increase was primarily due to increases in loans and cash and cash equivalents, partially offset by a decrease in investment securities.

Cash and cash equivalents increased $7.3 million, or 17.9%, to $48.1 million at December 31, 2019 from $40.8 million at September 30, 2018, as investment securities were sold and deposits increased, partially offset by the use of cash to fund loan growth.

Loans increased $25.7 million, or 11.4%, to $252.1 million at December 31, 2019 from $226.4 million at September 30, 2018. Commercial real estate loans increased $14.7 million, or 37.0%, to $54.5 million at December 31, 2019 from $39.8 million at September 30, 2018, largely due to an increased focus in this type of lending. Consumer installment loans increased $29.1 million, or 1,138.5%, to $31.6 million at December 31, 2019 from $2.6 million at September 30, 2018 due to the establishment of the Community First Auto division in late 2018, which originates indirect automobile loans.

We owned no securities held-to-maturity at December 31, 2019, compared to $1.0 million at September 30, 2018. Securities available-for-sale decreased to $3.8 million at December 31, 2019, from $21.4 million at September 30, 2018, due to the sale of a large portion of the investment portfolio to fund loan growth and paydowns on mortgage-backed securities.

Total deposits increased $21.8 million, or 10.1%, to $238.2 million at December 31, 2019 from $216.4 million at September 30, 2018. The increase was caused primarily by increases in market rate checking accounts, which increased $10.2 million, or 44.3%, to $33.4 million at December 31, 2019, and certificates of deposit, which increased $19.6 million, or 22.9%, to $105.3 million at December 31, 2019 from $85.7 million at September 30, 2018.

We had no borrowings at December 31, 2019, compared to borrowings of $7.6 million, consisting entirely of Federal Home Loan Bank advances, at September 30, 2018, as we have funded our operations with excess cash provided by an increase in deposits and the sale of investment securities.

Stockholders’ equity increased $784,000, or 1.0%, to $77.2 million at December 31, 2019 from $76.4 million at September 30, 2018. The increase was due primarily to unrealized gains on securities available-for-sale of $559,000 for the year ended December 31, 2019, compared to unrealized losses on securities available-for-sale of $752,000 for the year ended September 30, 2018.

Average Balance Sheets

The following tables set forth average balance sheets, average yields and costs, and certain other information at and for the periods indicated. No tax-equivalent yield adjustments have been made, as the effects would be immaterial. All average balances are monthly average balances. Management does not believe that the use of daily average balances rather than monthly average balances would result in material differences. Non-accrual loans were included in the computation of average balances. The yields set forth below include the effect of deferred fees, discounts, and premiums that are amortized or accreted to interest income or interest expense. Loan balances exclude loans held for sale.

	At June 30, 2020	For the Six Months Ended June 30,
		2020			2019
	Average Yield/Rate	Average Outstanding Balance	Interest	Average Yield/ Rate (1)	Average Outstanding Balance	Interest	Average Yield/ Rate (1)
	(Dollars in thousands)
Interest-earning assets:
Loans (excluding PPP loans)	5.29%	$486,021	$13,079	5.38%	$235,368	$6,793	5.77%
PPP loans	2.99%	45,847	441	1.92%	—	—	—%
Securities	1.84%	17,987	224	2.49%	22,107	257	2.33%
Interest-earning deposits	0.04%	50,705	150	0.59%	18,258	300	3.28%
Federal Home Loan Bank of Atlanta stock	3.00%	2,677	58	4.33%	380	13	6.62%

Total interest-earning assets	4.04%	603,237	13,952	4.63%	276,113	7,363	5.33%
Non-interest-earning assets		57,318			29,872

Total assets		$660,555			$305,986

Interest-bearing liabilities:
Savings accounts	1.15%	$77,641	519	1.34%	$25,515	14	0.11%
Interest-bearing checking accounts	0.16%	62,207	145	0.47%	53,640	191	0.71%
Money market checking accounts	0.95%	101,946	567	1.11%	25,269	107	0.85%
Certificates of deposit	1.66%	159,911	1,394	1.74%	90,081	745	1.65%

Total interest-bearing deposits	1.18%	401,705	2,625	1.31%	194,205	1,057	1.09%
Federal Home Loan Bank borrowings	1.20%	51,493	372	1.44%	2,575	24	1.96%
PPP Liquidity Facility borrowings	0.14%	5,196	11	0.42%	—	—	—%
Repurchase agreements and other borrowings	1.27%	7,560	10	0.26%	—	—	—%

Total interest-bearing liabilities	1.02%	465,954	3,018	1.30%	196,780	1,081	1.10%

Non-interest-bearing liabilities		118,302			32,808

Total liabilities		584,256			229,588
Total stockholders’ equity		76,299			76,398

Total liabilities and stockholders’ equity		$660,555			$305,986

Net interest income			$10,934			$6,282

Net interest rate spread (2)				3.33%			4.23%
Net interest-earning assets (3)		$137,282			$79,333

Net interest margin (4)				3.63%			4.55%
Average interest-earning assets to interest-bearing liabilities		129.46%			140.32%

(1)	Annualized.
(2)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate of interest-bearing liabilities.
(3)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(4)	Net interest margin represents net interest income divided by average total interest-earning assets.

	For the Year Ended December 31, 2019			For the Three Months Ended December 31,
				2018			2017
	Average Outstanding Balance	Interest	Average Yield/Rate	Average Outstanding Balance	Interest	Average Yield/Rate (1)	Average Outstanding Balance	Interest	Average Yield/Rate (1)
	(Dollars in thousands)
Interest-earning assets:
Loans	$241,650	$14,022	5.80%	$224,940	$3,248	5.78%	$212,998	$3,106	5.83%
Securities	15,129	335	2.21%	22,125	135	2.43%	21,539	121	2.24%
Interest-earning deposits	24,045	619	2.57%	25,902	200	3.09%	27,904	97	1.39%
Federal Home Loan Bank of Atlanta stock	329	21	6.38%	580	9	6.40%	422	4	3.81%

Total interest-earning assets	281,153	14,997	5.33%	273,547	3,592	5.25%	262,863	3,328	5.06%
Non-interest-earning assets	28,109			30,726			19,412

Total assets	$309,262			$304,273			$282,275

Interest-bearing liabilities:
Savings accounts	$24,530	31	0.13%	$24,410	6	0.10%	$23,315	2	0.04%
Interest-bearing checking accounts	51,406	352	0.69%	53,864	102	0.76%	39,368	59	0.60%
Money market checking accounts	27,568	274	0.99%	24,044	48	0.80%	22,420	15	0.27%
Certificates of deposit	94,219	1,629	1.73%	86,198	312	1.45%	85,361	240	1.12%

Total interest-bearing deposits	197,723	2,286	1.16%	188,516	468	0.99%	170,464	316	0.74%
Federal Home Loan Bank borrowings	1,288	26	2.02%	7,570	38	1.99%	4,863	24	1.98%

Total interest-bearing liabilities	199,011	2,312	1.16%	196,086	506	1.03%	175,327	340	0.78%

Non-interest-bearing liabilities	33,645			31,851			30,049

Total liabilities	232,656			277,937			205,376
Total stockholders’ equity	76,606			76,336			76,899

Total liabilities and stockholders’ equity	$309,262			$304,273			$282,275

Net interest income		$12,685			$3,086			$2,988

Net interest rate spread (2)			4.17%			4.22%			4.29%
Net interest-earning assets (3)	$82,142			$77,461			$87,536

Net interest margin (4)			4.51%			4.51%			4.55%
Average interest-earning assets to interest-bearing liabilities	141.27%			139.50%			149.93%

(1)	Annualized.
(2)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate of interest-bearing liabilities.
(3)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(4)	Net interest margin represents net interest income divided by average total interest-earning assets.

	For the Years Ended September 30,
	2018			2017
	Average Outstanding Balance	Interest	Average Yield/Rate	Average Outstanding Balance	Interest	Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Loans	$219,272	$13,301	6.07%	$199,690	$11,852	5.94%
Securities	22,998	542	2.35%	12,043	210	1.74%
Interest-earning deposits	24,811	418	1.69%	32,820	348	1.06%
Federal Home Loan Bank of Atlanta stock	531	31	5.84%	210	11	5.24%

Total interest-earning assets	267,612	14,292	5.34%	244,763	12,421	5.07%
Non-interest-earning assets	22,256			15,752

Total assets	$289,868			$260,515

Interest-bearing liabilities:
Savings accounts	$23,987	15	0.06%	$22,505	9	0.04%
Interest-bearing checking accounts	43,660	274	0.63%	35,349	164	0.46%
Money market checking accounts	22,907	107	0.47%	22,294	58	0.26%
Certificates of deposit	85,360	1,024	1.20%	85,910	852	0.99%

Total interest-bearing deposits	175,914	1,420	0.81%	166,058	1,083	0.65%
Federal Home Loan Bank borrowings	6,921	136	1.97%	34	—	—%

Total interest-bearing liabilities	182,835	1,556	0.85%	166,092	1,083	0.65%

Non-interest-bearing liabilities	30,733			35,498

Total liabilities	213,568			201,590
Total stockholders’ equity	76,600			58,925

Total liabilities and stockholders’ equity	$289,868			$260,515

Net interest income		$12,736			$11,338

Net interest rate spread (1)			4.49%			4.42%
Net interest-earning assets (2)	$84,777			$78,671

Net interest margin (3)			4.76%			4.63%
Average interest-earning assets to interest-bearing liabilities	146.37%			147.37%

(1)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate of interest-bearing liabilities.
(2)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(3)	Net interest margin represents net interest income divided by average total interest-earning assets.

Rate/Volume Analysis

The following tables present the effects of changing rates and volumes on our net interest income for the periods indicated. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The total column represents the sum of the prior columns. For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately based on the changes due to rate and the changes due to volume.

	Six Months Ended June 30, 2020 vs. 2019			Twelve Months Ended December 31, 2019 vs. Twelve Months Ended September 30, 2018
	Increase (Decrease) Due to		Total Increase (Decrease)	Increase (Decrease) Due to		Total Increase (Decrease)
	Volume	Rate		Volume	Rate
	(In thousands)
Interest-earning assets:
Loans (excluding PPP loans)	$7,638	$(1,352)	$6,286	$1,276	$(555)	$721
PPP loans	441	—	441	—	—	—
Securities	(78)	45	(33)	(176)	(31)	(207)
Interest-earning deposits and federal funds	570	(720)	(150)	(13)	214	201
Federal Home Loan Bank of Atlanta stock	59	(14)	45	(14)	3	(10)

Total interest-earning assets	8,630	(2,041)	6,589	1,073	(369)	705

Interest-bearing liabilities:
Savings accounts	81	424	505	—	16	16
Interest-bearing checking accounts	68	(114)	(46)	51	27	78
Money market checking accounts	418	42	460	29	138	167
Certificates of deposit	607	42	649	118	487	605

Total deposits	1,174	394	1,568	198	668	866
Federal Home Loan Bank advances	369	(21)	348	(114)	4	(110)
PPP Liquidity Facility borrowings	11	—	11	—	—	—
Repurchase agreements and other borrowings	10	—	10	—	—	—

Total interest-bearing liabilities	1,564	373	1,937	84	672	756

Change in net interest income	$7,066	$(2,414)	$4,652	$989	$(1,040)	$(51)

	Three Months Ended December 31, 2018 vs. 2017			Twelve Months Ended September 30, 2018 vs. 2017
	Increase (Decrease) Due to		Total Increase (Decrease)	Increase (Decrease) Due to		Total Increase (Decrease)
	Volume	Rate		Volume	Rate
	(In thousands)
Interest-earning assets:
Loans	$324	$(182)	$142	$1,185	$264	$1,449
Securities	4	10	14	238	94	332
Interest-earning deposits and federal funds	(47)	150	103	(22)	92	70
Federal Home Loan Bank of Atlanta stock	2	3	5	18	2	20

Total interest-earning assets	283	(19)	264	1,419	452	1,871

Interest-bearing liabilities:
Savings accounts	—	4	4	1	5	6
Interest-bearing checking accounts	25	18	43	42	68	110
Money market checking accounts	1	32	33	2	47	49
Certificates of deposit	1	71	72	(5)	177	172

Total deposits	27	125	152	40	297	337
Federal Home Loan Bank advances	14	—	14	68	68	136

Total interest-bearing liabilities	41	125	166	108	365	473

Change in net interest income	$242	$(144)	$98	$1,311	$87	$1,398

Comparison of Operating Results for the Six Months Ended June 30, 2020 and 2019

General. Net income decreased $454,000 to a net loss of $219,000 for the six months ended June 30, 2020 compared to net income of $235,000 for the six months ended June 30, 2019. The decrease was due primarily to increases in interest expense of $1.9 million and non-interest expense of $4.9 million, primarily related to our acquisition of ABB Financial and Affinity Bank in January 2020, and a provision for loan losses of $800,000, partially offset by increases in interest income of $6.6 million and non-interest income of $357,000. Merger-related expenses before taxes were $2.8 million during the six months ended June 30, 2020.

Interest Income. Interest income increased $6.6 million, or 89.5%, to $14.0 million for the six months ended June 30, 2020 from $7.4 million for the six months ended June 30, 2019. The increase was due to increases in interest income on loans and investment securities and increases in average balances related to the ABB Financial and Affinity Bank acquisition, slightly offset by a lower interest rate environment between the two periods.

Interest income on loans increased $6.7 million, or 99.0%, to $13.5 million for the six months ended June 30, 2020 from $6.8 million for the six months ended June 30, 2019. Our average balance of loans increased $296.5 million, or 126.0%, to $531.9 million for the six months ended June 30, 2020 from $235.4 million for the six months ended June 30, 2019. The increase in the average balance of loans resulted primarily from our acquisition of ABB Financial and Affinity Bank in January 2020. Our average yield on loans, not including PPP loans, decreased 39 basis points to 5.38% for the six months ended June 30, 2020 from 5.77% for the six months ended June 30, 2019, due primarily to changes in our loan portfolio composition from the merger and from competitive pressure on rates.

Interest income on securities (excluding Federal Home Loan Bank stock) decreased $33,000 to $224,000 for the six months ended June 30, 2020 from $257,000 for the six months ended June 30, 2019. The average balance of securities decreased $4.1 million, or 18.6%, to $18.0 million for the six months ended June 30, 2020 from $22.1 million for the six months ended June 30, 2019, due to the sale of most of our portfolio in 2019, offset by securities included in the acquisition of ABB Financial and Affinity Bank in January 2020. The average yield on securities increased by 16 basis points, to 2.49% from 2.33%, as a result of the acquisition of Affinity Bank in January 2020.

Interest income on interest-earning deposits decreased $150,000, or 50.0%, to $150,000 for the six months ended June 30, 2020 from $300,000 for the six months ended June 30, 2019. The decrease in interest income on interest-earning deposits was due to a 269 basis point decrease in the average yield, as interest rates dropped significantly during the six months ended June 30, 2020, partially offset by a $32.4 million increase in the average balance, as a result of the acquisition of ABB Financial and Affinity Bank in January 2020.

Interest Expense. Interest expense increased $1.9 million, or 179.2%, to $3.0 million for the six months ended June 30, 2020, compared to $1.1 million for the six months ended June 30, 2019, due to increases in interest expense on deposits and borrowings, as average balances increased related to the ABB Financial and Affinity Bank acquisition combined with the effects of higher rates paid on some Affinity Bank products.

Interest expense on certificates of deposit increased $649,000, or 87.1%, to $1.4 million for the six months ended June 30, 2020 from $745,000 for the six months ended June 30, 2019. The average rate we paid on certificates of deposit increased nine basis points to 1.74% for the six months ended June 30, 2020 from 1.65% for the six months ended June 30, 2019, and the average balance of certificates of deposit increased to $159.9 million for the six months ended June 30, 2020 compared to $90.1 million for the six months ended June 30, 2019. Interest expense on market rate checking accounts and savings accounts also increased $460,000, or 429.9%, and $505,000, or 3,607.1%, respectively. These increases were due to deposits assumed in the acquisition. These increases were partially offset by a decrease of $46,000, or 24.1%, in interest expense on interest-bearing checking accounts, which was due to a lower interest rate environment between the two periods.

Interest expense on borrowings increased to $393,000 for the six months ended June 30, 2020 compared to $24,000 for the six months ended June 30, 2019, as the average balance of borrowings increased $61.2 million from the previous year period primarily as a result of the acquisition of Affinity Bank in January 2020, Federal Home

Loan Bank advances used to fund the acquisition, Federal Reserve Bank borrowings used to fund PPP loans and the $5.0 million loan to Community First.

Net Interest Income. Net interest income increased $4.7 million, or 74.1%, and was $10.9 million for the six months ended June 30, 2020 compared to $6.3 million for the six months ended June 30, 2019. Our average net interest-earning assets increased by $58.0 million, or 73.0%, to $137.3 million for the six months ended June 30, 2020 from $79.3 million for the six months ended June 30, 2019, while our net interest rate spread decreased by 90 basis points to 3.33% for the six months ended June 30, 2020 from 4.23% for the six months ended June 30, 2019, reflecting a 70 basis point decrease in the weighted average yield on interest-earning assets, further reduced by a 20 basis point increase in the weighted average rate paid on interest-bearing liabilities. Our net interest margin was 3.63% for the six months ended June 30, 2020 compared to 4.55% for the six months ended June 30, 2019.

Provision for Loan Losses. Provisions for loan losses are charged to operations to establish an allowance for loan losses at a level necessary to absorb known and inherent losses in our loan portfolio that are both probable and reasonably estimable at the date of the consolidated financial statements. In evaluating the level of the allowance for loan losses, management analyzes several qualitative loan portfolio risk factors including, but not limited to, management’s ongoing review and grading of loans, facts and issues related to specific loans, historical loan loss and delinquency experience, trends in past due and non-accrual loans, existing risk characteristics of specific loans or loan pools, the fair value of underlying collateral, current economic conditions and other qualitative and quantitative factors which could affect potential credit losses. See “—Summary of Significant Accounting Policies” for additional information.

After an evaluation of these factors, particularly in light of the COVID-19 pandemic, we recorded a provision for loan losses of $800,000 for the six months ended June 30, 2020 as compared to no provision for the six months ended June 30, 2019. Our allowance for loan losses was $5.0 million at June 30, 2020 compared to $4.1 million at December 31, 2019 and $4.1 million at June 30, 2019. The allowance for loan losses to total loans was 0.78% at June 30, 2020 compared to 1.64% at December 31, 2019 and 1.69% at June 30, 2019. The decline in the ratio was a result of recording the Affinity Bank loan portfolio at fair value with no carryover of its allowance at the time of the merger. The allowance for loan losses to non-performing loans was 125.78% at June 30, 2020 compared to 161.07% at December 31, 2019 and 315.7% at June 30, 2019. We had net recoveries of $53,000 and $158,000 during the six months ended June 30, 2020 and 2019, respectively.

To the best of our knowledge, we have recorded all loan losses that are both probable and reasonable to estimate at June 30, 2020. However, future changes in the factors described above, including, but not limited to, actual loss experience with respect to our loan portfolio, could result in material increases in our provision for loan losses. In addition, the Office of the Comptroller of the Currency, as an integral part of its examination process, periodically reviews our allowance for loan losses, and as a result of such reviews, we may have to adjust our allowance for loan losses. However, regulatory agencies are not directly involved in the process of establishing the allowance for loan losses as the process is our responsibility and any increase or decrease in the allowance is the responsibility of management.

Non-interest Income. Non-interest income increased $357,000, or 51.4%, to $1.1 million for the six months ended June 30, 2020 from $695,000 for the six months ended June 30, 2019. This was a result of an increase in service charges on deposit accounts of $298,000 as a result of our acquisition of ABB Financial and Affinity Bank, and an increase in other non-interest income of $39,000, also as a result of our acquisition of ABB Financial and Affinity Bank.

Non-interest Expenses. Non-interest expenses information is as follows.

	Six Months Ended June 30,		Change
	2020	2019	Amount	Percent
	(Dollars in thousands)
Salaries and employee benefits	$6,353	$3,659	$2,694	73.6%
Deferred compensation	142	103	39	37.9
Occupancy	1,337	956	381	39.8
Advertising	133	67	66	98.5
Data processing	1,250	612	638	104.0
Other real estate owned	2	17	(15)	(88.5)
Net (gain) loss on sale of other real estate owned	29	(96)	125	130.2
Legal and accounting	965	533	432	81.1
Organizational dues and subscriptions	168	153	15	9.8
Director compensation	101	96	5	5.3
Federal deposit insurance premiums	253	32	221	690.6
Other	924	616	308	50.2

Total non-interest expense	$11,657	$6,748	$4,909	72.6%

Salaries and employee benefits expense, occupancy expense, advertising expense, data processing expense, legal and accounting expense, federal deposit insurance premiums and other non-interest expense all increased due to our acquisition of ABB Financial and Affinity Bank and related growth. Other non-interest expense increased primarily as a result of core deposit intangible amortization and merger-related expenses. Total merger-related expenses for the six months ended June 30, 2020 were $2.8 million, compared to $44,000 of such expenses for the six months ended June 30, 2019.

Income Tax Expense. We recorded an income tax benefit of $252,000 for the six months ended June 30, 2020 compared to an income tax benefit of $6,000 for the six months ended June 30, 2019. The increase in income tax benefit was due to the net loss before taxes in the 2020 period.

Comparison of Operating Results for the Years Ended December 31, 2019 and September 30, 2018

General. Net income decreased $94,000, or 20.9%, to $355,000 for the year ended December 31, 2019, compared to $449,000 for the year ended September 30, 2018. The decrease was due primarily to an increase in non-interest expenses and decreases in net interest income and non-interest income, partially offset by decreases in the provision for loan losses and income tax expense.

Interest Income. Interest income increased $705,000, or 4.9%, to $15.0 million for the year ended December 31, 2019 from $14.3 million for the year ended September 30, 2018. The increase was due primarily to a $721,000, or 5.4%, increase in interest income on loans, which represents a significant majority of our interest income. Our average balance of loans increased $22.4 million, or 10.2%, to $241.7 million for the year ended December 31, 2019 from $219.3 million for the year ended September 30, 2018. The increase in the average balance of loans resulted primarily from the opening of our indirect automobile lending division, Community First Auto, in October 2018. Our average yield on loans decreased 27 basis points to 5.80% for the year ended December 31, 2019 from 6.07% for the year ended September 30, 2018, due primarily to changes in our loan portfolio composition and competitive pressure on rates.

Interest income on interest-earning deposits increased $201,000, or 48.1%, to $619,000 for the year ended December 31, 2019 from $418,000 for the year ended September 30, 2018. The increase in interest income on interest-earning deposits was due to an 88 basis point increase in yield, reflecting increases in interest rates, partially offset by a decrease in the average balance of interest-earning deposits of $767,000, or 3.1%, to $24.0 million for the year ended December 31, 2019 from $24.8 million for the year ended September 30, 2018, as we have deployed excess cash to fund loan growth.

Interest income on securities (excluding Federal Home Loan Bank stock) decreased $207,000 to $335,000 for the year ended December 31, 2019 from $542,000 for the year ended September 30, 2018. Our average balance of securities decreased $7.9 million, or 34.2%, to $15.1 million for the year ended December 31, 2019 from $23.0 million for the year ended September 30, 2018, and the average rate earned on securities decreased 14 basis points, to 2.21% from 2.35%.

Interest Expense. Interest expense increased $756,000, or 48.6%, to $2.3 million for the year ended December 31, 2019 compared to $1.6 million for the year ended September 30, 2018, due primarily to an increase of $866,000 in interest expense on deposits, offset by a decrease of $110,000 in interest expense on borrowings. Interest expense on certificates of deposit increased $605,000, or 59.1%, to $1.6 million for the year ended December 31, 2019 from $1.0 million for the year ended September 30, 2018. The increase in expense on certificates of deposit was a result of an $8.9 million increase in the average balance and 53 basis point increase in the average rate we paid on certificates of deposit, reflecting our increasing interest rates in response to changes in market interest rates. Interest expense on money market checking accounts increased $167,000, to $274,000 for the year ended December 31, 2019 from $107,000 for the year ended September 30, 2018. Both the average balance and average rate we paid on money market checking accounts increased. Interest expense on interest-bearing checking accounts increased $78,000, or 28.5%, to $352,000 for the year ended December 31, 2019 from $274,000 for the year ended September 30, 2018. Both the average balance of and average rate we paid on interest-bearing checking accounts increased.

Interest expense on borrowings decreased to $26,000 for the year ended December 31, 2019 compared to $136,000 for the year ended September 30, 2018, as we repaid our Federal Home Loan Bank advances during the first quarter of 2019 and have funded our operations with excess cash provided by an increase in deposits and the sale of securities and securities paydowns.

Net Interest Income. Net interest income decreased $51,000, or 0.4%, to $12.7 million for the year ended December 31, 2019 from $12.7 million for the year ended September 30, 2018, as a result of a decrease in net interest-earning assets and an increase in the average rate we paid on interest-bearing liabilities. Our average net interest-earning assets decreased by $2.6 million, or 3.1%, to $82.1 million for the year ended December 31, 2019 from $84.8 million for the year ended September 30, 2018, due primarily to growth in interest-bearing deposits, partially offset by loan growth. Our net interest rate spread decreased by 32 basis points to 4.17% for the year ended December 31, 2019 from 4.49% for the year ended September 30, 2018, and our net interest margin decreased by 25 basis points to 4.51% for the year ended December 31, 2019 from 4.76% for the year ended September 30, 2018 reflecting an increase in the average rate we paid on interest-bearing liabilities to 1.16% for the year ended December 31, 2019 from 0.85% for the year ended September 30, 2018, while the average yield of interest-earnings assets remained relatively stable, at 5.33% for the year ended December 31, 2019 compared to 5.34% for the year ended September 30, 2018.

Provision for Loan Losses. We recorded no provision for loan losses for the year ended December 31, 2019, compared to a provision for loan losses of $500,000 for the year ended September 30, 2018. Our allowance for loan losses was $4.1 million at December 31, 2019 compared to $3.9 million at September 30, 2018. The allowance for loan losses to total loans was 1.64% at December 31, 2019 compared to 1.73% at September 30, 2018, while the allowance for loan losses to non-performing loans was 161.07% at December 31, 2019 compared to 178.10% at September 30, 2018. We had charge-offs of $453,000 and recoveries of $565,000 during the year ended December 31, 2019. To the best of our knowledge, we have recorded all loan losses that are both probable and reasonable to estimate at December 31, 2019. However, future changes in the factors we use to calculate the allowance for loan losses, including, but not limited to, actual loss experience with respect to our loan portfolio, could result in material increases in our provision for loan losses. In addition, the Office of the Comptroller of the Currency, as an integral part of its examination process, will periodically review our allowance for loan losses, and as a result of such reviews, we may have to adjust our allowance for loan losses. However, regulatory agencies are not directly involved in the process of establishing the allowance for loan losses as the process is our responsibility and any increase or decrease in the allowance is the responsibility of management.

Non-interest Income. Non-interest income decreased $263,000, or 13.8%, to $1.6 million for the year ended December 31, 2019 from $1.9 million for the year ended September 30, 2018. The decrease resulted primarily from a decrease in Small Business Administration loan fees of $521,000 to $65,000 for the year ended December 31, 2019, compared to $586,000 for the year ended September 30, 2018, partially offset by an increase in service charges on deposit accounts of $195,000 to $922,000 for the year ended December 31, 2019 compared to $727,000 for the year ended September 30, 2018.

Non-interest Expenses. Non-interest expenses information is as follows.

	Twelve Months Ended		Change
	December 31, 2019	September 30, 2018
			Amount	Percent
	(Dollars in thousands)
Salaries and employee benefits	$7,254	$6,585	$669	10.2%
Deferred compensation	236	212	24	11.3
Occupancy	1,830	1,706	124	7.3
Advertising	147	177	(30)	(16.9)
Data processing	1,577	891	686	77.0
Other real estate owned	23	91	(68)	(74.7)
Net gain on sale of other real estate owned	(21)	(11)	(10)	91.0
Legal and accounting	1,213	1,091	122	11.2
Organizational dues and subscriptions	294	307	(13)	(4.2)
Director compensation	192	227	(35)	(15.5)
Federal deposit insurance premiums	48	65	(17)	(26.2)
Other	1,211	1,149	62	5.4

Total non-interest expenses	$14,004	$12,490	$1,514	12.1%

Salaries and employee benefits expense increased due to annual salary increases and rising benefits expense as well as stock-based compensation related to equity grants. Data processing expense increased due to core system conversion-related expenses. Legal and accounting expense increased due to our expenses associated with our acquisition of ABB Financial and Affinity Bank. Occupancy expense increased due to an increase in service contract expense.

Income Tax Expense. We recognized an income tax benefit of $29,000 for the year ended December 31, 2019 compared to income tax expense of $1.2 million for the year ended September 30, 2018, resulting in effective rates of (8.92%) and 72.9%, respectively. Income tax expense decreased primarily as a result of lower income before income taxes in 2019 and the generation of additional tax credits combined with fiscal 2018 including the deferred tax adjustment due to the tax decrease in December 2017.

Comparison of Operating Results for the Three Months Ended December 31, 2018 and 2017

General. Net income increased $1.1 million to $148,000 for the three months ended December 31, 2018, compared to a net loss of $961,000 for the three months ended December 31, 2017. The net loss in the 2017 period was due primarily to the write down of our deferred tax assets by approximately $1.0 million as a result of the enactment of the Tax Cuts and Jobs Act of 2017.

Interest Income. Interest income increased $264,000, or 7.9%, to $3.6 million for the three months ended December 31, 2018 from $3.3 million for the three months ended December 31, 2017. The increase was due to increases in interest income on loans, investment securities and interest-earning deposits. Our average balance of loans increased $11.9 million, or 5.6%, to $224.9 million for the three months ended December 31, 2018 from $213.0 million for the three months ended December 31, 2017. The increase in the average balance of loans resulted primarily from our continued increased focus on commercial lending, as well as the opening of our indirect automobile lending division, Community First Auto, in October 2018. Our average yield on loans decreased five basis points to 5.78% for the three months ended December 31, 2018 from 5.83% for the three months ended December 31, 2017 due primarily to changes in loan mix.

Interest income on securities increased $19,000 to $144,000 for the three months ended December 31, 2018 from $125,000 for the three months ended December 31, 2017. Our average balance of securities increased $586,000, to $22.1 million for the three months ended December 31, 2018 from $21.5 million for the three months ended December 31, 2017, and the average yield on securities increased to 2.43% from 2.24%.

Interest income on interest-earning deposits increased $103,000 to $200,000 for the three months ended December 31, 2018 from $97,000 for the three months ended December 31, 2017. The increase in interest income on interest-earning deposits was due to a 170 basis point increase in yield, reflecting increases in market interest rates. Our average balance of interest-earning deposits decreased $2.0 million, or 7.2%, to $25.9 million for the three months ended December 31, 2018 from $27.9 million for the three months ended December 31, 2017, as we deployed excess cash and cash equivalents into higher yielding investments.

Interest Expense. Interest expense increased $166,000, or 48.8%, to $506,000 for the three months ended December 31, 2018 compared to $340,000 for the three months ended December 31, 2017, due to increases in interest expense on deposits and borrowings. We experienced an increase in interest expense for all deposit categories. Specifically, interest expense on certificates of deposit increased $72,000, or 30.0%, to $312,000 for the three months ended December 31, 2018 from $240,000 for the three months ended December 31, 2017. The average rate we paid on certificates of deposit increased 33 basis points to 1.45% for the three months ended December 31, 2018 from 1.12% for the three months ended December 31, 2017, reflecting our increasing interest rates in response to changes in market interest rates. The average balance of certificates of deposit increased to $86.2 million for the three months ended December 31, 2018 compared to $85.4 million for the three months ended December 31, 2017. Interest expense on interest-bearing checking accounts increased $43,000 to $102,000 for the three months ended December 31, 2018 compared to $59,000 for the three months ended December 31, 2017. The average balance of and rate paid on interest-bearing checking accounts increased to $53.9 million and 0.76%, respectively, for the three months ended December 31, 2018, from $39.4 million and 0.60%, respectively, for the three months ended December 31, 2017, as we continue to see an increase in the number of Kasasa reward based checking accounts opened.

Interest expense on borrowings increased to $38,000 for the three months ended December 31, 2018 compared to $24,000 for the three months ended December 31, 2017, reflecting borrowing from the Federal Home Loan Bank of Atlanta to fund loan growth and support operations.

Net Interest Income. Net interest income increased $98,000, or 3.3%, to $3.1 million for the three months ended December 31, 2018 from $3.0 million for the three months ended December 31, 2017, as our interest income increased faster than our internal interest expense. Our average net interest-earning assets decreased by $10.1 million, or 11.5%, to $77.5 million for the three months ended December 31, 2018 from $87.5 million for the three months ended December 31, 2017, and our net interest rate spread decreased by seven basis points to 4.22% for the three months ended December 31, 2018 from 4.29% for the three months ended December 31, 2017, reflecting increases in the average balance of interest-bearing liabilities and the rate paid on interest-bearing liabilities. Our net interest margin decreased by four basis points to 4.51% for the three months ended December 31, 2018 from 4.55% for the three months ended December 31, 2017.

Provision for Loan Losses. We recorded no provision for loan losses for the three months ended December 31, 2018 or the three months ended December 31, 2017. Our allowance for loan losses was $4.0 million at December 31, 2018 compared to $3.9 million at September 30, 2018 and $4.6 million at December 31, 2017. The allowance for loan losses to total loans was 1.74% at December 31, 2018 compared to 1.73% at September 30, 2018 and 2.09% at December 31, 2017. The allowance for loan losses to non-performing loans was 220.0% at December 31, 2018 compared to 178.10% at September 30, 2018 and 94.95% at December 31, 2017. We had net recoveries of $113,000 during the three months ended December 31, 2018.

To the best of our knowledge, we have recorded all loan losses that are both probable and reasonable to estimate at December 31, 2018. However, future changes in the factors we use to calculate the allowance for loan losses, including, but not limited to, actual loss experience with respect to our loan portfolio, could result in material increases in our provision for loan losses. In addition, the Office of the Comptroller of the Currency, as an integral part of its examination process, will periodically review our allowance for loan losses, and as a result of such reviews, we may have to adjust our allowance for loan losses. However, regulatory agencies are not directly involved in the process of establishing the allowance for loan losses as the process is our responsibility and any increase or decrease in the allowance is the responsibility of management.

Non-interest Income. Non-interest income increased $38,000, or 13.7%, to $316,000 for the three months ended December 31, 2018 from $278,000 for the three months ended December 31, 2017. The increase resulted primarily from increases in service charges on deposit accounts and other non-interest income of $21,000 and $17,000, respectively, during the three months ended December 31, 2018.

Non-interest Expenses. Non-interest expenses information is as follows.

	Three Months Ended December 31		Change
	2018	2017	Amount	Percent
	(Dollars in thousands)
Salaries and employee benefits	$1,732	$1,734	$(2)	(0.1)%
Deferred compensation	55	53	2	3.8
Occupancy	474	406	68	16.8
Advertising	38	46	(8)	(17.4)
Data processing	225	208	17	8.2
Other real estate owned	42	2	40	2,000.0
Net gain on sale of other real estate owned	(4)	(9)	5	55.6
Legal and accounting	235	219	16	7.3
Organizational dues and subscriptions	83	71	12	16.9
Director compensation	48	56	(8)	(14.3)
Federal deposit insurance premiums	16	17	(1)	(5.9)
Other	267	376	(109)	(29.0)

Total non-interest expenses	$3,211	$3,179	$32	1.0%

Occupancy increased due to renovation of our main office and various equipment purchases. Expenses associated with other real estate owned increased due to an increase in foreclosure activity. Partially offsetting these increases, other non-interest expenses decreased, due to a general focus on decreasing expenses.

Income Tax Expense. We incurred income tax expense of $43,000 and $1.0 million for the three months ended December 31, 2018 and 2017, respectively. During the quarter ended December 31, 2017, we wrote down our deferred tax assets by approximately $1.0 million as a result of the enactment of the Tax Cuts and Jobs Act of 2017, which reduced the maximum federal corporate income tax rate to 21% from 35%. The write-down was subsequently adjusted to $857,000 in June 2018.

Management of Market Risk

General. Our most significant form of market risk is interest rate risk because, as a financial institution, the majority of our assets and liabilities are sensitive to changes in interest rates. Therefore, a principal part of our operations is to manage interest rate risk and limit the exposure of our financial condition and results of operations to changes in market interest rates. Our Asset/Liability Management Committee, which consists of members of the board of directors and management, is responsible for evaluating the interest rate risk inherent in our assets and liabilities, for determining the level of risk that is appropriate, given our business strategy, operating environment, capital, liquidity and performance objectives, and for managing this risk consistent with the policy and guidelines approved by our board of directors. We currently utilize a third-party modeling program, prepared on a quarterly basis, to evaluate our sensitivity to changing interest rates, given our business strategy, operating environment, capital, liquidity and performance objectives, and for managing this risk consistent with the guidelines approved by the board of directors.

We have sought to manage our interest rate risk in order to minimize the exposure of our earnings and capital to changes in interest rates. We have implemented the following strategies to manage our interest rate risk:

•	growing our volume of core deposit accounts;

•	increasing our investment securities portfolio, while reducing the average maturity and effective life of the portfolio;

•	continuing the diversification of our loan portfolio by adding more commercial-related loans, which typically have shorter maturities and/or balloon payments; and

•	continuing to price our one- to four-family residential real estate loan products in a way that encourages borrowers to select our adjustable-rate loans as opposed to longer-term, fixed-rate loans.

By following these strategies, we believe that we are better positioned to react to increases and decreases in market interest rates. In addition, beginning in 2018, we introduced adjustable-rate, one- to four-family residential real estate loans (in addition to our existing home equity loans and lines of credit, which are originated with adjustable interest rates).

We generally do not engage in hedging activities, such as engaging in futures or options, or investing in high-risk mortgage derivatives, such as collateralized mortgage obligation residual interests, real estate mortgage investment conduit residual interests or stripped mortgage backed securities. Newton Federal Bank is a party to three swap transactions, totaling $7.1 million as of June 30, 2020, where we offer customers a long-term, fixed-rate loan while we maintain a floating-rate instrument without utilizing hedge accounting or a derivative asset on our balance sheet. We do not anticipate entering into similar transactions in the future.

Net Interest Income. We analyze our sensitivity to changes in interest rates through a net interest income model. Net interest income is the difference between the interest income we earn on our interest-earning assets, such as loans and securities, and the interest we pay on our interest-bearing liabilities, such as deposits and borrowings. We estimate what our net interest income would be for a 12-month period. We then calculate what the net interest income would be for the same period under the assumptions that the United States Treasury yield curve increases or decreases instantaneously by 200 and 400 basis point increments, with changes in interest rates representing immediate and permanent, parallel shifts in the yield curve. A basis point equals one-hundredth of one percent, and 100 basis points equals one percent. An increase in interest rates from 3% to 4% would mean, for example, a 100 basis point increase in the “Change in Interest Rates” column below.

The tables below set forth, as of June 30, 2020 and December 31, 2019, the calculation of the estimated changes in our net interest income that would result from the designated immediate changes in the United States Treasury yield curve.

At June 30, 2020
Change in Interest Rates (basis points) (1)	Net Interest Income Year 1 Forecast	Year 1 Change from Level
	(Dollars in thousands)
+400	$15,834	(24.69)%
+200	18,443	(12.27)%
Level	21,022	—
-200	22,361	6.37%
-400	21,857	3.97%

(footnote on following page)

At December 31, 2019
Change in Interest Rates (basis points) (1)	Net Interest Income Year 1 Forecast	Year 1 Change from Level
	(Dollars in thousands)
+400	$13,019	9.85%
+200	12,447	5.02%
Level	11,852	—
-200	10,848	(8.47)%
-400	10,511	(11.32)%

(1)	Assumes an immediate uniform change in interest rates at all maturities.

The tables above indicate that at June 30, 2020 and December 31, 2019, in the event of an instantaneous parallel 200 basis point increase in interest rates, we would experience a 12.27% decrease and a 5.02% increase in net interest income, respectively, and in the event of an instantaneous 200 basis point decrease in interest rates, we would experience a 6.37% increase and a 8.47% decrease in net interest income, respectively. At December 31, 2018, in the event of an instantaneous parallel 200 basis point increase in interest rates, we would have experienced a 0.73% increase in net interest income, and in the event of an instantaneous 200 basis point decrease in interest rates, we would have experienced a 6.36% decrease in net interest income. At September 30, 2018, in the event of an instantaneous parallel 200 basis point increase in interest rates, we would have experienced a 0.65% increase in net interest income, and in the event of an instantaneous 200 basis point decrease in interest rates, we would have experienced a 7.34% decrease in net interest income.

Net Economic Value. We also compute amounts by which the net present value of our assets and liabilities (net economic value or “NEV”) would change in the event of a range of assumed changes in market interest rates. This model uses a discounted cash flow analysis and an option-based pricing approach to measure the interest rate sensitivity of net portfolio value. The model estimates the economic value of each type of asset, liability and off-balance sheet contract under the assumptions that the United States Treasury yield curve increases or decreases instantaneously by 200 and 400 basis point increments, with changes in interest rates representing immediate and permanent, parallel shifts in the yield curve.

The tables below set forth, as of June 30, 2020 and December 31, 2019, the calculation of the estimated changes in our NEV that would result from the designated immediate changes in the United States Treasury yield curve.

At June 30, 2020
	Estimated NEV (2)	Estimated Increase (Decrease) in NEV		NEV as a Percentage of Present Value of Assets (3)
Change in Interest Rates (basis points) (1)				NEV Ratio (4)	Increase
		Amount	Percent		(Decrease) (basis points)
(Dollars in thousands)
+400	$86,699	$(11,751)	(11.94)%	9.90%	(59)
+200	93,984	(4,466)	(4.54)%	10.37%	(12)
—	98,450	—	—%	10.49%	—
-200	98,389	(61)	(0.06)%	10.46%	(3)
-400	96,550	(1,900)	(1.93)%	10.28%	(21)

(footnotes begin on following page)

At December 31, 2019
Change in Interest Rates (basis points) (1)	Estimated NEV (2)	Estimated Increase (Decrease) in NEV		NEV as a Percentage of Present Value of Assets (3)
				NEV Ratio (4)	Increase
		Amount	Percent		(Decrease) (basis points)
(Dollars in thousands)
+400	$70,310	$(5,093)	(6.75)%	23.52%	33
+200	73,126	(2,277)	(3.02)%	23.46%	27
—	75,403	—	—%	23.19%	—
-200	72,018	(3,385)	(4.49)%	21.63%	(156)
-400	71,567	(3,836)	(5.09)%	21.60%	(159)

(1)	Assumes an immediate uniform change in interest rates at all maturities.
(2)	NEV is the discounted present value of expected cash flows from assets, liabilities and off-balance sheet contracts.
(3)	Present value of assets represents the discounted present value of incoming cash flows on interest-earning assets.
(4)	NEV Ratio represents NEV divided by the present value of assets.

The tables above indicate that at June 30, 2020 and December 31, 2019, in the event of an instantaneous parallel 200 basis point increase in interest rates, we would experience a 4.54% and 3.02% decrease, respectively, in net economic value, and in the event of an instantaneous 200 basis point decrease in interest rates, we would experience a 0.06% and 4.49% decrease, respectively, in net economic value. At December 31, 2018, in the event of an instantaneous parallel 200 basis point increase in interest rates, we would have experienced an 11.41% decrease in net economic value, and in the event of an instantaneous 200 basis point decrease in interest rates, we would have experienced a 3.58% increase in net economic value. At September 30, 2018, in the event of an instantaneous parallel 200 basis point increase in interest rates, we would have experienced a 9.66% decrease in net economic value, and in the event of an instantaneous 200 basis point decrease in interest rates, we would have experienced a 0.52% increase in net economic value.

GAP Analysis. In addition, we analyze our interest rate sensitivity by monitoring our interest rate sensitivity “gap.” Our interest rate sensitivity gap is the difference between the amount of our interest-earning assets maturing or repricing within a specific time period and the amount of our interest-bearing liabilities maturing or repricing within that same time period. A gap is considered positive when the amount of interest rate sensitive assets maturing or repricing during a period exceeds the amount of interest rate sensitive liabilities maturing or repricing during the same period, and a gap is considered negative when the amount of interest rate sensitive liabilities maturing or repricing during a period exceeds the amount of interest rate sensitive assets maturing or repricing during the same period.

The following tables set forth our interest-earning assets and our interest-bearing liabilities at June 30, 2020 and December 31, 2019, which are anticipated to reprice or mature in each of the future time periods shown based upon certain assumptions. The amounts of assets and liabilities shown which reprice or mature during a particular period were determined in accordance with the earlier of term to repricing or the contractual maturity of the asset or liability. The tables set forth an approximation of the projected repricing of assets and liabilities at June 30, 2020 and December 31, 2019, on the basis of contractual maturities, anticipated prepayments and scheduled rate adjustments. The loan amounts in the tables reflect principal balances expected to be redeployed and/or repriced as a result of contractual amortization and as a result of contractual rate adjustments on adjustable-rate loans. Amounts are based on preliminary balance sheets as of June 30, 2020 and December 31, 2019, and may not equal amounts included in our consolidated financial statements for the six months ended June 30, 2020 or the year ended December 31, 2019. However, we believe that there would be no material changes in the results of the gap analyses if actual financial results had been utilized.

	At June 30, 2020
	Time to Repricing
	Zero to 90 Days	Zero to 180 Days	Zero Days to One Year	Zero Days to Two Years	Zero Days to Five Years	Total (1)
	(Dollars in thousands)
Assets:
Cash and due from banks	$180,171	$180,171	$180,171	$180,171	$180,171	$194,425
Investments	5,702	8,542	12,036	15,453	19,166	22,221
Net loans	77,237	111,672	202,661	364,210	524,853	635,599
Other assets	—	—	—	—	—	57,142

Total (2)	$263,110	$300,385	$394,868	$559,834	$724,190	$909,387

Liabilities:
Non-maturity deposits	$186,123	$198,303	$222,661	$260,895	$373,300	$462,638
Certificates of deposit	70,461	83,144	102,018	127,385	156,182	166,238
Borrowings	161,407	161,407	171,407	171,407	176,407	195,730
Other liabilities	—	—	—	—	—	5,915
Equity capital	—	—	—	—	—	78,866

Total (2)	$417,991	$442,654	$496,086	$559,687	$705,889	$909,387

Asset/liability gap	$(154,881)	$(142,469)	$(101,218)	$147	$18,301	$—
Gap/assets ratio (3)	(17.03)%	(15.67)%	(11.13)%	0.02%	2.01%	—%

(1)	Totals include non-interest-earning assets and non-interest-earning liabilities, as well as assets and liabilities that may reprice or mature after five years.
(2)	Amounts do not foot due to rounding.
(3)	Gap/assets ratio equals the asset/liability gap for the period divided by total assets ($909.4 million).

	At December 31, 2019
	Time to Repricing
	Zero to 90 Days	Zero to 180 Days	Zero Days to One Year	Zero Days to Two Years	Zero Days to Five Years	Total (1)
	(Dollars in thousands)
Assets:
Cash and due from banks	$43,894	$43,894	$43,894	$43,894	$43,894	$47,859
Investments	464	633	1,449	1,996	3,068	4,096
Net loans	42,591	54,687	77,592	118,742	190,662	247,934
Other assets	—	—	—	—	—	17,516

Total (2)	$86,949	$99,214	$122,935	$164,632	$237,624	$317,405

Liabilities:
Non-maturity deposits	$53,955	$57,249	$63,837	$77,013	$114,973	$144,174
Certificates of deposit	10,517	17,117	35,319	57,767	92,691	105,281
Borrowings	2,686	2,686	2,686	2,686	2,686	2,686
Other liabilities	—	—	—	—	—	2,689
Equity capital	—	—	—	—	—	62,575

Total (2)	$67,158	$77,052	$101,842	$137,466	$210,350	$317,405

Asset/liability gap	$19,791	$22,162	$21,093	$27,166	$27,274	$—
Gap/assets ratio (3)	6.24%	6.98%	6.65%	8.56%	8.59%	—%

(1)	Totals include non-interest-earning assets and non-interest-earning liabilities, as well as assets and liabilities that may reprice or mature after five years.
(2)	Amounts do not foot due to rounding.
(3)	Gap/assets ratio equals the asset/liability gap for the period divided by total assets ($319.3 million).

At December 31, 2018, our asset/liability gap from zero days to one year was $10.5 million, resulting in a gap/assets ratio of (3.40)%, and at September 30, 2018, our asset/liability gap from zero days to one year was $10.0 million, resulting in a gap/assets ratio of 3.22%.

Certain shortcomings are inherent in the methodologies used in the above interest rate risk measurements. Modeling changes require making certain assumptions that may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. In this regard, the net interest income and net economic value tables presented assume that the composition of our interest-sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration or repricing of specific assets and liabilities. Accordingly, although the tables provide an indication of our interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates, and actual results may differ. Furthermore, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Additionally, certain assets, such as adjustable-rate loans, have features that restrict changes in interest rates both on a short-term basis and over the life of the asset. In the event of changes in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in calculating the gap tables.

Interest rate risk calculations also may not reflect the fair values of financial instruments. For example, decreases in market interest rates can increase the fair values of our loans, deposits and borrowings.

Liquidity and Capital Resources

Liquidity describes our ability to meet the financial obligations that arise in the ordinary course of business. Liquidity is primarily needed to meet the borrowing and deposit withdrawal requirements of our customers and to fund current and planned expenditures. Our primary sources of funds are deposits, principal and interest payments on loans and securities, proceeds from the sale of loans, and proceeds from maturities of securities. We also have the ability to borrow from the Federal Home Loan Bank of Atlanta. At June 30, 2020 and December 31, 2019, we had a $243.2 million and a $86.0 million line of credit with the Federal Home Loan Bank of Atlanta, and had $53.0 million and no borrowings outstanding as of those dates, respectively, and $8.0 million in letters of credit outstanding, used to collateralize public deposits. In addition, at June 30, 2020, we had two unsecured federal funds lines of credit totaling $8.0 million and $5.0 million. No amount was outstanding on these lines of credit at June 30, 2020. At June 30, 2020, we also had a line of credit of $36.4 million with the Federal Reserve Bank of Atlanta Discount Window secured by $70.7 million in loans. No amount was outstanding at June 30, 2020. Under the Federal Reserve Bank’s PPP Liquidity Facility program, we have borrowed $129.2 million to fund PPP loans as of June 30, 2020, which is secured by an equal amount of PPP loans. Community First also has a revolving loan with First National Bankers Bank for $5.0 million, all of which is outstanding. The loan is secured by the stock of Newton Federal Bank. The loan has a ten-year term with a floating interest rate equal to the Wall Street Journal Prime Rate. The initial interest payment is due September 30, 2020 and the initial principal payment is due June 29, 2021. There is no prepayment penalty.

While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions, and competition. Our most liquid assets are cash and short-term investments including interest-bearing demand deposits. The levels of these assets are dependent on our operating, financing, lending, and investing activities during any given period.

Our cash flows are comprised of three primary classifications: cash flows from operating activities, investing activities, and financing activities. Net cash provided by (used in) operating activities was ($2.8 million), $1.6 million, ($1.3 million) and $2.4 million for the six months ended June 30, 2020, the year ended December 31, 2019, the transition period of three months ended December 31, 2018 and the year ended September 30, 2018, respectively. Net cash used in investing activities, which consists primarily of disbursements for loan originations and the purchase of investment securities and bank owned life insurance, offset by principal collections on loans, proceeds from the sale of securities and proceeds from maturing securities and pay downs on securities, was $148.9 million, $1.4 million, $4.8 million and $26.7 million for the six months ended June 30, 2020, the year ended December 31, 2019, the transition period of three months ended December 31, 2018 and the year ended September 30, 2018, respectively. Net cash provided by financing activities, consisting primarily of activity in deposit accounts and proceeds from Federal Home Loan Bank borrowings, offset by repayment of Federal Home Loan Bank borrowings, was $298.1 million, $10.8 million, $2.4 million and $29.1 million for the six months ended June 30, 2020, the year ended December 31, 2019, the transition period of three months ended December 31, 2018 and the year ended September 30, 2018, respectively.

We are committed to maintaining a strong liquidity position. We monitor our liquidity position on a daily basis. We anticipate that we will have sufficient funds to meet our current funding commitments. Based on our deposit retention experience and current pricing strategy, we anticipate that a significant portion of maturing time deposits will be retained.

At June 30, 2020, Newton Federal Bank exceeded all of its regulatory capital requirements, and was categorized as well capitalized at June 30, 2020. Management is not aware of any conditions or events since the most recent notification that would change our category. See “Historical and Pro Forma Regulatory Capital Compliance.”

The net proceeds from the offering will significantly increase our liquidity and capital resources. Over time, the initial level of liquidity will be reduced as net proceeds from the stock offering are used for general corporate purposes, including funding loans. Our financial condition and results of operations will be enhanced by the net proceeds from the offering, which will increase our net interest-earning assets and net interest income. However, due to the increase in equity resulting from the net proceeds raised in the offering, as well as other factors associated with the offering, our return on equity will be adversely affected following the offering. See “Risk Factors—Risks Related to the Offering—Our return on equity may be low following the stock offering. This could negatively affect the trading price of our shares of common stock.”

Off-Balance Sheet Arrangements and Aggregate Contractual Obligations

Commitments. As a financial services provider, we routinely are a party to various financial instruments with off-balance-sheet risks, such as commitments to extend credit, unused lines of credit and swap transactions. While these contractual obligations represent our future cash requirements, a significant portion of commitments to extend credit may expire without being drawn upon. Such commitments are subject to the same credit policies and approval process accorded to loans we make. At June 30, 2020, we had outstanding commitments to originate loans of $58.2 million. We anticipate that we will have sufficient funds available to meet our current lending commitments. Time deposits that are scheduled to mature in less than one year from June 30, 2020 totaled $81.9 million. Management expects that a substantial portion of the maturing time deposits will be retained. However, if a substantial portion of these deposits is not retained, we may utilize Federal Home Loan Bank advances or raise interest rates on deposits to attract new accounts, which may result in higher levels of interest expense.

Contractual Obligations. In the ordinary course of our operations, we enter into certain contractual obligations. Such obligations include data processing services, operating leases for premises and equipment, agreements with respect to borrowed funds and deposit liabilities.

Recent Accounting Pronouncements

Please refer to Note 1 to the unaudited financial statements of Community First for the six months ended June 30, 2020 and 2019 and Note 1 to the financial statements of Community First for the year ended December 31, 2019, the transition period of three months ended December 31, 2018 and the year ended September 30, 2018 included with this document for a description of recent accounting pronouncements that may affect our financial condition and results of operations.

Impact of Inflation and Changing Price

The financial statements and related data presented herein have been prepared in accordance with U.S. GAAP, which requires the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. The primary impact of inflation on our operations is reflected in increased operating costs. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates, generally, have a more significant impact on a financial institution’s performance than does inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

BUSINESS OF AFFINITY BANCSHARES AND COMMUNITY FIRST

Affinity Bancshares

Affinity Bancshares is a Maryland corporation that was organized in September 2020. Upon completion of the conversion, it will become the holding company of Newton Federal Bank and will succeed to all of the business and operations of Community First and Community First Bancshares, MHC, each of which will cease to exist upon completion of the conversion.

As part of the conversion, Affinity Bancshares will receive the cash and securities held by Community First, the cash held by Community First Bancshares, MHC, and the net proceeds it retains from the offering. A portion of the net proceeds will be used to repay a $5.0 million loan and to fund a loan to the Newton Federal Bank Employee Stock Ownership Plan. Affinity Bancshares will have no significant liabilities. It intends to use the support staff and offices of Newton Federal Bank and will pay Newton Federal Bank for these services. If Affinity Bancshares expands or changes its business in the future, it may hire its own employees.

Affinity Bancshares intends to invest the net proceeds of the offering as discussed under “How We Intend to Use the Proceeds From the Offering.” In the future, it may pursue other business activities, including mergers and acquisitions, investment alternatives and diversification of operations. There are, however, no current understandings or agreements for these activities.

Affinity Bancshares will be a savings and loan holding company and subject to comprehensive regulation by the Federal Reserve Board.

Community First

Community First, a federal corporation that was organized in 2017, is a savings and loan holding company headquartered in Covington, Georgia. Community First’s common stock is traded on the Nasdaq Capital Market under the symbol “CFBI.” Community First conducts its operations primarily through its wholly owned subsidiary, Newton Federal Bank, a federally chartered savings association. Community First manages its operations as one unit, and thus does not have separate operating segments. At June 30, 2020, Community First had total assets of $906.4 million, loans of $640.6 million, deposits of $625.8 million and stockholders’ equity of $77.2 million.

Community First was formed as part of the mutual holding company reorganization of Newton Federal Bank, which was completed in April 2017. In connection with the reorganization, Community First sold 3,467,595 shares of common stock to the public at $10.00 per share, representing 46% of its outstanding shares of common stock. Community First Bancshares, MHC has been organized as a mutual holding company under the laws of the United States and owns the remaining majority of the outstanding common stock of Community First.

The executive offices of Community First are located at 3175 Highway 278, Covington, Georgia 30014, and its telephone number is (770) 786-7088. Community First is subject to comprehensive regulation and examination by the Federal Reserve Board.

BUSINESS OF NEWTON FEDERAL BANK

Newton Federal Bank is a federally chartered stock savings association headquartered in Covington, Georgia. Newton Federal Bank was originally chartered in 1928 as a Georgia-chartered mutual building and loan association under the name Newton County Building and Loan Association. In 1947, we converted to a federal charter and changed our name to “Newton Federal Savings and Loan Association.” In 2004, we changed our name to “Newton Federal Bank.” In 2017 we reorganized from the mutual to the stock form of ownership in connection with the mutual holding company reorganization.

We intend to change our name to “Affinity Bank” in connection with the conversion, but we will continue to use the name Newton Federal Bank in certain of our market areas.

Our business consists primarily of taking deposits from the general public and investing those deposits, together with funds generated from operations, in commercial real estate loans, commercial and industrial loans and residential real estate loans and, to a lesser extent, construction and land loans and consumer loans. We have a specialized expertise in lending to dentists and dental practices, with dental loans totaling $173.7 million, or 27.1% of our loan portfolio, as of June 30, 2020. We also invest in securities, which have historically consisted primarily of mortgage-backed securities and obligations issued by U.S. government sponsored enterprises and Federal Home Loan Bank stock. We offer a variety of deposit accounts, including checking accounts, savings accounts and certificates of deposit. In addition, we gather deposits nationwide through our virtual bank, FitnessBank, which accepts deposits and provides higher interest rates based on customers meeting certain fitness goals. We also use Federal Home Loan Bank and other borrowings to fund our operations.

Newton Federal Bank is subject to comprehensive regulation and examination by the Office of the Comptroller of the Currency. Newton Federal Bank is a member of the Federal Home Loan Bank system. Our website address is www.newtonfederal.com. Information on our website is not considered a part of this document.

Acquisition

On January 10, 2020, Community First and Newton Federal Bank completed their acquisition of ABB Financial and its wholly owned subsidiary, Affinity Bank. At the effective time of the acquisition, each outstanding share of ABB Financial common stock was converted into the right to receive $7.50 in cash. Including consideration received by holders of options to purchase ABB Financial common stock, the aggregate consideration paid in the transaction was approximately $40.3 million. In addition, $5.9 million of preferred stock that had been issued by ABB Financial has been redeemed, and $1.4 million of trust preferred securities issued by a subsidiary of ABB Financial were acquired by Community First and canceled. All accrued but unpaid dividends and interest were paid on the preferred stock and trust preferred securities in connection with the redemption and acquisition.

Market Area

We conduct our operations from our main office, a separate operations center and one additional branch office, all in Covington, Georgia, which is located in Newton County, Georgia; one branch office in Atlanta, Georgia, which is located in Cobb County, as well as commercial loan production offices located in Braselton, Georgia, which is in Jackson County, and Alpharetta, Georgia, which is in Fulton County. Our indirect automobile lending division, Community First Auto, operates out of our operations center in Covington, Georgia.

Through our physical branch locations, we primarily gather deposits in Newton and Cobb Counties, Georgia from residents and business located in these counties and surrounding counties. We also gather deposits online through our virtual bank, FitnessBank, on a national basis, and from dental professionals and practices in the Southeastern United States. Through our branch locations and loan production offices, we originate loans primarily in the counties where we have branch locations or loan production offices and the contiguous counties. We also originate indirect automobile loans and loans to dental professionals in the Southeastern United States.

Covington, Georgia is located 35 miles east of Atlanta, Georgia and 47 miles south of Athens, Georgia. In Newton County, retail trade is the largest employment sector and represents 15% of the non-farm, non-government labor force. Other significant employer industries in the county include construction, other services (except public administration), health care and social assistance and food services and accommodations. There are approximately 1,400 businesses operating in Newton County. Newton County’s total population was estimated at 111,673 as of January 1, 2020 and grew 11.7% from 2010 to 2020, while the population of the state of Georgia grew 10.2% during that same period. Newton County’s population is projected to grow 5.9% between 2020 and 2025, compared to 4.9% for the State of Georgia. As of January 1, 2020, the median household income in Newton County was approximately $61,885, which was lower than the Georgia state median of $62,156 and lower than the national median household income of $66,010.

Cobb County, with a total population of 766,958 as of January 1, 2020, grew 11.7% between 2010 and 2020, and is projected to grow another 5.2% by 2025. In Cobb County, the services sector represents 32% of the non-farm, non-government labor force. Cobb County has approximately 21,000 businesses, with other significant employee representation including retail trade, health care and social assistance. The median household income in Cobb County was approximately $83,029, which is higher than the Georgia state median of $62,156 and higher than the national median household income of $66,010.

Jackson County, with a total population of 73,358 as of January 1, 2020, grew 21.3% since 2010, and is projected to grow another 8.6% by 2025. It has approximately 1,300 businesses, with the most significant employee representation in retail trade, construction, and other services (except public administration).

Fulton County, with a total population of 1,070,693 as of January 1, 2020, grew 16.3% since 2010, and is projected to grow another 6.3% by 2025. It has approximately 37,000 businesses, with the most significant employee representation in professional, scientific, and technical services, health care and social assistance and retail trade.

The following table provides information with respect to unemployment rates for our market areas, the State of Georgia and the United States as a whole.

	Unemployment Rate
Region	June 2020	June 2019	Change
United States	11.2%	3.8%	7.4%
Georgia	7.9%	3.8%	4.1%
Cobb County, Georgia	7.5%	3.3%	4.2%
Fulton County, Georgia	10.2%	3.9%	6.3%
Jackson County, Georgia	5.2%	2.9%	2.3%
Newton County, Georgia	8.4%	4.3%	4.1%

Unemployment rates have been significantly impacted by the COVID-19 pandemic, but for all counties where we have a physical branch office or loan production office, the unemployment was below the national unemployment rate for June 2020 and, for Cobb and Jackson Counties, was also below the unemployment rate for the State of Georgia.

We believe that we have developed products and services that will meet the financial needs of our current and future customer base, and we continually plan to enhance our products and services to meet the changing needs of customers. Marketing strategies focus on the strength of our knowledge of local consumer and small business markets, our understanding of the dental practice market and indirect automobile lending, as well as expanding relationships with current customers and reaching out to develop new, profitable business relationships.

Competition

We face competition within our local market area both in making loans and attracting deposits. Our market area has a concentration of financial institutions that include large money center and regional banks, community banks and credit unions. We also face competition from savings institutions, mortgage banking firms, consumer finance companies and credit unions and, with respect to deposits, from money market funds, brokerage firms, mutual funds and insurance companies. As of June 30, 2020 (the most recent date for which data is available), our market share of deposits represented 22.65% of Federal Deposit Insurance Corporation-insured deposits in Newton County and 2.01% in Cobb County, ranking us first and 14th, respectively, in market share of deposits out of nine institutions operating in Newton County and 23 institutions operating in Cobb County.

General. Our historical lending activity consists of originating commercial real estate loans, commercial and industrial loans and residential real estate loans and, to a lesser extent, construction and land loans and consumer loans. We initiated indirect automobile lending in October 2018. As a result of our acquisition of Affinity Bank, we have a specialized expertise in lending to dentists and dental practices, with dental practice loans totaling $173.7 million, or 27.1% of our loan portfolio, as of June 30, 2020. Of this amount, 70.9% consisted of commercial business loans and 28.2% consisted of commercial real estate loans, with the remaining amount being unsecured loans.

Loan Portfolio Composition. The following tables set forth the composition of our loan portfolio by type of loan at the dates indicated. In addition to the loans included in the table below, at June 30, 2020, we had $33.8 million of loans in process and other unfunded commitments and $303,000 of deferred loan fees. At June 30, 2020 we did not have any loans held for sale,

	At June 30, 2020		At December 31,				At September 30, 2018
			2019		2018
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Real estate loans:
One- to four-family residential (1)	$106,023	16.55%	$116,843	46.35%	$139,919	60.44%	$135,508	59.85%
Commercial (2)	171,793	26.82	54,488	21.61	45,509	19.67	39,768	17.57
Construction and land	42,328	6.61	20,502	8.13	14,015	6.06	20,188	8.92
Commercial and industrial loans	150,341	23.47	28,613	11.35	27,408	11.84	28,375	12.53
Paycheck Protection Program loans	130,233	20.33	—	—	—	—	—	—
Consumer loans	39,870	6.22	31,644	12.56	4,595	1.99	2,555	1.13

	640,588	100.00%	252,090	100.00%	231,446	100.00%	226,394	100.00%

Less:
Allowance for losses	4,987		4,134		4,022		3,909

Total loans	$635,601		$247,956		$227,424		$222,485

	At September 30,
	2017		2016		2015
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Real estate loans:
One- to four-family residential (1)	$138,875	63.78%	$132,899	68.54%	$132,480	75.42%
Commercial (2)	29,861	13.71	29,162	15.04	24,581	13.99
Construction and land	25,165	11.56	13,343	6.88	2,261	1.28
Commercial and industrial loans	21,060	9.67	16,221	8.37	14,333	8.16
Consumer loans	2,783	1.28	2,262	1.17	2,017	1.15

	217,744	100.00%	193,887	100.00%	175,672	100.00%

Less:
Allowance for losses	4,557		4,309		5,874

Total loans	$213,193		$189,578		$169,798

(1)	Includes home equity loans and lines of credit, which totaled $3.3 million at June 30, 2020.
(2)	Includes multi-family residential real estate loans, which totaled $1.1 million at June 30, 2020.

Contractual Maturities. The following tables set forth the contractual maturities of our total loan portfolio at June 30, 2020 and December 31, 2019. Demand loans, loans having no stated repayment schedule or maturity, and overdraft loans are reported as being due in one year or less. The tables present contractual maturities and do not reflect repricing or the effect of prepayments. Actual maturities may differ.

June 30, 2020	One- to Four- Family Residential Real Estate	Commercial Real Estate	Construction and Land	Commercial and Industrial	Paycheck Protection Program	Consumer	Total
	(In thousands)
Amounts due in:
One year or less	$7,114	$11,861	$21,180	$12,990	$—	$186	$53,331
More than one to five years	15,255	77,286	8,905	36,150	129,844	22,176	289,616
More than five years	83,654	82,646	12,243	101,201	389	17,508	297,641

Total	$106,023	$171,793	$42,328	$150,341	$130,233	$39,870	$640,588

December 31, 2019	One- to Four- Family Residential Real Estate	Commercial Real Estate	Construction and Land	Commercial and Industrial	Consumer	Total
	(In thousands)
Amounts due in:
One year or less	$5,272	$4,932	$6,704	$7,327	$286	$24,521
More than one to five years	17,823	26,638	5,248	11,370	14,774	75,853
More than five years	93,748	22,918	8,550	9,916	16,584	151,716

Total	$116,843	$54,488	$20,502	$28,613	$31,644	$252,090

The following table sets forth our fixed and adjustable-rate loans at June 30, 2020 that are contractually due after June 30, 2021.

	Due After June 30, 2021
	Fixed	Adjustable	Total
	(In thousands)
Real estate loans:
One- to four-family residential	$93,063	$5,846	$98,909
Commercial	138,410	21,522	159,932
Construction and land	14,637	6,511	21,148
Commercial and industrial loans	136,196	1,155	137,351
Paycheck Protection Program loans	130,233	—	130,233
Consumer loans	39,598	86	39,684

Total loans	$552,137	$35,120	$587,257

The following table sets forth our fixed and adjustable-rate loans at December 31, 2019 that are contractually due after December 31, 2020.

	Due After December 31, 2020
	Fixed	Adjustable	Total
	(In thousands)
Real estate loans:
One- to four-family residential	$104,960	$6,633	$111,593
Commercial	41,425	8,132	49,557
Construction and land	9,990	3,807	13,797
Commercial and industrial loans	11,401	9,886	21,287
Consumer loans	31,298	37	31,335

Total loans	$199,074	$28,495	$227,569

Commercial and Industrial Loans. We make commercial and industrial loans, primarily in our market area, to a variety of professionals, sole proprietorships and small businesses, including dental loans, which are originated throughout the Southeastern United States. These loans are generally secured by business assets, and we may support this collateral with junior liens on real property. At June 30, 2020, commercial and industrial loans were $150.3 million, or 23.5% of our gross loans. This total excludes $130.2 million of loans originated under the PPP, which are described below. As part of our relationship driven focus, we encourage our commercial borrowers to maintain their primary deposit accounts with us, which enhances our interest rate spread and net interest margin.

Commercial lending products include term loans and revolving lines of credit. Commercial loans and lines of credit are made with either adjustable or fixed rates of interest. Adjustable rates and fixed rates are based on the prime rate as published in The Wall Street Journal, plus a margin. We are focusing our efforts on experienced, growing small- to medium-sized, privately-held companies with solid historical and projected cash flows that operate in our market areas.

When making commercial and industrial loans, we consider the financial statements of the borrower, our lending history with the borrower, the debt service capabilities and global cash flows of the borrower and other guarantors, the projected cash flows of the business and the value of the collateral, accounts receivable, inventory and equipment. Depending on the collateral used to secure the loans, commercial and industrial loans are made in amounts of up to 80% of the value of the collateral securing the loan.

Our commercial business loans to dental professionals totaled $120.3 million at June 30, 2020. The significant majority of these loans are secured by practice assets with the goodwill of each practice providing the value for lending. We consider numerous factors when underwriting dental loans, including transactional risk related to the selling doctor in a practice purchase, if applicable, procedures performed, insurance taken and the good standing of the dentist by state boards. We lend across all dental specialties: general, cosmetic, orthodontist, endodontist, periodontist, pediatric, and oral surgery. The majority of our dental loans are originated to professionals and practices located in the State of Georgia, with the remainder originated through the contiguous states. We target dental practice loans with principal balances between $350,000 and $500,000, although we will originate dental practice loans with principal balances in excess of $500,000. The significant majority of our dental loans are to solo practitioners or small practices with two professionals. We remain knowledgeable of trends in the dental industry through regular contact with our borrowers as well as through our participation in dental managers associations and our dental advisory board.

The CARES Act established the PPP through the SBA, which allowed us to lend money to small businesses to maintain employee payrolls through the COVID-19 crisis with guarantees from the SBA. Under this program, loan amounts may be forgiven if the borrower maintains employee payrolls and meet certain other requirements. PPP loans have a fixed interest rate of 1.00% and a maturity date of either two or five years. Such loans totaled $130.2 million at June 30, 2020.

Our largest commercial and industrial loan at June 30, 2020 totaled $2.5 million, was originated in 2018 and is secured by accounts receivable. At June 30, 2020, this loan was performing in accordance with its terms.

Commercial Real Estate Loans. Our commercial real estate loans (which includes multi-family residential loans) are secured primarily by dental/medical professional properties, church campuses and other small businesses. At June 30, 2020, we had $171.8 million in commercial real estate loans, representing 26.8% of our total loan portfolio. At that date, $118.0 million, or 68.8% of our commercial real estate loans, were secured by owner-occupied properties. This amount included $54.6 million of dental loans, $24.6 million of church loans and $1.1 million of multi-family residential real estate loans. At June 30, 2020, our commercial real estate loans had an average balance of $317,000.

Most of our commercial real estate loans are balloon loans with a five-year initial term and a 20-year amortization period. The maximum loan-to-value ratio of our commercial real estate loans is generally 80%. All of our commercial real estate loans are subject to our underwriting procedures and guidelines. At June 30, 2020, our largest commercial real estate loan totaled $3.5 million and is secured by a large church campus located in the Atlanta metropolitan area. This loan was originated in 2008 and, at June 30, 2020, was performing in accordance with its terms.

We consider a number of factors in originating commercial real estate loans. We evaluate the qualifications and financial condition of the borrower, including credit history, profitability and expertise, as well as the value and condition of the property securing the loan. When evaluating the qualifications of the borrower, we consider the financial resources of the borrower, the borrower’s experience in owning or managing similar property and the borrower’s payment history with us and other financial institutions. In evaluating the property securing the loan, the factors we consider include the net operating income of the mortgaged property before debt service and depreciation, the ratio of the loan amount to the appraised value of the mortgaged property and the debt service coverage ratio (the ratio of net operating income to debt service). The significant majority of our commercial real estate loans are appraised by outside independent appraisers approved by the board of directors, although we are only required to obtain independent appraisals on commercial real estate loans in amounts of $500,000 or greater. Personal guarantees are generally obtained from the principals of commercial real estate borrowers.

One- to Four-Family Residential Real Estate Lending. At June 30, 2020, we had $106.0 million of loans secured by one- to four-family real estate, representing 16.6% of our total loan portfolio. We currently originate adjustable-rate and fixed-rate one- to four-family residential real estate loans, although our ability to originate adjustable-rate residential mortgage loans is significantly limited in the current interest rate environment. We historically originated fixed-rate one- to four-family residential real estate loans with balloon terms, but recently began originating adjustable-rate one- to four-family residential real estate loans. At June 30, 2020, $3.0 million, or 2.9%, of our one- to four-family residential real estate loans were adjustable-rate loans and $27.5 million, or 25.9%, were balloon loans.

Our one- to four-family residential real estate loans are generally underwritten to internal guidelines, although we generally follow the documentation practices of Fannie Mae guidelines. We generally originate one- to four-family residential real estate loans in amounts up to $150,000, although we will originate loans above this amount. The significant majority of our one- to four-family residential real estate loans are secured by properties located in our primary market area.

We generally limit the loan-to-value ratios of our one- to four-family residential mortgage loans to 89.9% of the purchase price or appraised value, whichever is lower.

We currently offer one- to four-family residential real estate loans with terms of up to 15 years. Our adjustable-rate one- to four-family residential real estate loans have a five or seven year initial fixed rate.

We do not offer “interest only” mortgage loans on permanent one- to four-family residential real estate loans (where the borrower pays interest for an initial period, after which the loan converts to a fully amortizing loan). We also do not offer loans that provide for negative amortization of principal, such as “Option ARM” loans, where the borrower can pay less than the interest owed on the loan, resulting in an increased principal balance during the life of the loan. We do not currently offer “subprime loans” on one- to four-family residential real estate loans (i.e., generally loans to borrowers with credit scores less than 620).

Construction and Land Loans. We make construction loans, primarily to individuals for the construction of their primary residences and to contractors and builders of single-family homes. We also make a limited amount of land loans to complement our construction lending activities, as such loans are generally secured by lots that will be used for residential development. Land loans also include loans secured by land purchased for investment purposes. At June 30, 2020, our construction loans totaled $42.3 million, representing 6.6% of our total loan portfolio, and included $3.0 million of land loans. At June 30, 2020, $616,000 of our single-family construction loans were to individuals and $16.7 million were to contractors and builders.

While we may originate loans to contractors and builders whether or not the collateral property underlying the loan is under contract for sale, we consider each project carefully in light of current residential real estate market conditions. We actively monitor the number of unsold homes in our construction loan portfolio and local housing markets to attempt to maintain an appropriate balance between home sales and new loan originations. We generally will limit the maximum number of speculative units (units that are not pre-sold) approved for each builder. We have attempted to diversify the risk associated with speculative construction lending by doing business with experienced small and mid-sized builders within our market area.

We also originate construction loans for commercial development projects, including retail buildings, houses of worship, small industrial projects, hotels and office buildings. Most of our construction loans are interest-only loans that provide for the payment of interest during the construction phase, which is usually up to 12 months. At the end of the construction phase, the loan may convert to a permanent mortgage loan or the loan may be paid in full.

Construction loans generally can be made with a maximum loan-to-value ratio of 75% of the estimated appraised market value upon completion of the project. Before making a commitment to fund a construction loan, we require an appraisal of the property by an independent licensed appraiser. We also generally require inspections of the property before disbursements of funds during the term of the construction loan.

At June 30, 2020, our largest construction and land loan was for $3.5 million, of which none was outstanding. This loan, which is an SBA 504 loan, was originated in 2019 to construct a hotel in Georgia, and has funded with borrower cash as of June 30, 2020. This loan was performing according to its terms at June 30, 2020.

Consumer Loans. We offer a limited range of consumer loans, principally to customers residing in our primary market area with other relationships with us and with acceptable credit ratings. Our consumer loans generally consist of indirect loans on new and used automobiles, loans secured by deposit accounts and unsecured personal loans. At June 30, 2020, consumer and other loans were $39.9 million, or 6.2% of gross loans.

In October 2018, our indirect automobile lending division, Community First Auto (“CFA”), opened an office in Covington, Georgia. This division has an experienced manager and sales team to operate this line of business. At June 30, 2020, we had $36.4 million in indirect automobile loans, and our internal policies limit such loans to 150% of capital and 25% of our loan portfolio.

CFA purchases retail installment sales contracts from dealerships in the states of Georgia, Tennessee, North Carolina and South Carolina. A dealership submits credit applications to CFA for consideration. CFA fully underwrites each loan for creditworthiness, vehicle valuation, debt ratios and the consumer’s stability. CFA underwrites each loan to ensure all credit policy guidelines are followed. Applications that are approved and counter-offered are submitted to CFA for verification and funding.

All dealerships that submit retail installment contracts to CFA sign a separate retail dealer agreement that makes representations and warranties to CFA with respect to our security interest and the accuracy and validity of all information provided during the credit application and contract process. Borrowers are responsible for carrying full insurance coverage during the life of the loan, but CFA has a blanket Vendor Single Interest policy in place to cover all loans in case of lapse of coverage, skip or confiscation.

Loan Underwriting Risks

Commercial Real Estate Loans. Loans secured by commercial real estate generally have larger balances and involve a greater degree of risk than one- to four-family residential real estate loans. The primary concern in commercial real estate lending is the borrower’s creditworthiness and the feasibility and cash flow potential of the project. Payments on loans secured by income properties often depend on successful operation and management of the properties. As a result, repayment of such loans may be subject, to a greater extent than residential real estate loans, to adverse conditions in the real estate market or the economy. To monitor cash flows on income properties, we require borrowers and loan guarantors to provide quarterly, semi-annual or annual financial statements, depending on the size of the loan, on commercial real estate loans. In reaching a decision on whether to make a commercial real estate loan, we consider and review a global cash flow analysis of the borrower and consider the net operating income of the property, the borrower’s expertise, credit history and profitability and the value of the underlying property. We have generally required that the properties securing these real estate loans have an aggregate debt service ratio, including the guarantor’s cash flows and the borrower’s other projects, of at least 1.20x. An environmental phase one report is obtained when the possibility exists that hazardous materials may have existed on the site, or the site may have been impacted by adjoining properties that handled hazardous materials.

If we foreclose on a commercial real estate loan, the marketing and liquidation period to convert the real estate asset to cash can be lengthy with substantial holding costs. In addition, vacancies, deferred maintenance, repairs and market stigma can result in prospective buyers expecting sale price concessions to offset their real or perceived economic losses for the time it takes them to return the property to profitability. Depending on the individual circumstances, initial charge-offs and subsequent losses on commercial real estate loans can be unpredictable and substantial.

Commercial and Industrial Loans. Unlike residential real estate loans, which generally are made on the basis of the borrower’s ability to make repayment from his or her employment or other income, and which are secured by real property whose value tends to be more easily ascertainable, commercial and industrial loans are of higher risk and typically are made on the basis of the borrower’s ability to make repayment from the cash flows of the borrower’s business and the collateral securing these loans may fluctuate in value. Our commercial and industrial loans are originated primarily based on the identified cash flows of the borrower and secondarily on the underlying collateral provided by the borrower. With respect to dental practice loans, the goodwill of a practice provides the value for lending. Most often, collateral for commercial and industrial loans consists of accounts receivable, inventory or equipment. Credit support provided by the borrower for most of these loans is based on the liquidation of the pledged collateral and enforcement of a personal guarantee, if any. Further, any collateral securing such loans may depreciate over time, may be difficult to appraise and may fluctuate in value. As a result, the availability of funds for the repayment of commercial and industrial loans may depend substantially on the success of the business itself.

Construction and Land Loans. Our construction loans are based upon estimates of costs and values associated with the completed project. Underwriting is focused on the borrowers’ financial strength, credit history and demonstrated ability to produce a quality product and effectively market and manage their operations.

Construction lending involves additional risks when compared with permanent lending because funds are advanced upon the security of the project, which is of uncertain value prior to its completion. Because of the uncertainties inherent in estimating construction costs, as well as the market value of the completed project and the effects of governmental regulation of real property, it is relatively difficult to evaluate accurately the total funds required to complete a project and the related loan-to-value ratio. In addition, generally during the term of a construction loan, interest may be funded by the borrower or disbursed from an interest reserve set aside from the construction loan budget. These loans often involve the disbursement of substantial funds with repayment substantially dependent on the success of the ultimate project and the ability of the borrower to sell or lease the property or obtain permanent take-out financing, rather than the ability of the borrower or guarantor to repay principal and interest. If the appraised value of a completed project proves to be overstated, we may have inadequate security for the repayment of the loan upon completion of construction of the project and may incur a loss.

Balloon Loans. Although balloon mortgage loans may reduce to an extent our vulnerability to changes in market interest rates because they reprice at the end of the term, the ability of the borrower to renew or repay the loan and the marketability of the underlying collateral may be adversely affected if real estate values decline prior to the expiration of the term of the loan or in a rising interest rate environment.

Adjustable-Rate Loans. While we anticipate that adjustable-rate loans will better offset the adverse effects of an increase in interest rates as compared to fixed-rate loans, an increased monthly payment required of adjustable-rate loan borrowers in a rising interest rate environment could cause an increase in delinquencies and defaults. The marketability of the underlying collateral also may be adversely affected in a high interest rate environment.

Consumer Loans. Consumer loans may entail greater risk than residential real estate loans, particularly in the case of consumer loans that are unsecured or secured by assets that depreciate rapidly. Repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment for the outstanding loan and a small remaining deficiency often does not warrant further substantial collection efforts against the borrower. Consumer loan collections depend on the borrower’s continuing financial stability, and therefore are likely to be adversely affected by various factors, including job loss, divorce, illness or personal bankruptcy. Furthermore, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount that can be recovered on such loans.

Indirect automobile loans are inherently risky as they are often secured by assets that may be difficult to locate and can depreciate rapidly. In some cases, repossessed collateral for a defaulted automobile loan may not provide an adequate source of repayment for the outstanding loan and the remaining deficiency may not warrant further substantial collection efforts against the borrower. Automobile loan collections depend on the borrower’s continuing financial stability, and therefore, are more likely to be adversely affected by job loss, divorce, illness, or personal bankruptcy. Additional risk elements associated with indirect lending include the limited personal contact with the borrower as a result of indirect lending through non-bank channels, namely automobile dealers.

Originations, Purchases and Sales of Loans

Lending activities are conducted by our salaried loan personnel operating at our main and branch office locations and our loan production offices. All loans originated by us are underwritten pursuant to our policies and procedures. We originate fixed-rate loans and adjustable-rate loans. Our ability to originate fixed-rate loans or adjustable-rate loans depends on relative customer demand for such loans, which is affected by current and expected future levels of market interest rates. We originate real estate and other loans through our loan officers, marketing efforts, our customer base, walk-in customers and referrals from real estate brokers, builders and attorneys.

We sometimes purchase whole loans from third parties to supplement our loan production. These loans generally consist of loans to health care professionals and loans secured by manufactured housing. At June 30, 2020, we had $3.0 million of whole loans that we purchased. The majority of our purchased loans are to borrowers who are not located in our primary market area.

In addition, from time to time, we may purchase or sell participation interests in loans. We underwrite our participation interest in the loan that we are purchasing according to our own underwriting criteria and procedures. At June 30, 2020, we had $4.0 million of committed funds for loan participation interests that we purchased, and at that date, we had $10.6 million of loans for which we had sold participation interests.

We do not originate significant amounts of loans for sale, but we occasionally sell loans, primarily to generate fee income. We currently broker loan sales through Quicken Loans and receive fees related to such sales. For the six months ended June 30, 2020 and for the year ended December 31, 2019, we received $101,000 and $70,000 in fee income, respectively. At June 30, 2020, we had no loans held for sale.

Loan Approval Procedures and Authority

Pursuant to federal law, the aggregate amount of loans that Newton Federal Bank is permitted to make to any one borrower or a group of related borrowers is generally limited to 15% of Newton Federal Bank’s unimpaired capital and surplus (25% if the amount in excess of 15% is secured by “readily marketable collateral” or 30% for certain residential development loans). At June 30, 2020, based on the 15% limitation, Newton Federal Bank’s loans-to-one-borrower limit was approximately $9.3 million. At June 30, 2020, our largest loan relationship with one borrower was for $6.7 million, which was for four franchised pre-school locations (owner-occupied commercial real estate), and the underlying loans were performing in accordance with their terms on that date.

Our lending is subject to written underwriting standards and origination procedures. Decisions on loan applications are made on the basis of detailed applications submitted by the prospective borrower, credit histories that we obtain, and property valuations (consistent with our appraisal policy) prepared by outside independent licensed appraisers approved by our board of directors as well as internal evaluations, where permitted by regulations. The loan applications are designed primarily to determine the borrower’s ability to repay the requested loan, and the more significant items on the application are verified through use of credit reports, bank statements and tax returns.

All loan approval amounts are based on the aggregate loans (total credit exposure), including total balances of outstanding loans and the proposed loan to the individual borrower and any related entity. Our Chief Executive Officer and our Chief Credit Officer each has individual authorization to approve loans up to $1.0 million, and, combined, can approve loans up to $3.5 million. Two Senior Credit Managers and the President can approve loans up to $500,000 each, or any two of these individuals can approve loans up to $1.0 million combined. No individual loan officer has approval authority in excess of $300,000 individually, and such authority cannot be combined with other officers. Loans in excess of $3.5 million require the approval of our full board of directors.

Generally, we require title insurance or abstracts on our mortgage loans as well as fire and extended coverage casualty insurance in amounts at least equal to the principal amount of the loan or the value of improvements on the property, depending on the type of loan.

Delinquencies and Asset Quality

Delinquency Procedures. When a loan payment becomes 15 days past due, we contact the customer by mailing a late notice, and loan officers may contact their customers. If a loan payment becomes 30 days past due, we mail an additional late notice and a loan-specific letter written by a collection representative, and we also place telephone calls to the borrower. These loan collection efforts continue until a loan becomes 90 days past due, at which point we would refer the loan for foreclosure proceedings unless management determines that it is in the best interest of Newton Federal Bank to work further with the borrower to arrange a workout plan. The foreclosure process would begin when a loan becomes 120 days delinquent. From time to time we may accept deeds in lieu of foreclosure.

Loans Past Due and Non-Performing Assets. Loans are reviewed on a regular basis. Management determines that a loan is impaired or non-performing when it is probable at least a portion of the loan will not be collected in accordance with the original terms due to a deterioration in the financial condition of the borrower or the value of the underlying collateral if the loan is collateral dependent. When a loan is determined to be impaired, the measurement of the loan in the allowance for loan losses is based on present value of expected future cash flows, except that all collateral-dependent loans are measured for impairment based on the fair value of the collateral. Non-accrual loans are loans for which collectability is questionable and, therefore, interest on such loans will no longer be recognized on an accrual basis. All loans that become 90 days or more delinquent are placed on non-accrual status unless the loan is well secured and in the process of collection. When loans are placed on non-accrual status, unpaid accrued interest is fully reversed, and further income is recognized only to the extent received on a cash basis or cost recovery method.

When we acquire real estate as a result of foreclosure, the real estate is classified as real estate owned. The real estate owned is recorded at the lower of carrying amount or fair value, less estimated costs to sell. Soon after acquisition, we order a new appraisal to determine the current market value of the property. Any excess of the recorded value of the loan satisfied over the market value of the property is charged against the allowance for loan losses, or, if the existing allowance is inadequate, charged to expense of the current period. After acquisition, all costs incurred in maintaining the property are expensed. Costs relating to the development and improvement of the property, however, are capitalized to the extent of estimated fair value less estimated costs to sell.

A loan is classified as a troubled debt restructuring if, for economic or legal reasons related to the borrower’s financial difficulties, we grant a concession to the borrower that we would not otherwise consider. This usually includes a modification of loan terms, such as a reduction of the interest rate to below market terms, capitalizing past due interest or extending the maturity date and possibly a partial forgiveness of the principal amount due. Interest income on restructured loans is accrued after the borrower demonstrates the ability to pay under the restructured terms through a sustained period of repayment performance, which is generally six consecutive months.

Under the CARES Act, COVID-19 related modifications to loans that were current as of December 31, 2019 are exempt from troubled debt restructuring classification under U.S. GAAP. In addition, the bank regulatory agencies have issued interagency guidance stating that COVID-19 related short-term modifications (i.e., six months or less) for loans that were current as of the loan modification program implementation date are not troubled debt restructurings. As of June 30, 2020, we had granted short-term deferrals on 842 loans that were otherwise performing, totaling approximately $200.6 million (including $115.0 million of dental practice loans). As of June 30, 2020, 43 of these loans, totaling $15.3 million, have returned to normal payment status.

Delinquent Loans. The following tables set forth our loan delinquencies, including non-accrual loans, by type and amount at the dates indicated. We had no PPP loans delinquent at June 30, 2020.

				At December 31,						At September 30, 2018
	At June 30, 2020			2019			2018
	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due
	(In thousands)
Real estate loans:
One- to four-family residential	$1,562	$230	$236	$3,087	$2,040	$643	$196	$1,039	$228	$167	$980	$1,115
Commercial	—	—	—	114	24	10	—	—	—	283	3	—
Construction and land	—	—	—	—	—	—	—	—	—	—	257	—
Commercial and industrial loans	—	—	395	1,270	30	395	—	—	—	—	—	—
Consumer loans	14	31	—	58	34	—	9	1	1	—	30	7

Total	$1,576	$261	$631	$4,529	$2,128	$1,048	$205	$1,040	$229	$450	$1,270	$1,122

	At September 30,
	2017			2016			2015
	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due
	(In thousands)
Real estate loans:
One- to four-family residential	$173	$3,226	$1,559	$32	$3,382	$1,955	$—	$2,909	$1,598
Commercial	—	—	45	—	66	44	—	408	50
Construction and land	—	—	—	—	—	—	—	—	—
Commercial and industrial loans	19	45	—	194	—	—	—	—	33
Consumer loans	24	7	—	20	—	—	—	15	20

Total	$216	$3,288	$1,604	$246	$3,448	$1,999	$—	$3,332	$1,701

Non-Performing Assets. The following table sets forth information regarding our non-performing assets. Non-accrual loans include non-accruing troubled debt restructurings of $350,000, $532,000, $536,000, $279,000, $620,000, $810,000, and $1.3 million as of June 30, 2020, December 31, 2019 and 2018, and September 30, 2018, 2017, 2016 and 2015, respectively. No PPP loans were considered non-performing at June 30, 2020.

	At June 30, 2020	At December 31,		At September 30,
		2019	2018	2018	2017	2016	2015
	(Dollars in thousands)
Non-accrual loans:
Real estate loans:
One- to four-family residential	$2,761	$1,912	$1,744	$2,089	$3,540	$3,013	$2,056
Commercial	225	246	56	70	129	230	448
Construction and land	—	—	—	—	—	—	—
Commercial and industrial loans	979	395	27	29	—	—	33
Consumer loans	—	14	1	7	—	—	26

Total non-accrual loans	3,965	2,567	1,828	2,195	3,669	3,243	2,563

Accruing loans past due 90 days or more	—	—	—	—	—	—	—
Real estate owned:
One- to four-family residential	—	140	508	67	61	—	—
Commercial	—	—	—	—	—	—	470
Construction and land	1,232	—	—	—	—	—	62

Total real estate owned	1,232	140	508	67	61	—	532

Total non-performing assets	$5,197	$2,707	$2,336	$2,262	$3,730	$3,243	$3,095

Total accruing troubled debt restructured loans	$2,073	$3,286	$3,773	$4,136	$4,956	$5,815	$4,358
Total non-performing loans to total loans	0.62%	1.02%	0.79%	0.97%	1.69%	1.71%	1.51%
Total non-performing assets to total assets	0.57%	0.85%	0.76%	0.74%	1.34%	1.39%	1.37%

Interest income that would have been recorded for the six months ended June 30, 2020 and the year ended December 31, 2019 had non-accruing loans been current according to their original terms amounted to $132,000 and $146,000, respectively. We recognized $14,000 and $70,000 of interest income for these loans for the six months ended June 30, 2020 and the year ended December 31, 2019, respectively. In addition, interest income that would have been recorded for the six months ended June 30, 2020 and the year ended December 31, 2019 had troubled debt restructurings been current according to their original terms amounted to $17,000 and $100,000, respectively. We recognized $6,000 and $9,000 of interest income for these loans for the six months ended June 30, 2020 and the year ended December 31, 2019, respectively.

Classified Assets. Federal regulations provide for the classification of loans and other assets, such as debt and equity securities considered by the Office of the Comptroller of the Currency to be of lesser quality, as “substandard,” “doubtful” or “loss.” An asset is considered “substandard” if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. “Substandard” assets include those characterized by the “distinct possibility” that the insured institution will sustain “some loss” if the deficiencies are not corrected. Assets classified as “doubtful” have all of the weaknesses inherent in those classified “substandard,” with the added characteristic that the weaknesses present make “collection or liquidation in full,” on the basis of currently existing facts, conditions, and values, “highly questionable and improbable.” Assets classified as “loss” are those considered “uncollectible” and of such little value that their continuance as assets without the establishment of a specific loss allowance is not warranted. Assets which do not currently expose the insured institution to sufficient risk to warrant classification in one of the aforementioned categories but possess weaknesses are designated as “special mention” by our management.

When an insured institution classifies problem assets as either substandard or doubtful, it may establish general allowances in an amount deemed prudent by management to cover probable accrued losses. General allowances represent loss allowances which have been established to cover probable accrued losses associated with lending activities, but which, unlike specific allowances, have not been allocated to particular problem assets. When an insured institution classifies problem assets as “loss,” it is required either to establish a specific allowance for losses equal to 100% of that portion of the asset so classified or to charge-off such amount. An institution’s determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the regulatory authorities, such that additional general or specific loss allowances may be required.

In connection with the filing of our periodic reports with the Office of the Comptroller of the Currency and in accordance with our classification of assets policy, we regularly review the problem loans in our portfolio to determine whether any loans require classification in accordance with applicable regulations.

On the basis of this review of our assets, our classified and special mention assets at the dates indicated were as follows:

	At June 30, 2020	At December 31,		At September 30, 2018
		2019	2018
	(In thousands)
Substandard assets	$4,304	$7,041	$6,314	$6,651
Doubtful assets	—	—	—	—
Loss assets	—	—	—	—

Total classified assets	$4,304	$7,041	$6,314	$6,651

Special mention assets	$1,009	$229	$65	$66

Allowance for Loan Losses

The allowance for loan losses is maintained at a level which, in management’s judgment, is adequate to absorb probable credit losses inherent in the loan portfolio. The amount of the allowance is based on management’s evaluation of the collectability of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, and economic conditions. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. Because of uncertainties associated with regional economic conditions, collateral values, and future cash flows on impaired loans, it is reasonably possible that management’s estimate of probable credit losses inherent in the loan portfolio and the related allowance may change materially in the near-term. The allowance is increased by a provision for loan losses, which is charged to expense and reduced by full and partial charge-offs, net of recoveries. Changes in the allowance relating to impaired loans are charged or credited to the provision for loan losses. Management’s periodic evaluation of the adequacy of the allowance is based on various factors, including, but not limited to, management’s ongoing review and grading of loans, facts and issues related to specific loans, historical loan loss and delinquency experience, trends in past due and non-accrual loans, existing risk characteristics of specific loans or loan pools, the fair value of underlying collateral, current economic conditions and other qualitative and quantitative factors which could affect potential credit losses.

As an integral part of their examination process, the Office of the Comptroller of the Currency will periodically review our allowance for loan losses, and as a result of such reviews, we may have to adjust our allowance for loan losses. However, regulatory agencies are not directly involved in the process for establishing the allowance for loan losses as the process is our responsibility and any increase or decrease in the allowance is the responsibility of management.

The following table sets forth activity in our allowance for loan losses for the periods indicated.

	For the Six Months Ended June 30,		For the Year Ended December 31, 2019	For the Three Months Ended December 31,		For the Years Ended September 30,
	2020	2019		2018	2017	2018	2017	2016	2015
	(Dollars in thousands)
Allowance for loan losses at beginning of period	$4,134	$4,020	$4,022	$3,909	$4,551	$4,551	$4,309	$5,874	$5,708
Provision for loan losses	800	—	—	—	—	500	—	—	—
Charge-offs:
Real estate loans:
One- to four-family residential	(126)	(125)	(254)	(11)	—	(1,425)	(41)	(337)	(438)
Commercial	(30)	—	—	—	—	(6)	—	(1,796)	(20)
Construction and land	—	—	—	—	—	—	—	—	—
Commercial and industrial loans	—	(26)	(163)	(14)	—	(1,275)	(66)	—	—
Paycheck Protection Program loans	—	—	—	—	—	—	—	—	—
Consumer loans	(15)	(5)	(36)	2	—	(33)	(60)	(12)	(18)

Total charge-offs	(171)	(156)	(453)	(27)	—	(2,739)	(167)	(2,145)	(476)

Recoveries:
Real estate loans:
One- to four-family residential	20	236	367	93	9	1,287	333	341	356
Commercial	166	50	130	33	50	172	52	233	130
Construction and land	—	—	—	—	—	17	—	—	—
Commercial and industrial loans	11	27	68	14	—	121	15	—	154
Paycheck Protection Program loans	—	—	—	—	—	—	—	—	—
Consumer loans	27	1	—	—	—	—	9	6	2

Total recoveries	224	314	565	140	59	1,597	409	580	642

Net (charge-offs) recoveries	53	158	112	113	59	(1,142)	242	(1,565)	166

Allowance at end of period	$4,987	$4,180	$4,134	$4,022	$4,610	$3,909	$4,551	$4,309	$5,874

Allowance to non-performing loans (1)	125.78%	315.71%	161.07%	220.02%	94.95%	178.10%	124.04%	132.87%	229.18%
Allowance to total loans outstanding at the end of the period (1)	0.78%	1.69%	1.64%	1.73%	2.09%	1.73%	2.10%	2.22%	3.34%
Net (charge-offs) recoveries to average loans outstanding during the period	0.01%	0.07%	0.05%	0.20%	0.11%	(0.52)%	0.12%	(0.86)%	0.09%

(1)

The ratios of the allowance for loan losses to total loans and the allowance for loan losses to non-performing assets decreased in 2020 due to recording the former Affinity Bank’s loan portfolio at fair value with no carryover of its allowance for loan losses at the time of the merger.

Allocation of Allowance for Loan Losses. The following tables set forth the allowance for loan losses allocated by loan category and the percent of the allowance in each category to the total allocated allowance at the dates indicated. The allowance for loan losses allocated to each category is not necessarily indicative of future losses in any particular category and does not restrict the use of the allowance to absorb losses in other categories.

				At December 31,
	At June 30, 2020			2019			2018			At September 30, 2018
	Allowance for Loan Losses	Percent of Allowance in Each Category to Total Allocated Allowance	Percent of Loans in Each Category to Total Loans	Allowance for Loan Losses	Percent of Allowance in Each Category to Total Allocated Allowance	Percent of Loans in Each Category to Total Loans	Allowance for Loan Losses	Percent of Allowance in Each Category to Total Allocated Allowance	Percent of Loans in Each Category to Total Loans	Allowance for Loan Losses	Percent of Allowance in Each Category to Total Allocated Allowance	Percent of Loans in Each Category to Total Loans
	(Dollars in thousands)
Real estate loans:
One- to four-family residential	$795	16.02%	16.55%	$369	8.95%	46.35%	$641	15.97%	60.44%	$687	17.58%	59.85%
Commercial	2,692	54.24	26.82	1,661	40.23	21.61	1,619	40.32	19.67	1,312	33.57	17.57
Construction and land	277	5.58	6.61	153	3.71	8.13	108	2.69	6.06	178	4.55	8.92
Commercial and industrial loans	668	13.46	23.47	1,478	35.82	11.35	1,520	37.86	11.84	1,670	42.73	12.53
Paycheck Protection Program loans	—	—	20.33	—	—	—	—	—	—	—	—	—
Consumer loans	531	10.70	6.22	466	11.29	12.56	127	3.16	1.99	61	1.57	1.13

Total allocated allowance	4,963	100.00%	100.00%	4,127	100.00%	100.00%	4,015	100.00%	100.00%	3,908	100.00%	100.00%

Unallocated	24			7			7			1

Total	$4,987			$4,135			$4,022			$3,909

	At September 30,
	2017			2016			2015
	Allowance for Loan Losses	Percent of Allowance in Each Category to Total Allocated Allowance	Percent of Loans in Each Category to Total Loans	Allowance for Loan Losses	Percent of Allowance in Each Category to Total Allocated Allowance	Percent of Loans in Each Category to Total Loans	Allowance for Loan Losses	Percent of Allowance in Each Category to Total Allocated Allowance	Percent of Loans in Each Category to Total Loans
	(Dollars in thousands)
Real estate loans:
One- to four-family residential	$1,704	37.50%	63.78%	$1,882	43.78%	68.54%	$3,486	62.47%	75.42%
Commercial	1,548	34.07	13.71	1,595	37.10	15.04	1,238	22.19	13.99
Construction and land	349	7.68	11.56	143	3.32	6.88	67	1.20	1.28
Commercial and industrial loans	863	19.00	9.67	643	14.96	8.37	739	13.24	8.16
Consumer loans	79	1.75	1.28	36	0.84	1.17	50	0.90	1.15

Total allocated allowance	4,543	100.00%	100.00%	4,299	100.00%	100.00%	5,580	100.00%	100.00%

Unallocated	8			10			294

Total	$4,551			$4,309			$5,874

Investment Activities

General. The goals of our investment policy are to provide liquidity, meet pledging requirements, generate a reasonable rate of return, and minimize risk. Subject to loan demand and our interest rate risk analysis, we will increase the balance of our investment securities portfolio when we have excess liquidity.

Our investment policy was adopted by the board of directors and is reviewed annually by the board of directors. All investment decisions are made by senior management in accordance with board-approved policies.    The Chief Financial Officer provides an investment schedule detailing the investment portfolio, which is reviewed at least monthly by the board of directors.

Our current investment policy permits, with certain limitations, investments in: U.S. Treasury securities; securities issued by the U.S. government and its agencies or government sponsored enterprises including mortgage-backed securities and collateralized mortgage obligations issued by Fannie Mae, Ginnie Mae and Freddie Mac; corporate and municipal bonds; certificates of deposit in other financial institutions; federal funds and money market funds.

At June 30, 2020, our investment portfolio consisted of securities and obligations issued by U.S. government-sponsored enterprises as well as trust preferred securities. In addition, at June 30, 2020, we owned $2.8 million of Federal Home Loan Bank of Atlanta stock and $250,000 of First National Bankers Bank stock. As a member of Federal Home Loan Bank of Atlanta, we are required to purchase stock in the Federal Home Loan Bank of Atlanta, which stock is carried at cost and classified as restricted equity securities. We purchased the stock of First National Bankers Bank in connection with the $5.0 million loan from First National Bankers Bank to Community First.

The following table sets forth the amortized cost and estimated fair value of our held-to-maturity securities portfolio at the dates indicated.

	At June 30, 2020		At December 31,				At September 30,
			2019		2018		2018		2017
	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
	(In thousands)
U.S. Government sponsored enterprises	$—	$—	$—	$—	$1,000	$993	$1,000	$990	$1,000	$1,001

Total	$—	$—	$—	$—	$1,000	$993	$1,000	$990	$1,000	$1,001

The following table sets forth the amortized cost and estimated fair value of our available-for-sale securities portfolio at the dates indicated.

	At June 30, 2020		At December 31,				At September 30,
			2019		2018		2018		2017
	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
	(In thousands)
Municipal securities – tax exempt	$—	$—	$—	$—	$5,670	$5,609	$5,687	$5,521	$5,756	$5,873
Municipal securities – taxable	—	—	—	—	3,119	2,987	3,122	2,925	—	—
Trust preferred securities	2,719	2,560	—	—	—	—	—	—	—	—
U.S. Government sponsored enterprises	4,524	4,529	501	500	501	491	502	488	502	502
Government-agency mortgage-backed securities	11,907	12,298	3,305	3,318	12,451	12,058	12,988	12,426	8,000	7,970

Total	$19,150	$19,387	$3,806	$3,818	$21,741	$21,145	$22,299	$21,360	$14,258	$14,345

As of June 30, 2020 and December 31, 2019, there were no securities with an amortized cost or estimated fair value that exceeded 10% of our total equity.

Portfolio Maturities and Yields. The composition and maturities of the available-for-sale investment securities portfolio at June 30, 2020 are summarized in the following table. Maturities are based on the final contractual payment dates, and do not reflect the effect of scheduled principal repayments, prepayments, or early redemptions that may occur.

	One Year or Less		More than One Year to Five Years		More than Five Years to Ten Years		More than Ten Years		Total
	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Fair Value	Weighted Average Yield
	(Dollars in thousands)
Securities available-for-sale:
U.S. Government sponsored enterprises	$500	1.46%	$2,000	0.95%	$—	—%	$2,024	0.90%	$4,524	$4,529	0.98%
Trust preferred securities	—	—%	—	—%	2,219	3.76%	500	3.50%	2,719	2,560	3.71%
Government-agency mortgage-backed securities	—	—%	—	—%	—	—%	—	—%	11,907	12,298	2.29%

Total	$500	1.46%	$2,000	0.95%	$2,219	3.76%	$2,524	1.42%	$19,150	$19,387	2.18%

Sources of Funds

General. Deposits have traditionally been our primary source of funds for use in lending and investment activities. We also use borrowings to supplement cash flow needs, lengthen the maturities of liabilities for interest rate risk purposes and to manage the cost of funds. In addition, we receive funds from scheduled loan payments, investment maturities, loan prepayments, retained earnings and income on earning assets. While scheduled loan payments and income on earning assets are relatively stable sources of funds, deposit inflows and outflows can vary widely and are influenced by prevailing interest rates, market conditions and levels of competition.

Deposits. Our deposits are generated primarily from our primary market area. We also generate deposits nationwide through our virtual bank, FitnessBank, which accepts deposits and provides higher interest rates based on customers meeting certain fitness goals. We offer a selection of deposit accounts, including savings accounts, checking accounts, certificates of deposit and individual retirement accounts. Deposit account terms vary, with the principal differences being the minimum balance required, the amount of time the funds must remain on deposit and the interest rate. We have the authority to accept brokered deposits, and had $10.0 million of such deposits as of June 30, 2020. We also offer a Kasasa (rewards) deposit program, which promotes free checking accounts with either attractive interest rates or cash-back rewards.

Interest rates paid, maturity terms, service fees and withdrawal penalties are established on a periodic basis. Deposit rates and terms are based primarily on current operating strategies and market rates, liquidity requirements, rates paid by competitors and growth goals. We rely upon personalized customer service, long-standing relationships with customers, and the favorable image of Newton Federal Bank in the community to attract and retain local deposits. We also seek to obtain deposits from our commercial loan customers.

The flow of deposits is influenced significantly by general economic conditions, changes in money market and other prevailing interest rates and competition. The variety of deposit accounts offered allows us to be competitive in obtaining funds and responding to changes in consumer demand. Based on experience, we believe that our deposits are relatively stable. However, the ability to attract and maintain deposits and the rates paid on these deposits, has been and will continue to be significantly affected by market conditions.

The following tables set forth the distribution of total deposits by account type at the dates indicated.

	At June 30, 2020			At December 31,
				2019			2018
	Amount	Percent	Average Rate	Amount	Percent	Average Rate	Amount	Percent	Average Rate
	(Dollars in thousands)
Non-interest-bearing checking accounts	$171,407	27.39%	—%	$29,549	12.41%	—%	$28,472	12.99%	—%
Savings accounts	101,205	16.17	1.34%	22,691	9.53	0.13%	24,511	11.18	0.10%
Interest-bearing checking accounts	69,029	11.03	0.47%	47,324	19.87	0.69%	53,752	24.52	0.76%
Money market checking accounts	117,914	18.84	1.11%	33,380	14.01	0.99%	24,936	11.38	0.80%
Certificates of deposit	166,195	26.57	1.74%	105,237	44.18	1.73%	87,510	39.93	1.45%

Total	$625,750	100.00%	1.31%	$238,181	100.00%	1.16%	$219,181	100.00%	0.99%

	At September 30,
	2018			2017
	Amount	Percent	Average Rate	Amount	Percent	Average Rate
	(Dollars in thousands)
Non-interest-bearing checking accounts	$29,797	13.77%	—%	$25,050	12.87%	—%
Savings accounts	24,508	11.33	0.06%	22,655	11.64	0.04%
Interest-bearing checking accounts	53,242	24.61	0.63%	38,981	20.03	0.46%
Money market checking accounts	23,140	10.69	0.47%	22,556	11.59	0.26%
Certificates of deposit	85,698	39.60	1.20%	85,371	43.87	0.99%

Total	$216,387	100.00%	0.81%	$194,613	100.00%	0.65%

As of June 30, 2020, the aggregate amount of all our certificates of deposit in amounts greater than or equal to $250,000 (the maximum amount for federal deposit insurance) was approximately $35.1 million. The following table sets forth the maturity of these certificates as of June 30, 2020.

At June 30, 2020
(In thousands)
Maturity Period:
Three months or less	$2,711
Over three through six months	15,993
Over six through twelve months	10,818
Over twelve months	5,534

Total	$35,056

Borrowings. As of June 30, 2020, we had a $242.3 million line of credit with the Federal Home Loan Bank of Atlanta. The following table sets forth information concerning balances and interest rates on Federal Home Loan Bank advances at and for the six months ended June 30, 2020. Other than annual testing of the line of credit where we borrow $5.0 million for one day, we did not have any outstanding borrowings during the six months ended June 30, 2019, the year ended December 31, 2019, the transition period of the three months ended December 31, 2018 or the year ended September 30, 2018.

At or For the Six Months Ended June 30, 2020
(Dollars in thousands)
Balance outstanding at end of period	$54,323
Weighted average interest rate at end of period	1.72%
Maximum amount of borrowings outstanding at any month end during the period	$54,453
Average balance outstanding during the period	$51,493
Weighted average interest rate during the period	1.44%

In addition to the Federal Home Loan Bank of Atlanta line of credit, we have two unsecured federal funds lines of credit, in the amounts of $8.0 million and $5.0 million. No amount was outstanding on these lines of credit at June 30, 2020 or December 31, 2019, or during the six months ended June 30, 2020 or the year ended December 31, 2019, except for amounts required for annual testing.

During the three months ended June 30, 2020, Newton Federal Bank borrowed $129.2 million from the Federal Reserve Bank of Atlanta under the Paycheck Protection Program Liquidity Facility to fund PPP loans under the CARES Act. These borrowings are secured by Paycheck Protection Program loans totaling $130.2 million originated during the three months ended June 30, 2020. These borrowings have a fixed interest rate of 0.35% and a maturity date equal to the maturity date of the related PPP loans, with the PPP loans maturing either two or five years from the origination date of the PPP loan.

The following table sets forth information concerning balances and interest rates on Paycheck Protection Program Liquidity Facility borrowings at and for the six months ended June 30, 2020.

At or For the Six Months Ended June 30, 2020
(Dollars in thousands)
Balance outstanding at end of period	$129,230
Weighted average interest rate at end of period	0.35%
Maximum amount of borrowings outstanding at any month end during the period	$129,230
Average balance outstanding during the period	$5,196
Weighted average interest rate during the period	0.35%

On June 30, 2020, Community First borrowed $5.0 million from another financial institution. The loan is secured by the stock of Newton Federal Bank. The loan has a ten-year term with a floating interest rate equal to the Wall Street Journal Prime Rate. The initial interest payment is due September 30, 2020 and the initial principal payment is due June 29, 2021. There is no prepayment penalty.

Subsidiary Activities

Community First has no subsidiaries other than Newton Federal Bank.

Personnel

As of June 30, 2020, we had 85 full-time employees and two part-time employees. Our employees are not represented by any collective bargaining group. Management believes that we have good working relations with our employees.

Properties

We conduct our operations from our main office, a separate operations center and one additional branch office, all in Covington, Georgia, which is located in Newton County, Georgia; one branch office in Atlanta, Georgia, which is located in Cobb County, as well as commercial loan production offices located in Braselton, Georgia, which is in Jackson County, and Alpharetta, Georgia, which is in Fulton County. At June 30, 2020, the net book value of our premises and equipment was $8.9 million.

Legal Proceedings

Periodically, we are involved in claims and lawsuits, such as claims to enforce liens, condemnation proceedings on properties in which we hold security interests, claims involving the making and servicing of real property loans and other issues incident to our business. We are not a party to any pending legal proceedings that we believe would have a material adverse effect on our financial condition, results of operations or cash flows.

SUPERVISION AND REGULATION

General

As a federal savings association, Newton Federal Bank is subject to examination and regulation by the Office of the Comptroller of the Currency, and is also subject to examination by the Federal Deposit Insurance Corporation as deposit insurer. The federal system of regulation and supervision establishes a comprehensive framework of activities in which Newton Federal Bank may engage and is intended primarily for the protection of depositors and the Federal Deposit Insurance Corporation’s Deposit Insurance Fund, and not for the protection of security holders. Newton Federal Bank also is a member of and owns stock in the Federal Home Loan Bank of Atlanta, which is one of the 11 regional banks in the Federal Home Loan Bank System.

Under this system of regulation, the regulatory authorities have extensive discretion in connection with their supervisory, enforcement, rulemaking and examination activities and policies, including rules or policies that: establish minimum capital levels; restrict the timing and amount of dividend payments; govern the classification of assets; provide oversight for the adequacy of loan loss reserves for regulatory purposes; and establish the timing and amounts of assessments and fees. Moreover, as part of their examination authority, the banking regulators assign numerical ratings to banks and savings institutions relating to capital, asset quality, management, liquidity, earnings and other factors. These ratings are inherently subjective and the receipt of a less than satisfactory rating in one or more categories may result in enforcement action by the banking regulators against a financial institution. A less than satisfactory rating may also prevent a financial institution, such as Newton Federal Bank or its holding company, from obtaining necessary regulatory approvals to access the capital markets, pay dividends, acquire other financial institutions or establish new branches.

In addition, we must comply with significant anti-money laundering and anti-terrorism laws and regulations, Community Reinvestment Act laws and regulations, and fair lending laws and regulations. Government agencies have the authority to impose monetary penalties and other sanctions on institutions that fail to comply with these laws and regulations, which could significantly affect our business activities, including our ability to acquire other financial institutions or expand our branch network.

As a savings and loan holding company following the conversion, Affinity Bancshares will be required to comply with the rules and regulations of the Federal Reserve Board. It will be required to file certain reports with the Federal Reserve Board and will be subject to examination by and the enforcement authority of the Federal Reserve Board. Affinity Bancshares will also be subject to the rules and regulations of the Securities and Exchange Commission under the federal securities laws.

Any change in applicable laws or regulations, whether by the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, the Federal Reserve Board, the Securities and Exchange Commission or Congress, could have a material adverse impact on the operations and financial performance of Affinity Bancshares and Newton Federal Bank.

Set forth below is a brief description of material regulatory requirements that are or will be applicable to Newton Federal Bank and Affinity Bancshares. The description is limited to certain material aspects of the statutes and regulations addressed, and is not intended to be a complete description of such statutes and regulations and their effects on Newton Federal Bank and Affinity Bancshares.

Federal Banking Regulation

Business Activities. A federal savings association derives its lending and investment powers from the Home Owners’ Loan Act, as amended, and applicable federal regulations. Under these laws and regulations, a federal savings association may generally invest in mortgage loans secured by residential real estate without an aggregate limit, and commercial business, commercial real estate and consumer loans, certain types of debt securities and certain other assets, subject to overall percentage of assets or capital limits. Federal savings associations are also subject to a “Qualified Thrift Lender Test,” or “QTL Test,” which generally requires that a specified percentage of overall assets be residential mortgages and related investments. However, these limitations do not apply to Newton Federal Bank, as described below.

Effective July 1, 2019, the Office of the Comptroller of the Currency issued a final rule, pursuant to a provision of the Economic Growth Regulatory Relief and Consumer Protection Act (“EGRRCPA”), that permits a federal savings association to elect to exercise national bank powers without converting to a national bank charter. The election is available to federal savings associations that had total consolidated assets of $20 billion or less as of December 31, 2017. Newton Federal Bank exercised the covered savings association election effective May 1, 2020.

The effect of the “covered savings association” election is that a federal savings association generally has the same rights and privileges as a national bank that has its main office in the same location as the home office of the covered savings association. The covered savings association is also subject to the same duties, restrictions, liabilities and limitations applicable to a national bank. A covered savings association retains its federal savings association charter and continues to be subject to the corporate governance laws and regulations applicable to such associations, including as to its bylaws, board of directors and stockholders, capital distributions and mergers.

A covered savings association may make loans to its customers without regard to the lending restrictions applicable to federal savings associations, such as the percentage of capital or assets limits on various types of loans and the QTL Test. However, federal savings associations that have made such an election are subject to the narrower authority of national banks in certain areas such as branching and subsidiary activities in certain respects. A covered savings association may generally not retain any assets, subsidiaries or activities not permitted for national banks.

Applicable regulations authorize a federal association that has exercised the covered savings association election to terminate the election and thereby again operate as a federal savings association that has not made a covered savings association election. Newton Federal Bank has no current plans to terminate its election.

Capital Requirements. Federal regulations require federally insured depository institutions to meet several minimum capital standards: a common equity Tier 1 capital to risk-based assets ratio of 4.5%, a Tier 1 capital to risk-based assets ratio of 6.0%, a total capital to risk-based assets ratio of 8.0%, and a 4.0% Tier 1 capital to total assets leverage ratio.

In determining the amount of risk-weighted assets for calculating risk-based capital ratios, all assets, including certain off-balance sheet assets (e.g., recourse obligations, direct credit substitutes, residual interests) are multiplied by a risk-weight factor assigned by the regulations based on the risks believed inherent in the type of asset. Higher levels of capital are required for asset categories believed to present greater risk. Common equity Tier 1 capital is generally defined as common stockholders’ equity and retained earnings. Tier 1 capital is generally defined as common equity Tier 1 and additional Tier 1 capital. Additional Tier 1 capital includes certain non-cumulative perpetual preferred stock and related surplus and minority interests in equity accounts of consolidated subsidiaries. Total capital includes Tier 1 capital (common equity Tier 1 capital plus additional Tier 1 capital) and Tier 2 capital. Tier 2 capital is comprised of capital instruments and related surplus, meeting specified requirements, and may include cumulative preferred stock and long-term perpetual preferred stock, mandatory convertible securities, intermediate preferred stock and subordinated debt. Also included in Tier 2 capital is the allowance for loan and lease losses limited to a maximum of 1.25% of risk-weighted assets. Calculation of all types of regulatory capital is subject to deductions and adjustments specified in the regulations. In assessing an institution’s capital adequacy, the Office of the Comptroller of the Currency takes into consideration not only these numeric factors, but qualitative factors as well, and has the authority to establish higher capital requirements for individual institutions where deemed necessary.

In addition to establishing the minimum regulatory capital requirements, the regulations limit capital distributions and certain discretionary bonus payments to management if the institution does not hold a “capital conservation buffer” consisting of 2.5% of common equity Tier 1 capital to risk-weighted assets above the amount necessary to meet its minimum risk-based capital requirements.

EGRRCPA required the federal banking agencies, including the Office of the Comptroller of the Currency, to establish a “community bank leverage ratio” of between 8% and 10% for institutions with assets of less than $10 billion. Institutions with capital complying with the ratio and otherwise meeting the specified requirements and electing the alternative framework are considered to comply with the applicable regulatory capital requirements, including the risk-based requirements. The community bank leverage ratio was established at 9% Tier 1 capital to total average assets, effective January 1, 2020. A qualifying institution may opt in and out of the community bank leverage ratio framework on its quarterly call report. An institution that temporarily ceases to meet any qualifying criteria is provided with a two quarter grace period to regain compliance. Failure to meet the qualifying criteria within the grace period or maintain a leverage ratio of 8% or greater requires the institution to comply with the generally applicable regulatory capital requirements.

The CARES Act lowered the community bank leverage ratio to 8%, with federal regulation making the reduced ratio effective April 23, 2020. Another rule was issued to transition back to the 9% community bank leverage ratio by increasing the ratio to 8.5% for calendar year 2021 and to 9% thereafter.

At June 30, 2020, Newton Federal Bank’s capital exceeded all applicable requirements.

Loans-to-One Borrower. Generally, a federal savings association, including a covered savings association, may not make a loan or extend credit to a single or related group of borrowers in excess of 15% of unimpaired capital and surplus. An additional amount may be loaned, equal to 10% of unimpaired capital and surplus, if the excess is secured by readily marketable collateral, which generally does not include real estate. At June 30, 2020, Newton Federal Bank was in compliance with the loans-to-one borrower limitations.

Capital Distributions. Federal regulations govern capital distributions by a federal savings association, which include cash dividends, stock repurchases and other transactions charged to the savings association’s capital account. A federal savings association must file an application with the Office of the Comptroller of the Currency for approval of a capital distribution if:

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the total capital distributions for the applicable calendar year exceed the sum of the savings association’s net income for that year to date plus the savings association’s retained net income for the preceding two years;

•	the savings association would not be at least adequately capitalized following the distribution;

•	the distribution would violate any applicable statute, regulation, agreement or regulatory condition; or

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the savings association is not eligible for expedited treatment of its filings, generally due to an unsatisfactory CAMELS rating or being subject to a cease and desist order or formal written agreement that requires action to improve the institution’s financial condition.

Even if an application is not otherwise required, every savings association that is a subsidiary of a savings and loan holding company, such as Newton Federal Bank, must still file a notice with the Federal Reserve Board at least 30 days before the board of directors declares a dividend or approves a capital distribution.

A notice or application related to a capital distribution may be disapproved if:

•	the federal savings association would be undercapitalized following the distribution;

•	the proposed capital distribution raises safety and soundness concerns; or

•	the capital distribution would violate a prohibition contained in any statute, regulation or agreement.

In addition, the Federal Deposit Insurance Act generally provides that an insured depository institution may not make any capital distribution if, after making such distribution, the institution would fail to meet any applicable regulatory capital requirement. A federal savings association also may not make a capital distribution that would reduce its regulatory capital below the amount required for the liquidation account established in connection with its conversion to stock form.

Community Reinvestment Act and Fair Lending Laws. All insured depository institutions have a responsibility under the Community Reinvestment Act and related regulations to help meet the credit needs of their communities, including low- and moderate-income borrowers. The Office of the Comptroller of the Currency is required to assess the federal savings association’s record of compliance with the Community Reinvestment Act. A savings association’s failure to comply with the provisions of the Community Reinvestment Act could, at a minimum, result in denial of certain corporate applications such as branches or mergers, or in restrictions on its activities. In addition, the Equal Credit Opportunity Act and the Fair Housing Act prohibit lenders from discriminating in their lending practices. The failure to comply with the Equal Credit Opportunity Act and the Fair Housing Act could result in enforcement actions by the Office of the Comptroller of the Currency, as well as other federal regulatory agencies and the Department of Justice.

In June 2020, the Office of the Comptroller of the Currency issued a final rule clarifying and expanding the activities that qualify for Community Reinvestment Act credit and, according to the agency, seeking to create a more consistent and objective method for evaluating Community Reinvestment Act performance. The final rule was effective October 1, 2020, but compliance with the revised requirements is not mandatory until January 1, 2024 for institutions of Newton Federal Bank’s asset size.

The Community Reinvestment Act requires all institutions insured by the Federal Deposit Insurance Corporation to publicly disclose their rating. Newton Federal Bank received a “satisfactory” Community Reinvestment Act rating in its most recent federal examination.

Transactions with Related Parties. An insured depository institution’s authority to engage in transactions with its affiliates is limited by Sections 23A and 23B of the Federal Reserve Act and federal regulation. An affiliate is generally a company that controls, or is under common control with, an insured depository institution such as Newton Federal Bank. Affinity Bancshares will be an affiliate of Newton Federal Bank because of its control of Newton Federal Bank. In general, transactions between an insured depository institution and its affiliates are subject to certain quantitative limits and collateral requirements. In addition, federal regulations prohibit a savings association from lending to any of its affiliates that are engaged in activities that are not permissible for bank holding companies and from purchasing the securities of any affiliate, other than a subsidiary. Finally, transactions with affiliates must be consistent with safe and sound banking practices, not involve the purchase of low-quality assets and be on terms that are as favorable to the institution as comparable transactions with non-affiliates.

Newton Federal Bank’s authority to extend credit to its directors, executive officers and 10% stockholders, as well as to entities controlled by such persons, is currently governed by the requirements of Sections 22(g) and 22(h) of the Federal Reserve Act and Regulation O of the Federal Reserve Board. Among other things, these provisions generally require that extensions of credit to insiders:

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be made on terms that are substantially the same as, and follow credit underwriting procedures that are not less stringent than, those prevailing for comparable transactions with unaffiliated persons and that do not involve more than the normal risk of repayment or present other unfavorable features; and

•	not exceed certain limitations on the amount of credit extended to such persons, individually and in the aggregate, which limits are based, in part, on the amount of Newton Federal Bank’s capital.

In addition, extensions of credit in excess of certain limits must be approved by Newton Federal Bank’s board of directors. Extensions of credit to executive officers are subject to additional limits based on the type of extension involved.

Enforcement. The Office of the Comptroller of the Currency has primary enforcement responsibility over federal savings associations and has authority to bring enforcement action against all “institution-affiliated parties,” including directors, officers, stockholders, attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful action likely to have an adverse effect on a federal savings association. Formal enforcement action by the Office of the Comptroller of the Currency may range from the issuance of a capital directive or cease and desist order to removal of officers and/or directors of the institution and the appointment of a receiver or conservator. Civil penalties cover a wide range of violations and actions, and range up to $25,000 per day, unless a finding of reckless disregard is made, in which case penalties may be as high as $1 million per day. The Federal Deposit Insurance Corporation also has the authority to terminate deposit insurance or recommend to the Office of the Comptroller of the Currency that enforcement action be taken with respect to a particular federal savings association. If such action is not taken, the Federal Deposit Insurance Corporation has authority to take the action under specified circumstances.

Standards for Safety and Soundness. Federal law requires each federal banking agency to prescribe certain standards for all insured depository institutions. These standards relate to, among other things, internal controls, information systems and audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, compensation and other operational and managerial standards as the agency deems appropriate. Interagency guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. If the appropriate federal banking agency determines that an institution fails to meet any standard prescribed by the guidelines, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance with the standard. If an institution fails to meet these standards, the appropriate federal banking agency may require the institution to implement an acceptable compliance plan. Failure to implement such a plan can result in further enforcement action, including the issuance of a cease and desist order or the imposition of civil money penalties.

Branching. A federal savings association that has elected covered savings association status is subject to the laws and regulations governing the establishment of branches by national banks. Generally, intrastate and interstate branching is authorized to the extent that the law of the state involved authorizes branching for banks that it charters. Such authority is subject to Office of the Comptroller of the Currency approval for new branches.

Prompt Corrective Action. Federal law requires, among other things, that federal bank regulators take “prompt corrective action” with respect to institutions that do not meet minimum capital requirements. For this purpose, the law establishes five capital categories: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized. Under applicable regulations, an institution is deemed to be “well capitalized” if it has a total risk-based capital ratio of 10.0% or greater, a Tier 1 risk-based capital ratio of 8.0% or greater, a leverage ratio of 5.0% or greater and a common equity Tier 1 ratio of 6.5% or greater. An institution is “adequately capitalized” if it has a total risk-based capital ratio of 8.0% or greater, a Tier 1 risk-based capital ratio of 6.0% or greater, a leverage ratio of 4.0% or greater and a common equity Tier 1 ratio of 4.5% or greater. An institution is “undercapitalized” if it has a total risk-based capital ratio of less than 8.0%, a Tier 1 risk-based capital ratio of less than 6.0%, a leverage ratio of less than 4.0% or a common equity Tier 1 ratio of less than 4.5%. An institution is deemed to be “significantly undercapitalized” if it has a total risk-based capital ratio of less than 6.0%, a Tier 1 risk-based capital ratio of less than 4.0%, a leverage ratio of less than 3.0% or a common equity Tier 1 ratio of less than 3.0%. An institution is considered to be “critically undercapitalized” if it has a ratio of tangible equity (as defined in the regulations) to total assets that is equal to or less than 2.0%.

At each successive lower capital category, an insured depository institution is subject to more restrictions and prohibitions, including restrictions on growth, restrictions on interest rates paid on deposits, restrictions or prohibitions on the payment of dividends, and restrictions on the acceptance of brokered deposits. Furthermore, if an insured depository institution is classified in one of the undercapitalized categories, it is required to submit a capital restoration plan to the appropriate federal banking agency, and the holding company must guarantee the performance of that plan. Based upon its capital levels, a bank that is classified as well-capitalized, adequately capitalized, or undercapitalized may be treated as though it were in the next lower capital category if the appropriate federal banking agency, after notice and opportunity for hearing, determines that an unsafe or unsound condition, or an unsafe or unsound practice, warrants such treatment. An undercapitalized bank’s compliance with a capital restoration plan is required to be guaranteed by any company that controls the undercapitalized institution in an amount equal to the lesser of 5.0% of the institution’s total assets when deemed undercapitalized or the amount necessary to achieve the status of adequately capitalized. If an “undercapitalized” bank fails to submit an acceptable plan, it is treated as if it is “significantly undercapitalized.” “Significantly undercapitalized” banks must comply with one or more of a number of additional restrictions, including a regulatory order to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets, ceasing receipt of deposits from correspondent banks, dismissal of directors or officers, and restrictions on interest rates paid on deposits, compensation of executive officers and capital distributions by the parent holding company. “Critically undercapitalized” institutions are subject to additional measures including, subject to a narrow exception, the appointment of a receiver or conservator within 270 days after it obtains such status.

The previously referenced final rule establishing an elective “community bank leverage ratio” regulatory capital framework provides that a qualifying institution whose capital exceeds the community bank leverage ratio and opts to use that framework will be considered “well-capitalized” for purposes of prompt corrective action.

At June 30, 2020, Newton Federal Bank met the criteria for being considered “well capitalized.”

Insurance of Deposit Accounts. The Deposit Insurance Fund of the Federal Deposit Insurance Corporation insures deposits at Federal Deposit Insurance Corporation-insured financial institutions such as Newton Federal Bank, generally up to a maximum of $250,000 per separately insured depositor. The Federal Deposit Insurance Corporation charges insured depository institutions premiums to maintain the Deposit Insurance Fund.

Under the Federal Deposit Insurance Corporation’s risk-based assessment system, institutions deemed less risky of failure pay lower assessments. Assessments for institutions of less than $10 billion of assets are based on financial measures and supervisory ratings derived from statistical modeling estimating the probability of an institution’s failure within three years.

The Federal Deposit Insurance Corporation has authority to increase insurance assessments. Any significant increases would have an adverse effect on the operating expenses and results of operations of Newton Federal Bank. We cannot predict what assessment rates will be in the future.

Insurance of deposits may be terminated by the Federal Deposit Insurance Corporation upon a finding that an institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule, order or condition imposed by the Federal Deposit Insurance Corporation. We do not know of any practice, condition or violation that may lead to termination of our deposit insurance.

Privacy Regulations. Federal regulations generally require that Newton Federal Bank disclose its privacy policy, including identifying with whom it shares a customer’s “non-public personal information,” to customers at the time of establishing the customer relationship and annually thereafter. In addition, Newton Federal Bank is required to provide its customers with the ability to “opt-out” of having their personal information shared with unaffiliated third parties and not to disclose account numbers or access codes to non-affiliated third parties for marketing purposes. Newton Federal Bank currently has a privacy protection policy in place and believes that such policy is in compliance with the regulations.

USA PATRIOT Act. Newton Federal Bank is subject to the USA PATRIOT Act, which gives federal agencies additional powers to address terrorist threats through enhanced domestic security measures, expanded surveillance powers, increased information sharing, and broadened anti-money laundering requirements. The USA PATRIOT Act contains provisions intended to encourage information sharing among bank regulatory agencies and law enforcement bodies and imposes affirmative obligations on financial institutions, such as enhanced recordkeeping and customer identification requirements.

Prohibitions Against Tying Arrangements. Federal savings associations are prohibited, subject to some exceptions, from extending credit to or offering any other service, or fixing or varying the consideration for such extension of credit or service, on the condition that the customer obtain some additional service from the institution or its affiliates or not obtain services of a competitor of the institution.

Other Regulations

Interest and other charges collected or contracted for by Newton Federal Bank are subject to state usury laws and federal laws concerning interest rates. Loan operations are also subject to state and federal laws applicable to credit transactions, such as the:

•

Home Mortgage Disclosure Act, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

•	Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;

•	Fair Credit Reporting Act, governing the use and provision of information to credit reporting agencies; and

•	Rules and regulations of the various federal agencies charged with the responsibility of implementing such federal laws.

The deposit operations of Newton Federal Bank also are subject to, among others, the:

•

Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records;

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Check Clearing for the 21st Century Act (also known as “Check 21”), which gives “substitute checks,” such as digital check images and copies made from that image, the same legal standing as the original paper check; and

•

Electronic Funds Transfer Act and Regulation E promulgated thereunder, which govern automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services.

Federal Home Loan Bank System

Newton Federal Bank is a member of the Federal Home Loan Bank System, which consists of 11 regional Federal Home Loan Banks. The Federal Home Loan Bank provides a central credit facility primarily for member institutions. Members of the Federal Home Loan Bank are required to acquire and hold shares of capital stock in the Federal Home Loan Bank. Newton Federal Bank was in compliance with this requirement at June 30, 2020. Based on redemption provisions of the Federal Home Loan Bank of Atlanta, the stock has no quoted market value and is carried at cost. Newton Federal Bank reviews for impairment, based on the ultimate recoverability, the cost basis of the Federal Home Loan Bank of Atlanta stock. At June 30, 2020, no impairment had been recognized.

Holding Company Regulation

Affinity Bancshares will be a unitary savings and loan holding company subject to regulation and supervision by the Federal Reserve Board. The Federal Reserve Board will have enforcement authority over Affinity Bancshares and its non-savings institution subsidiaries. Among other things, this authority permits the Federal Reserve Board to restrict or prohibit activities that are determined to be a risk to Newton Federal Bank.

As a savings and loan holding company, Affinity Bancshares’ activities will be limited to those activities permissible by law for financial holding companies (if Affinity Bancshares makes an election to be treated as a financial holding company and meets the other requirements to be a financial holding company) or multiple savings and loan holding companies. Affinity Bancshares has no present intention to make an election to be treated as a financial holding company. A financial holding company may engage in activities that are financial in nature, incidental to financial activities or complementary to a financial activity. Such activities include lending and other activities permitted for bank holding companies under Section 4(c)(8) of the Bank Holding Company Act, insurance and underwriting equity securities. Multiple savings and loan holding companies are authorized to engage in activities specified by federal regulation, including activities permitted for bank holding companies under Section 4(c)(8) of the Bank Holding Company Act.

Federal law prohibits a savings and loan holding company, directly or indirectly, or through one or more subsidiaries, from acquiring more than 5% of another savings institution or savings and loan holding company without prior written approval of the Federal Reserve Board, and from acquiring or retaining control of any depository institution not insured by the Federal Deposit Insurance Corporation. In evaluating applications by holding companies to acquire savings institutions, the Federal Reserve Board must consider such factors as the financial and managerial resources and future prospects of the company and institution involved, the effect of the acquisition on and the risk to the federal deposit insurance fund, the convenience and needs of the community and competitive factors. A savings and loan holding company may not acquire a savings institution in another state and hold the target institution as a separate subsidiary unless it is a supervisory acquisition or the law of the state in which the target is located authorizes such acquisitions by out-of-state companies.

Savings and loan holding companies with less than $3 billion in consolidated assets are exempt from consolidated regulatory capital requirements, unless the Federal Reserve Board determines otherwise in particular cases.

The Federal Reserve Board has promulgated regulations implementing the “source of strength” doctrine that require holding companies, including savings and loan holding companies, to act as a source of strength to their subsidiary depository institutions by providing capital, liquidity and other support in times of financial stress.

The Federal Reserve Board has issued supervisory policies regarding the payment of dividends and the repurchase of shares of common stock by bank holding companies and savings and loan holding companies. In general, the policy provides that dividends should be paid only out of current earnings and only if the prospective rate of earnings retention by the holding company appears consistent with the organization’s capital needs, asset quality and overall financial condition. Regulatory guidance provides for prior regulatory consultation with respect to capital distributions in certain circumstances such as where the company’s net income for the past four quarters, net of capital distributions previously paid over that period, is insufficient to fully fund the dividend or the company’s overall rate of earnings retention is inconsistent with the company’s capital needs and overall financial condition. The ability of a holding company to pay dividends may be restricted if a subsidiary bank becomes undercapitalized. The policy statement also states that a holding company should inform the Federal Reserve Board supervisory staff before redeeming or repurchasing common stock or perpetual preferred stock if the holding company is experiencing financial weaknesses or if the repurchase or redemption would result in a net reduction, at the end of a quarter, in the amount of such equity instruments outstanding compared with the beginning of the quarter in which the redemption or repurchase occurred. These regulatory policies may affect the ability of Affinity Bancshares to pay dividends, repurchase shares of common stock or otherwise engage in capital distributions.

Change in Control Regulations

Under the Change in Bank Control Act, no person may acquire “control” of a savings and loan holding company, such as Affinity Bancshares, unless the Federal Reserve Board has been given 60 days’ prior written notice and has not issued a notice disapproving the proposed acquisition, taking into consideration certain factors, including the financial and managerial resources of the acquirer and the competitive effects of the acquisition. Control, as defined under federal law, means ownership, control of or holding irrevocable proxies representing more than 25% of any class of voting stock, control in any manner of the election of a majority of the institution’s directors, or a determination by the regulator that the acquirer has the power, directly or indirectly, to exercise a controlling influence over the management or policies of the institution. There is a presumption of control upon the acquisition of 10% or more of a class of voting stock if the holding company involved has its shares registered under the Securities Exchange Act of 1934, or, of the holding company involved does now have its shares registered under the Securities Exchange Act of 1934, if no other persons will own, control or hold the power to vote a greater percentage of that class of voting security after the acquisition.

The Federal Reserve Board has adopted a final rule, effective September 30, 2020, that revises its framework for determining whether a company, under the Bank Holding Company Act, has a “controlling influence” over a bank or savings and loan holding company.

Federal Securities Laws

Affinity Bancshares common stock will be registered with the Securities and Exchange Commission after the conversion and stock offering. Affinity Bancshares will be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act of 1934.

The registration under the Securities Act of 1933 of shares of common stock issued in Affinity Bancshares’ public offering does not cover the resale of those shares. Shares of common stock purchased by persons who are not affiliates of Affinity Bancshares may be resold without registration. Shares purchased by an affiliate of Affinity Bancshares will be subject to the resale restrictions of Rule 144 under the Securities Act of 1933. If Affinity Bancshares meets the current public information requirements of Rule 144 under the Securities Act of 1933, each affiliate of Affinity Bancshares that complies with the other conditions of Rule 144, including those that require the affiliate’s sale to be aggregated with those of other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of the outstanding shares of Affinity Bancshares, or the average weekly volume of trading in the shares during the preceding four calendar weeks.

Sarbanes-Oxley Act of 2002

The Sarbanes-Oxley Act of 2002 is intended to improve corporate responsibility, to provide for enhanced penalties for accounting and auditing improprieties at publicly traded companies and to protect investors by improving the accuracy and reliability of corporate disclosures pursuant to the securities laws. We have policies, procedures and systems designed to comply with these regulations, and we review and document such policies, procedures and systems to ensure continued compliance with these regulations.

Emerging Growth Company Status

Community First is an emerging growth company. As successor to Community First, Affinity Bancshares will also be an emerging growth company. For as long as Affinity Bancshares continues to be an emerging growth company, it may choose to take advantage of exemptions from various reporting requirements applicable to other public companies but not to “emerging growth companies,” including, but not limited to, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As an emerging growth company, Affinity Bancshares also will not be subject to Section 404(b) of the Sarbanes-Oxley Act of 2002, which would require that our independent auditors review and attest as to the effectiveness of our internal control over financial reporting. We have also elected to use the extended transition period to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. Such an election is irrevocable during the period a company is an emerging growth company. Accordingly, our financial statements may not be comparable to the financial statements of public companies that comply with such new or revised accounting standards.

Affinity Bancshares will cease to be an emerging growth company upon the earliest of: (i) the end of the fiscal year following the fifth anniversary of the completion of Community First’s initial stock offering in 2017; (ii) the first fiscal year after our annual gross revenues are $1.07 billion (adjusted for inflation) or more; (iii) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt securities; or (iv) the end of any fiscal year in which the market value of our common stock held by non-affiliates exceeded $700 million at the end of the second quarter of that fiscal year. We expect to lose our status as an emerging growth company effective December 31, 2022, which is the end of the fifth year after the completion of Community First’s initial stock offering.

TAXATION

Community First Bancshares, MHC, Community First and Newton Federal Bank are, and Affinity Bancshares will be, subject to federal and state income taxation in the same general manner as other corporations, with some exceptions discussed below. The following discussion of federal and state taxation is intended only to summarize certain pertinent tax matters and is not a comprehensive description of the tax rules applicable to Community First, Affinity Bancshares or Newton Federal Bank.

Our federal and state tax returns have not been audited for the past five years.

Federal Taxation

Method of Accounting. Community First and Newton Federal Bank currently report income and expenses on the accrual method of accounting and use a tax year ending December 31 for filing their federal income tax returns. Community First and Newton Federal Bank file a consolidated federal income tax return. The Small Business Protection Act of 1996 eliminated the use of the reserve method of accounting for income taxes on bad debt reserves by savings institutions. For taxable years beginning after 1995, Newton Federal Bank has been subject to the same bad debt reserve rules as commercial banks. It currently utilizes the specific charge-off method under Section 582(a) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”).

Alternative Minimum Tax. The Internal Revenue Code imposes an alternative minimum tax at a rate of 20% on a base of regular taxable income plus certain tax preferences, less an exemption amount, referred to as “alternative minimum taxable income.” The alternative minimum tax is payable to the extent tax computed this way exceeds tax computed by applying the regular tax rates to regular taxable income. Net operating losses can, in general, offset no more than 90% of alternative minimum taxable income. Certain payments of alternative minimum tax may be used as credits against regular tax liabilities in future years. The Tax Cuts and Jobs Act repealed the alternative minimum tax for income generated after January 1, 2018. At December 31, 2019, Community First had no minimum tax credit carryovers.

Net Operating Loss Carryovers. As a result of the Tax Cuts and Jobs Act generally, a financial institution may carry net operating losses forward indefinitely. At December 31, 2019, Community First had no federal net operating loss carryforwards.

Capital Loss Carryovers. A corporation cannot recognize capital losses in excess of capital gains generated. Generally, a financial institution may carry back capital losses to the preceding three taxable years and forward to the succeeding five taxable years. Any capital loss carryback or carryover is treated as a short-term capital loss for the year to which it is carried. As such, it is grouped with any other capital losses for the year to which it is carried and is used to offset any capital gains. Any undeducted loss remaining after the five-year carryover period is not deductible. At December 31, 2019, Community First had no capital loss carryovers.

Corporate Dividends. Community First may generally exclude from its income 100% of dividends received from Newton Federal Bank as a member of the same affiliated group of corporations.

State Taxation

Newton Federal Bank is treated as a financial institution under Georgia state income tax law. The state of Georgia subjects financial institutions to all state and local taxes in the same manner and to the same extent as other business corporations in Georgia. Additionally, depository financial institutions are subject to local business license taxes and a special occupation tax.

Consolidated Group Return. Georgia is not a unitary business state. Affiliated corporations that file a consolidated federal income tax return must file separate income tax returns unless they have prior approval or have been requested to file a consolidated return by the Commissioner of the Georgia Department of Revenue. For state income tax purposes, Community First and Newton Federal Bank file a consolidated federal income tax return.

Net Operating Loss Carryovers. Generally, Georgia law conforms to federal law and a financial institution may carry back Georgia net operating losses to the preceding two taxable years and forward to the succeeding 20 taxable years. At December 31, 2019, Newton Federal Bank had no Georgia net operating loss carryforwards.

Bank Tax Credit. All financial depositary institutions that conduct business or own property in Georgia are required to file a Georgia Financial Institutions Business Occupation Tax based on Georgia gross receipts. Any local license tax and state occupation tax paid by a depository financial institution is credited dollar for dollar against any state corporate income tax liability of such institution for the tax year during which any such tax is paid. Any unused credits may be carried forward for five years. At December 31, 2019, Newton Federal Bank had $374,500 of bank tax credits available for future use.

Maryland State Taxation. As a Maryland business corporation, Affinity Bancshares is required to file an annual report with and pay franchise taxes to the State of Maryland.

MANAGEMENT

Our Directors and Executive Officers

Our board of directors is comprised of eight members. Directors serve three-year staggered terms so that approximately one-third of the directors are elected at each annual meeting. The following sets forth certain information regarding the members of our board of directors, and executive officers who are not directors, including the terms of office of board members. Except as indicated herein, there are no arrangements or understandings between any director and any other person pursuant to which the director was selected. Age information is as of December 31, 2019, and term as a director includes service with Newton Federal Bank.

With respect to directors, the biographies contain information regarding the person’s business experience and the experiences, qualifications, attributes or skills that caused the board of directors to determine that the person should serve as a director. Each director of Affinity Bancshares is also a director of Newton Federal Bank and Community First Bancshares, MHC.

Directors with terms ending following the fiscal year ending December 31, 2020:

William D. Fortson, Jr. Mr. Fortson, age 77, has served as a director since 1998. Mr. Fortson has over 48 years’ experience in the automobile industry, and has been the owner of Ginn Motor Company, located in Covington, Georgia, since 1987. Mr. Fortson has also served as member/manager of Ginn Chrysler, Jeep, Dodge, LLC since 2009. Mr. Fortson has strong marketing, sales, and customer service assessment skills, as well as significant experience in employee development, training, and business management.

Howard G. Roberts. Mr. Roberts, age 72, has served as a director since 2016. Mr. Roberts is the former President and Chief Executive Officer of First Newton Bank in Covington, Georgia, having served in those positions from 1985 to 2000. Mr. Roberts is currently a real estate developer and private equity investor. Mr. Roberts’ banking background and leadership experience bring valuable insight in the areas of bank operations, credit evaluation and corporate governance.

Edward P. Stone. Mr. Stone, age 72, has served as a director since 2001. Mr. Stone has served as the President of Peoples Home Health, located in Pensacola, Florida, since 2008, the President of Peoples Home Medical, located in Covington Georgia, since 2009, and the President, owner and administrator of Longleaf Hospice LLC, located in Covington, Georgia, since 2011. He has been involved in the home healthcare industry since 1982.

Mr. Stone’s experience gives him extensive insight into the challenges facing senior citizens and families who live in our market areas, as well as into matters related to small businesses and economic developments in our market area.

Directors with terms ending following the fiscal year ending December 31, 2021:

Marshall L. Ginn. Mr. Ginn, age 66, has served as a director since 2004. Mr. Ginn has been a licensed real estate broker since 1996 and is an Associate Broker with RE/MAX Agents Realty, located in Covington, Georgia. Mr. Ginn assists in the purchase and sale of residential, commercial and industrial properties as well as raw land. Prior to joining RE/MAX, Mr. Ginn was co-founder of Medical Services South and founder of ELCO Medical, privately held corporations specializing in the marketing and sale of orthopedic implants and products. He has served as President of the East Metro Board of Realtors and Chairman of the Newton County Chamber of Commerce. Mr. Ginn brings the board of directors a unique perspective of the community in areas of economic development, residential housing and commercial opportunities.

Mark J. Ross. Mr. Ross, age 51, has served as a director since 2016. Mr. Ross is an attorney and former residential and commercial real estate developer. Since 2012, Mr. Ross has been the co-owner and Director of Right at Home of East Atlanta, a senior home care and staffing company located in Covington, Georgia. In his position, Mr. Ross focuses on business expansion, including marketing and quality improvement. Mr. Ross’ experience in small business and technology gives him extensive insight into local business and real estate matters, as well as the challenges facing senior citizens and families who live in our market areas.

Directors with terms ending following the fiscal year ending December 31, 2022:

Edward J. Cooney. Mr. Cooney, age 52, has served as a director since January 2020. Mr. Cooney was appointed Newton Federal Bank’s Chief Executive Officer in January 2020 in connection with Newton Federal Bank’s acquisition of Affinity Bank. Mr. Cooney formerly served as President and Director of Affinity Bank and ABB Financial. Mr. Cooney has served as a chief financial officer, chief credit officer, and senior loan officer during his career. He is a former Chairman of the Community Bankers Association of Georgia Board. He has been involved in the banking industry for nearly 30 years. He began his career working at a CPA firm that specialized in banking. Mr. Cooney received his BBA in 1990 from Stetson University in DeLand, Florida, where he also played on a nationally ranked baseball team. Mr. Cooney is a Certified Public Accountant licensed in Georgia. Mr. Cooney’s position as Chief Executive Officer fosters clear accountability, effective decision-making, a clear and direct channel of communication from senior management to the full board of directors, and alignment on corporate strategy.

Robin S. Reich. Dr. Reich, age 62, has served as a director since March 2020. Dr. Reich has been the President of Reich Dental Center, with offices in Smyrna and Roswell, Georgia, since 1991. Dr. Reich has been a practicing dentist since 1984. Dr. Reich has also served as the President and a 12-year board member of the Georgia Dental Association and as the Chairman of the American Dental Association, and is currently a member of the Dental Entrepreneur Association, which is committed to understanding large dental group practices. Dr. Reich served as a director of ABB Financial and Affinity Bank beginning in 2019. Dr. Reich’s business experience gives us direct knowledge of the challenges facing the dental practice customers we now service as the result of our acquisition of Affinity Bank, as well as insights into our expanded market area as the result of our acquisition of Affinity Bank.

Bob W. Richardson. Mr. Richardson, age 71, has served as a director since 1991. Mr. Richardson was a licensed pharmacist for 40 years until his retirement in 2010. He was the owner and manager of People’s Drug Store, located in Covington, Georgia, beginning in 1979. Mr. Richardson is also the co-owner of Taziki’s Mediterranean Cafe, located in Athens, Georgia, which opened in 2014. Mr. Richardson’s experience as a small business owner gives him extensive insight into the customers who live in our market areas and economic developments affecting the communities in which we operate, as well as the challenges facing small businesses in our market area.

Executive Officers Who are Not Directors

Gregory J. Proffitt, age 52, was appointed Newton Federal Bank’s Executive Vice President and Chief Operations Officer in February 2016, and appointed President in January 2020. Mr. Proffitt has been employed with Newton Federal Bank since 2005, serving as Senior Vice President and Chief Operations Officer beginning in 2013 and as Controller and Compliance Officer prior to that time. Prior to being employed with Newton Federal Bank, Mr. Proffitt has served in various roles with other companies including SunTrust Bank, The Federal Reserve Bank of Atlanta, John H. Harland Company, The Original Honey Baked Ham Company, Allied Automotive Group, and Blue Cross Blue Shield of Georgia.

Clark N. Nelson, age 55, was appointed Newton Federal Bank’s Executive Vice President and Chief Credit Officer in January 2020 in connection with Newton Federal Bank’s acquisition of Affinity Bank. Mr. Nelson formerly served as Executive Vice President and Chief Credit Officer of Affinity Bank. He began his banking career within the commercial lending division of SunTrust Bank of Atlanta. Mr. Nelson was also employed by Community Trust Bank in Hiram, Georgia, as Senior Credit Officer. Prior to attending college later in life, he managed and then owned a sports memorabilia store in metropolitan Atlanta.

Elizabeth M. Galazka, age 55, was appointed Newton Federal Bank’s Executive Vice President of Lending in January 2020 in connection with Newton Federal Bank’s acquisition of Affinity Bank. Ms. Galazka was Senior Vice President of Commercial Lending at Affinity Bank, where she began her employment in 2005. Prior to her banking career, Ms. Galazka had 16 years of office management experience in the dental industry.

Tessa M. Nolan, age 35, was named Newton Federal Bank’s Senior Vice President and Chief Financial Officer in February 2016 and served as our Controller beginning in 2014. Ms. Nolan joined Newton Federal Bank in 2005.

Robert A. Vickers, age 39, was named Newton Federal Bank’s Chief Operations Officer in March 2020, and joined Newton Federal Bank in January 2020 in connection with Newton Federal Bank’s acquisition of Affinity Bank. Mr. Vickers was the Senior Vice President and Chief Operations Officer of Affinity Bank beginning in 2019, having began employment with Affinity Bank in 2008.

Brandi C. Pajot, age 43, was named Newton Federal Bank’s Chief Treasury and Risk Management Officer in March 2020, and joined Newton Federal Bank in January 2020 in connection with Newton Federal Bank’s acquisition of Affinity Bank. Ms. Pajot was the Senior Vice President and Chief Financial Officer of Affinity Bank beginning in 2010, having began employment with Affinity Bank in 2007. She began her banking career in 2000 and has experience with community and correspondent banks. Ms. Pajot is a Certified Public Accountant licensed in the State of Georgia.

Board Independence

The board of directors has determined that each of our directors, with the exception of Chief Executive Officer Edward J. Cooney, is “independent” as defined in the listing standards of the Nasdaq Stock Market. Mr. Cooney is not independent because he is one of our executive officers. In determining the independence of our directors, the board of directors considered relationships between Newton Federal Bank and our directors that are not required to be reported under “—Transactions With Certain Related Persons,” below, consisting of deposit accounts that our directors maintain at Newton Federal Bank.

Transactions With Certain Related Persons

The Sarbanes-Oxley Act of 2002 generally prohibits publicly traded companies from making loans to their executive officers and directors, but it contains a specific exemption from such prohibition for loans made by federally insured financial institutions, such as Newton Federal Bank, to their executive officers and directors in compliance with federal banking regulations. Federal regulations permit executive officers and directors to receive the same terms that are widely available to other employees as long as the director or executive officer is not given preferential treatment compared to the other participating employees. Newton Federal Bank makes loans to its employees through an employee loan program pursuant to which loans are made at a reduced rate. The reduced rate is 0.50% below the interest rate offered to the public. Employees also receive a 50% discount on loan origination fees.

The tables below list our executive officers who participated in the employee loan program during the year ended December 31, 2019, the three months ended December 31, 2018 and the year ended September 30, 2018, and certain information with respect to their loans. No other directors or executive officers of Newton Federal Bank participated in the employee loan program during the year ended December 31, 2019, the three months ended December 31, 2018 and the year ended September 30, 2018. Mr. Lumpkin terminated his employment from Newton Federal Bank effective January 17, 2020.

Name	Type of Loan	Largest Aggregate Balance 1/1/19 to 12/31/19	Principal Balance 12/31/19	Principal Paid 1/1/19 to 12/31/19	Interest Paid 1/1/19 to 12/31/19	Interest Rate
Gregory J. Proffitt	Home Mortgage	$261,817	$254,075	$7,742	$9,017	3.49%
Kenneth D. Lumpkin	Consumer	$14,674	$11,855	$7,839	$1,161	8.25%
	Home Mortgage	$373,636	$366,108	$7,528	$16,623	4.49%
Tessa M. Nolan	Home Mortgage	$146,803	$139,076	$7,727	$5,734	4.00%
	Consumer	$24,927	$23,680	$3,163	$1,460	7.00%

Name	Type of Loan	Largest Aggregate Balance 10/1/18 to 12/31/18	Principal Balance 12/31/18	Principal Paid 10/1/18 to 12/31/18	Interest Paid 10/1/18 to 12/31/18	Interest Rate
Gregory J. Proffitt	Home Mortgage	$263,722	$261,817	$1,905	$2,296	3.49%
Kenneth D. Lumpkin	Consumer	$14,743	$14,674	$394	$198	9.05%
	Home Mortgage	$374,882	$373,636	$1,246	$4,124	4.49%
Tessa M. Nolan	Home Mortgage	$148,684	$146,803	$1,881	$1,481	4.00%
	Consumer	$19,335	$18,544	$791	$353	7.80%

Name	Type of Loan	Largest Aggregate Balance 10/01/17 to 9/30/18	Principal Balance 9/30/18	Principal Paid 10/01/17 to 9/30/18	Interest Paid 10/01/17 to 9/30/18	Interest Rate
Gregory J. Proffitt	Home Mortgage	$271,176	$263,722	$7,454	$9,346	3.49%
Kenneth D. Lumpkin	Consumer	$14,993	$11,743	$6,550	$1,085	8.75%
	Home Mortgage	$382,557	$374,882	$7,675	$18,437	4.49%
Tessa M. Nolan	Home Mortgage	$156,120	$148,684	$7,436	$6,109	4.00%
	Consumer	$23,015	$19,335	$3,680	$1,418	7.50%

At the time of termination of employment with Newton Federal Bank, the interest rate will be adjusted to the non-employee interest rate.

These loans neither involve more than the normal risk of collection nor present other unfavorable features. Loans made to directors or executive officers, including any modification of such loans, must be approved by a majority of disinterested members of the board of directors. The interest rate on loans to directors and officers is the same as that offered to other employees.

Since October 1, 2017, other than described above, and except for loans to executive officers made in the ordinary course of business that were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to Newton Federal Bank and for which management believes neither involve more than the normal risk of collection nor present other unfavorable features, we and our subsidiary have not had any transaction or series of transactions, or business relationships, nor are any such transactions or relationships proposed, in which the amount involved exceeds $120,000 and in which our directors or executive officers have a direct or indirect material interest.

Pursuant to our Policy and Procedures for Approval of Related Person Transactions, the Audit Committee periodically reviews, no less frequently than twice a year, a summary of transactions in excess of $25,000 with our directors, executive officers, and their family members, for the purpose of determining whether the transactions are within our policies and should be ratified and approved. Additionally, pursuant to our Code of Business Conduct and Ethics, all of our executive officers and directors must disclose any personal or financial interest in any matter that comes before Community First.

Executive Compensation

The following table sets forth for the year ended December 31, 2019, the three months ended December 31, 2018 and the year ended September 30, 2018 certain information as to the total remuneration paid by Newton Federal Bank to Johnny S. Smith, who served as President and Chief Executive Officer during that time period, and our two other most highly compensated executive officers for the year ended December 31, 2019. Each individual listed in the table below is referred to as a “named executive officer.”

Summary Compensation Table
Name and principal position	Period	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	All other Compensation ($)(4)	Total ($)
Johnny S. Smith, President and Chief Executive Officer (5)	Year Ended December 31, 2019	253,000	—	272,316	230,377	52,947	808,640
	Three Months Ended December 31, 2018	58,385	25,000	—	—	26,492	109,877
	Year Ended September 30, 2018	235,308	25,000	—	—	47,468	307,776
Gregory J. Proffitt, President	Year Ended December 31, 2019	198,000	—	166,903	131,645	24,100	520,648
	Three Months Ended December 31, 2018	45,692	12,000	—	—	16,027	73,719
	Year Ended September 30, 2018	184,154	12,000	—	—	18,343	214,497
Kenneth D. Lumpkin, Executive Vice President and Chief Lending and Marketing Officer (6)	Year Ended December 31, 2019	187,000	—	166,903	131,645	31,193	516,741
	Three Months Ended December 31, 2018	43,154	11,000	—	—	17,525	71,679
	Year Ended September 30, 2018	173,923	11,000	—	—	28,502	213,425

(footnotes begin on following page)

(1)	Represents discretionary cash bonuses paid for the applicable period.
(2)

Reflects the aggregate grant date fair value of restricted stock grated during the applicable year. The assumptions used in the valuation of these awards are included in Note 11 to our audited financial statements included in this document.

(3)

Reflects the aggregate grant date fair value of option awards granted during the applicable year. The value is the amount recognized for financial statement reporting purposes in accordance with FASB ASC Topic 718. The assumptions used in the valuation of these awards are included in Note 11 to our audited financial statements included in this document.

(4)	A break-down of the various elements of compensation in this column for the year ended December 31, 2019 is set forth in the following table:

Name	All Other Compensation
	Life Insurance Premiums ($)	401(k) Match ($)	Director Fees ($)	Automobile Allowance ($)	Club Dues ($)	Employee Stock Ownership Plan ($)	Total All Other Compensation ($)
Johnny S. Smith	972	3,162	21,000	—	3,672	24,141	52,947
Gregory J. Proffitt	972	3,960	—	—	—	19,168	24,100
Kenneth D. Lumpkin	972	3,974	—	6,000	2,232	18,015	31,193

(5)

Mr. Smith retired, effective March 13, 2020. In connection with his retirement, Mr. Smith received a payment of $733,860. At that date, Mr. Smith forfeited all stock options and restricted stock awards previously granted to him.

(6)

Mr. Lumpkin terminated his employment, effective January 17, 2020. In connection with his termination, Mr. Lumpkin received a payment of $328,273. At that date, Mr. Lumpkin forfeited all stock options and restricted stock awards previously granted to him.

Employment Agreements. Community First and Newton Federal Bank have entered into employment agreements with each of Chief Executive Officer Edward J. Cooney and President Gregory J. Proffitt. Following the closing of the stock offering, we intend to amend the employment agreements to reflect the current names of the bank and the holding company as Affinity Bank and Affinity Bancshares, respectively, and to eliminate any references to our mutual holding company.

The employment agreement with Mr. Cooney has a term of three years and the employment agreement with Mr. Proffitt has a term of two years. Each year, the boards of directors of Community First and Newton Federal Bank may renew the terms of the employment agreements for another year so that they again become a three-year term (in the case of Mr. Cooney) and a two-year term (in the case of Mr. Proffitt). The current terms of the employment agreements expire on August 31, 2023 (in the case of Mr. Cooney) and August 31, 2022 (in the case of Mr. Proffitt). If Community First or Newton Federal Bank enters into a transaction that would constitute a “change in control” under the agreements, the terms of the agreements will automatically extend to three years (in the case of Mr. Cooney) and two years (in the case of Mr. Proffitt) from the effective date of the change in control.

Under the employment agreements, the current annual base salaries for Messrs. Cooney and Proffitt are $320,000 and $250,000, respectively. The Compensation Committee will review each executive officer’s base salary at least annually to determine whether an increase is appropriate. In addition to base salary, the executive officers are entitled to participate in bonus and incentive programs and other benefit plans available to management employees and will be reimbursed for all reasonable business expenses incurred. We also provide Mr. Cooney with an automobile and reimburse him for certain expenses related to the automobile.

Under the employment agreements, if Community First or Newton Federal Bank terminates the executive’s employment for “cause,” as that term is defined in the employment agreements, the executive will not receive any compensation or benefits after the termination date other than compensation and benefits that have accrued or vested through the date of the termination. If Community First or Newton Federal Bank terminates the executive’s employment without cause or if the executive terminates employment for “good reason,” as that term is defined in the employment agreements, the executive will receive a severance payment equal to the greater of (i) the base salary or (ii) the average monthly compensation (as defined in the agreement) otherwise due to the executive for the remaining term of the agreement. If the termination of employment occurs during the term of the employment agreement but following a change in control, the executive will receive a severance payment equal to three times (in the case of Mr. Cooney) or two times (in the case of Mr. Proffitt) the average base salary, bonus and profit sharing contributions paid or provided to the executive during the three fiscal years (or shorter time period the executive has been employed, if less than three years) immediately preceding the change in control or, if greater, the annualized base salary, bonus and profit sharing contributions paid to the executive in the calendar year immediately preceding the change in control. In either situation, the executive will receive the payment in a lump sum within five days following the termination of employment.

The employment agreements also contain certain post-employment obligations (non-competition and non-solicitation) that may apply for 24 months following a termination of employment depending on the nature of the termination.

Supplemental Executive Retirement Plan. Mr. Cooney participates in a Supplemental Executive Retirement Plan (the “SERP”), pursuant to which, upon Mr. Cooney’s separating from service, he is entitled to a monthly retirement benefit equal to $8,333.33. The normal retirement benefit commences on the first day of the second month following the later of (i) Mr. Cooney’s normal retirement age (age 65) or (ii) his separation from service, and continues for Mr. Cooney’s lifetime (with a guarantee of 180 monthly payments). If Mr. Cooney dies while in service or prior to benefit payments commencing under the SERP, his beneficiary will receive a lump sum benefit equal to the present value of his normal retirement benefit (assuming a payment stream of 180 monthly payments). If Mr. Cooney dies after benefit payments commence under the SERP, but prior to receiving 180 monthly payments, his beneficiary will receive a lump sum payment equal to the present value of the remaining payments that would have been made had Mr. Cooney received 180 payments. Mr. Cooney is fully vested in the SERP benefits.

Outstanding Equity Awards at Fiscal Year End. The following table sets forth information with respect to outstanding equity awards as of December 31, 2019 for the named executive officers.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END
Name	Option awards				Stock awards
	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (1)
Johnny S. Smith (2)	—	77,568	10.10	April 23, 2029	26,962	$308,715
Gregory J. Proffitt	—	44,325	10.10	April 23, 2029	16,525	$189,211
Kenneth D. Lumpkin (2)	—	44,325	10.10	April 23, 2029	16,525	$189,211

(1)	Based on a closing price of Community First’s common stock of $11.45 as of December 31, 2019.
(2)	Messrs. Smith and Lumpkin forfeited all stock options and all restricted stock awards at the time of their terminations of employment in 2020.

Equity Incentive Plan. Community First has adopted, and its stockholders approved, the Community First Bancshares, Inc. 2018 Equity Incentive Plan. Subject to permitted adjustments for certain corporate transactions (including the conversion), the 2018 Equity Incentive Plan authorizes the issuance or delivery to participants of up to 517,123 shares of Community First common stock pursuant to grants of stock options, restricted stock awards and restricted stock units. Of this number, the maximum number of shares of common stock that we may issue under the 2018 Equity Incentive Plan pursuant to the exercise of stock options is 369,374 shares, and the maximum number of shares of common stock that we may issue as restricted stock awards or restricted stock units is 147,749 shares. As of December 31, 2019, there were 21,275 restricted stock awards or units and 11,083 stock options remaining available for future grants under the 2018 Equity Incentive Plan. At the completion of the stock offering any outstanding awards and any shares remaining available for grant under the 2018 Equity Plan will be adjusted to reflect the stock offering. We will also amend the 2018 Equity Plan to eliminate any reference to our mutual holding company and to reflect the bank and holding company as Affinity Bank and Affinity Bancshares, respectively.

401(k) Plan. Newton Federal Bank maintains the Newton Federal Bank 401(k) Profit Sharing Plan, a tax-qualified defined contribution plan for eligible employees, including the named executive officers (the “401(k) Plan”).

Under the 401(k) Plan, a participant may elect to defer, on a pre-tax basis, the maximum amount as permitted by the Internal Revenue Code. For 2020, the salary deferral contribution limit is $19,500, provided, however, that a participant over age 50 may contribute an additional $6,500 to the 401(k) Plan for a total of $26,000.

In addition to salary deferral contributions, the plan sponsor may make discretionary matching contributions to the 401(k) Plan. Newton Federal Bank made a matching contribution to the 401(k) Plan for the plan year ended December 31, 2019. A participant is always 100% vested in his or her salary deferral contributions. Matching contributions vest 100% after three years of participant’s service. Generally, unless the participant elects otherwise, the participant’s account balance will be distributed as a result of the participant’s termination of employment. Expense recognized in connection with the 401(k) Plan totaled $113,000 for the fiscal year ended December 31, 2019.

Employee Stock Ownership Plan. In connection with its mutual holding company reorganization and related offering, Newton Federal Bank adopted an employee stock ownership plan for eligible employees, including the named executive officers. Eligible employees begin participating in the employee stock ownership plan on the first entry date commencing on or after the eligible employee’s completion of one year of service and attainment of age 21.

In connection with the mutual holding company reorganization, the employee stock ownership plan trustee purchased, on behalf of the employee stock ownership plan, 295,499 shares of Community First common stock, funded with a loan from Community First equal to the aggregate purchase price of the common stock. In connection with the stock offering, we expect the trustee to purchase 8% of the common stock sold in the stock offering. In order to purchase the additional common stock, the trustee will borrow money from Affinity Bancshares and will consolidate the loan with the current outstanding indebtedness of the employee stock ownership plan. The new loan will be repaid principally through Newton Federal Bank’s discretionary contributions to the employee stock ownership plan as well as any dividends payable on common stock held by the employee stock ownership plan over the anticipated 25-year term of the loan. The current interest rate for the employee stock ownership plan loan is the prime rate, as published in The Wall Street Journal. At the completion of the offering, the existing shares held in the employee stock ownership plan will be adjusted to reflect the exchange ratio utilized in connection with the stock offering. We will also amend the plan to eliminate any reference to our mutual holding company and to reflect the bank and holding company as Affinity Bank and Affinity Bancshares, respectively.

The trustee holds the shares purchased by the employee stock ownership plan in an unallocated suspense account and releases the shares as the loan is repaid. Participants will become 100% vested in their account balance after three years of service. Participants also become fully vested upon normal retirement, death or disability, a change in control, or termination of the employee stock ownership plan. Generally, participants will receive distributions from the employee stock ownership plan upon separation from service in accordance with the terms of the plan document. The employee stock ownership plan reallocates any unvested shares forfeited upon termination of employment among the remaining participants.

As discussed above, we expect the employee stock ownership plan to purchase up to 8% of the shares of common stock we sell in the offering. If market conditions warrant, in the judgment of its trustees, the employee stock ownership plan’s subscription order will not be filled and the employee stock ownership plan may elect to purchase shares in the open market following the completion of the conversion, subject to the approval of the Federal Reserve Board.

Life Insurance Coverage. Newton Federal Bank provides group-term life insurance to certain of its employees, including Messrs. Cooney and Proffitt. Under the group-term life insurance plan, the death benefit for Mr. Cooney is one times salary with a maximum of $250,000, and the death benefit for Mr. Proffitt is two times salary with a maximum of $300,000. In addition to the group-term life insurance, Messrs. Cooney and Proffitt are also parties to individual death-benefit only agreements that will pay a death benefit to their beneficiaries in the event of death while employed in the amounts of two times base salary for Mr. Cooney and one and one-half times for Mr. Proffitt.

Directors’ Compensation

The following table sets forth for the year ended December 31, 2019 certain information as to the total remuneration we paid to our non-employee directors. Mr. Smith received director fees of $21,000 for the year ended December 31, 2019, which is included in All Other Compensation in the Summary Compensation Table.

Director Compensation Table For the Year Ended December 31, 2019
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)	Total ($)
William D. Fortson, Jr.	46,750	65,650	18,465	58,581	—	189,446
Marshall L. Ginn	23,400	65,650	18,465	38,368	—	145,883
Bob W. Richardson	23,850	65,650	18,465	83,276	—	191,241
Howard G. Roberts	21,700	65,650	18,465	—	—	105,815
Mark J. Ross	21,850	65,650	18,465	—	—	105,965
Edward P. Stone	22,450	65,650	18,465	37,800	—	144,365

(1)

Reflects the aggregate grant date fair value of restricted stock grated during the year. The assumptions used in the valuation of these awards are included in Note 11 to our audited financial statements included in this document. As of December 31, 2019, each director listed in the table held 6,500 unvested shares of restricted stock.

(2)

Reflects the aggregate grant date fair value of option awards granted during the year. The value is the amount recognized for financial statement reporting purposes in accordance with FASB ASC Topic 718. The assumptions used in the valuation of these awards are included in Note 11 to our audited financial statements included in this document. As of December 31, 2019, each director listed in the table held 18,468 unvested stock options with an exercise price of $10.10.

(3)	Reflects above-market earnings under the Directors’ Deferred Compensation Plan, described below.

Director Fees. Directors of Community First currently only earn fees in his or her capacity as a board or committee member of Newton Federal Bank. Directors of Newton Federal Bank earn an annual fee of $21,000, and our chairman receives an additional chairman fee of $21,000 per year. Directors currently receive fees of $150 per meeting for service on the Audit, Compensation and Asset/Liability Management Committees and $100 per meeting for service on the Loan Committee.

Directors’ Deferred Compensation Plan. Newton Federal Bank sponsors a deferred compensation plan under which eligible directors were previously able to defer the receipt of compensation that otherwise would have been payable to them for their service as a director. The plan was frozen to new participants and the ability to make new deferrals, effective June 30, 2015. However, directors who previously deferred compensation under the plan maintain a benefit under the plan until the deferred compensation is distributed to them in accordance with their previous elections and the terms of the plan. Until their benefits are distributed under the plan, the deferred compensation will be credited with earnings, compounded quarterly, at a rate equal to the average pre-tax return for the immediately preceding ten-year period on shares in the Vanguard Balanced Index Fund Admiral Shares, as published in the fund’s annual report for December 31 of the immediately preceding calendar year.

Benefits to be Considered Following Completion of the Conversion

Stock-Based Benefit Plans. Following the offering, we intend to adopt one or more new stock-based benefit plans that will provide for grants of stock options and restricted stock awards (including restricted stock units). The stock-based benefit plans will not be adopted sooner than six months after the offering, and, if adopted within 12 months after the offering, stockholders must approve the plans by a majority of the votes eligible to be cast. If the stock-based benefit plans are established more than 12 months after the offering, stockholders must approve the plans by a majority of votes cast. Also, if adopted within 12 months following the completion of the conversion, the aggregate number of shares reserved for the exercise of stock options or available for stock awards under the stock-based benefit plans would be limited to 10% and 4%, respectively, of the shares sold in the offering.

The following additional restrictions would apply to our stock-based benefit plans if we adopt such plans within 12 months after the offering:

•	non-employee directors in the aggregate may not receive more than 30% of the options and restricted stock awards authorized under the plans;

•	any one non-employee director may not receive more than 5% of the options and restricted stock awards authorized under the plans;

•	any officer or employee may not receive more than 25% of the options and restricted stock awards authorized under the plans;

•

any tax-qualified employee stock benefit plans and restricted stock plans, in the aggregate, may not acquire more than 10% of the shares sold in the offering, unless Newton Federal Bank has tangible capital of 10% or more, in which case tax-qualified employee stock benefit plans and restricted stock plans may acquire up to 12% of the shares sold in the offering;

•	the options and restricted stock awards may not vest more rapidly than 20% per year, beginning on the first anniversary of stockholder approval of the plans;

•	accelerated vesting is not permitted except for death, disability or upon a change in control of Affinity Bancshares or Newton Federal Bank; and

•	our executive officers or directors must exercise or forfeit their options if Newton Federal Bank becomes critically undercapitalized, is subject to enforcement action or receives a capital directive.

We have not determined whether we will present stock-based benefit plans for stockholder approval before or after 12 months after the completion of the conversion.

We may obtain the shares needed for our stock-based benefit plans by issuing additional shares of common stock from authorized but unissued shares or through stock repurchases.

The actual value of the shares awarded under stock-based benefit plans would be based in part on the price of Affinity Bancshares’ common stock at the time the shares are awarded. The following table presents the total value of all shares of restricted stock that would be available for issuance under the new stock-based benefit plans, assuming the shares are awarded when the market price of our common stock ranges from $8.00 per share to $14.00 per share.

Share Price	95,200 Shares Awarded at Minimum of Offering Range	112,000 Shares Awarded at Midpoint of Offering Range	128,800 Shares Awarded at Maximum of Offering Range	148,120 Shares Awarded at Adjusted Maximum of Offering Range
(In thousands, except share price information)
$8.00	$762	$896	$1,030	$1,185
10.00	952	1,120	1,288	1,481
12.00	1,142	1,344	1,546	1,777
14.00	1,333	1,568	1,803	2,074

The grant-date fair value of the options granted under the new stock-based benefit plans will be based in part on the price of shares of common stock of Affinity Bancshares at the time the options are granted. The value also will depend on the various assumptions utilized in the option pricing model ultimately adopted. The following table presents the total estimated value of the options to be available for grant under the stock-based benefit plans, assuming the market price and exercise price for the stock options are equal and the range of market prices for the shares is $8.00 per share to $14.00 per share. The Black-Scholes option pricing model provides an estimate only of the fair value of the stock options, and the actual value of the stock options may differ significantly from the value set forth in this table.

Exercise Price	Grant-Date Fair Value Per Option	238,000 Options at Minimum of Offering Range	280,000 Options at Midpoint of Offering Range	322,000 Options at Maximum of Offering Range	370,300 Options at Adjusted Maximum of Offering Range
(In thousands, except exercise price and fair value information)
$8.00	$2.39	$569	$669	$770	$885
10.00	2.99	712	837	963	1,107
12.00	3.59	854	1,005	1,156	1,329
14.00	4.19	997	1,173	1,349	1,552

The tables presented above are provided for informational purposes only. There can be no assurance that our stock price will not trade below $10.00 per share. Before you make an investment decision, we urge you to read this prospectus carefully, including, but not limited to, the section entitled “Risk Factors” beginning on page 20.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table provides the beneficial ownership of shares of common stock of Community First held by our directors and executive officers, individually and as a group, and all individuals known to management to own more than 5% of our common stock at November 2, 2020. For purposes of this table, a person is deemed to be the beneficial owner of any shares of common stock over which he has, or shares, directly or indirectly, voting or investment power or as to which he has the right to acquire beneficial ownership at any time within 60 days after November 2, 2020.

	Number of Shares		Percent Outstanding (1)
5% Beneficial Owners:
Community First Bancshares, MHC	4,070,655		53.8%
Kenneth R. Lehman	380,457	(2)	5.0%
122 N. Gordon Road
Ft. Lauderdale, Florida 33301
Directors:
Edward J. Cooney	31,000	(3)	*
William D. Fortson, Jr.	40,193	(4)	*
Marshall L. Ginn	23,687	(5)	*
Bob W. Richardson	20,240	(6)	*
Howard G. Roberts	6,994	(7)	*
Mark J. Ross	5,894	(8)	*
Robin S. Reich	1,000		*
Edward P. Stone	36,864	(8)	*
Executive Officers Who Are Not Directors:
Gregory J. Proffitt	28,573	(9)	*
Clark N. Nelson	12,000	(10)	*
Elizabeth M. Galazka	12,000	(10)	*
Tessa M. Nolan	22,576	(11)	*
Robert A. Vickers	10,000	(10)	*
Brandi C. Pajot	10,000	(10)	*
All directors and executive officers as a group (14 persons)	261,021		3.4%

*	Less than 1%.
(1)	Based on 7,570,797 shares outstanding at November 2, 2020.
(2)	As disclosed in Schedule 13G filed with the Securities and Exchange Commission on February 21, 2020.
(3)	Includes 25,000 shares of unvested restricted stock.
(4)	Includes 5,200 shares of unvested restricted stock and 3,693 exercisable stock options.
(5)	Includes 13,494 shares held by a corporation, 5,200 shares of unvested restricted stock and 3,693 exercisable stock options.
(6)	Includes 7,547 shares held in an individual retirement account, 5,200 shares of unvested restricted stock and 3,693 exercisable stock options.
(7)	Includes 1,000 shares held as custodian, 5,200 shares of unvested restricted stock and 3,693 exercisable stock options.
(8)	Includes 5,200 shares of unvested restricted stock and 3,693 exercisable stock options.
(9)	Includes 1,674 shares held in the employee stock ownership plan, 13,220 shares of unvested restricted stock and 8,865 exercisable stock options.
(10)	Consists of unvested restricted stock.
(11)	Includes 1,000 shares held in an individual retirement account, 1,098 shares held in the employee stock ownership plan, 11,133 shares of unvested restricted stock and 7,387 exercisable stock options.

SUBSCRIPTIONS BY DIRECTORS AND EXECUTIVE OFFICERS

The table below sets forth, for each of Affinity Bancshares’ directors and executive officers, and for all of these individuals as a group, the following information:

(i)

the number of exchange shares to be held upon completion of the conversion, based upon their beneficial ownership of Community First common stock at November 2, 2020, as set forth in “Beneficial Ownership of Common Stock”;

(ii)	the proposed purchases of subscription shares, assuming sufficient shares of common stock are available to satisfy their subscriptions; and

(iii)	the total shares of common stock to be held upon completion of the conversion.

In each case, it is assumed that subscription shares are sold at the minimum of the offering range. See “The Conversion and Offering—Additional Limitations on Common Stock Purchases.” Federal regulations prohibit our directors and officers from selling the shares they purchase in the offering for one year after the date of purchase.

	Number of Exchange Shares to Be Held (1)	Proposed Purchases of Stock in the Offering (2)		Total Common Stock to be Held at Minimum of Offering Range (3)
Name of Beneficial Owner		Number of Shares	Amount	Number of Shares	Percentage of Shares Outstanding
Edward J. Cooney	18,060	24,000	$240,000	42,060	*	%
William D. Fortson, Jr.	23,416	30,000	300,000	53,416	1.2
Marshall L. Ginn	12,800	2,000	20,000	14,800	*
Bob W. Richardson	11,791	10,000	100,000	21,791	*
Howard G. Roberts	4,074	3,000	30,000	7,074	*
Mark J. Ross	3,433	1,200	12,000	4,633	*
Robin S. Reich	582	7,500	75,000	8,082	*
Edward P. Stone	21,476	30,000	300,000	51,476	1.2
Gregory J. Proffitt	16,646	2,500	25,000	19,146	*
Clark N. Nelson	6,991	1,000	10,000	7,991	*
Elizabeth M. Galazka	6,991	15,000	150,000	21,991	*
Tessa M. Nolan	12,152	1,000	10,000	14,152	*
Robert A. Vickers	5,826	400	4,000	6,226	*
Brandi C. Pajot	5,826	1,000	10,000	6,826	*

All Directors and Executive Officers as a Group	151,064	128,600	$1,286,000	279,664	6.3%

*	Less than 1%.
(1)	Based on information presented under “Beneficial Ownership of Common Stock,” and assuming an exchange ratio of 0.5826 at the minimum of the offering range.
(2)	Includes proposed subscriptions, if any, by associates.
(3)

Assuming an exchange ratio of 0.9064 at the adjusted maximum of the offering range, directors and executive officers would beneficially own 365,182 shares, or 5.3% of our outstanding shares of common stock.

THE CONVERSION AND OFFERING

The boards of directors of Community First Bancshares, MHC and Community First have approved the plan of conversion. The plan of conversion must also be approved by the stockholders of Community First and the members of Community First Bancshares, MHC (i.e., eligible depositors of Newton Federal Bank). Special meetings of stockholders and members have been called for this purpose. We have filed applications with the Federal Reserve Board with respect to the conversion and with respect to Affinity Bancshares becoming the holding company for Newton Federal Bank. The approval of the Federal Reserve Board is required before we can consummate the conversion and issue shares of common stock. We have also filed an application with the Office of the Comptroller of the Currency with respect to amendments to Newton Federal Bank’s charter. The approval of the Office of the Comptroller of the Currency is required before we can consummate the conversion and issue shares of common stock. Any approval by the Federal Reserve Board or the Office of the Comptroller of the Currency does not constitute a recommendation or endorsement of the plan of conversion.

General

Pursuant to the plan of conversion, our organization will convert from the mutual holding company form of organization to the fully stock form. Community First Bancshares, MHC will be merged into Community First and as a result Community First Bancshares, MHC will cease to exist. Community First, which owns 100% of the outstanding common stock of Newton Federal Bank, will merge into a new Maryland corporation named Affinity Bancshares and as a result Community First will cease to exist. As part of the conversion, the 53.8% ownership interest of Community First Bancshares, MHC in Community First will be offered for sale in the offering. When the conversion is completed, Affinity Bancshares will own all of the outstanding common stock of Newton Federal Bank and public stockholders will own all of the outstanding common stock of Affinity Bancshares. A diagram of our corporate structure before and after the conversion is set forth in the “Summary” section of this prospectus.

Under the plan of conversion, at the completion of the conversion and offering, each share of Community First common stock owned by persons other than Community First Bancshares, MHC will be converted automatically into the right to receive new shares of Affinity Bancshares common stock determined pursuant to an exchange ratio. The exchange ratio will ensure that immediately after the exchange of existing shares of Community First for new shares of Affinity Bancshares the public stockholders will own the same aggregate percentage of shares of common stock of Affinity Bancshares that they owned in Community First immediately before the conversion, excluding any shares they purchased in the offering and their receipt of cash paid in lieu of fractional shares, and adjusted downward to reflect certain assets held by Community First Bancshares, MHC.

We intend to retain between $4.3 million and $9.8 million of the net proceeds of the offering and to contribute between $11.2 million and $17.8 million of the net proceeds to Newton Federal Bank. The conversion will be consummated only upon the issuance of at least the minimum number of shares of our common stock offered pursuant to the plan of conversion.

The plan of conversion provides that we will offer shares of common stock for sale in the subscription offering to eligible account holders, our tax-qualified employee benefit plans, including our employee stock ownership plan, supplemental account holders, and other members (qualifying depositors). In addition, we may offer common stock for sale in a community offering to members of the general public, with a preference given to natural persons (including trusts of natural persons) residing in the Georgia Counties of Barrow, Bartow, Butts, Cherokee, Clarke, Cobb, Dekalb, Fayette, Forsyth, Fulton, Greene, Gwinnett, Hall, Henry, Jackson, Jasper, Morgan, Newton, Oconee, Paulding, Putnam, Rockdale and Walton.

We have the right to accept or reject, in whole or in part, any orders to purchase shares of the common stock received in the community offering. The community offering may begin concurrently with, during or after the subscription offering and must be completed within 45 days after the completion of the subscription offering unless otherwise extended by the Federal Reserve Board. See “—Community Offering.”

We also may offer for sale shares of common stock not purchased in the subscription or community offerings in a syndicated community offering in which Performance Trust will be sole manager. See “—Syndicated Community Offering.”

We determined the number of shares of common stock to be offered in the offering based upon an independent valuation appraisal of the estimated pro forma market value of Affinity Bancshares. All shares of common stock to be sold in the offering will be sold at $10.00 per share. Investors will not be charged a commission to purchase shares of common stock. The independent valuation will be updated and the final number of shares of common stock to be issued in the offering will be determined at the completion of the offering. See “—Stock Pricing and Number of Shares to be Issued” for more information as to the determination of the estimated pro forma market value of the common stock.

The following is a brief summary of the conversion and offering and is qualified in its entirety by reference to the provisions of the plan of conversion. A copy of the plan of conversion is available for inspection at each office of Newton Federal Bank. The plan of conversion is also filed as an exhibit to Community First Bancshares, MHC’s application for conversion, of which this prospectus is a part, copies of which may be obtained from the Federal Reserve Board. The plan of conversion is also filed as an exhibit to the registration statement we have filed with the Securities and Exchange Commission, of which this prospectus is a part. Copies of the registration statement may be obtained from the Securities and Exchange Commission or online at the Securities and Exchange Commission’s website (www.sec.gov). See “Where You Can Find Additional Information.”

Reasons for the Conversion

Our primary reasons for converting and undertaking the stock offering are to:

•

Enhance our regulatory capital position to support growth. A strong capital position is essential to achieving our long-term objectives of growing Newton Federal Bank and building stockholder value. As a result of our acquisition of Affinity Bank, we have enhanced our depth and breadth of experience of our employee base, we now offer additional products and services and we serve a larger geographic area, all of which provides us with more favorable growth opportunities than we had previously. Although Newton Federal Bank exceeds all regulatory capital requirements, the proceeds from the offering will materially strengthen our capital position and enable us to support our planned growth and expansion through larger legal lending limits and reduced loan concentrations as a percentage of regulatory capital. The augmented regulatory capital will be essential to the continued implementation of our business strategy.

•

Transition our organization to a stock holding company structure, which gives us greater flexibility to access the capital markets compared to our existing mutual holding company structure. The stock holding company structure gives us greater flexibility to access the capital markets to support our growth through possible future equity and debt offerings. We have no current plans, agreements or understandings regarding any additional equity or debt offerings.

•

Improve the liquidity of our shares of common stock. We expect that the larger number of shares that will be outstanding after completion of the conversion and offering will result in a more liquid and active market for Affinity Bancshares common stock. A more liquid and active market will make it easier for our stockholders to buy and sell our common stock and will give us greater flexibility in implementing capital management strategies.

•

Facilitate our stock holding company’s ability to pay dividends to our public stockholders. Current regulations of the Federal Reserve Board substantially restrict the ability of recently formed mutual holding companies, such as Community First Bancshares, MHC, to waive dividends declared by their subsidiaries. Accordingly, because any dividends declared and paid by Community First would likely have to be paid to Community First Bancshares, MHC along with all other stockholders, the amount of dividends available for all other stockholders would be less than if Community First Bancshares, MHC were to waive the receipt of dividends. The conversion will eliminate our mutual holding company structure and will facilitate our ability to pay dividends to all stockholders of Affinity Bancshares, subject to legal, regulatory and financial considerations applicable to all financial institutions. See “Our Dividend Policy.”

•

Facilitate future mergers and acquisitions. Although we do not currently have any understandings or agreements regarding any specific acquisition transaction, the stock holding company structure will give us greater flexibility to structure, and make us a more attractive and competitive bidder for, mergers and acquisitions of other financial institutions or business lines as opportunities arise. The additional capital raised in the offering also will enable us to consider larger merger transactions. In addition, although we intend to remain an independent financial institution, the stock holding company structure may make us a more attractive acquisition candidate for other institutions. Applicable regulations prohibit anyone from acquiring or offering to acquire more than 10% of our stock for three years following completion of the conversion without regulatory approval.

Approvals Required

The affirmative vote of a majority of the total votes eligible to be cast by the members of Community First Bancshares, MHC (i.e., eligible depositors of Newton Federal Bank) is required to approve the plan of conversion. By their approval of the plan of conversion, the members of Community First Bancshares, MHC will also be approving the merger of Community First Bancshares, MHC with and into Community First. The affirmative vote of the holders of at least two-thirds of the outstanding shares of common stock of Community First and the affirmative vote of the holders of a majority of the outstanding shares of common stock of Community First held by the public stockholders of Community First (i.e., all stockholders other than Community First Bancshares, MHC) also are required to approve the plan of conversion. We have filed applications with the Federal Reserve Board with respect to the conversion and with respect to Affinity Bancshares becoming the holding company for Newton Federal Bank. The approval of the Federal Reserve Board is required before we can consummate the conversion and issue shares of common stock. The Office of the Comptroller of the Currency must also approve an amendment to Newton Federal Bank’s charter to establish a liquidation account. The approval of the Office of the Comptroller of the Currency is required before we can consummate the conversion and issue shares of common stock.

Share Exchange Ratio for Current Stockholders

At the completion of the conversion, each publicly held share of Community First common stock will be converted automatically into the right to receive a number of shares of Affinity Bancshares common stock. The number of shares of common stock will be determined pursuant to the exchange ratio, which ensures that the public stockholders will own the same percentage of common stock in Affinity Bancshares after the conversion as they held in Community First immediately before the conversion, exclusive of their purchase of additional shares of common stock in the offering and their receipt of cash in lieu of fractional exchange shares, and adjusted downward to reflect certain assets held by Community First Bancshares, MHC. The exchange ratio will not depend on the market value of Community First common stock. The exchange ratio will be based on the percentage of Community First common stock held by the public, the independent valuation of Affinity Bancshares prepared by RP Financial, LC., and the number of shares of common stock issued in the offering. The exchange ratio is expected to range from approximately 0.5826 shares for each publicly held share of Community First at the minimum of the offering range to 0.9064 shares for each publicly held share of Community First at the adjusted maximum of the offering range.

The following table shows how the exchange ratio will adjust, based on the appraised value of Affinity Bancshares as of August 10, 2020, assuming public stockholders of Community First own 46.2% of the outstanding shares of Community First common stock and Community First Bancshares, MHC has cash of $100,000 immediately before the completion of the conversion. The table also shows how many shares of Affinity Bancshares a hypothetical owner of Community First common stock would receive in the exchange for 100 shares of common stock owned at the completion of the conversion, depending on the number of shares issued in the offering.

	Shares to be Sold in This Offering		Shares of Affinity Bancshares to be Issued for Shares of Community First		Total Shares of Common Stock to be Issued in Exchange and Offering	Exchange Ratio	Equivalent Value of Shares Based Upon Offering Price (1)	Equivalent Pro Forma Tangible Book Value Per Exchanged Share (2)	Whole Shares to be Received for 100 Existing Shares (3)
	Amount	Percent	Amount	Percent
Minimum	2,380,000	53.9%	2,039,128	46.1%	4,419,128	0.5826	$5.83	$10.26	58
Midpoint	2,800,000	53.9%	2,398,974	46.1%	5,198,974	0.6854	6.85	10.75	68
Maximum	3,220,000	53.9%	2,758,820	46.1%	5,978,820	0.7882	7.88	11.23	78
Adjusted Maximum	3,703,000	53.9%	3,172,643	46.1%	6,875,643	0.9064	9.06	11.78	90

(1)

Represents the value of shares of Affinity Bancshares common stock to be received in the conversion by a holder of one share of Community First, pursuant to the exchange ratio, based upon the $10.00 per share offering price.

(2)

Represents the pro forma tangible book value per share at each level of the offering range multiplied by the respective exchange ratio. At June 30, 2020, Community First’s tangible book value per share was $7.69.

(3)	Cash will be paid in lieu of fractional shares.

Options to purchase shares of Community First common stock that are outstanding immediately before the completion of the conversion will be converted into options to purchase shares of Affinity Bancshares common stock, with the number of shares subject to the option and the exercise price per share to be adjusted based upon the exchange ratio. The aggregate exercise price, term and vesting period of the options will remain unchanged.

Effects of Conversion

Continuity. The conversion will not affect the normal business of Newton Federal Bank of accepting deposits and making loans. Newton Federal Bank will continue to be a federally chartered savings bank and will continue to be regulated by the Office of the Comptroller of the Currency. After the conversion, Newton Federal Bank will continue to offer existing services to depositors, borrowers and other customers. The directors of Community First serving at the time of the conversion will be the directors of Affinity Bancshares upon the completion of the conversion.

Effect on Deposit Accounts. Pursuant to the plan of conversion, each depositor of Newton Federal Bank at the time of the conversion will automatically continue as a depositor after the conversion, and the deposit balance, interest rate and other terms of such deposit accounts will not change as a result of the conversion. Each such account will be insured by the Federal Deposit Insurance Corporation to the same extent as before the conversion. Depositors will continue to hold their existing certificates and other evidences of their accounts.

Effect on Loans. No loan outstanding from Newton Federal Bank will be affected by the conversion, and the amount, interest rate, maturity and security for each loan will remain as it was contractually fixed before the conversion.

Effect on Voting Rights of Depositors. Depositors of Newton Federal Bank are members of, and have voting rights in, Community First Bancshares, MHC, as to all matters requiring a vote of members. Upon completion of the conversion, depositors will no longer have voting rights. All voting rights in Newton Federal Bank will be vested in Affinity Bancshares as the sole stockholder of Newton Federal Bank. The stockholders of Affinity Bancshares will possess exclusive voting rights with respect to Affinity Bancshares common stock.

Tax Effects. We have received an opinion of counsel with regard to the federal income tax consequences of the conversion and an opinion of our tax advisor with regard to the Georgia income tax consequences of the conversion to the effect that the conversion will not be a taxable transaction for federal or state income tax purposes to Community First Bancshares, MHC, Community First, Newton Federal Bank, the public stockholders of

Community First (except for cash paid for fractional shares), eligible account holders, supplemental eligible account holders, or other members. See “—Material Income Tax Consequences.”

Effect on Liquidation Rights. Each depositor in Newton Federal Bank has both a deposit account in Newton Federal Bank and a pro rata ownership interest in the net worth of Community First Bancshares, MHC based upon the deposit balance in his or her account. This ownership interest is tied to the depositor’s account and has no tangible market value separate from the deposit account. This ownership interest may only be realized in the event of a complete liquidation of Community First Bancshares, MHC and Newton Federal Bank; however, there has never been a liquidation of a solvent mutual holding company. Any depositor who opens a deposit account prior to the completion of the offering receives a pro rata ownership interest in Community First Bancshares, MHC without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his or her account receives a portion or all of the balance in the deposit account but nothing for his or her ownership interest in the net worth of Community First Bancshares, MHC, which is lost to the extent that the balance in the account is reduced or closed.

Consequently, depositors in a stock depository institution that is a subsidiary of a mutual holding company normally have no way of realizing the value of their ownership interest, which would be realizable only in the unlikely event that Community First Bancshares, MHC and Newton Federal Bank are liquidated completely. If this occurs, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves of Community First Bancshares, MHC after other claims, including claims of depositors to the amounts of their deposits, are paid.

Under the plan of conversion, Eligible Account Holders (as defined below) and Supplemental Eligible Account Holders (as defined below) will receive an interest in liquidation accounts maintained by Affinity Bancshares and Newton Federal Bank in an aggregate amount equal to (i) Community First Bancshares, MHC’s ownership interest in Community First’s total stockholders’ equity as of the date of the latest statement of financial condition included in this prospectus, plus (ii) the value of the net assets of Community First Bancshares, MHC as of the date of the latest statement of financial condition of Community First Bancshares, MHC before the consummation of the conversion (excluding its ownership of Community First). Affinity Bancshares and Newton Federal Bank will hold the liquidation accounts for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain deposits in Newton Federal Bank after the conversion. The liquidation accounts are intended to preserve for Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain their deposit accounts with Newton Federal Bank a liquidation interest in the residual net worth, if any, of Affinity Bancshares or Newton Federal Bank (after the payment of all creditors, including depositors to the full extent of their deposit accounts) in the event of a liquidation of (a) Affinity Bancshares and Newton Federal Bank or (b) Newton Federal Bank. See “—Liquidation Rights.”

Under the regulations of the Federal Reserve Board which govern mutual-to-stock conversions of mutual holding companies, non-interest-bearing demand deposit accounts do not meet the definition of qualifying deposits, and, therefore, a holder of a non-interest-bearing demand deposit account would not qualify as an eligible account holder or as a supplemental eligible account holder for purposes of obtaining a purchase priority in the stock offering or having the right to an interest in the liquidation account which is required to be established in connection with the conversion transaction.

However, because we afforded subscription rights to holders of non-interest-bearing demand accounts in our 2017 offering in connection with our reorganization into the mutual holding company structure, we submitted to the Federal Reserve Board a request for a waiver from this regulation and the Federal Reserve Board has granted the request. As a result, a depositor of Newton Federal Bank (including a depositor of the former Affinity Bank) who has an eligible non-interest-bearing demand deposit account as of the eligibility record date or the supplemental eligibility record date will be deemed to be an eligible account holder or a supplemental eligible account holder, as applicable, by reason of this account.

The inclusion of depositors with non-interest-bearing demand deposits as eligible account holders and supplemental eligible account holders will have a dilutive effect on other qualifying depositors with respect to their stock purchase priorities. It will also have a dilutive effect on the interest of all other eligible account holders and supplemental eligible account holders with respect to the liquidation account that will be established in connection with the conversion transaction.

Stock Pricing and Number of Shares to be Issued

The plan of conversion and applicable regulations require that the aggregate purchase price of the common stock sold in the offering must be based on the appraised pro forma market value of the common stock, as determined by an independent valuation. We have retained RP Financial, LC. to prepare an independent valuation appraisal. For its services in preparing the initial valuation and one valuation update, RP Financial, LC. will receive a fee of $57,500, as well as payment for reimbursable expenses. During the past three years, we have paid RP Financial, LC. a fee of $26,400 for its services in connection with determining the fair value of assets and liabilities acquired in our acquisition of ABB Financial. We have agreed to indemnify RP Financial, LC. and its employees and affiliates for certain costs and expenses in connection with claims or litigation relating to the appraisal and arising out of any misstatement or untrue statement of a material fact in information supplied to RP Financial, LC. by us or by an intentional omission by us to state a material fact in the information provided, except where RP Financial, LC. has been negligent or at fault.

The independent valuation was prepared by RP Financial, LC. in reliance upon the information contained in this prospectus, including the consolidated financial statements of Community First. RP Financial, LC. also considered the following factors, among others:

•	the present results and financial condition of Community First and the projected results and financial condition of Affinity Bancshares;

•	the economic and demographic conditions in Community First’s existing market area;

•	certain historical, financial and other information relating to Community First;

•	a comparative evaluation of the operating and financial characteristics of Community First with those of other publicly traded savings institutions;

•	the effect of the conversion and offering on Affinity Bancshares’ stockholders’ equity and earnings potential;

•	the proposed dividend policy of Affinity Bancshares; and

•	the trading market for securities of comparable institutions and general conditions in the market for such securities.

The independent valuation is also based on an analysis of a peer group of publicly traded savings and loan and bank holding companies that RP Financial, LC. considered comparable to Affinity Bancshares under regulatory guidelines applicable to the independent valuation. Under these guidelines, a minimum of ten peer group companies are selected from the universe of all publicly traded financial institutions with relatively comparable resources, strategies and financial and other operating characteristics. Such companies must also be traded on a securities exchange (such as Nasdaq or the New York Stock Exchange). The peer group companies selected for Affinity Bancshares also consisted of fully-converted stock institutions that were not subject to an actual or rumored acquisition and that had been publicly traded for at least one year. In addition, RP Financial, LC. limited the peer group to companies to the following two selection criteria: (1) Southeast and Southwest institutions with assets between $350 million and $1.1 billion, tangible equity-to-tangible assets ratios of greater than 7.0% and positive core earnings; or (2) Mid-Atlantic, Midwest and New England institutions with assets between $350 million and $1.1 billion, tangible equity-to-tangible assets ratios of greater than 7.0% and positive core earnings.

The independent valuation appraisal considered the pro forma effect of the offering. Consistent with federal appraisal guidelines, the appraisal applied three primary methodologies: (i) the pro forma price-to-book value approach applied to both reported book value and tangible book value; (ii) the pro forma price-to-earnings approach applied to reported and core earnings; and (iii) the pro forma price-to-assets approach. The market value ratios applied in the three methodologies were based on the current market valuations of the peer group companies. RP Financial, LC. placed the greatest emphasis on the price-to-earnings and price-to-book approaches in estimating pro forma market value. RP Financial, LC. did not consider a pro forma price-to-assets approach to be as meaningful in preparing the appraisal, as this approach is more meaningful when a company has low equity or earnings. The price-to-assets approach is less meaningful for a company like us, as we have equity in excess of regulatory capital requirements and positive core earnings.

In applying each of the valuation methods, RP Financial, LC. considered adjustments to the pro forma market value based on a comparison of Affinity Bancshares with the peer group. RP Financial, LC. made a slight upward adjustment for asset growth and made slight downward adjustments for profitability, growth and viability of earnings and marketing of the issue. RP Financial. LC. made no adjustments for financial condition, primary market area, dividends, liquidity of the shares, management and effect of government regulations and regulatory reform.

The slight upward adjustment for asset growth took into consideration Community First’s stronger historical asset growth and greater earnings growth potential that may be realized from growth related to the acquisition of ABB Financial. The slight downward adjustment for profitability, growth and viability of earnings took into consideration our less favorable efficiency ratio and lower pro forma return as a percent of equity relative to the comparable peer group measures. The slight downward adjustment for marketing of the issue took into consideration the volatile stock market conditions in both the overall market and the market for bank and thrift stocks and the heightened uncertainty associated with the new issue market in the prevailing stock market environment, including the new issue market for Affinity Bancshares.

Included in RP Financial, LC.’s independent valuation were certain assumptions as to the pro forma earnings of Affinity Bancshares after the conversion that were used in determining the appraised value. These assumptions included estimated expenses, an assumed after-tax rate of return of 0.21% on the net offering proceeds and purchases in the open market of 4% of the common stock issued in the offering by the stock-based benefit plan at the $10.00 per share purchase price. See “Pro Forma Data” for additional information concerning assumptions included in the independent valuation and used in preparing pro forma data. The use of different assumptions may yield different results.

The independent valuation states that as of August 10, 2020, the estimated pro forma market value of Affinity Bancshares was $52.0 million. Based on federal regulations, this market value forms the midpoint of a range with a minimum of $44.2 million and a maximum of $59.8 million. The aggregate offering price of the shares will be equal to the valuation range multiplied by the adjusted percentage of Community First common stock owned by Community First Bancshares, MHC. The number of shares offered will be equal to the aggregate offering price of the shares divided by the price per share. Based on the valuation range, the adjusted percentage of Community First common stock owned by Community First Bancshares, MHC, certain assets held by Community First Bancshares, MHC and the $10.00 price per share, the minimum of the offering range is 2,380,000 shares, the midpoint of the offering range is 2,800,000 shares and the maximum of the offering range is 3,220,000 shares.

The board of directors of Affinity Bancshares reviewed the independent valuation and, in particular, considered the following:

•	Community First’s financial condition and results of operations;

•	a comparison of financial performance ratios of Community First to those of other financial institutions of similar size;

•	market conditions generally and in particular for financial institutions; and

•	the historical trading price of the publicly held shares of Community First common stock.

All of these factors are set forth in the independent valuation. The board of directors also reviewed the methodology and the assumptions used by RP Financial, LC. in preparing the independent valuation and believes that such assumptions were reasonable. The offering range may be amended, with the approval of the Federal Reserve Board, as a result of subsequent developments in the financial condition of Community First or Newton Federal Bank or market conditions generally. If the independent valuation is updated to amend the pro forma market value of Affinity Bancshares to less than $44.2 million or more than $68.8 million, the appraisal will be filed with the Securities and Exchange Commission by means of a post-effective amendment to Affinity Bancshares’ registration statement.

The following table presents a summary of selected pricing ratios for Affinity Bancshares (on a pro forma basis) at and for the twelve months ended June 30, 2020, and for the peer group companies based on earnings and other information at and for the twelve months ended June 30, 2020, with stock prices at August 10, 2020, as reflected in the appraisal report. Compared to the average pricing of the peer group, and based upon the information in the following table, our pro forma pricing ratios at the midpoint of the offering range indicated a discount of 27.0% on a price-to-book value basis, a discount of 14.1% on a price-to-tangible book value basis and a premium of 107.1% on a price-to-earnings basis. Our board of directors, in reviewing and approving the appraisal, considered the range of price-to-earnings multiples and the range of price-to-book value and price-to-tangible book value ratios at the different amounts of shares to be sold in the offering. The appraisal did not consider one valuation approach to be more important than the other. The estimated appraised value and the resulting premium/discount took into consideration the potential financial effect of the conversion and offering as well as the trading price of Community First’s common stock. The closing price of the common stock was $6.53 per share on September 8, 2020, the last trading day immediately preceding the announcement of the conversion, and $6.76 per share on August 10, 2020, the effective date of the appraisal.

	Price-to-earnings multiple (1)	Price-to-book value ratio	Price-to-tangible book value ratio
Affinity Bancshares (on a pro forma basis, assuming completion of the conversion)
Adjusted Maximum	37.66x	63.41%	76.92%
Maximum	31.59x	57.37%	70.18%
Midpoint	26.65x	51.71%	63.78%
Minimum	21.99x	45.62%	56.79%
Valuation of peer group companies, all of which are fully converted (on an historical basis)
Averages	12.87x	70.88%	74.26%
Medians	12.12x	69.60%	72.80%

(1)

Price-to-earnings multiples calculated by RP Financial, LC. in the independent appraisal are based on an estimate of “core” or recurring earnings. These ratios are different than those presented in “Pro Forma Data.”

The independent valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing our shares of common stock. RP Financial, LC. did not independently verify our consolidated financial statements and other information that we provided to them, nor did RP Financial, LC. independently value our assets or liabilities. The independent valuation considers Newton Federal Bank as a going concern and should not be considered as an indication of the liquidation value of Newton Federal Bank. Moreover, because the valuation is necessarily based upon estimates and projections of a number of matters, all of which may change from time to time, no assurance can be given that persons purchasing our common stock in the offering will thereafter be able to sell their shares at prices at or above $10.00 per share.

Following commencement of the subscription offering, the maximum of the valuation range may be increased by up to 15%, or up to $68.8 million, without resoliciting subscribers, which will result in a corresponding increase of up to 15% in the maximum of the offering range to up to 3,703,000 shares, to reflect changes in the market and financial conditions or demand for the shares. We will not decrease the minimum of the valuation range and the minimum of the offering range without a resolicitation of subscribers. The subscription price of $10.00 per share will remain fixed. See “—Additional Limitations on Common Stock Purchases” as to the method of distribution of additional shares to be issued in the event of an increase in the offering range of up to 3,703,000 shares.

If the update to the independent valuation at the conclusion of the offering results in an increase in the maximum of the valuation range to more than $68.8 million and a corresponding increase in the offering range to more than 3,703,000 shares, or a decrease in the minimum of the valuation range to less than $44.2 million and a corresponding decrease in the offering range to fewer than 2,380,000 shares, then we will promptly return, with interest at 0.20% per annum, all funds previously delivered to us to purchase shares of common stock in the subscription and community offerings and cancel deposit account withdrawal authorizations and, after consulting with the Federal Reserve Board, we may terminate the plan of conversion. Alternatively, we may establish a new offering range, extend the offering period and commence a resolicitation of purchasers or take other actions as permitted by the Federal Reserve Board to complete the offering. If we extend the offering and conduct a resolicitation due to a change in the independent valuation, we will notify subscribers of the extension of time and of the rights of subscribers to place a new stock order for a specified period of time. Any single offering extension will not exceed 90 days; aggregate extensions may not conclude beyond December 30, 2022, which is two years after the special meeting of members to approve the plan of conversion.

An increase in the number of shares to be issued in the offering would decrease both a subscriber’s ownership interest and Affinity Bancshares’ pro forma earnings and stockholders’ equity on a per share basis while increasing stockholders’ equity on an aggregate basis. A decrease in the number of shares to be issued in the offering would increase both a subscriber’s ownership interest and Affinity Bancshares’ pro forma earnings and stockholders’ equity on a per share basis, while decreasing stockholders’ equity on an aggregate basis.

Copies of the independent valuation appraisal report of RP Financial, LC. and the detailed memorandum setting forth the method and assumptions used in the appraisal report are filed as exhibits to the documents specified under “Where You Can Find Additional Information.”

Subscription Offering and Subscription Rights

In accordance with the plan of conversion, rights to subscribe for shares of common stock in the subscription offering have been granted in the following descending order of priority. The filling of all subscriptions that we receive will depend on the availability of common stock after satisfaction of all subscriptions of all persons having prior rights in the subscription offering and on the purchase and ownership limitations set forth in the plan of conversion and as described below under “—Additional Limitations on Common Stock Purchases.”

Priority 1: Eligible Account Holders. Each depositor of Newton Federal Bank and each depositor of the former Affinity Bank with aggregate deposit account balances of $50.00 or more (a “Qualifying Deposit”) at the close of business on June 30, 2019 (an “Eligible Account Holder”) will receive, without payment therefor, nontransferable subscription rights to purchase, subject to the overall purchase limitations, up to the greater of $300,000 (30,000 shares) of our common stock, 0.10% of the total number of shares of common stock issued in the offering, or 15 times the product of the number of subscription shares offered multiplied by a fraction of which the numerator is the aggregate Qualifying Deposit account balances of the Eligible Account Holder and the denominator is the aggregate Qualifying Deposit account balances of all Eligible Account Holders. See “—Additional Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, shares will first be allocated so as to permit each Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares or the number of shares for which he or she subscribed. Thereafter, any remaining unallocated shares will be allocated to each remaining Eligible Account Holder whose subscription remains unfilled in same the proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled. If an amount so allocated exceeds the amount subscribed for by any one or more Eligible Account Holders, the excess shall be reallocated among those Eligible Account Holders whose subscriptions are not fully satisfied until all available shares have been allocated.

To ensure proper allocation of our shares of common stock, each Eligible Account Holder must list on his or her stock order form all deposit accounts in which he or she has an ownership interest on June 30, 2019. In the event of an oversubscription, failure to list all accounts could result in fewer shares being allocated than if all accounts had been disclosed. In the event of an oversubscription, the subscription rights of Eligible Account Holders who are also directors or executive officers of Community First or who are associates of such persons will be subordinated to the subscription rights of other Eligible Account Holders to the extent attributable to their increased deposits in the 12 months preceding June 30, 2019.

Priority 2: Tax-Qualified Plans. Our tax-qualified employee plans, including Newton Federal Bank’s employee stock ownership plan, will receive, without payment therefor, nontransferable subscription rights to purchase in the aggregate up to 10% of the shares of common stock sold in the offering, although our employee stock ownership plan intends to purchase 8% of the shares of common stock sold in the offering. If market conditions warrant, in the judgment of its trustees, the employee stock ownership plan may instead elect to purchase shares in the open market following the completion of the conversion, subject to the approval of the Federal Reserve Board.

Priority 3: Supplemental Eligible Account Holders. To the extent that there are sufficient shares of common stock remaining after satisfaction of subscriptions by Eligible Account Holders and by our tax-qualified employee stock benefit plans, each depositor of Newton Federal Bank with a Qualifying Deposit at the close of business on September 30, 2020, who is not an Eligible Account Holder (a “Supplemental Eligible Account Holder”), will receive, without payment therefor, nontransferable subscription rights to purchase up to $300,000 (30,000 shares) of common stock, subject to the overall purchase limitations. See “—Additional Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, shares will be allocated so as to permit each Supplemental Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares of common stock or the number of shares for which he or she subscribed. Thereafter, any remaining shares will be allocated to each Supplemental Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders whose subscriptions remain unfilled. If an amount so allocated exceeds the amount subscribed for by any one or more Supplemental Eligible Account Holders, the excess shall be reallocated among those Supplemental Eligible Account Holders whose subscriptions are not fully satisfied until all available shares have been allocated.

To ensure proper allocation of common stock, each Supplemental Eligible Account Holder must list on the stock order form all deposit accounts in which he or she has an ownership interest at September 30, 2020. In the event of an oversubscription, failure to list all accounts could result in fewer shares being allocated than if all accounts had been disclosed.

Priority 4: Other Members. To the extent that there are shares of common stock remaining after satisfaction of subscriptions by Eligible Account Holders, by our tax-qualified employee stock benefit plans and by Supplemental Eligible Account Holders, each depositor of Newton Federal Bank at the close of business on November 2, 2020 who is not an Eligible Account Holder or Supplemental Eligible Account Holder (collectively, “Other Members”) will receive, without payment therefor, nontransferable subscription rights to purchase up to $300,000 (30,000 shares) of common stock, subject to the overall purchase limitations. See “—Additional Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, shares will be allocated so as to permit each Other Member to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares of common stock or the number of shares for which he or she subscribed. Thereafter, any remaining shares will be allocated in the proportion that the amount of the subscription of each Other Member bears to the total amount of the subscriptions of all Other Members whose subscriptions remain unsatisfied.

To ensure proper allocation of common stock, each Other Member Account Holder must list on the stock order form all deposit accounts in which he or she has an ownership interest at November 2, 2020. In the event of an oversubscription, failure to list all accounts could result in fewer shares being allocated than if all accounts had been disclosed.

Expiration Date. The subscription offering will expire at 4:00 p.m., Eastern Time, on December 21, 2020, unless extended by us for up to 45 days or such additional periods with the approval of the Federal Reserve Board, if necessary. Subscription rights will expire whether or not each account holder can be located. We may decide to extend the expiration date of the subscription offering for any reason, whether or not subscriptions have been received for shares at the minimum, midpoint, maximum or adjusted maximum of the offering range. Subscription rights which have not been exercised before the expiration date will become void.

We will not execute orders until at least the minimum number of shares of common stock has been sold in the offering. If at least 2,380,000 shares have not been sold in the offering by February 4, 2021 and the Federal Reserve Board has not consented to an extension, all funds delivered to us to purchase shares of common stock in the offering will be returned promptly, with interest at 0.20% per annum, for funds received in the subscription and community offerings, and all deposit account withdrawal authorizations will be canceled. If the Federal Reserve Board grants an extension beyond February 4, 2021, we will resolicit purchasers in the offering as described under “—Procedure for Purchasing Shares in the Subscription and Community Offerings—Expiration Date.”

Community Offering

To the extent that shares of common stock remain available for purchase after satisfaction of all subscriptions of Eligible Account Holders, our tax-qualified employee stock benefit plans, Supplemental Eligible Account Holder and Other Members, we may offer shares pursuant to the plan of conversion to members of the general public in a community offering. Shares would be offered in the community offering with the following preferences:

(i)

Natural persons (including trusts of natural persons) residing in the Georgia Counties of Barrow, Bartow, Butts, Cherokee, Clarke, Cobb, Dekalb, Fayette, Forsyth, Fulton, Greene, Gwinnett, Hall, Henry, Jackson, Jasper, Morgan, Newton, Oconee, Paulding, Putnam, Rockdale and Walton; and

(ii)	Other members of the general public.

Subscribers in the community offering may purchase up to $300,000 (30,000 shares) of common stock, subject to the overall purchase limitations. See “—Additional Limitations on Common Stock Purchases.” The opportunity to purchase shares of common stock in the community offering category is subject to our right, in our sole discretion, to accept or reject any such orders in whole or in part either at the time of receipt of an order or as soon as practicable following the expiration date of the offering.

If we do not have sufficient shares of common stock available to fill the orders of natural persons residing in the Georgia Counties of Barrow, Bartow, Butts, Cherokee, Clarke, Cobb, Dekalb, Fayette, Forsyth, Fulton, Greene, Gwinnett, Hall, Henry, Jackson, Jasper, Morgan, Newton, Oconee, Paulding, Putnam, Rockdale and Walton, we will allocate the available shares among those persons in a manner that permits each of them, to the extent possible, to purchase the lesser of 100 shares or the number of shares subscribed for by such person. Thereafter, unallocated shares will be allocated among natural persons (including trusts of natural persons) residing in those counties whose orders remain unsatisfied on an equal number of shares basis per order. If an oversubscription occurs due to the orders of members of the general public, the allocation procedures described above will apply to the orders of such persons. In connection with the allocation process, orders received for shares of common stock in the community offering will first be filled up to a maximum of 2% of the shares sold in the offering, and thereafter any remaining shares will be allocated on an equal number of shares basis per order until all shares have been allocated.

The term “residing” or “resident” as used in this prospectus with respect to the community means any person who occupies a dwelling within the local community, has a present intent to remain within the local community for a period of time, and manifests the genuineness of that intent by establishing an ongoing physical presence within the local community together with an indication that such presence within the local community is something other than merely transitory in nature. We may utilize deposit or loan records or other evidence provided to us to determine whether a person is a resident. In all cases, however, the determination shall be in our sole discretion.

Expiration Date. The community offering may begin concurrently with, during or promptly after the subscription offering, and is currently expected to terminate at the same time as the subscription offering, and must terminate no more than 45 days following the subscription offering, unless extended. We may decide to extend the community offering for any reason and we are not required to give purchasers notice of any such extension unless such period extends beyond February 4, 2021, in which case we will resolicit purchasers.

Syndicated Community Offering

If feasible, our board of directors may decide to offer for sale shares of common stock not subscribed for or purchased in the subscription and community offerings in a syndicated community offering, subject to such terms, conditions and procedures as we may determine, in a manner that will achieve a wide distribution of our shares of common stock.

If a syndicated community offering is held, Performance Trust will serve as sole manager. In such capacity, Performance Trust may form a syndicate of other brokers-dealers who are member firms of the Financial Industry Regulatory Authority, Inc. (“FINRA”). Neither Performance Trust nor any registered broker-dealer will have any obligation to take or purchase any shares of the common stock in the syndicated community offering; however, Performance Trust has agreed to use its best efforts in the sale of shares in any syndicated community offering. We have not selected any particular broker-dealers to participate in a syndicated community offering and will not do so until before the commencement of the syndicated community offering. The shares of common stock will be sold at the same price per share ($10.00 per share) that the shares are sold in the subscription offering and the community offering.

If there is a syndicated community offering, it is currently expected that investors would follow the same general procedures applicable to purchasing shares in the subscription and community offerings (the use of stock order forms and the submission of funds directly to Affinity Bancshares for the payment of the purchase price of the shares ordered) except that payment must be in immediately available funds (bank checks, money orders, deposit account withdrawals from accounts at Newton Federal Bank or wire transfers). See “—Procedure for Purchasing Shares in the Subscription and Community Offerings.” “Sweep” arrangements and delivery versus payment settlement will only be used in a syndicated community offering to the extent consistent with Rules 10b-9 and 15c2-4 of the Securities Exchange Act of 1934, as amended, and then-existing guidance and interpretations thereof of the Securities and Exchange Commission regarding the conduct of “min/max” offerings.

A syndicated community offering must terminate no more than 45 days following the expiration of the subscription offering, unless extended with the approval of the Federal Reserve Board, if necessary.

If for any reason we cannot effect a syndicated community offering of shares of common stock not purchased in the subscription and community offerings, or if there are an insignificant number of shares remaining unsold after such offerings, we will try to make other arrangements for the sale of such unsubscribed shares. The Federal Reserve Board and the Financial Industry Regulatory Authority must approve any such arrangement.

Additional Limitations on Common Stock Purchases

The plan of conversion includes the following additional limitations on the number of shares of common stock that may be purchased in the offering:

(i)	No person may purchase fewer than 25 shares of common stock, to the extent those shares are available for purchase;

(ii)

Tax-qualified employee benefit plans, including our employee stock ownership plan, may purchase in the aggregate up to 10% of the shares of common stock issued in the offering, including shares issued if the offering range is increased by up to 15%;

(iii)

Except for the employee stock ownership plan, as described above, no person or entity, together with associates or persons acting in concert with such person or entity, may purchase more than $400,000 (40,000 shares) of common stock in all categories of the offering combined;

(iv)

The number of shares of common stock that an existing Community First public stockholder may purchase in the offering, together with associates or persons acting in concert with such stockholder, when combined with the shares that the stockholder and his or her associates will receive in exchange for existing Community First common stock, may not exceed 9.9% of the shares of common stock of Affinity Bancshares to be issued and outstanding at the completion of the conversion and offering; and

(v)

The maximum number of shares of common stock that may be purchased in all categories of the offering by executive officers and directors of Newton Federal Bank and their associates, in the aggregate, when combined with shares of common stock of Affinity Bancshares issued in exchange for existing shares of Community First, may not exceed 25% of the total shares issued in the conversion.

Depending upon market or financial conditions, our board of directors, with regulatory approval and without further approval of members of Community First Bancshares, MHC and stockholders of Community First, may decrease or increase the purchase limitations. If a purchase limitation is increased, subscribers in the subscription offering who ordered the maximum amount of shares of common stock and who indicated on their stock order forms a desire to be resolicited in the event of an increase will be given the opportunity to increase their orders up to the then applicable revised limit. The effect of this type of resolicitation will be an increase in the number of shares of common stock owned by persons who choose to increase their orders. If the maximum purchase limitation is increased to 5% of the shares sold in the offering, such limitation may be further increased to 9.99%, provided that orders for shares of common stock exceeding 5% of the shares sold in the offering may not exceed in the aggregate 10% of the total shares sold in the offering.

If the offering range is increased to up to 3,703,000 shares of common stock, shares will be allocated in the following order of priority in accordance with the plan of conversion:

(i)

to fill the subscriptions of our tax-qualified employee benefit plans, specifically our employee stock ownership plan, for up to 10% of the total number of shares of common stock issued in the offering;

(ii)

if there is an oversubscription at the Eligible Account Holder, Supplemental Eligible Account Holder or Other Member levels, to fill unfilled subscriptions of these subscribers according to their respective priorities; and

(iii)

to fill unfilled subscriptions in the community offering, with preference given first to natural persons (including trusts of natural persons) residing in the Georgia Counties of Barrow, Bartow, Butts, Cherokee, Clarke, Cobb, Dekalb, Fayette, Forsyth, Fulton, Greene, Gwinnett, Hall, Henry, Jackson, Jasper, Morgan, Newton, Oconee, Paulding, Putnam, Rockdale and Walton and then to members of the general public.

The term “associate” of a person means:

(i)	any corporation or organization (other than Newton Federal Bank, Affinity Bancshares, Community First or Community First Bancshares, MHC or a majority-owned subsidiary of any of those entities) of which the person is a senior officer, partner or, directly or indirectly, 10% beneficial stockholder;

(ii)

any trust or other estate in which the person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity; provided, however, it does not include any employee stock benefit plan in which the person has a substantial beneficial interest or serves as trustee or in a similar fiduciary capacity; and

(iii)	any blood or marriage relative of the person, who either has the same home as the person or who is a director or officer of Community First or Newton Federal Bank.

The term “acting in concert” means:

(i)	knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; or

(ii)

a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise.

A person or company that acts in concert with another person or company (“other party”) will also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any tax-qualified employee stock benefit plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for determining whether common stock held by the trustee and common stock held by the employee stock benefit plan will be aggregated.

We have the sole discretion to determine whether prospective purchasers are “associates” or “acting in concert.” We may presume that certain persons are acting in concert based upon, among other things, joint account relationships or the fact that persons share a common address (whether or not related by blood or marriage) or may have filed joint Schedules 13D or 13G with the Securities and Exchange Commission with respect to Community First or other companies. Our directors are not treated as associates of each other solely because of their membership on the board of directors.

Common stock purchased in the offering will be freely transferable except for shares purchased by directors and certain officers of Affinity Bancshares or Newton Federal Bank and except as described below. Any purchases made by any associate of Affinity Bancshares or Newton Federal Bank for the explicit purpose of meeting the minimum number of shares of common stock required to be sold in order to complete the offering shall be made for investment purposes only and not with a view toward redistribution. In addition, under Financial Industry Regulatory Authority guidelines, members of the Financial Industry Regulatory Authority and their associates are subject to certain restrictions on transfer of securities purchased in accordance with subscription rights and to certain reporting requirements upon purchase of these securities. For a further discussion of limitations on purchases of our shares of common stock at the time of conversion and thereafter, see “—Certain Restrictions on Purchase or Transfer of Our Shares after Conversion” and “Restrictions on Acquisition of Affinity Bancshares.”

Plan of Distribution; Selling Agent and Underwriter Compensation

Subscription and Community Offerings. To assist in the marketing of our shares of common stock in the subscription and community offerings, we have retained Performance Trust, which is a broker-dealer registered with the Financial Industry Regulatory Authority. Performance Trust will assist us on a best efforts basis in the subscription and community offerings by:

•	consulting with us on the marketing implications of the plan of conversion;

•	reviewing with us the financial impact of the offering, based upon the independent appraisal;

•

reviewing all offering documents, including the prospectus, stock order forms and marketing materials (it being understood that the preparation and filing of any and all such documents will be our responsibility and that of our counsel);

•	assisting in the design and implementation of a marketing strategy for the offering;

•	assisting us in scheduling and preparing meetings with potential investors and/or other broker-dealers, if necessary; and

•	providing such other general advice and assistance as may be reasonably requested to promote the successful completion of the offering.

For these services, Performance Trust has received a non-refundable management fee of $40,000 and will receive at the closing of the offering a fee of 1.00% of the aggregate purchase price of the shares of common stock sold in the subscription and community offerings, excluding shares purchased by or on behalf of: (i) any employee benefit plan or trust of Affinity Bancshares or Newton Federal Bank established for the benefit of its directors, officers and employees; (ii) any charitable foundation established by Affinity Bancshares or Newton Federal Bank (or any shares contributed to such a charitable foundation); and (iii) any director, trustee, officer or employee of Affinity Bancshares or Newton Federal Bank or members of their immediate families (whether directly or through a personal trust), which for these purposes means parents, spouses, children and grandchildren. The management fee, to the extent actually paid at or before closing, will be credited against the offering fee.

Syndicated Community Offering. If shares of common stock are sold in a syndicated community offering, we will pay a fee of 5.50% of the aggregate dollar amount of common stock sold in the syndicated community offering to Performance Trust and any other broker-dealers included in the syndicated community offering.

Expenses. Performance Trust also will be reimbursed for reasonable out-of-pocket expenses, not to exceed $10,000, and fees and expenses of its legal counsel not to exceed $85,000. Such total expenses may be increased to not exceed $110,000 in the event a syndicated community offering occurs. If the plan of conversion is terminated or if Performance Trust’s engagement is terminated in accordance with the provisions of the agency agreement, Performance Trust will receive reimbursement of its reasonable out-of-pocket expenses. Performance Trust shall have earned in full, and be entitled to be paid in full, all fees then due and payable at such date of termination. We have separately agreed to pay Performance Trust up to $35,000 in fees and expenses for serving as stock information center manager, as described below.

Stock Information Center Management

We have also engaged Performance Trust as stock information center manager in connection with the conversion and the subscription and community offerings. In its role as stock information center manager, Performance Trust will assist us by:

•	coordinating vote solicitation and the special meetings of members and stockholders;

•	designing stock order forms;

•	organization and supervision of the Stock Information Center; and

•	employee training.

Performance Trust will receive fees of $20,000 for these services, of which $10,000 has been paid as of the date of this prospectus. These fees can be increased by up to $5,000 if there are unusual or additional items or duplication of service required as a result of a material change in the regulations or the plan of conversion or a material delay or other similar events. Performance Trust will also be reimbursed for its reasonable out-of-pocket expenses not to exceed $10,000.

Indemnity

We will indemnify Performance Trust against liabilities and expenses, including legal fees, incurred in connection with certain claims or litigation arising out of or based upon untrue statements or omissions contained in the offering materials for the common stock, including liabilities under the Securities Act of 1933, as well as certain other claims and litigation arising out of Performance Trust’s engagement with respect to the conversion.

Solicitation of Offers by Officers and Directors

Some of our directors and executive officers may participate in the solicitation of offers to purchase common stock in the subscription and community offerings. These persons will be reimbursed for their reasonable out-of-pocket expenses incurred in connection with the solicitation. Other regular employees of Newton Federal Bank may assist in the offering, but only in ministerial capacities, and may provide clerical work in effecting a sales transaction. No offers or sales may be made by tellers or at the teller counters. Investment-related questions of prospective purchasers will be directed to executive officers or registered representatives of Performance Trust. Our other employees have been instructed not to solicit offers to purchase shares of common stock or provide advice regarding the purchase of common stock. We will rely on Rule 3a4-1 under the Securities Exchange Act of 1934, as amended, and sales of common stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of common stock. None of our officers, directors or employees will be compensated in connection with their participation in the offering.

Procedure for Purchasing Shares in the Subscription and Community Offerings

Expiration Date. The subscription and community offerings will expire at 4:00 p.m., Eastern Time, on December 21, 2020, unless we extend one or both for up to 45 days, with the approval of Federal Reserve Board, if required. This extension may be approved by us, in our sole discretion, without notice to purchasers in the offering. Any extension of the subscription and/or community offering beyond February 4, 2021 would require the Federal Reserve Board’s approval. If the offering is so extended, all subscribers will be notified and given an opportunity to confirm, change or cancel their orders. If you do not respond to the notice of extension, we will promptly return your funds, with interest at 0.20% per annum, or cancel your deposit account withdrawal authorization. If the offering range is decreased below the minimum of the offering range or is increased above the adjusted maximum of the offering range, all subscribers’ stock orders will be cancelled, their deposit account withdrawal authorizations will be cancelled, and funds submitted to us will be returned promptly, with interest at 0.20% per annum, for funds received in the subscription and community offerings. We will then resolicit the subscribers, giving them an opportunity to place a new stock order for a period of time.

To ensure each purchaser receives a prospectus at least 48 hours before the December 21, 2020 expiration date of the offering, in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, as amended, no prospectus will be mailed any later than five days before the expiration date or hand delivered any later than two days before the expiration date. Execution of a stock order form will confirm receipt of delivery in accordance with Rule 15c2-8. Stock order forms will be distributed only with a prospectus.

We reserve the right in our sole discretion to terminate the offering at any time and for any reason, in which case we will cancel any deposit account withdrawal authorizations and promptly return all funds submitted, with interest at 0.20% per annum, from the date of receipt as described above.

Use of Order Forms in the Subscription and Community Offerings. To purchase shares of common stock in the subscription and community offerings, you must properly complete an original stock order form and remit full payment. We are not required to accept orders submitted on photocopied or facsimiled stock order forms. All stock order forms must be received (not postmarked) on or before 4:00 p.m., Eastern Time, on December 21, 2020. We are not required to accept stock order forms that are not received by that time, are not signed or are otherwise executed defectively or are received without full payment or without appropriate deposit account withdrawal instructions. We are not required to notify subscribers of incomplete or improperly executed stock order forms. We have the right to waive or permit the correction of incomplete or improperly executed stock order forms. We do not represent, however, that we will do so and we have no affirmative duty to notify any prospective subscriber of any such defects. You may submit your stock order form and payment by mail using the stock order reply envelope provided or by overnight delivery to the address listed on the stock order form. You may hand-deliver your stock order form to our Stock Information Center, which is located at Newton Federal Bank’s main office located at 3175 Highway 278, Covington, Georgia. The Stock Information Center will be open Monday through Friday, between 10:00 a.m. and 4:00 p.m., Eastern Time. The Stock Information Center will not be open on bank holidays. You may also hand-deliver stock order forms to our Atlanta office, which is located at 400 Galleria Parkway SE, Suite 900, Atlanta, Georgia. The Atlanta office is open Monday through Friday, between 9:00 a.m. and 4:00 p.m., Eastern Time. The Atlanta office will not be open on bank holidays. Hand-delivered stock order forms will be accepted only at these locations. We will not accept stock order forms at our other offices. Do not mail stock order forms to Newton Federal Bank’s offices.

Once tendered, an order form cannot be modified or revoked without our consent. We reserve the absolute right, in our sole discretion, to reject orders received in the community offering, in whole or in part, at the time of receipt or at any time before completion of the offering. If you are ordering shares in the offering, you must represent that you are purchasing shares for your own account and that you have no agreement or understanding with any person for the sale or transfer of the shares. We have the right to reject any order submitted in the offering by a person who we believe is making false representations or who we otherwise believe, either alone or acting in concert with others, is violating, evading, circumventing, or intends to violate, evade or circumvent the terms and conditions of the plan of conversion. Our interpretation of the terms and conditions of the plan of conversion and of the acceptability of the order forms will be final.

By signing the order form, you will be acknowledging that the common stock is not a deposit or savings account and is not federally insured or otherwise guaranteed by Newton Federal Bank, the Federal Deposit Insurance Corporation or the federal government, and that you received a copy of this prospectus. However, signing the order form will not result in you waiving your rights under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

Payment for Shares. Payment for all shares of common stock must accompany all completed order forms for the purchase to be valid. Payment for shares in the subscription and community offerings may be made by:

(i)	personal check, bank check or money order, made payable to Affinity Bancshares, Inc. Do not remit cash; or

(ii)	authorization of withdrawal of available funds from your Newton Federal Bank deposit account(s).

Appropriate means for designating withdrawals from deposit account(s) at Newton Federal Bank are provided on the stock order form. The funds designated must be available in the account(s) at the time the stock order form is received. A hold will be placed on these funds, making them unavailable to the depositor. Funds authorized for withdrawal will continue to earn interest within the account at the contractual rate until the offering is completed, at which time the designated withdrawal will be made. Interest penalties for early withdrawal applicable to certificate of deposit accounts will not apply to withdrawals authorized for the purchase of shares of common stock; however, if a withdrawal results in a certificate of deposit account with a balance less than the applicable minimum balance requirement, the certificate of deposit will be canceled at the time of withdrawal without penalty and the remaining balance will earn interest at the current statement savings rate after the withdrawal. In the case of payments made by personal check, these funds must be available in the account(s). Checks and money orders received in the subscription and community offerings will be immediately cashed and placed in a segregated account at Newton Federal Bank and will earn interest at 0.20% per annum from the date payment is processed until the offering is completed or terminated.

You may not remit cash, any type of third-party checks (including those payable to you and endorsed over to Affinity Bancshares) or a Newton Federal Bank line of credit check. You may not designate on your stock order form direct withdrawal from a retirement account at Newton Federal Bank. See “—Using Individual Retirement Account Funds.” Additionally, you may not designate on your stock order form a direct withdrawal from Newton Federal Bank deposit accounts with check-writing privileges. Instead, a check should be provided. If you request a direct withdrawal, we reserve the right to interpret that as your authorization to treat those funds as if we had received a check for the designated amount, and will immediately withdraw the amount from your checking account(s). If permitted by the Federal Reserve Board, in the event we resolicit persons who subscribed for the maximum purchase amount, as described above in “—Additional Limitations on Common Stock Purchases,” such purchasers who wish to increase their purchases will not be able to use personal checks to pay for the additional shares, but instead must pay for the additional shares using immediately available funds. Wire transfers will not otherwise be accepted, except as described below.

Once we receive your executed stock order form, it may not be modified, amended or rescinded without our consent, unless the offering is not completed by February 4, 2021. If the subscription and community offerings are extended past February 4, 2021, all subscribers will be notified and given an opportunity to confirm, change or cancel their orders. If you do not respond to the notice of extension, we will promptly return your funds, with interest at 0.20% per annum, or cancel your deposit account withdrawal authorization. We may resolicit purchasers for a specified period of time.

Regulations prohibit Newton Federal Bank from lending funds or extending credit to any persons to purchase shares of common stock in the offering.

We have the right, in our sole discretion, to permit institutional investors to submit irrevocable orders together with the legally binding commitment for payment and to thereafter pay for the shares of common stock for which they subscribe in the community offering at any time before 48 hours before the completion of the conversion. This payment may be made by wire transfer.

If our employee stock ownership plan purchases shares in the offering, it will not be required to pay for such shares until completion of the offering, provided that there is a loan commitment from an unrelated financial institution or Affinity Bancshares to lend to the employee stock ownership plan the necessary amount to fund the purchase. In addition, if our 401(k) plan purchases shares in the offering, it will not be required to pay for such shares until completion of the offering.

Using Individual Retirement Account Funds. If you are interested in using funds in your IRA at Newton Federal Bank or other retirement account to purchase shares of common stock in the offering, you must do so through an account offered by a custodian that can hold common stock. By regulation, Newton Federal Bank’s IRAs are not capable of holding common stock. Therefore, if you wish to use funds that are currently in an IRA held at Newton Federal Bank, you may not designate on the order form that you wish funds to be withdrawn from the account for the purchase of common stock. The funds you wish to use for the purchase of common stock will instead have to be transferred to an independent trustee or custodian, such as a brokerage firm, which offers the type of retirement accounts that can hold common stock. The purchase must be made through that account. If you do not have such an account, you will need to establish one before placing a stock order. A one-time and/or annual administrative fee may be payable to the independent trustee or custodian. There will be no early withdrawal or Internal Revenue Service interest penalties for these transfers. Individuals interested in using funds in an individual retirement account or any other retirement account, whether held at Newton Federal Bank or elsewhere, to purchase shares of common stock should contact our Stock Information Center for guidance as soon as possible, preferably at least two weeks before the December 21, 2020 offering deadline. You may select the independent trustee or custodian of your choice. However, processing these transactions takes additional time, and whether such funds can be used may depend on limitations imposed by the institutions where such funds are currently held or the independent trustee or custodian you select. We cannot guarantee that you will be able to use such funds.

Delivery of Shares of Common Stock. All shares of common stock sold will be issued in book entry form. Stock certificates will not be issued. A book entry statement reflecting ownership of shares of common stock issued in the subscription and community offerings will be mailed by our transfer agent to the persons entitled thereto at the registration address noted by them on their stock order forms as soon as practicable following consummation of the conversion and offering. We expect trading in the stock to begin on the day of completion of the conversion and offering or the next business day. Until a statement reflecting your ownership of shares of common stock is available and delivered to you, you may not be able to sell the shares of common stock that you purchased, even though the shares of common stock will have begun trading. Your ability to sell the shares of common stock before receiving your statement will depend on arrangements you may make with a brokerage firm.

Other Restrictions. Notwithstanding any other provision of the plan of conversion, no person is entitled to purchase any shares of common stock to the extent the purchase would be illegal under any federal or state law or regulation, including state “blue sky” regulations, or would violate regulations or policies of the Financial Industry Regulatory Authority, particularly those regarding free riding and withholding. We may ask for an acceptable legal opinion from any purchaser as to the legality of his or her purchase and we may refuse to honor any purchase order if an opinion is not timely furnished. In addition, we are not required to offer shares of common stock to any person who resides in a foreign country, or in a state of the United States with respect to which any of the following apply:

(i)	a small number of persons otherwise eligible to subscribe for shares under the plan of conversion reside in such state;

(ii)

the offer or sale of shares of common stock to such persons would require us or our employees to register, under the securities laws of such state, as a broker or dealer or to register or otherwise qualify our securities for sale in such state; or

(iii)	such registration or qualification would be impracticable for reasons of cost or otherwise.

Restrictions on Transfer of Subscription Rights and Shares

Applicable banking regulations prohibit any person with subscription rights, including the Eligible Account Holders, Supplemental Eligible Account Holders, and Other Members, from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the plan of conversion or the shares of common stock to be issued upon their exercise. These rights may be exercised only by the person to whom they are granted and only for his or her account. When registering your stock purchase on the stock order form, you cannot add the name(s) of others for joint stock registration unless they are also named on the qualifying deposit or loan account, and you cannot delete names of others except in the case of certain orders placed through an IRA, Keogh, 401(k) or similar plan, and except in the event of the death of a named eligible depositor. Taking either of these actions may jeopardize your subscription rights. Each person exercising subscription rights will be required to certify that he or she is purchasing shares solely for his or her own account and that he or she has no agreement or understanding regarding the sale or transfer of such shares. The regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase subscription rights or shares of common stock to be issued upon their exercise before completion of the offering.

We will pursue any and all legal and equitable remedies in the event we become aware of the transfer of subscription rights, and we will not honor orders that we believe involve the transfer of subscription rights.

Stock Information Center

Our banking office personnel may not, by law, assist with investment-related questions about the offering. If you have any questions regarding the conversion or offering, call our Stock Information Center at (678) 729-9788. The Stock Information Center is open Monday through Friday between 10:00 a.m. and 4:00 p.m., Eastern Time, and will be closed on bank holidays.

Liquidation Rights

Liquidation Before the Conversion. In the unlikely event that Community First Bancshares, MHC is liquidated before the conversion, all claims of creditors of Community First Bancshares, MHC would be paid first. Thereafter, if there were any assets of Community First Bancshares, MHC remaining, these assets would first be distributed to depositors of Newton Federal Bank pro rata based on the value of their accounts at Newton Federal Bank.

Liquidation Following the Conversion. The plan of conversion provides for the establishment, upon the completion of the conversion, of a liquidation account by Affinity Bancshares for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to (i) Community First Bancshares, MHC’s ownership interest in Community First’s total stockholders’ equity as of the date of the latest statement of financial condition contained in this prospectus plus (ii) the value of the net assets of Community First Bancshares, MHC as of the date of the latest statement of financial condition of Community First Bancshares, MHC before the consummation of the conversion (excluding its ownership of Community First). The plan of conversion also provides for the establishment of a parallel liquidation account in Newton Federal Bank to support the Affinity Bancshares liquidation account if Affinity Bancshares does not have sufficient assets to fund its obligations under the Affinity Bancshares liquidation account.

In the unlikely event that Newton Federal Bank were to liquidate after the conversion, all claims of creditors, including those of depositors, would be paid first. However, except with respect to the liquidation account to be established in Affinity Bancshares, a depositor’s claim would be solely for the principal amount of his or her deposit accounts plus accrued interest. Depositors generally would not have an interest in the value of the assets of Newton Federal Bank or Affinity Bancshares above that amount.

The liquidation account established by Affinity Bancshares is intended to provide qualifying depositors of Newton Federal Bank and Affinity Bank with a liquidation interest (exchanged for the liquidation interests such persons had in Community First Bancshares, MHC) after the conversion in the event of a complete liquidation of Affinity Bancshares and Newton Federal Bank or a liquidation solely of Newton Federal Bank. Specifically, in the unlikely event that either (i) Newton Federal Bank or (ii) Affinity Bancshares and Newton Federal Bank were to liquidate after the conversion, all claims of creditors, including those of depositors, would be paid first, followed by a distribution to depositors as of the close of business on June 30, 2019 and September 30, 2020 of their interests in the liquidation account maintained by Affinity Bancshares. Also, in a complete liquidation of both entities, or of Newton Federal Bank only, when Affinity Bancshares has insufficient assets (other than the stock of Newton Federal Bank) to fund the liquidation account distribution owed to Eligible Account Holders and Supplemental Eligible Account Holders, and Newton Federal Bank has positive net worth, then Newton Federal Bank shall immediately make a distribution to fund Affinity Bancshares’ remaining obligations under the liquidation account. In no event will any Eligible Account Holder or Supplemental Eligible Account Holder be entitled to a distribution that exceeds such holder’s interest in the liquidation account maintained by Affinity Bancshares as adjusted periodically pursuant to the plan of conversion and federal regulations. If Affinity Bancshares is completely liquidated or sold apart from a sale or liquidation of Newton Federal Bank, then the Affinity Bancshares liquidation account will cease to exist and Eligible Account Holders and Supplemental Eligible Account Holders will receive an equivalent interest in the Newton Federal Bank liquidation account, subject to the same rights and terms as the Affinity Bancshares liquidation account.

Pursuant to the plan of conversion, after two years from the date of conversion and upon the written request of the Federal Reserve Board, Affinity Bancshares will transfer, or, upon the prior written approval of the Federal Reserve Board, may transfer the liquidation account and the depositors’ interests in such account to Newton Federal Bank and the liquidation account shall thereupon be subsumed into the liquidation account of Newton Federal Bank.

Under the rules and regulations of the Federal Reserve Board, a post-conversion merger, consolidation, or similar combination or transaction with another depository institution or depository institution holding company in which Affinity Bancshares or Newton Federal Bank is not the surviving institution, would not be considered a liquidation. In such a transaction, the liquidation account would be assumed by the surviving institution or company.

Each Eligible Account Holder and Supplemental Eligible Account Holder would have an initial pro-rata interest in the liquidation account for each deposit account, including savings accounts, transaction accounts such as negotiable order of withdrawal accounts, money market deposit accounts, and certificates of deposit, with a balance of $50.00 or more held in Affinity Bank or Newton Federal Bank as of the close of business on June 30, 2019 or Newton Federal Bank as of the close of business on September 30, 2020, respectively, equal to the proportion that the balance of such account holder’s deposit account at the close of business on June 30, 2019 or September 30, 2020, respectively, bears to the balance of all deposit accounts of all Eligible Account Holders and Supplemental Eligible Account Holders in Newton Federal Bank and Affinity Bank, as appropriate, on such dates.

If, however, on any December 31 annual closing date commencing after the effective date of the conversion, the amount in any such deposit account is less than the amount in the deposit account at the close of business on June 30, 2019 or September 30, 2020, or any other annual closing date, then the liquidation account as well as the interest in the liquidation account relating to such deposit account will be reduced by the proportion of any such reduction, and such interest will cease to exist if such deposit account is closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account. Payment pursuant to liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders would be separate and apart from the payment of any insured deposit accounts to such depositors. Any assets remaining after the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders are satisfied would be available for distribution to stockholders.

Material Income Tax Consequences

Completion of the conversion is subject to the prior receipt of an opinion of counsel or tax advisor with respect to the federal and state income tax consequences of the conversion to Community First Bancshares, MHC, Community First, Newton Federal Bank, Affinity Bancshares, Eligible Account Holders, Supplemental Eligible Account Holders, and Other Members. Unlike private letter rulings, an opinion of counsel or a tax advisor is not binding on the Internal Revenue Service or any state taxing authority, and those authorities may disagree with the opinion. In the event of a disagreement, there can be no assurance that Affinity Bancshares or Newton Federal Bank would prevail in a judicial proceeding.

Community First Bancshares, MHC, Community First, Newton Federal Bank and Affinity Bancshares have received an opinion of counsel, Luse Gorman, PC, regarding all of the material federal income tax consequences of the conversion, which include the following:

1.	The merger of Community First Bancshares, MHC with and into Community First will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code.

2.

The constructive exchange of Eligible Account Holders’ and Supplemental Eligible Account Holders’ liquidation interests in Community First Bancshares, MHC for liquidation interests in Community First will satisfy the continuity of interest requirement of Section 1.368-1(b) of the Federal Income Tax Regulations.

3.

None of Community First Bancshares, MHC, Community First, Eligible Account Holders nor Supplemental Eligible Account Holders will recognize any gain or loss on the transfer of the assets of Community First Bancshares, MHC to Community First and the assumption by Community First of Community First Bancshares, MHC’s liabilities, if any, in constructive exchange for liquidation interests in Community First.

4.

The basis of the assets of Community First Bancshares, MHC and the holding period of the assets to be received by Community First will be the same as the basis and holding period of such assets in Community First Bancshares, MHC immediately before the exchange.

5.

The merger of Community First with and into Affinity Bancshares will constitute a mere change in identity, form or place of organization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code and, therefore, will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code. Neither Community First nor Affinity Bancshares will recognize gain or loss as a result of such merger.

6.

The basis of the assets of Community First and the holding period of such assets to be received by Affinity Bancshares will be the same as the basis and holding period of such assets in Community First immediately before the exchange.

7.

Eligible Account Holders and Supplemental Eligible Account Holders will not recognize any gain or loss upon the constructive exchange of their liquidation interests in Community First for interests in the liquidation account in Affinity Bancshares.

8.

The exchange by the Eligible Account Holders and Supplemental Eligible Account Holders of the liquidation interests that they constructively received in Community First for interests in the liquidation account established in Affinity Bancshares will satisfy the continuity of interest requirement of Section 1.368-1(b) of the Federal Income Tax Regulations.

9.

Each stockholder’s aggregate basis in shares of Affinity Bancshares common stock (including fractional share interests) received in the exchange will be the same as the aggregate basis of Community First common stock surrendered in the exchange.

10.

Each stockholder’s holding period in its Affinity Bancshares common stock received in the exchange will include the period during which the Community First common stock surrendered was held, provided that the Community First common stock surrendered is a capital asset in the hands of the stockholder on the date of the exchange.

11.

Except with respect to cash received in lieu of fractional shares, current stockholders of Community First will not recognize any gain or loss upon their exchange of Community First common stock for Affinity Bancshares common stock.

12.

Cash received by any current stockholder of Community First in lieu of a fractional share interest in shares of Affinity Bancshares common stock will be treated as having been received as a distribution in full payment in exchange for a fractional share interest of Affinity Bancshares common stock, which the stockholder would otherwise be entitled to receive. Accordingly, a stockholder will recognize gain or loss equal to the difference between the cash received and the basis of the fractional share. If the common stock is held by the stockholder as a capital asset, the gain or loss will be capital gain or loss.

13.

It is more likely than not that the fair market value of the nontransferable subscription rights to purchase Affinity Bancshares common stock is zero. Accordingly, no gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders or Other Members upon distribution to them of nontransferable subscription rights to purchase shares of Affinity Bancshares common stock. Eligible Account Holders, Supplemental Eligible Account Holders and Other Members will not realize any taxable income as the result of the exercise by them of the nontransferable subscriptions rights.

14.	It is more likely than not that at the effective date of the conversion the fair market value of the benefit provided by the liquidation account of Newton Federal Bank supporting the payment of the Affinity Bancshares liquidation account in the event either Newton Federal Bank (or Affinity Bancshares and Newton Federal Bank) were to liquidate after the conversion (including a liquidation of Newton Federal Bank or Newton Federal Bank and Affinity Bancshares following a purchase and assumption transaction with a credit union) when Affinity Bancshares lacks sufficient net assets to pay the liquidation account distribution due is zero. Accordingly, it is more likely than not that no gain or loss will be recognized by Eligible Account Holders and Supplemental Eligible Account Holders upon the constructive distribution to them of such rights in the Newton Federal Bank liquidation account as of the effective date of the conversion.

15.

It is more likely than not that the basis of the shares of Affinity Bancshares common stock purchased in the offering by the exercise of nontransferable subscription rights will be the purchase price. The holding period of the Affinity Bancshares common stock purchased pursuant to the exercise of nontransferable subscription rights will commence on the date the right to acquire such stock was exercised.

16.	No gain or loss will be recognized by Affinity Bancshares on the receipt of money in exchange for Affinity Bancshares common stock sold in the offering.

We believe that the tax opinions summarized above address the material federal income tax consequences that are generally applicable to Community First Bancshares, MHC, Community First, Newton Federal Bank, Affinity Bancshares, persons receiving subscription rights, and stockholders of Community First. With respect to items 13 and 15 above, Luse Gorman, PC noted that the subscription rights will be granted at no cost to the recipients, are legally nontransferable and of short duration, and will provide the recipient with the right only to purchase shares of common stock at the same price to be paid by members of the general public in any community offering. Luse Gorman, PC further noted that RP Financial, LC. has issued a letter that the subscription rights have no ascertainable fair market value. Luse Gorman, PC also noted that the Internal Revenue Service has not in the past concluded that subscription rights have value. Based on the foregoing, Luse Gorman, PC believes that it is more likely than not that the nontransferable subscription rights to purchase shares of common stock have no value. However, the issue of whether or not the nontransferable subscription rights have value is based on all the facts and circumstances. If the subscription rights granted to Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are deemed to have an ascertainable value, receipt of these rights could result in taxable gain to those Eligible Account Holders, Supplemental Eligible Account Holders and Other Members who exercise the subscription rights in an amount equal to the ascertainable value, and we could recognize gain on the distribution of such rights. Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are encouraged to consult with their own tax advisors as to the tax consequences if subscription rights are deemed to have an ascertainable value.

The opinion as to item 14 above is based on the position that: (i) no holder of an interest in a liquidation account has ever received any payment attributable to liquidation of a solvent bank and/or holding company (other than as set forth below); (ii) the interests in the liquidation accounts are not transferable; (iii) the amounts due under the liquidation account with respect to each Eligible Account Holder and Supplemental Eligible Account Holder will be reduced as their deposits in Newton Federal Bank are reduced; (iv) holders of an interest in a liquidation account have received payments of their interests in very few instances (out of hundreds of transactions involving mergers, acquisitions and the purchase of assets and assumption of liabilities of holding companies and subsidiary banks) and these instances involved the purchase and assumption of a bank’s assets by a credit union; and (v) the Newton Federal Bank liquidation account payment obligation arises only if Affinity Bancshares lacks sufficient assets to fund the liquidation account or if Newton Federal Bank (or Newton Federal Bank and Affinity Bancshares) enters into a transaction to transfer Newton Federal Bank’s assets and liabilities to a credit union.

In addition, we have received a letter from RP Financial, LC. stating its belief that the benefit provided by the Newton Federal Bank liquidation account supporting the payment of the liquidation account if (i) Affinity Bancshares lacks sufficient net assets or (ii) Newton Federal Bank (or Newton Federal Bank and Affinity Bancshares) enters into a transaction to transfer Newton Federal Bank’s assets and liabilities to a credit union, does not have any economic value at the time of the conversion. Based on the foregoing, Luse Gorman, PC believes it is more likely than not that such rights in the Newton Federal Bank liquidation account have no value. If such rights are subsequently found to have an economic value as of the effective time of the conversion, income may be recognized by each Eligible Account Holder or Supplemental Eligible Account Holder in the amount of such fair market value as of the date of the conversion.

The opinion of Luse Gorman, PC, unlike a letter ruling issued by the Internal Revenue Service, is not binding on the Internal Revenue Service and the conclusions expressed therein may be challenged at a future date. The Internal Revenue Service has issued favorable rulings for transactions substantially similar to the proposed conversion and stock offering, but those rulings may not be cited as precedent by any taxpayer other than the taxpayer to whom a ruling is addressed. We do not plan to apply for a letter ruling concerning the transactions described herein.

We have also received an opinion from Wipfli LLP that the Georgia income tax consequences are consistent with the federal income tax consequences.

The federal and state tax opinions have been filed with the Securities and Exchange Commission as exhibits to Affinity Bancshares’ registration statement.

Certain Restrictions on Purchase or Transfer of Our Shares after Conversion

All shares of common stock purchased in the offering by a director or certain officers of Newton Federal Bank, Community First, Affinity Bancshares or Community First Bancshares, MHC generally may not be sold for a period of one year following the closing of the conversion, except if the individual dies. Restricted shares will bear a legend giving notice of this restriction on transfer, and instructions will be issued to the effect that any transfer within this time period of any record ownership of the shares other than as provided above is a violation of the restriction. Any shares of common stock issued at a later date as a stock dividend, stock split, or otherwise, with respect to the restricted stock will be similarly restricted. The directors and executive officers of Affinity Bancshares also will be restricted by the insider trading rules under the Securities Exchange Act of 1934, as amended.

Purchases of shares of our common stock by any of our directors, certain officers and their associates, during the three-year period following the closing of the conversion, may be made only through a broker or dealer registered with the Securities and Exchange Commission, except with the prior written approval of the Federal Reserve Board. This restriction does not apply, however, to negotiated transactions involving more than 1% of our outstanding common stock or to purchases of our common stock by any of our tax-qualified employee stock benefit plans or non-tax-qualified employee stock benefit plans, including any stock option or restricted stock plans.

COMPARISON OF STOCKHOLDERS’ RIGHTS FOR STOCKHOLDERS OF

COMMUNITY FIRST

General. As a result of the conversion, stockholders of Community First will become stockholders of Affinity Bancshares. The differing rights of stockholders of Community First and stockholders of Affinity Bancshares result from differences between federal and Maryland law and regulations, and differences between Community First’s federal stock charter and bylaws and Affinity Bancshares’ Maryland articles of incorporation and bylaws.

This discussion is not intended to be a complete statement of the differences affecting the rights of stockholders, but rather summarizes the material differences and similarities affecting the rights of stockholders. See “Where You Can Find Additional Information” for procedures for obtaining a copy of Affinity Bancshares’ articles of incorporation and bylaws.

Authorized Capital Stock. The authorized capital stock of Community First consists of 19,000,000 shares of common stock, $0.01 par value per share, and 1,000,000 shares of preferred stock, $0.01 par value per share.

The authorized capital stock of Affinity Bancshares consists of 40,000,000 shares of common stock, $0.01 par value per share, and 10,000,000 shares of preferred stock, par value $0.01 per share.

Under Maryland General Corporation Law and Affinity Bancshares’ articles of incorporation, the board of directors may increase or decrease the number of authorized shares without stockholder approval. Stockholder approval is required to increase or decrease the number of authorized shares of Community First.

Community First’s charter and Affinity Bancshares’ articles of incorporation both authorize the board of directors to establish one or more series of preferred stock and, for any series of preferred stock, to determine the terms and rights of the series, including voting rights, dividend rights, conversion and redemption rates and liquidation preferences. As a result of the ability to fix voting rights for a series of preferred stock, our board of directors has the power, to the extent consistent with its fiduciary duty, to issue a series of preferred stock to persons friendly to management to attempt to block a hostile tender offer, merger or other transaction by which a third party seeks control. We currently have no plans for the issuance of additional shares for such purposes.

Issuance of Capital Stock. Pursuant to applicable laws and regulations, Community First Bancshares, MHC is required to own not less than a majority of the outstanding shares of Community First common stock. Community First Bancshares, MHC will no longer exist following completion of the conversion.

Affinity Bancshares’ articles of incorporation do not contain restrictions on the issuance of shares of capital stock to directors, officers or controlling persons, whereas Community First’s charter restricts such issuances to general public offerings, or to directors for qualifying shares, unless the share issuance or the plan under which they would generally be issued has been approved by stockholders. However, stock-based compensation plans, such as stock option plans and restricted stock plans, would have to be submitted for approval by Affinity Bancshares stockholders due to requirements of the Nasdaq Stock Market and to qualify stock options for favorable federal income tax treatment.

Voting Rights. Neither Community First’s charter or bylaws nor Affinity Bancshares’ articles of incorporation or bylaws provide for cumulative voting for the election of directors. For additional information regarding voting rights, see “—Limitations on Voting Rights of Greater-than-10% Stockholders” below.

Payment of Dividends. Community First’s ability to pay dividends depends, to a large extent, upon Newton Federal Bank’s ability to pay dividends to Community First, which is restricted by federal regulations and by federal income tax considerations related to savings associations.

The same restrictions will apply to Newton Federal Bank’s ability to pay of dividends to Affinity Bancshares. In addition, Maryland law generally provides that Affinity Bancshares is limited to paying dividends in an amount equal to its capital surplus over payments that would be owed upon dissolution to stockholders whose preferential rights upon dissolution are superior to those receiving the dividend, and to an amount that would not make Affinity Bancshares insolvent.

Board of Directors. Community First’s bylaws and Affinity Bancshares’ articles of incorporation require the board of directors to be divided into three classes and that the members of each class shall be elected for a term of three years and until their successors are elected and qualified, with one class being elected annually.

Under Community First’s bylaws, any vacancies on the board of directors may be filled by the affirmative vote of a majority of the remaining directors although less than a quorum of the board of directors. Persons elected by the board of directors of Community First to fill vacancies may only serve until the next election of directors by stockholders. Under Affinity Bancshares’ bylaws, any vacancy occurring on the board of directors, including any vacancy created by reason of an increase in the number of directors, may be filled only by the affirmative vote of two-thirds of the remaining directors, and any director so chosen shall hold office for the remainder of the term to which the director has been elected and until his or her successor is elected and qualified.

Limitations on Liability. The charter and bylaws of Community First do not limit the personal liability of directors or officers.

Affinity Bancshares’ articles of incorporation provide that directors and officers will not be personally liable for monetary damages to Affinity Bancshares for certain actions as directors or officers, except for (i) receipt of an improper personal benefit, (ii) actions or omissions that are determined to have materially involved active and deliberate dishonesty, or (iii) to the extent otherwise provided by Maryland law. These provisions might, in certain instances, discourage or deter stockholders or management from bringing a lawsuit against directors or officers for a breach of their duties even though such an action, if successful, might benefit Affinity Bancshares.

Indemnification of Directors, Officers, Employees and Agents. As generally allowed under current Federal Reserve Board regulations and Community First’s bylaws, Community First will indemnify its current and former directors, officers and employees for any amount for which that person becomes liable under a judgment in, and any reasonable costs incurred in connection with, any litigation involving such person’s activities as a director, officer or employee if such person obtains a final judgment on the merits in his or her favor. In addition, indemnification is permitted in the case of a settlement, a final judgment against such person, or final judgment other than on the merits, if a majority of disinterested directors determines that such person was acting in good faith within the scope of his or her employment as he or she could reasonably have perceived it under the circumstances and for a purpose he or she could reasonably have believed under the circumstances was in the best interests of Community First or its stockholders. Community First also is permitted to pay ongoing expenses incurred by a director, officer or employee if a majority of disinterested directors concludes that such person may become entitled to indemnification.

The articles of incorporation of Affinity Bancshares provide that it shall indemnify (i) its current and former directors and officers to the fullest extent required or permitted by Maryland law, including the advancement of expenses, and (ii) other employees or agents to such extent as shall be authorized by the board of directors and Maryland law, all subject to any applicable federal law and regulation. Maryland law allows Affinity Bancshares to indemnify any person for expenses, liabilities, settlements, judgments and fines in suits in which such person has been made a party by reason of the fact that he or she is or was a director, officer or employee of Affinity Bancshares. No such indemnification may be given if the acts or omissions of the person are adjudged to be in bad faith and material to the matter giving rise to the proceeding, if such person is liable to the corporation for an unlawful distribution, or if such person personally received a benefit to which he or she was not entitled. The right to indemnification includes the right to be paid the expenses incurred in advance of final disposition of a proceeding.

Special Meetings of Stockholders. Community First’s bylaws provide that special meetings of stockholders may be called by the chairman, the president, a majority of the members of the board of directors or the holders of not less than 10% of the outstanding capital stock entitled to vote at the meeting.

Affinity Bancshares’ bylaws provide that special meetings of stockholders may be called by the president, the chief executive officer, the chairperson or by a majority vote of the total authorized directors, and shall be called upon the written request of stockholders entitled to cast at least a majority of all votes entitled to vote at the meeting.

Stockholder Nominations and Proposals. Community First’s bylaws provide that stockholders may submit nominations for election of directors at an annual meeting of stockholders and may propose any new business to be taken up at such a meeting by filing the proposal in writing with Community First at least five days before the date of any such meeting.

Affinity Bancshares’ bylaws provide that any stockholder desiring to make a nomination for the election of directors or a proposal for new business at a meeting of stockholders must submit written notice to Affinity Bancshares not less than 90 days nor more than 100 days before the anniversary date of the prior year’s annual meeting of stockholders; provided, however, that if the date of the annual meeting is advanced to a date that is more than 30 days before the anniversary of the preceding year’s annual meeting, a stockholder’s written notice shall be timely only if delivered or mailed to and received by the Secretary of Affinity Bancshares at the principal executive office of the corporation no earlier than the day on which public disclosure of the date of such annual meeting is first made and no later than the tenth day following the day on which public disclosure of the date of such annual meeting is first made.

Management believes that it is in the best interests of Affinity Bancshares and its stockholders to provide sufficient time to enable management to disclose to stockholders information about a dissident slate of nominations for directors. This advance notice requirement may also give management time to solicit its own proxies in an attempt to defeat any dissident slate of nominations, should management determine that doing so is in the best interests of stockholders generally. Similarly, adequate advance notice of stockholder proposals will give management time to study such proposals and to determine whether to recommend to the stockholders that such proposals be adopted. In certain instances, such provisions could make it more difficult to oppose management’s nominees or proposals, even if stockholders believe such nominees or proposals are not in stockholders’ best interests.

Stockholder Action Without a Meeting. Under Community First’s bylaws and under Maryland law with respect to Affinity Bancshares, action may be taken by stockholders without a meeting if all stockholders entitled to vote on the action consent to taking such action without a meeting.

Stockholder’s Right to Examine Books and Records. A federal regulation, which is applicable to Community First, provides that stockholders may inspect and copy specified books and records after proper written notice for a proper purpose. Maryland law provides that a stockholder may inspect a company’s bylaws, stockholder minutes, annual statement of affairs and any voting trust agreements. However, only a stockholder or group of stockholders who together, for at least six months, have held at least 5% of the company’s total shares, have the right to inspect the company’s stock ledger, list of stockholders and books of accounts.

Limitations on Voting Rights of Greater-than-10% Stockholders. Affinity Bancshares’ articles of incorporation provide that no record owner of any of Affinity Bancshares’ outstanding common stock that is beneficially owned, directly or indirectly, by a person who beneficially owns more than 10% of the outstanding shares of common stock will be permitted to vote any shares in excess of such 10% limit. Community First’s charter contains a similar provision, but with respect to shares held by persons other than Community First Bancshares, MHC; this provision will expire in April 2022, which is the fifth anniversary of Newton Federal Bank’s initial conversion to stock form.

In addition, federal regulations provide that for a period of three years following the date of the completion of the conversion and offering, no person, acting singly or together with associates in a group of persons acting in concert, may directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of a class of Affinity Bancshares’ equity securities without the prior written approval of the Federal Reserve Board. Where any person acquires beneficial ownership of more than 10% of a class of Affinity Bancshares’ equity securities without the prior written approval of the Federal Reserve Board, the securities beneficially owned by such person in excess of 10% may not be voted by any person or counted as voting shares in connection with any matter submitted to the stockholders for a vote, and will not be counted as outstanding for purposes of determining the affirmative vote necessary to approve any matter submitted to the stockholders for a vote.

Director Qualifications. Affinity Bancshares’ bylaws provide that certain individuals are not eligible for election or appointment as a director, including an individual who (i) in the past ten years, has been subject to a cease and desist, consent or other formal order, other than a civil money penalty, from a financial or securities regulatory agency; (ii) has been convicted of a crime involving dishonesty or breach of trust which is punishable by imprisonment for a term exceeding one year under state or federal law; or (iii) is currently charged in any information, indictment, or other complaint with the commission of or participation in such a crime. The bylaws also include a residency requirement, and prohibit service on the board of directors where an individual: is, at the same time, associated with a bank, savings institution, credit union, mortgage banking company, consumer loan company or similar organization that engages in financial services related business activities or solicits customers in the same market area as Affinity Bancshares or any of its subsidiaries; does not agree in writing to comply with all of Affinity Bancshares’ policies applicable to directors including but not limited to its confidentiality policy and confirm in writing his or her qualifications under the bylaws; is a party to any agreement or arrangement with a party other than Affinity Bancshares or a subsidiary that (1) materially limits his or her voting discretion as a member of the board of directors, or (2) materially impairs his or her ability to discharge his or her fiduciary duties with respect to the fundamental strategic direction of Affinity Bancshares; or is the nominee or representative of a company or other entity of which any of the directors, partners, trustees or 10% stockholders would not be eligible for election or appointment to the board of directors under the bylaws.

Community First’s bylaws contain an age limitation for directors. Generally, no person may serve as a director beyond the age of 75, provided that the age is 80 for persons who served as directors at the time of the initial adoption of Newton Federal Bank’s plan of mutual holding company reorganization in 2016. Affinity Bancshares’ bylaws do not include an age limitation.

Business Combinations with Interested Stockholders. Under Maryland law, “business combinations” between Affinity Bancshares and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, statutory share exchange or, in circumstances specified in the statute, certain transfers of assets, certain stock issuances and transfers, liquidation plans and reclassifications involving interested stockholders and their affiliates or issuance or reclassification of equity securities. Maryland law defines an interested stockholder as: (i) any person who beneficially owns 10% or more of the voting power of Affinity Bancshares’ voting stock after the date on which Affinity Bancshares had 100 or more beneficial owners of its stock; or (ii) an affiliate or associate of Affinity Bancshares at any time after the date on which Affinity Bancshares had 100 or more beneficial owners of its stock who, within the two-year period before the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of Affinity Bancshares. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any business combination between Affinity Bancshares and an interested stockholder generally must be recommended by the board of directors of Affinity Bancshares and approved by the affirmative vote of at least: (i) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of Affinity Bancshares, and (ii) two-thirds of the votes entitled to be cast by holders of voting stock of Affinity Bancshares other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder. These super-majority vote requirements do not apply if Affinity Bancshares’ common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

Current federal regulations do not provide a vote standard for business combinations involving federal mid-tier stock holding companies, like Community First.

Mergers, Consolidations and Sales of Assets. As a result of an election made in Affinity Bancshares’ articles of incorporation, a merger or consolidation of Affinity Bancshares requires approval of a majority of all votes entitled to be cast by stockholders. However, no approval by stockholders is required for a merger if:

•	the plan of merger does not make an amendment to the articles of incorporation that would be required to be approved by the stockholders;

•

each stockholder of the surviving corporation whose shares were outstanding immediately before the effective date of the merger will hold the same number of shares, with identical designations, preferences, limitations, and rights, immediately after; and

•

the number of shares of any class or series of stock outstanding immediately after the effective time of the merger will not increase by more than 20% over the total number of voting shares outstanding immediately before the merger.

In addition, under certain circumstances the approval of the stockholders will not be required to authorize a merger with or into a 90%-owned subsidiary of Affinity Bancshares.

Under Maryland law, a sale of all or substantially all of Affinity Bancshares’ assets other than in the ordinary course of business, or a voluntary dissolution of Affinity Bancshares, requires the approval of its board of directors and the affirmative vote of two-thirds of the votes of stockholders entitled to be cast on the matter.

Current federal regulations do not provide a vote standard for mergers, consolidations or sales of assets by federal mid-tier stock holding companies, like Community First.

Evaluation of Offers. The articles of incorporation of Affinity Bancshares provide that its board of directors, when evaluating a transaction that would or may involve a change in control of Affinity Bancshares (whether by purchases of its securities, merger, consolidation, share exchange, dissolution, liquidation, sale of all or substantially all of its assets, proxy solicitation or otherwise), may, in connection with the exercise of its business judgment in determining what is in the best interests of Affinity Bancshares and its stockholders and in making any recommendation to the stockholders, give due consideration to all relevant factors, including, but not limited to:

•	the economic effect, both immediate and long-term, upon Affinity Bancshares’ stockholders, including stockholders, if any, who do not participate in the transaction;

•

the social and economic effect on the present and future employees, creditors and customers of, and others dealing with, Affinity Bancshares and its subsidiaries and on the communities in which Affinity Bancshares and its subsidiaries operate or are located;

•	whether the proposal is acceptable based on the historical, current or projected future operating results or financial condition of Affinity Bancshares;

•	whether a more favorable price could be obtained for Affinity Bancshares’ stock or other securities in the future;

•

the reputation and business practices of the other entity to be involved in the transaction and its management and affiliates as they would affect the employees of Affinity Bancshares and its subsidiaries;

•	the future value of the stock or any other securities of Affinity Bancshares or the other entity to be involved in the proposed transaction;

•	any antitrust or other legal and regulatory issues that are raised by the proposal;

•

the business and historical, current or expected future financial condition or operating results of the other entity to be involved in the transaction, including, but not limited to, debt service and other existing financial obligations, financial obligations to be incurred in connection with the proposed transaction, and other likely financial obligations of the other entity to be involved in the proposed transaction; and

•

the ability of Affinity Bancshares to fulfill its objectives as a financial institution holding company and the ability of its subsidiary financial institution(s) to fulfill the objectives of a federally insured financial institution under applicable statutes and regulations.

If the board of directors determines that any proposed transaction should be rejected, it may take any lawful action to defeat such transaction.

Community First’s charter and bylaws do not contain a similar provision.

Dissenters’ Rights of Appraisal. Under Maryland law, stockholders of Affinity Bancshares will not have dissenters’ appraisal rights in connection with a plan of merger or consolidation to which Affinity Bancshares is a party as long as the common stock of Affinity Bancshares trades on a national securities exchange.

Current federal regulations do not provide for dissenters’ appraisal rights for stockholders of federal mid-tier stock holding companies, like Community First.

Forum Selection for Certain Stockholder Lawsuits. The articles of incorporation of Affinity Bancshares provide that, unless Affinity Bancshares consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Affinity Bancshares, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of Affinity Bancshares to Affinity Bancshares or Affinity Bancshares’ stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Maryland General Corporation Law, or (iv) any action asserting a claim governed by the internal affairs doctrine will be conducted in a state or federal court located within the State of Maryland, in all cases subject to the court’s having personal jurisdiction over the indispensible parties named as defendants. This exclusive forum provision does not apply to claims arising under the federal securities laws. Under the articles of incorporation, any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of Affinity Bancshares shall be deemed to have notice of and consented to the exclusive forum provision of the articles of incorporation. This exclusive forum provision may limit a stockholder’s ability to bring a claim in a judicial forum it finds favorable for disputes with Affinity Bancshares and its directors, officers, and other employees or may cause a stockholder to incur additional expense by having to bring a claim in a judicial forum that is distant from where the stockholder resides, or both.

Community First’s charter and bylaws do not contain a similar provision.

Amendment of Governing Instruments. No amendment of Community First’s charter may be made unless it is first proposed by the board of directors, then approved or pre-approved by the Federal Reserve Board, and thereafter approved by the holders of a majority of the total votes eligible to be cast at a legal meeting. Amendments to Community First’s bylaws require either preliminary approval by or post-adoption notice to the Federal Reserve Board as well as approval of the amendment by a majority vote of the authorized board of directors, or by a majority of the votes cast by the stockholders of Community First at any legal meeting.

Affinity Bancshares’ articles of incorporation may be amended, upon the submission of an amendment by the board of directors to a vote of the stockholders, by the affirmative vote of at least two-thirds of the outstanding shares of common stock, or by the affirmative vote of a majority of the outstanding shares of common stock if at least two-thirds of the members of the whole board of directors approves such amendment; provided, however, that approval by at least 80% of the outstanding voting stock is generally required to amend the following provisions:

(i)	the limitation on voting rights of persons who directly or indirectly beneficially own more than 10% of the outstanding shares of common stock;

(ii)	the division of the board of directors into three staggered classes;

(iii)	the ability of the board of directors to fill vacancies on the board;

(iv)	the requirement that directors may only be removed for cause and by the affirmative vote of at least two-thirds of the votes eligible to be cast by stockholders;

(v)	the ability of the board of directors to amend and repeal the bylaws;

(vi)	the ability of the board of directors to evaluate a variety of factors in evaluating offers to purchase or otherwise acquire Affinity Bancshares;

(vii)	the authority of the board of directors to provide for the issuance of preferred stock;

(viii)	the validity and effectiveness of any action lawfully authorized by the affirmative vote of the holders of a majority of the total number of outstanding shares of common stock;

(ix)	the number of stockholders constituting a quorum or required for stockholder consent;

(x)	the indemnification of current and former directors and officers, as well as employees and other agents, by Affinity Bancshares;

(xi)	the limitation of liability of officers and directors to Affinity Bancshares for money damages;

(xii)	the inability of stockholders to cumulate their votes in the election of directors;

(xiii)	the advance notice requirements for stockholder proposals and nominations;

(xiv)	the requirement that the forum for certain actions or disputes will be a state or federal court located within the State of Maryland; and

(xv)

the provision of the articles of incorporation requiring approval of at least 80% of the outstanding voting stock to amend the provisions of the articles of incorporation provided in (i) through (xiv) of this list.

Affinity Bancshares’ articles of incorporation also provide that the bylaws may be amended by the affirmative vote of a majority of Affinity Bancshares’ directors or by the stockholders by the affirmative vote of at least 80% of the total votes eligible to be voted at a duly constituted meeting of stockholders. Any amendment of this super-majority requirement for amendment of the bylaws would also require the approval of 80% of the outstanding voting stock.

RESTRICTIONS ON ACQUISITION OF AFFINITY BANCSHARES

Although the board of directors of Affinity Bancshares is unaware of any effort that might be made to obtain control of Affinity Bancshares after the conversion, the board of directors believes that it is appropriate to include certain provisions as part of Affinity Bancshares’ articles of incorporation to protect the interests of Affinity Bancshares and its stockholders from takeovers which the board of directors might conclude are not in the best interests of Affinity Bancshares or its stockholders.

The following discussion is a general summary of the material provisions of Maryland law, Affinity Bancshares’ articles of incorporation and bylaws, Newton Federal Bank’s charter and certain other regulatory provisions that may be deemed to have an “anti-takeover” effect. The following description is necessarily general and is not intended to be a complete description of the document or regulatory provision in question. Affinity Bancshares’ articles of incorporation and bylaws are included as part of Community First Bancshares, MHC’s application for conversion filed with the Federal Reserve Board and Affinity Bancshares’ registration statement filed with the Securities and Exchange Commission. See “Where You Can Find Additional Information.”

Maryland Law and Articles of Incorporation and Bylaws of Affinity Bancshares

Maryland law, as well as Affinity Bancshares’ articles of incorporation and bylaws, contain a number of provisions relating to corporate governance and rights of stockholders that may discourage future takeover attempts. As a result, stockholders who might desire to participate in such transactions may not have an opportunity to do so. In addition, these provisions will also render the removal of the board of directors or management of Affinity Bancshares more difficult.

Directors. The board of directors will be divided into three classes. The members of each class will be elected for a term of three years and only one class of directors will be elected annually. Thus, it would take at least two annual elections to replace a majority of the board of directors. The bylaws establish qualifications for board members, including restrictions on affiliations with competitors of Newton Federal Bank, restrictions based upon prior legal or regulatory violations and a residency requirement. Further, the bylaws impose notice and information requirements in connection with the nomination by stockholders of candidates for election to the board of directors or the proposal by stockholders of business to be acted upon at an annual meeting of stockholders. Such notice and information requirements are applicable to all stockholder business proposals and nominations, and are in addition to any requirements under the federal securities laws.

Restrictions on Calling Special Meetings. The articles of incorporation and bylaws provide that special meetings of stockholders can be called by the president, the chairperson, by a majority of the whole board of directors or upon the written request of stockholders entitled to cast at least a majority of all votes entitled to vote at the meeting.

Prohibition of Cumulative Voting. The articles of incorporation prohibit cumulative voting for the election of directors.

Limitation of Voting Rights. The articles of incorporation provide that no record owner of any of Affinity Bancshares’ outstanding common stock that is beneficially owned, directly or indirectly, by a person who beneficially owns more than 10% of the outstanding shares of common stock will be permitted to vote any shares in excess of such 10% limit. This provision has been included in the articles of incorporation in reliance on Section 2-507(a) of the Maryland General Corporation Law, which entitles stockholders to one vote for each share of stock unless the articles of incorporation provide for a greater or lesser number of votes per share or limit or deny voting rights.

Restrictions on Removing Directors from Office. The articles of incorporation provide that directors may be removed only for cause, and only by the affirmative vote of the holders of at least two-thirds of the voting power of all of Affinity Bancshares’ then-outstanding common stock entitled to vote (after giving effect to the limitation on voting rights discussed above in “—Limitation of Voting Rights”).

Authorized but Unissued Shares. After the conversion, Affinity Bancshares will have authorized but unissued shares of common and preferred stock. See “Description of Capital Stock of Affinity Bancshares.” The articles of incorporation authorize 10,000,000 shares of serial preferred stock. Affinity Bancshares is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and the board of directors is authorized to fix the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the shares of each such series. In the event of a proposed merger, tender offer or other attempt to gain control of Affinity Bancshares that the board of directors does not approve, it may be possible for the board of directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of the transaction. An effect of the possible issuance of preferred stock therefore may be to deter a future attempt to gain control of Affinity Bancshares. The board of directors has no present plan or understanding to issue any preferred stock.

Amendments to Articles of Incorporation and Bylaws. Amendments to the articles of incorporation must be approved by the board of directors and by the affirmative vote of at least two-thirds of the outstanding shares of common stock, or by the affirmative vote of a majority of the outstanding shares of common stock if at least two-thirds of the members of the whole board of directors approves such amendment; provided, however, that approval by at least 80% of the outstanding voting stock is generally required to amend certain provisions. A list of these provisions is provided under “Comparison of Stockholders’ Rights For Stockholders of Community First—Amendment of Governing Instruments.”

The articles of incorporation also provide that the bylaws may be amended by the affirmative vote of a majority of Affinity Bancshares’ directors or by the affirmative vote of at least 80% of the total votes eligible to be cast by stockholders at a duly constituted meeting of stockholders. Any amendment of this super-majority requirement for amendment of the bylaws would also require the approval of 80% of the total votes eligible to be cast.

The provisions requiring the affirmative vote of 80% of the total votes eligible to be cast for certain stockholder actions have been included in the articles of incorporation of Affinity Bancshares in reliance on Section 2-104(b)(4) of the Maryland General Corporation Law, which permits the articles of incorporation to require a greater proportion of votes than the proportion that would otherwise be required for stockholder action under the Maryland General Corporation Law.

Business Combinations with Interested Stockholders. Maryland law restricts mergers, consolidations, sales of assets and other business combinations between Affinity Bancshares and an “interested stockholder.” See “Comparison of Stockholders’ Rights for Stockholders of Community First—Mergers, Consolidations and Sales of Assets.”

Evaluation of Offers. The articles of incorporation of Affinity Bancshares provide that its board of directors, when evaluating a transaction that would or may involve a change in control of Affinity Bancshares (whether by purchases of its securities, merger, consolidation, share exchange, dissolution, liquidation, sale of all or substantially all of its assets, proxy solicitation or otherwise), may, in connection with the exercise of its business judgment in determining what is in the best interests of Affinity Bancshares and its stockholders and in making any recommendation to the stockholders, give due consideration to all relevant factors, including, but not limited to, certain enumerated factors. For a list of these enumerated factors, see “Comparison of Stockholders’ Rights for Stockholders of Community First—Evaluation of Offers.”

Purpose and Anti-Takeover Effects of Affinity Bancshares’ Articles of Incorporation and Bylaws. Our board of directors believes that the provisions described above are prudent and will reduce our vulnerability to takeover attempts and certain other transactions that have not been negotiated with and approved by our board of directors. These provisions also will assist us in the orderly deployment of the offering proceeds into productive assets during the initial period after the conversion. We believe these provisions are in the best interests of Affinity Bancshares and its stockholders. Our board of directors believes that it will be in the best position to determine the true value of Affinity Bancshares and to negotiate more effectively for what may be in the best interests of all our stockholders. Accordingly, our board of directors believes that it is in the best interests of Affinity Bancshares and all of our stockholders to encourage potential acquirers to negotiate directly with the board of directors and that these provisions will encourage such negotiations and discourage hostile takeover attempts. It is also the view of our board of directors that these provisions should not discourage persons from proposing a merger or other transaction at a price reflective of the true value of Affinity Bancshares and that is in the best interests of all our stockholders.

Takeover attempts that have not been negotiated with and approved by our board of directors present the risk of a takeover on terms that may be less favorable than might otherwise be available. A transaction that is negotiated and approved by our board of directors, on the other hand, can be carefully planned and undertaken at an opportune time in order to obtain maximum value for our stockholders, with due consideration given to matters such as the management and business of the acquiring corporation.

Although a tender offer or other takeover attempt may be made at a price substantially above the current market price, such offers are sometimes made for less than all of the outstanding shares of a target company. As a result, stockholders may be presented with the alternative of partially liquidating their investment at a time that may be disadvantageous, or retaining their investment in an enterprise that is under different management and whose objectives may not be similar to those of the remaining stockholders.

Despite our belief as to the benefits to stockholders of these provisions of Affinity Bancshares’ articles of incorporation and bylaws, these provisions also may have the effect of discouraging a future takeover attempt that would not be approved by our board of directors, but pursuant to which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have any opportunity to do so. Such provisions will also make it more difficult to remove our board of directors and management. Our board of directors, however, has concluded that the potential benefits outweigh the possible disadvantages.

Charter of Newton Federal Bank

Newton Federal Bank’s charter provides that for a period of five years from the closing of Newton Federal Bank’s initial mutual holding company reorganization, no person other than Affinity Bancshares may offer directly or indirectly to acquire the beneficial ownership of more than 10% of any class of equity security of Newton Federal Bank. This provision will not apply to any tax-qualified employee benefit plan of Newton Federal Bank or Affinity Bancshares or to underwriters in connection with a public offering. In addition, during this five-year period, all shares owned over the 10% limit may not be voted on any matter submitted to stockholders for a vote.

Federal Conversion Regulations

Federal Reserve Board regulations prohibit any person from making an offer, announcing an intent to make an offer or participating in any other arrangement to purchase stock or acquire stock or subscription rights in a converting institution or its holding company from another person before completion of its conversion. Further, without the prior written approval of the Federal Reserve Board, no person may make an offer or announcement of an offer to purchase shares or actually acquire shares of a converted institution or its holding company for a period of three years from the date of the completion of the conversion if, upon the completion of such offer, announcement or acquisition, the person would become the beneficial owner of more than 10% of the outstanding stock of the institution or its holding company. The Federal Reserve Board has defined “person” to include any individual, group acting in concert, corporation, partnership, association, joint stock company, trust, unincorporated organization or similar company, a syndicate or any other group formed for the purpose of acquiring, holding or disposing of securities of an insured institution. However, offers made exclusively to a bank or its holding company, or to an underwriter or member of a selling group acting on the converting institution’s or its holding company’s behalf for resale to the general public, are excepted. The regulation also provides civil penalties for willful violation or assistance in any such violation of the regulation by any person connected with the management of the converting institution or its holding company or who controls more than 10% of the outstanding shares or voting rights of a converted institution or its holding company.

Change in Control Law and Regulations

Under the Change in Bank Control Act, a federal law, no person may acquire control of an insured savings association or its parent holding company unless the Federal Reserve Board has been given 60 days’ prior written notice and has not issued a notice disapproving the proposed acquisition. The Federal Reserve Board takes into consideration certain factors, including the financial and managerial resources of the acquirer and the competitive effects of the acquisition. In addition, federal regulations provide that no company may acquire control of a savings association without the prior approval of the Federal Reserve Board. Any company that acquires such control becomes a “savings and loan holding company” subject to registration, examination and regulation by the Federal Reserve Board.

Control, as defined under federal law, means ownership, control of or holding irrevocable proxies representing more than 25% of any class of voting stock, control in any manner of the election of a majority of the company’s directors, or a determination by the Federal Reserve Board that the acquirer has the power to direct, or directly or indirectly exercise a controlling influence over, the management or policies of the institution. Acquisition of more than 10% of any class of a savings and loan holding company’s voting stock constitutes a rebuttable determination of control under the regulations under certain circumstances including where, as will be the case with Affinity Bancshares, the issuer has registered securities under Section 12 of the Securities Exchange Act of 1934. Federal Reserve Board regulations provide that parties seeking to rebut control will be provided an opportunity to do so in writing.

The Federal Reserve Board has adopted a final rule, effective September 30, 2020, that revises its framework for determining whether a company, under the Bank Holding Company Act, has a “controlling influence” over a bank or savings and loan holding company.

DESCRIPTION OF CAPITAL STOCK OF AFFINITY BANCSHARES

General

Affinity Bancshares is authorized to issue 40,000,000 shares of common stock, par value of $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share. Affinity Bancshares currently expects to issue in the offering and exchange up to 6,875,643 shares of common stock, at the adjusted maximum of the offering range. Affinity Bancshares will not issue shares of preferred stock in the conversion. Each share of common stock will have the same relative rights as, and will be identical in all respects to, each other share of common stock. Upon payment of the subscription price for the common stock, in accordance with the plan of conversion, all of the shares of common stock will be duly authorized, fully paid and non-assessable.

The shares of common stock will represent non-withdrawable capital, will not be an account of an insurable type, and will not be insured by the Federal Deposit Insurance Corporation or any other government agency.

Common Stock

Dividends. Affinity Bancshares may pay dividends on its common stock if, after giving effect to such dividends, it would be able to pay its debts in the usual course of business and its total assets would exceed the sum of its total liabilities plus the amount needed to satisfy the preferential rights upon dissolution of stockholders whose preferential rights on dissolution are superior to those receiving the dividends. However, even if Affinity Bancshares’ assets are less than the amount necessary to satisfy the requirement set forth above, Affinity Bancshares may pay dividends from: its net earnings for the fiscal year in which the distribution is made; its net earnings for the preceding fiscal year; or the sum of its net earnings for the preceding eight fiscal quarters. The payment of dividends by Affinity Bancshares is also subject to limitations that are imposed by applicable regulation, including restrictions on payments of dividends that would reduce Affinity Bancshares’ assets below the then-adjusted balance of its liquidation account. The holders of common stock of Affinity Bancshares will be entitled to receive and share equally in dividends as may be declared by our board of directors out of funds legally available therefor. If Affinity Bancshares issues shares of preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

Voting Rights. Upon completion of the offering and exchange, the holders of common stock of Affinity Bancshares will have exclusive voting rights in Affinity Bancshares. They will elect Affinity Bancshares’ board of directors and act on other matters as are required to be presented to them under Maryland law or as are otherwise presented to them by the board of directors. Generally, each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. Any person who beneficially owns more than 10% of the then-outstanding shares of Affinity Bancshares’ common stock, however, will not be entitled or permitted to vote any shares of common stock held in excess of the 10% limit. If Affinity Bancshares issues shares of preferred stock, holders of the preferred stock may also possess voting rights. Certain matters require the approval of 80% of our outstanding common stock.

As a federally chartered stock savings bank, corporate powers and control of Newton Federal Bank are vested in its board of directors, who elect the officers of Newton Federal Bank and who fill any vacancies on the board of directors. Voting rights of Newton Federal Bank are vested exclusively in the owners of the shares of capital stock of Newton Federal Bank, which will be Affinity Bancshares, and voted at the direction of Affinity Bancshares’ board of directors. Consequently, the holders of the common stock of Affinity Bancshares will not have direct control of Newton Federal Bank.

Liquidation. In the unlikely event of any liquidation, dissolution or winding up of Newton Federal Bank, Affinity Bancshares, as the holder of 100% of Newton Federal Bank’s capital stock, would be entitled to receive all assets of Newton Federal Bank available for distribution, after payment or provision for payment of all debts and liabilities of Newton Federal Bank, including all deposit accounts and accrued interest thereon, and after distribution of the balance in the liquidation account to Eligible Account Holders and Supplemental Eligible Account Holders. In the unlikely event of liquidation, dissolution or winding up of Affinity Bancshares, the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities (including payments with respect to its liquidation account), all of the assets of Affinity Bancshares available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

Preemptive Rights. Holders of the common stock of Affinity Bancshares will not be entitled to preemptive rights with respect to any shares that may be issued. The common stock is not subject to redemption.

Preferred Stock

None of Affinity Bancshares’ authorized shares of preferred stock will be issued as part of the offering or the conversion. Preferred stock may be issued with preferences and designations as our board of directors may from time to time determine. Our board of directors may, without stockholder approval, issue shares of preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

Forum Selection for Certain Stockholder Lawsuits

The articles of incorporation of Affinity Bancshares provide that, unless Affinity Bancshares consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Affinity Bancshares, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of Affinity Bancshares to Affinity Bancshares or Affinity Bancshares’ stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Maryland General Corporation Law, or (iv) any action asserting a claim governed by the internal affairs doctrine will be conducted in a state or federal court located within the State of Maryland, in all cases subject to the court’s having personal jurisdiction over the indispensible parties named as defendants. This exclusive forum provision does not apply to claims arising under the federal securities laws. Under the articles of incorporation, any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of Affinity Bancshares shall be deemed to have notice of and consented to the exclusive forum provision of the articles of incorporation. This exclusive forum provision may limit a stockholder’s ability to bring a claim in a judicial forum it finds favorable for disputes with Affinity Bancshares and its directors, officers, and other employees or may cause a stockholder to incur additional expense by having to bring a claim in a judicial forum that is distant from where the stockholder resides, or both.

TRANSFER AGENT

The transfer agent and registrar for Affinity Bancshares’ common stock is Continental Stock Transfer & Trust Company, New York, New York.

EXPERTS

The consolidated financial statements of Community First as of December 31, 2019 and 2018 and for the year ended December 31, 2019 and the transition period for the three months ended December 31, 2018 have been included in this prospectus and in the registration statement in reliance upon the report of Wipfli LLP, an independent registered public accounting firm, appearing elsewhere in this prospectus, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Community First as of September 30, 2018 and for the year then ended have been included in this prospectus and in the registration statement in reliance upon the report of Porter Keadle Moore, LLC, an independent registered public accounting firm, appearing elsewhere in this prospectus, and upon the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of ABB Financial Group, Inc. as of December 31, 2019 and 2018 and for the years then ended have been audited by Mauldin & Jenkins, LLC, an independent registered public accounting firm, as stated in their report thereon and included in this prospectus and registration statement in reliance upon such report of such firm as experts in accounting and auditing.

RP Financial, LC. has consented to the publication in this prospectus of the summary of its report setting forth its opinion as to the estimated pro forma market value of the shares of common stock of Affinity Bancshares upon completion of the conversion and offering and of its letters with respect to subscription rights and the liquidation accounts.

CHANGE IN CERTIFYING ACCOUNTANT

On January 7, 2020, Community First engaged Wipfli LLP as Community First’s independent registered public accounting firm. This change in accountants was the result of Porter Keadle Moore, LLC, Community First’s previous independent registered public accounting firm, combining its practice (the “Practice Combination”) with Wipfli LLP effective October 1, 2019; however, at the time of the Practice Combination, Community First and Porter Keadle Moore, LLC were engaged in a consultation with the Office of the Chief Accountant (the “OCA”) with the Securities and Exchange Commission relating to an independence matter regarding the use of a tax template provided to Community First by Porter Keadle Moore, LLC. This matter was subsequently cleared by the OCA staff on December 31, 2019. With the non-objection of the OCA for Porter Keadle Moore, LLC to continue to serve as Community First’s independent registered public accounting firm, Porter Keadle Moore, LLC effectively resigned as Community First’s independent registered public accounting firm as of January 6, 2020 and Wipfli LLP, as the successor to Porter Keadle Moore, LLC following the Practice Combination, was engaged as Community First’s independent registered public accounting firm. Community First’s Audit Committee was notified of the Practice Combination and the effective resignation of Porter Keadle Moore, LLC and approved the engagement of Wipfli LLP.

During the years ended September 30, 2018 and 2017, and the subsequent interim period prior to the engagement of Wipfli LLP, Community First did not consult with Wipfli LLP regarding the application of accounting principles to a specific completed or proposed transaction or regarding the type of audit opinion that might be rendered by Wipfli LLP on Community First’s financial statements, and Wipfli LLP did not provide any written or oral advice that was an important factor considered by Community First in reaching a decision as to any such accounting, auditing or financial reporting issue, and Community First did not consult with Wipfli LLP regarding any of the matters or events set forth in Item 304(a)(2)(ii) of Regulation S-K.

The reports of Porter Keadle Moore, LLC on the financial statements of Community First for the years ended September 30, 2018 and 2017 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle. In connection with its audits for the years ended September 30, 2018 and 2017 and reviews of Community First’s financial statements through January 6, 2020, there were no disagreements with Porter Keadle Moore, LLC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Porter Keadle Moore, LLC, would have caused them to make reference thereto in their reports, and there have been no reportable events as described in Item 304(a)(1)(v) of Regulation S-K.

Community First provided Porter Keadle Moore, LLC with a copy of this disclosure prior to its filing with the Securities and Exchange Commission and requested that Porter Keadle Moore, LLC furnish Community First with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the above statements and, if it does not agree, the respects in which it does not agree. A copy of the letter, dated September 11, 2020, is filed as Exhibit 16 to the registration statement of which this document is a part, and is incorporated by reference herein.

LEGAL MATTERS

Luse Gorman, PC, Washington, D.C., counsel to Affinity Bancshares, Community First Bancshares, MHC, Community First and Newton Federal Bank, has issued to Affinity Bancshares its opinions regarding the legality of the common stock and the federal income tax consequences of the conversion. Wipfli LLP, Atlanta, Georgia, has provided an opinion to us regarding the Georgia income tax consequences of the conversion. Certain legal matters will be passed upon for Performance Trust and, in the event of a syndicated community offering, for any other co-managers, by Silver, Freedman, Taff & Tiernan LLP, Washington, D.C.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Affinity Bancshares has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 with respect to the shares of common stock offered hereby. As permitted by the rules and regulations of the Securities and Exchange Commission, this prospectus does not contain all the information set forth in the registration statement. Such information, including the appraisal report, which is an exhibit to the registration statement, can be examined without charge through the Securities and Exchange Commission’s web site (www.sec.gov), which contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission, including Affinity Bancshares. The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions of the material terms of, and should be read in conjunction with, such contract or document.

Community First Bancshares, MHC has filed an application for conversion with the Federal Reserve Board, and Affinity Bancshares has filed a savings and loan holding company application with the Federal Reserve Board. To obtain a copy of the applications filed with the Federal Reserve Board, you may contact Kathryn Haney, Applications Manager of the Federal Reserve Bank of Atlanta, at (404) 498-7298. The plan of conversion is available for inspection, upon request, at each of Newton Federal Bank’s offices.

In connection with the offering, Affinity Bancshares will register its common stock under Section 12 of the Securities Exchange Act of 1934 and, upon such registration, Affinity Bancshares and the holders of its common stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on common stock purchases and sales by directors, officers and greater than 10% stockholders, the annual and periodic reporting and certain other requirements of the Securities Exchange Act of 1934. Under the plan of conversion, Affinity Bancshares has undertaken that it will not terminate such registration for a period of at least three years following the completion of the offering.

Index to Consolidated Financial Statements

Community First Bancshares, Inc.

Consolidated Balance Sheets at June 30, 2020 (unaudited) and December 31, 2019 (audited)	F-2

Consolidated Statements of Operations for the Six Months Ended June 30, 2020 and 2019 (unaudited)	F-3

Consolidated Statements of Comprehensive (Loss) Income for the Six Months Ended June 30, 2020 and 2019 (unaudited)	F-4

Consolidated Statements of Changes in Stockholders’ Equity for the Six Months Ended June 30, 2020 and 2019 (unaudited)	F-5

Consolidated Statements of Cash Flows for the Six Months Ended June 30, 2020 and 2019 (unaudited)	F-6

Notes to Unaudited Consolidated Financial Statements	F-7

Reports of Independent Registered Public Accounting Firms	F-19

Consolidated Balance Sheets as of December 31, 2019, 2018 and September 30, 2018	F-21

Consolidated Statements of Income for the Year Ended December 31, 2019, the Transition Period of Three Months Ended December 31, 2018 and the Year Ended September 30, 2018	F-22

Consolidated Statements of Comprehensive Income (Loss) for the Year Ended December 31, 2019, the Transition Period of Three Months Ended December 31, 2018 and the Year Ended September 30, 2018	F-23

Consolidated Statements of Changes in Stockholders’ Equity for the Year Ended December 31, 2019, the Transition Period of Three Months Ended December 31, 2018 and the Year Ended September 30, 2018	F-24

Consolidated Statements of Cash Flows for the Year Ended December 31, 2019, the Transition Period of Three Months Ended December 31, 2018 and the Year Ended September 30, 2018	F-25

Notes to Consolidated Financial Statements	F-26

COMMUNITY FIRST BANCSHARES, INC.

Consolidated Balance Sheets

	June 30, 2020 (unaudited)	December 31, 2019 (audited)
	(In thousands)
Assets
Cash and due from banks, including reserve requirement of $0 and $1,523 at June 30, 2020 and December 31, 2019, respectively	$14,254	$3,965
Interest-earning deposits in other depository institutions	180,170	44,152

Cash and cash equivalents	194,424	48,117
Investment securities available-for-sale	19,387	3,818
Federal Home Loan Bank stock	2,834	278
Loans, net	635,601	247,956
Other real estate owned	1,232	140
Premises and equipment, net	8,861	8,513
Bank owned life insurance	15,112	7,462
Intangible assets	19,035	—
Accrued interest receivable and other assets	9,881	3,010

Total assets	$906,367	$319,294

Liabilities and Stockholders’ Equity
Liabilities:
Savings accounts	$101,205	$22,691
Interest-bearing checking	69,029	47,324
Market rate checking	117,914	33,380
Non-interest-bearing checking	171,407	29,549
Certificates of deposit	166,195	105,237

Total deposits	625,750	238,181
Federal Home Loan Bank advances	54,323	—
Paycheck Protection Program Liquidity Facility borrowings	129,230	—
Repurchase agreements and other borrowings	14,491	—
Accrued interest payable and other liabilities	5,329	3,946

Total liabilities	829,123	242,127
Stockholders’ equity:
Common stock (par value $0.01 per share, 19,000,000 shares authorized, 7,685,999 issued and 7,570,797 outstanding at June 30, 2020 and 7,671,224 issued and 7,557,848 outstanding at December 31, 2019)	78	77
Preferred stock (1,000,000 shares authorized, no shares outstanding)	—	—
Additional paid in capital	33,427	33,358
Treasury stock, 113,376 shares at June 30, 2020, and December 31, 2019, at cost	(1,268)	(1,268)
Unearned ESOP shares	(2,512)	(2,571)
Retained earnings	47,343	47,562
Accumulated other comprehensive income	176	9

Total stockholders’ equity	77,244	77,167

Total liabilities and stockholders’ equity	$906,367	$319,294

See accompanying notes to unaudited consolidated financial statements.

COMMUNITY FIRST BANCSHARES, INC.

Consolidated Statements of Operations

(unaudited)

	Six Months Ended June 30,
	2020	2019
	(In thousands)
Interest income:
Loans, including fees	$13,520	$6,793
Investment securities, including dividends	282	270
Interest-earning deposits	150	300

Total interest income	13,952	7,363

Interest expense:
Deposits	2,625	1,057
Borrowings	393	24

Total interest expense	3,018	1,081

Net interest income before provision for loan losses	10,934	6,282

Provision for loan losses	800	—

Net interest income after provision for loan losses	10,134	6,282

Non-interest income:
Service charges on deposit accounts	658	360
Gain on sales of investment securities available-for-sale	20	—
Other	374	335

Total non-interest income	1,052	695

Non-interest expenses:
Salaries and employee benefits	6,353	3,659
Deferred compensation	142	103
Occupancy	1,337	956
Advertising	133	67
Data processing	1,250	612
Other real estate owned	2	17
Net loss (gain) on sale of other real estate owned	29	(96)
Legal and accounting	965	533
Organizational dues and subscriptions	168	153
Director compensation	101	96
Federal deposit insurance premiums	253	32
Other	924	616

Total non-interest expenses	11,657	6,748

(Loss) income before income taxes	(471)	229
Income tax expense (benefit)	(252)	(6)

Net (loss) income	$(219)	$235

Basic and diluted (loss) earnings per share	$(0.03)	$0.03

See accompanying notes to unaudited consolidated financial statements.

COMMUNITY FIRST BANCSHARES, INC.

Consolidated Statements of Comprehensive (Loss) Income

(unaudited)

	Six Months Ended June 30,
	2020	2019
	(In thousands)
Net (loss) income	$(219)	$235
Other comprehensive income:
Net unrealized gain on available-for-sale securities, net of taxes of $20, $77, $63 and $208	182	591

Reclassification adjustment for gain included in net income, net of taxes of ($5)	(15)	—

Total other comprehensive income	167	591

Total comprehensive (loss) income	$(52)	$826

See accompanying notes to unaudited consolidated financial statements.

COMMUNITY FIRST BANCSHARES, INC.

Consolidated Statements of Changes in Stockholders’ Equity

(unaudited)

Six Months Ended June 30, 2020 and 2019

						Accumulated
		Additional				Other
	Common	Paid In	Treasury	Unearned	Retained	Comprehensive
	Stock	Capital	Stock	ESOP Shares	Earnings	Income (Loss)	Total

Beginning balance December 31, 2018	$75	$33,078	$(668)	$(2,689)	$47,043	$(441)	$76,398
ESOP loan payment and release of ESOP shares	—	3	—	59	—	—	62
Purchase of treasury stock	—	—	(600)	—	—	—	(600)
Issuance of restricted stock awards	2	43	—	—	—	—	45
Stock-based compensation expense	—	24	—	—	—	—	24
Change in unrealized gain on investment securities available-for- sale, net of tax	—	—	—	—	—	591	591
Net income	—	—	—	—	235	—	235

Ending balance June 30, 2019	$77	$33,148	$(1,268)	$(2,630)	$47,278	$150	$76,755

Beginning balance December 31, 2019	$77	$33,358	$(1,268)	$(2,571)	$47,562	$9	$77,167
ESOP loan payment and release of ESOP shares	—	(8)	—	59	—	—	51
Issuance of restricted stock awards	1	16	—	—	—	—	17
Stock-based compensation expense	—	61	—	—	—	—	61
Change in unrealized gain on investment securities available-for-sale, net of tax	—	—	—	—	—	167	167
Net loss	—	—	—	—	(219)	—	(219)

Ending balance June 30, 2020	$78	$33,427	$(1,268)	$(2,512)	$47,343	$176	$77,244

See accompanying notes to unaudited consolidated financial statements.

COMMUNITY FIRST BANCSHARES, INC.

Consolidated Statements of Cash Flows

(unaudited)

	Six Months Ended June 30,
	2020	2019
	(In thousands)
Cash flows from operating activities:
Net (loss) income	$(219)	$235
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities, net of effects of acquisition:
Depreciation and (accretion) amortization	(98)	435
Stock-based compensation expense	78	69
Deferred income tax	—	(17)
Provision for loan losses	800	—
ESOP expense	51	62
Net gain on sale of investment securities available-for-sale	(20)	—
Net loss (gain) on sale of other real estate owned	29	(96)
Increase in cash surrender value of bank owned life insurance	(198)	(105)
Change in:
Accrued interest receivable and other assets	(3,793)	157
Accrued interest payable and other liabilities	536	704

Net cash (used in) provided by operating activities	(2,834)	1,444

Cash flows from investing activities, net of effects of acquisition:
Purchases of investment securities available-for-sale	(4,025)	—
Purchases of premises and equipment	(137)	(220)
Proceeds from disposal of premises and equipment	21	—
Proceeds from sale of investment securities available-for-sale	1,677	—
Proceeds from paydowns of investment securities available-for-sale	3,316	1,034
Purchases of other investments	(1,108)	—
Proceeds from sales of other investments	213	302
Net change in loans	(126,246)	(16,208)
Proceeds from sales of other real estate owned	128	604
Net cash paid in business combination	(22,749)	—

Net cash used in investing activities	(148,910)	(14,488)

Cash flows from financing activities, net of effects of acquisition:
Net change in demand and savings deposits	138,438	3,902
Purchase of treasury stock	—	(600)
Proceeds from FHLB advances	40,000	—
Repayment of FHLB advances	(20,000)	(7,570)
Proceeds from holding company loan	5,000	—
Proceeds from Payroll Protection Program Liquidity Facility	129,230	—
Net change in repurchase agreements and other borrowings	5,383	—

Net cash provided by (used in) financing activities	298,051	(4,268)

Net change in cash and cash equivalents	146,307	(17,312)
Cash and cash equivalents at beginning of period	48,117	37,029

Cash and cash equivalents at end of period	$194,424	$19,717

Supplemental disclosures of cash flow information:
Cash paid for interest	$2,761	$1,101
Vacant land transferred to other real estate owned	460	—
Fair value of assets acquired	$317,744	—
Fair value of liabilities assumed	288,732	—
Net assets acquired	29,012	—

See accompanying notes to unaudited consolidated financial statements.

COMMUNITY FIRST BANCSHARES, INC.

Notes to Unaudited Consolidated Financial Statements

(1)	Basis of Presentation

Community First Bancshares, Inc. (the “Company”) is a savings and loan holding company headquartered in Covington, Georgia. The Company has one operating subsidiary, Newton Federal Bank (the “Bank”), a federally chartered savings association, conducting banking activities in Newton County, Georgia and surrounding counties and in Cobb, Jackson and Fulton County, Georgia and surrounding counties, and originating dental practice loans and indirect automobile loans throughout the Southeastern United States. The Bank offers such customary banking services as consumer and commercial checking accounts, savings accounts, certificates of deposit, mortgage, commercial and consumer loans, including indirect automobile loans, money transfers and a variety of other banking services.

The accompanying unaudited consolidated financial statements and notes thereto contain all adjustments, consisting only of normal recurring adjustments, necessary to present fairly, in accordance with accounting principles generally accepted in the United States of America (“GAAP”), the financial position of the Company as of June 30, 2020 and the results of its operations and its cash flows for the periods presented. The interim consolidated financial information should be read in conjunction with the audited financial statements and the notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019. The results of operations for the six months ended June 30, 2020 are not necessarily indicative of the results to be expected for a full year or for any other period.

Use of Estimates – The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates. Material estimates common to the banking industry that are particularly susceptible to significant change in the near term include, but are not limited to, the determination of the allowance for loan losses, the valuation of acquired loans, the valuation of other real estate acquired in connection with foreclosure or in satisfaction of loans and valuation allowances associated with the realization of deferred tax assets, which are based on future taxable income.

Summary of Significant Accounting Policies – The accounting and reporting policies of the Company conform to GAAP and general practices within the banking industry. There have been no material changes or developments in the application of principles or in our evaluation of the accounting estimates and the underlying assumptions or methodologies that we believe to be Critical Accounting Policies as disclosed in the Company’s financial statements for the year ended December 31, 2019 included in the Company’s Form 10-K.

Net earnings (loss) per share is calculated for the period that the Company’s shares of common stock were outstanding which includes the current period and the same period in the previous year. The net loss for the six months ended June 30, 2020 was $219,000 and the weighted average common shares outstanding were 7,537,319. The net income for the six months ended June 30, 2019 was $235,000 and the weighted average common shares outstanding were 7,489,020.

The COVID-19 pandemic has disrupted and adversely affected the Company’s business and results of operations, and the ultimate impacts of the pandemic on the Company’s business, financial condition and results of operations will depend on future developments and other factors that are highly uncertain and will be impacted by the scope and duration of the pandemic and actions taken by governmental authorities in response to the pandemic.

The Bank received SBA authorization for 1,162 Payroll Protection Program loans totaling $130.2 million. In addition, the Bank has granted short-term deferrals on 842 loans that were otherwise performing of approximately $200.6 million. Of these loans, 43 totaling $15.3 million have returned to normal performing status.

Recent Accounting Pronouncements

There have been no pronouncements issued during the six months ended June 30, 2020 that would have a material impact on the Company’s financial statements.

(2)	Acquisition

On January 10, 2020, the Company consummated its merger with ABB Financial Group, Inc. (“ABB”) pursuant to the Agreement and Plan of Merger by and between the Company and ABB dated August 19, 2019, (the “Merger Agreement”), whereby ABB was merged with and into the Company, and Affinity Bank, ABB’s wholly owned commercial bank subsidiary serving Cobb County, Georgia and Fulton County, Georgia and surrounding counties, was merged with and into Newton Federal

Bank. The system integration is expected to be completed in September 2020. Affinity Bank operated one branch office in Cobb County, Georgia and one loan production office in Fulton County, Georgia.

The purpose of the merger was for strategic reasons beneficial to the Company. The acquisition is consistent with its plan to drive growth and efficiency through increased scale, leverage the strengths of each bank across the combined customer base, enhance profitability, and add shareholder value.

Under the terms of the Merger Agreement, each outstanding share of ABB common stock was converted into the right to receive $7.50 in cash, for a total paid of $40.3 million in cash with no stock issued. Pre-existing ABB equity awards (restricted stock units and stock options) immediately vested upon consummation of the merger. The Company paid $2.7 million reflecting the net value for the vested ABB restricted stock outstanding at the consummation of the merger.

The Company accounted for the transaction under the acquisition method of accounting, and thus, the financial position and results of operations of ABB prior to the consummation date were not included in the accompanying consolidated financial statements. The accounting required assets purchased and liabilities assumed to be recorded at their respective fair values at the date of acquisition. The Company determined the fair value of core deposit intangibles, securities, premises and equipment, loans, other real estate owned, bank owned life insurance and other assets, deposits, debt and deferred taxes with the assistance of third-party valuations, appraisals, and third-party advisors. The estimated fair values will be subject to refinement as additional information relative to the closing date fair values becomes available through the measurement period of approximately one year from consummation.

The fair value of the assets acquired and liabilities assumed on January 10, 2020 was as follows:

	As recorded by	Fair Value	As recorded by
	ABB	Adjustments	CFBI
		(in thousands)
Cash, cash equivalents and securities available-for-sale	$41,561	$—	$41,561
Loans	264,176	(2,327)	261,849
Other real estate owned	790	—	790
Core deposit intangible	—	1,913	1,913
Fixed assets and other assets	11,631	—	11,631

Total assets acquired	318,158	(414)	317,744
Deposits	249,049	265	249,314
Borrowings and other liabilities	37,764	1,654	39,418

Total liabilities acquired	286,813	1,919	288,732

Excess of assets acquired over liabilities acquired	31,345	(2,333)	29,012
Purchase price			40,338
Net assets acquired			29,012
Less preferred stock redeemed			(5,891)

Net assets acquired less preferred stock			23,121

Goodwill			$17,217

The following unaudited pro forma information presents the results of operations for six months ended June 30, 2020 and 2019, as if the acquisition had occurred January 1 of each period. The Company expects to achieve further operating cost savings and other business synergies as a result of the acquisition which are not reflected in the pro forma amounts. These unaudited pro forma results are presented for illustrative purposes and are not intended to represent or be indicative of the actual results of operations of the combined company that would have been achieved had the acquisition occurred at the beginning of each period presented, nor are they intended to represent or be indicative of future results of operations.

	Six Months Ended June 30,
	2020	2019
	(In thousands except per share data)
Total revenues, net of interest expense	$12,286	$12,142
Net (loss) income	(1,279)	1,617
Diluted (loss) earnings per share	(0.17)	0.22

(3)	Investment Securities

Investment securities available-for-sale at June 30, 2020 and December 31, 2019 are as follows: (in thousands)

	Amortized	Gross Unrealized	Gross Unrealized	Estimated
June 30, 2020	Cost	Gains	Losses	Fair Value
Government agency securities	$4,524	$5	$—	$4,529
Government agency mortgage-backed securities	11,907	391	—	12,298
Trust preferred securities	2,719	—	(159)	2,560

Total	$19,150	$396	$(159)	$19,387

December 31, 2019
Government agency securities	$501	$—	$(1)	$500
Government agency mortgage-backed securities	3,305	13	—	3,318

Total	$3,806	$13	$(1)	$3,818

There were four securities in an unrealized loss position as of June 30, 2020 for less than 12 months. There were no securities in an unrealized loss position for 12 months or greater as of June 30, 2020. The unrealized losses on the debt securities arose due to changing interest rates and market conditions and are considered to be temporary because of acceptable investment grades and are reviewed regularly. One of the securities is an agency bond that is a direct obligation of the U.S. Government. The other three securities are trust preferred securities where the Bank performs a credit review regularly and such review has raised no concerns. The Company does not intend to sell the investments and it is not likely that the Company will be required to sell the investments before recovery of their amortized cost basis which may be at maturity.

The amortized cost and estimated fair value of investment securities available-for-sale at June 30, 2020, by contractual maturity, are shown below. Maturities of mortgage-backed securities will differ from contractual maturities because borrowers may have the right to call or prepay certain obligations with or without call or prepayment penalties. Therefore, these securities are not included in the maturity categories. (in thousands)

	Amortized	Estimated
	Cost	Fair Value
Government agency securities
Within 1 year	$500	$502
Greater than 1 to 5 years	2,000	2,003
Greater than 5 to 10 years	—	—
Greater than 10 years	2,024	2,024
Trust preferred securities
Within 1 year	—	—
Greater than 1 to 5 years	—	—
Greater than 5 to 10 years	2,219	2,135
Greater than 10 years	500	425

	7,243	7,089

Government agency mortgage-backed securities	11,907	12,298

Total	$19,150	$19,387

During the six months ended June 30, 2020, the Company sold available-for-sale securities with a book value of $1.7 million at a gain of $20,000. There were no sales of securities available-for-sale during the six months ended June 30, 2019.

Securities with a carrying value of approximately $13.2 million and $3.8 million were pledged to secure public deposits and repurchase agreements at June 30, 2020 and December 31, 2019, respectively.

(4)	Loans and Allowance for Loan Losses

Major classifications of loans, by collateral code, at June 30, 2020 and December 31, 2019 are summarized as follows: (in thousands)

	June 30, 2020	December 31, 2019
Commercial (secured by real estate)	$171,793	$54,488
Commercial and industrial	150,341	28,613
Payroll Protection Program loans	130,233	—
Construction, land and acquisition & development	42,328	20,502
Residential mortgage 1-4 family	106,023	116,843
Consumer installment	39,870	31,644

Total	640,588	252,090
Less allowance for loan losses	(4,987)	(4,134)

Total loans, net	$635,601	$247,956

The Bank grants loans and extensions of credit to individuals and a variety of firms and corporations located primarily in the Atlanta, Georgia MSA. A substantial portion of the loan portfolio is collateralized by improved and unimproved real estate and is dependent upon the real estate market. In addition, with the acquisition of Affinity Bank, the Bank has become a premier lender within professional markets, with a primary focus on the dental industry in Georgia and adjoining states. The majority of these loans are commercial and industrial credits for practice acquisitions and equipment financing with the remainder being owner-occupied real estate.

Qualifying loans in the amount of $224.1 million and $115.4 million were pledged to secure the line of credit from the Federal Home Loan Bank of Atlanta (“FHLB”) at June 30, 2020 and December 31, 2019, respectively.

The following table presents the balance in the allowance for loan losses and the recorded investment in loans by portfolio segment and based on impairment method as of and for the six months ended June 30, 2020 and 2019: (in thousands)

June 30, 2020	Commercial (Secured by Real Estate)	Commercial and Industrial	Construction, Land and Acquisition & Development	Residential Mortgage	Consumer Installment	Unallocated		Total
Allowance for loan losses:
Beginning balance	$1,661	$1,478	$153	$369	$466		$7	$4,134
Provision	895	(821)	124	532	53		17	800
Charge-offs	(30)	—	—	(126)	(15)		—	(171)
Recoveries	166	11	—	20	27		—	224

Ending balance	$2,692	$668	$277	$795	$531		$24	$4,987

Ending allowance attributable to loans:
Individually evaluated for impairment	$2	$1	$—	$6	$—		$—	$9
Collectively evaluated for impairment	2,690	667	277	789	531		24	4,978

Total ending allowance	$2,692	668	277	795	531		24	4,987

Loans:
Individually evaluated for impairment	$1,685	$979	$—	$4,221	$—		$—	$6,885
Collectively evaluated for impairment	170,108	279,595	42,328	101,802	39,870		—	633,703

Total loans	$171,793	$280,574	$42,328	$106,023	$39,870		$—	$640,588

June 30, 2019
Allowance for loan losses:
Beginning balance	$1,619	$1,520	$108	$641	$127		$7	$4,022
Provision	36	(113)	37	(342)	386		(4)	—
Charge-offs	—	(26)	—	(125)	(5)		—	(156)
Recoveries	50	27	—	236	1		—	314

Ending balance	$1,705	$1,408	$145	$410	$509		$3	$4,180

Ending allowance attributable to loans:
Individually evaluated for impairment	$2	$—	$—	$1	$—		$—	$3
Collectively evaluated for impairment	1,703	1,408	145	409	509		3	4,177

Total ending allowance	$1,705	$1,408	$145	$410	$509		$3	$4,180

Loans:
Individually evaluated for impairment	$1,899	$—	$—	$2,840	$1		$—	$4,740
Collectively evaluated for impairment	52,906	25,286	19,452	125,967	19,461		—	243,072

Total loans	$54,805	$25,286	$19,452	$128,807	$19,462	$		$247,812

The Bank individually evaluates all loans for impairment that are on nonaccrual status or are rated substandard (as described below). Additionally, all troubled debt restructurings are evaluated for impairment. A loan is considered impaired when, based on current events and circumstances, it is probable that all amounts due according to the contractual terms of the loan will not be collected. Impaired loans are measured based on the present value of expected future cash flows, discounted at the loan’s effective interest rate, at the loan’s observable market price, or the fair value of the collateral if the loan is collateral dependent. Interest payments received on impaired loans are applied as a reduction of the outstanding principal balance.

Impaired loans at June 30, 2020 and December 31, 2019 were as follows: (in thousands)

June 30, 2020	Recorded Investment	Unpaid Principal Balance	Allocated Related Allowance	Average Recorded Investment	Interest Income Recognized
With no related allowance recorded:
Commercial (secured by real estate)	$—	$—	$—	$—	$—
Commercial and industrial	395	527	—	466	—
Construction, land and acquisition & development	—	—	—	—	—
Residential mortgage	2,503	2,505	—	2,583	11
Consumer installment	—	—	—	—	—

	2,898	3,032	—	3,049	11

With an allowance recorded:
Commercial (secured by real estate)	1,685	1,686	2	1,727	45
Commercial and industrial	584	584	1	292	—
Construction, land and acquisition & development	—	—	—	—	—
Residential mortgage	1,718	1,719	6	1,810	50
Consumer installment	—	—	—	—	—

	3,987	3,989	9	3,829	95

Total impaired loans	$6,885	$7,021	$9	$6,878	$106

December 31, 2019
With no related allowance recorded:
Commercial (secured by real estate)	$26	$26	$—	$40	$9
Commercial and industrial	395	527	—	463	29
Construction, land and acquisition & development	—	—	—	—	—
Residential mortgage	3,749	3,878	—	3,912	153
Consumer installment	—	—	—	—	—

	4,170	4,431	—	4,415	190

With an allowance recorded:
Commercial (secured by real estate)	1,513	1,513	1	1,539	94
Commercial and industrial	—	—	—	—	—
Construction, land and acquisition & development	—	—	—	—	—
Residential mortgage	412	412	5	405	—
Consumer installment	—	—	—	—	24

	1,925	1,925	6	1,944	118

Total impaired loans	$6,095	$6,356	$6	$6,359	$308

The following table presents the aging of the recorded investment in past due loans, as well as the recorded investment in nonaccrual loans, as of June 30, 2020 and December 31, 2019 by class of loans: (in thousands)

June 30, 2020	30 -59 Days Past Due	60- 89 Days Past Due	90 Days or Greater Past Due	Total Past Due	Current	Total	Nonaccrual
Commercial (secured by real estate)	$—	$—	$—	$—	$171,793	$171,793	$225
Commercial and industrial	—	—	395	395	280,179	280,574	979
Construction, land and acquisition & development	—	—	—	—	42,328	42,328	—
Residential mortgage	1,562	230	236	2,028	103,995	106,023	2,761
Consumer installment	14	31	—	45	39,825	39,870	—

Total	$1,576	$261	$631	$2,468	$638,120	$640,588	$3,965

December 31, 2019
Commercial (secured by real estate)	$114	$24	$10	$148	$54,340	$54,488	$246
Commercial and industrial	1,270	30	395	1,695	26,918	28,613	395
Construction, land and acquisition & development	—	—	—	—	20,502	20,502	—
Residential mortgage	3,087	2,040	643	5,770	111,073	116,843	1,912
Consumer installment	58	34	—	92	31,552	31,644	14

Total	$4,529	$2,128	$1,048	$7,705	$244,385	$252,090	$2,567

There were no loans past due 90 days or greater and still accruing interest as of June 30, 2020 and December 31, 2019.

There was one new troubled debt restructuring during the six months ended June 30, 2020 and no new troubled debt restructurings during the six months ended June 30, 2019. No troubled debt restructurings subsequently defaulted during the six months ended June 30, 2020 or 2019.

The Bank has allocated an allowance for loan losses of approximately $6,000 and $6,000 to customers whose loan terms have been modified in troubled debt restructurings as of June 30, 2020 and December 31, 2019, respectively.

The Bank categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation, public information and current economic trends, among other factors. The Bank analyzes loans individually by classifying the loans as to credit risk. This analysis is performed on a continuous basis. The Bank uses the following definitions for its risk ratings:

Special Mention. Loans have potential weaknesses that may, if not corrected, weaken or inadequately protect the Bank’s credit position at some future date. Weaknesses are generally the result of deviation from prudent lending practices, such as over advances on collateral. Credits in this category should, within a 12-month period, move to Pass if improved or drop to Substandard if poor trends continue.

Substandard. Inadequately protected by the current net worth and paying capacity of the obligor or by the collateral pledged, if any. Loans have a well-defined weakness or weaknesses such as primary source of repayment is gone or severely impaired or cash flow is insufficient to reduce debt. There is a distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected.

Doubtful. Loans have the same weaknesses as those classified Substandard, with the added characteristic that the weaknesses make collection or liquidation in full highly questionable and improbable. The likelihood of a loss on an asset or portion of an asset classified Doubtful is high.

Loss. Loans considered uncollectible and of such little value that the continuance as a Bank asset is not warranted. This does not mean that the loan has no recovery or salvage value, but rather the asset should be charged off even though partial recovery may be possible in the future.

Loans not meeting the criteria above that are analyzed individually as part of the above described process are considered to be Pass rated loans. As of June 30, 2020 and December 31, 2019, and based on the most recent analysis performed, the risk category of loans by class of loans is as follows: (in thousands)

June 30, 2020	Pass	Special Mention	Substandard	Doubtful/ Loss	Total
Commercial (secured by real estate)	$170,986	$785	$22	$—	$171,793
Commercial and industrial	279,595	—	979	—	280,574
Construction, land and acquisition & development	42,328	—	—	—	42,328
Residential mortgage	102,496	224	3,303	—	106,023
Consumer installment	39,870	—	—	—	39,870

Total	$635,275	$1,009	$4,304	$—	$640,588

December 31, 2019	Pass	Special Mention	Substandard	Doubtful/ Loss	Total
Commercial (secured by real estate)	$54,454	$—	$34	$—	$54,488
Commercial and industrial	28,204	—	409	—	28,613
Construction, land and acquisition & development	20,502	—	—	—	20,502
Residential mortgage	110,034	229	6,580	—	116,843
Consumer installment	31,626	—	18	—	31,644

Total	$244,820	$229	$7,041	$—	$252,090

(5)	Deposits

The aggregate amounts of certificates of deposit greater than $250,000, the standard FDIC deposit insurance coverage limit per depositor, were approximately $45.0 million at June 30, 2020 and $30.2 million at December 31, 2019.

(6)	Borrowings

The following FHLB advances, which required monthly or quarterly interest payments, were outstanding at June 30, 2020:

Advance Date	Advance	Fair Value Adjustment	Interest Rate	Maturity	Rate	Call Feature
4/7/2020	$10,000,000	$—	0.31%	8/7/2020	Fixed	None
4/7/2020	10,000,000	—	0.32%	9/8/2020	Fixed	None
5/25/2018	10,000,000	100,595	2.91%	5/25/2021	Fixed	None
5/23/2019	8,000,000	476,171	2.40%	5/23/2029	Convertible	5/23/2022
12/16/2019	5,000,000	323,343	2.37%	12/17/2029	Convertible	12/17/2021
11/29/2019	5,000,000	381,479	2.66%	11/29/2029	Convertible	11/29/2022
7/10/2019	5,000,000	41,435	2.10%	7/10/2024	Fixed	None

	$53,000,000	$1,323,023

There were no FHLB advances as of December 31, 2019. At June 30, 2020, the FHLB advances were collateralized by certain loans which totaled approximately $224.1 million at June 30, 2020, and by the Company’s investment in FHLB stock which totaled approximately $2.8 million at June 30, 2020.

The Company had one FHLB letter of credit of $8.0 million and $8.0 million, used to collateralize public deposits, outstanding at June 30, 2020 and December 31, 2019, respectively.

The Company borrowed $5.0 million from First National Bankers Bank during the six months ended June 30, 2020. The loan has a ten-year term with a floating interest rate equal to the Wall Street Journal Prime Rate. The initial interest payment is due September 30, 2020 and the initial principal payment is due June 29, 2021. There is no prepayment penalty.

During the six months ended June 30, 2020, the Bank borrowed $129.2 million from the Federal Reserve Bank of Atlanta to fund Payroll Protection Program (PPP) loans under the U.S. CARES Act (the Payroll Protection Program Liquidity Facility). This is secured by PPP loans totaling $130.2 million made during the three months ended June 30, 2020. These borrowings have a fixed interest rate of 0.35% and a maturity date equal to the maturity date of the related PPP loans, with the PPP loans maturing either two or five years from the origination date of the PPP loan.

(7)	Employee Stock Ownership Plan

The Bank sponsors an employee stock ownership plan (“ESOP”) that covers all employees who meet certain service requirements. The Bank makes annual contributions to the ESOP in amounts as defined by the plan document. These contributions are used to pay debt service and purchase additional shares. Certain ESOP shares are pledged as collateral for debt. As the debt is repaid, shares are released from collateral and allocated to active employees, based on the proportion of debt service paid in the year.

In April 2017, the ESOP borrowed approximately $3.0 million payable to the Bank for the purpose of purchasing shares of the Company’s common stock. A total of 295,499 shares were purchased with the loan proceeds as part of the Company’s initial stock offering. Total ESOP expense for the six months ended June 30, 2020 and 2019 was approximately $51,000 and $62,000, respectively. The balance of the note payable of the ESOP was approximately $2.7 million at June 30, 2020 and December 31, 2019. Because the source of the loan payments is contributions received by the ESOP from the Bank, the related note receivable is shown as a reduction of stockholders’ equity. As of June 30, 2020 and December 31, 2019, 35,400 shares had been released.

(8)	Stock-Based Compensation

In August 2018, shareholders approved the Company’s 2018 Equity Incentive Plan, which authorizes the issuance of up to 147,749 shares of common stock pursuant to restricted stock grants and up to 369,374 shares of common stock pursuant to the exercise of options.

A Black-Scholes model is utilized to estimate the fair value of stock option grants, while the market price of the Company’s stock at the date of grant is used to estimate the fair value of restricted stock awards. The weighted average assumptions used in the Black-Scholes model for valuing stock option grants were as follows. Dividend yield is 0%, expected volatility is 25.40%, the risk-free interest rate is .53%, expected average life is 7.5 years and the weighted average per share fair value of options is $2.02.

Stock options of 144,000 shares with a weighted average exercise price of $7.05 were granted during the six months ended June 30, 2020. No options were exercised and 147,749 options were forfeited during the six months ended June 30, 2020. There are a total of 354,538 stock options outstanding as of June 30, 2020 with a weighted average exercise price of $8.86. The weighted average remaining life of outstanding options at June 30, 2020, is 9.2 years and they have an aggregate intrinsic value of $63,000. There are 42,108 options exercisable as of June 30, 2020 with a weighted average exercise price of $10.10. The weighted average remaining life of exercisable options at June 30, 2020 is 8.8 years and they have no aggregate intrinsic value.

Restricted stock of 71,308 shares with a weighted average grant date value of $7.05 were granted during the six months ended June 30, 2020. Shares totaling 15,289 of restricted stock had vested as of June 30, 2020, including 1,826 shares that were withheld for tax withholding purposes. There were 145,923 restricted shares outstanding with a weighted average grant date fair value of $8.63 at June 30, 2020.

The Company recognized approximately $78,000 stock-based compensation expense during the six months ended June 30, 2020, associated with its common stock awards granted to directors and officers. Options and restricted stock totaling 147,749 and 56,533 shares, respectively were forfeited during the six months ended March 31, 2020 resulting in a reversal of previously recognized stock compensation expense of approximately $152,000 as none of the forfeited options or restricted stock had vested at the time of forfeiture. As of June 30, 2020, there was approximately $1,834,000 of unrecognized compensation cost related to equity award grants. The cost is expected to be recognized over the weighted average remaining vesting period of approximately 4.5 years.

(9)	Fair Value Measurements and Disclosures

The Company utilizes fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. From time to time, the Company may be required to record at fair value other assets on a nonrecurring basis, such as impaired loans and other real estate owned. These nonrecurring fair value adjustments typically involve application of the lower of cost or market accounting or write-downs of individual assets. Additionally, the Company is required to disclose, but not record, the fair value of other financial instruments.

Fair Value Hierarchy

The Company groups assets and liabilities at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value. These levels are:

Level 1 – Valuation is based upon quoted prices for identical instruments traded in active markets.

Level 2 – Valuation is based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market.

Level 3 – Valuation is generated from model-based techniques that use at least one significant assumption not observable in the market. These unobservable assumptions reflect estimates of assumptions that market participants would use in pricing the asset or liability. Valuation techniques include use of option pricing models, discounted cash flow models and similar techniques.

Following is a description of valuation methodologies used for assets and liabilities recorded at fair value.

Cash and Cash Equivalents

The carrying value of cash and cash equivalents is a reasonable estimate of fair value.

Investment Securities Available-for-Sale

Available-for-sale securities are recorded at market value. Fair value measurement is based upon quoted prices, if available. If quoted prices are not available, fair values are measured using independent pricing models or other model-based valuation techniques such as the present value of future cash flows, adjusted for the security’s credit rating, prepayment assumptions and other factors such as credit loss assumptions. Level 1 securities include those traded on an active exchange, such as the New York Stock Exchange, and U.S. Treasury securities that are traded by dealers or brokers in active over-the-counter market funds. Level 2 securities include mortgage-backed securities issued by government sponsored enterprises and state, county and municipal bonds. Securities classified as Level 3 include asset-backed securities in less liquid markets.

FHLB Stock

The carrying value of FHLB stock approximates fair value.

Loans

The Company does not record loans at fair value on a recurring basis. However, from time to time, a loan is considered impaired and a specific reserve may be required to be established within the allowance for loan losses. Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired. Once a loan is identified as individually impaired, management measures impairment in accordance with GAAP. The fair value of impaired loans is estimated using one of three methods, including collateral value, market value of similar debt, and discounted cash flows. Those impaired loans not requiring an allowance represent loans for which the fair value of the expected repayments or collateral exceed the recorded investments in such loans. In accordance with GAAP, impaired loans where an allowance is established based on the fair value of collateral require classification in the fair value hierarchy. When the fair value of the collateral is based on an observable market price, the Company records the impaired loan as nonrecurring Level 2. When an appraised value is used or an appraisal is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Company records the impaired loan as nonrecurring Level 3. For disclosure purposes, the fair value of fixed rate loans which are not considered impaired is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings. For unimpaired variable rate loans, the carrying amount is a reasonable estimate of fair value for disclosure purposes.

Other Real Estate Owned

Other real estate properties are adjusted to fair value upon transfer of the loans to other real estate. Subsequently, other real estate assets are carried at fair value less estimated selling costs. Fair value is based upon independent market prices, appraised values of the collateral or management’s estimation of the value of the collateral. When the fair value of the collateral is based on an observable market price, the Bank records the other real estate as nonrecurring Level 2. When an appraised value is used or an appraisal is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Bank records the other real estate asset as nonrecurring Level 3.

Bank Owned Life Insurance

The carrying value of the cash surrender value of life insurance reasonably approximates fair value.

Deposits

The fair value of savings accounts, interest bearing checking accounts, non-interest bearing checking accounts and market rate checking accounts is the amount payable on demand at the reporting date, while the fair value of fixed maturity certificates of deposit is estimated by discounting the future cash flows using current rates at which comparable certificates would be issued.

FHLB Advances

The fair value of FHLB fixed-rate borrowings is estimated using discounted cash flows, based on the current incremental borrowing rates for similar types of borrowing arrangements.

Repurchase Agreements, Payroll Protection Program Liquidity Facility and Other Borrowings

The carrying value of repurchase agreements and other borrowings reasonably approximates fair value. The Payroll Protection Program Liquidity Facility funding has a fixed rate of 0.35% for all participants; thus, the carrying value approximates the estimated fair value.

Commitments to Extend Credit

Commitments to extend credit are short-term and, therefore, the carrying value and the fair value are considered immaterial for disclosure.

Assets Recorded at Fair Value on a Recurring Basis

The Company’s only assets recorded at fair value on a recurring basis are available-for-sale securities that had fair values of approximately $19.4 million and $3.8 million at June 30, 2020 and December 31, 2019. They are classified as Level 2.

Assets Recorded at Fair Value on a Nonrecurring Basis

The Company may be required, from time to time, to measure certain assets at fair value on a nonrecurring basis in accordance with GAAP. These include assets that are measured at the lower of cost or market that were recognized at fair value below cost at the end of the period. Assets measured at fair value on a nonrecurring basis are included in the table below as of June 30, 2020 and December 31, 2019 (in thousands).

June 30, 2020	Level 1	Level 2	Level 3	Total
Other real estate owned	$—	$—	$1,232	$1,232
Impaired loans	—	—	6,876	6,876

Total assets at fair value	$—	$—	$8,108	$8,108

December 31, 2019	Level 1	Level 2	Level 3	Total
Other real estate owned	$—	$—	$140	$140
Impaired loans	—	—	6,089	6,089

Total assets at fair value	$—	$—	$6,229	$6,229

The carrying amounts and estimated fair values (in thousands) of the Company’s financial instruments at June 30, 2020 and December 31, 2019 are as follows:

	June 30, 2020		December 31, 2019
	Carrying	Estimated	Carrying	Estimated
	Amount	Fair Value	Amount	Fair Value
Financial assets:
Cash and cash equivalents	$194,424	$194,424	$48,117	$48,117
Investment securities available-for-sale	19,387	19,387	3,818	3,818
FHLB stock	2,834	2,834	278	278
Loans, net	635,601	625,075	247,956	219,991
Cash surrender value of life insurance	15,112	15,112	7,462	7,462
Financial liabilities:
Deposits	625,750	628,414	238,181	239,340
FHLB advances	54,323	49,609	—	—
Repurchase agreements and other borrowings	14,491	14,491	—	—

Limitations

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company’s entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Company’s financial instruments, fair value estimates are based on many judgments. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Fair value estimates are based on existing on and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial instruments include deferred income taxes and premises and equipment. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

(10)	Subsequent Events

On September 8, 2020, the Boards of Directors of Community First Bancshares, MHC, the Company and the Bank adopted a Plan of Conversion (the “Plan”). Pursuant to the Plan, Community First Bancshares, MHC will convert from the mutual holding company form of organization to the fully public form. Community First Bancshares, MHC will be merged into the Company, and Community First Bancshares, MHC will no longer exist. The Company will then merge into a new Maryland corporation named Affinity Bancshares, Inc. As part of the conversion, Community First Bancshares, MHC’s ownership interest in the Company will be offered for sale in a public offering. The existing publicly held shares of the Company, which represent the remaining ownership interest in the Company, will be exchanged for new shares of common stock of the new Maryland corporation.

The Plan provides for the establishment, upon the completion of the conversion, of special “liquidation accounts” for the benefit of certain depositors of the Bank in an amount equal to Community First Bancshares, MHC’s ownership interest in the equity of the Company as of the date of the latest balance sheet contained in the prospectus plus the value of the net assets of Community First Bancshares, MHC as of the date of the latest statement of financial condition of Community First Bancshares, MHC prior to the consummation of the conversion (excluding its ownership of the Company). The liquidation accounts will be reduced annually to the extent that eligible account holders have reduced their qualifying deposits. Direct costs of the conversion and public offering will be deferred and reduce the proceeds from the shares sold in the public offering.

235 Peachtree Street NE Suite 1800 Atlanta, GA 30303	404 588 4200 wipfli.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors of Community First Bancshares, Inc.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Community First Bancshares, Inc. and subsidiary (the “Company”) as of December 31, 2019 and 2018, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for the year ended December 31, 2019 and the transition period for the three months ended December 31, 2018, and the related notes to the consolidated financial statements. In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of their operations and their cash flows for the year ended December 31, 2019 and the transition period for the three months ended December 31, 2018, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness on the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Wipfli LLP

We have served as the Company’s auditor since 2019.

Atlanta, Georgia

March 30, 2020

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors of Community First Bancshares, Inc.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheet of Community First Bancshares, Inc. and subsidiary (the “Company”) as of September 30, 2018, and the related consolidated statements of income, comprehensive loss, changes in stockholders’ equity and cash flows for the year then ended, and the related notes to the consolidated financial statements. In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of September 30, 2018, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Porter Keadle Moore, LLC

We have served as the Company’s auditor since 2004.

Atlanta, Georgia

December 21, 2018

COMMUNITY FIRST BANCSHARES, INC.

Consolidated Balance Sheets

	December 31, 2019	December 31, 2018	September 30, 2018
	(In thousands except share amounts)
Assets
Cash and due from banks, including reserve requirement of $1,523, $1,834 and $1,889 at December 31, 2019, 2018 and September 30, 2018, respectively	$3,965	3,817	4,428
Interest-earning deposits in other depository institutions	44,152	33,212	36,368

Cash and cash equivalents	48,117	37,029	40,796
Investment securities held-to-maturity (estimated fair values of $993 and $990) at December 31, 2018 and September 30, 2018, respectively	—	1,000	1,000
Investment securities available-for-sale	3,818	21,145	21,360
Federal Home Loan Bank stock	278	580	580
Loans, net	247,956	227,424	222,485
Other real estate owned	140	508	67
Premises and equipment, net	8,513	8,896	9,040
Bank owned life insurance	7,462	7,251	7,195
Accrued interest receivable and other assets	3,010	3,862	3,461

Total assets	$319,294	307,695	305,984

Liabilities and Stockholders’ Equity
Liabilities :
Savings accounts	$22,691	24,511	24,508
Interest bearing checking	47,324	53,752	53,244
Market rate checking	33,380	24,936	23,140
Non-interest bearing checking	29,549	28,472	29,797
Certificate of deposits	105,237	87,510	85,698

Total deposits	238,181	219,181	216,387
Federal Home Loan Bank advances	—	7,570	7,570
Accrued interest payable and other liabilities	3,946	4,546	5,644

Total liabilities	242,127	231,297	229,601
Commitments
Stockholders’ equity:
Common stock (par value $0.01 per share, 19,000,000 shares authorized, 7,671,224 issued and 7,557,848 outstanding at December 31, 2019, 7,538,250 issued and 7,478,992 outstanding at December 31, 2018 and 7,538,250 issued and 7,513,937 outstanding at September 30, 2018)	77	75	75
Preferred stock (1,000,000 shares authorized, no shares outstanding)	—	—	—
Additional paid in capital	33,358	33,078	33,075
Treasury stock, 113,376 shares, 59,258 shares and 24,313 shares at December 31, 2019, 2018, and September 30, 2018, respectively, at cost	(1,268)	(668)	(248)
Unearned ESOP shares	(2,571)	(2,689)	(2,719)
Retained earnings	47,562	47,043	46,895
Accumulated other comprehensive income (loss)	9	(441)	(695)

Total stockholders’ equity	77,167	76,398	76,383

Total liabilities and stockholders’ equity	$319,294	307,695	305,984

See accompanying notes to consolidated financial statements.

COMMUNITY FIRST BANCSHARES, INC.

Consolidated Statements of Income

	For the Year Ended December 31,	For the Three Months Ended December 31,	For the Year Ended September 30,
	2019	2018	2018
	(In thousands except per share amounts)
Interest income:
Loans, including fees	$14,022	$3,248	13,301
Investment securities, including dividends	356	144	573
Interest-earning deposits	619	200	418

Total interest income	14,997	3,592	14,292

Interest expense:
Deposits	2,286	468	1,420
Borrowings	26	38	136

Total interest expense	2,312	506	1,556

Net interest income before provision for loan losses	12,685	3,086	12,736
Provision for loan losses	—	—	500

Net interest income after provision for loan losses	12,685	3,086	12,236

Non-interest income:
Service charges on deposit accounts	922	199	727
Small Business Administration (SBA) loan fees	65	2	586
Gain on sales of investment securities available-for-sale	147	—	—
Other	511	115	595

Total non-interest income	1,645	316	1,908

Non-interest expenses:
Salaries and employee benefits	7,254	1,732	6,585
Deferred compensation	236	55	212
Occupancy	1,830	474	1,706
Advertising	147	38	177
Data processing	1,577	225	891
Other real estate owned	23	42	91
Net gain on sale of other real estate owned	(21)	(4)	(11)
Legal and accounting	1,213	235	1,091
Organizational dues and subscriptions	294	83	307
Director compensation	192	48	227
Federal deposit insurance premiums	48	16	65
Other	1,211	267	1,149

Total non-interest expenses	14,004	3,211	12,490

Income before income taxes	326	191	1,654
Income tax benefit (expense)	29	(43)	(1,205)

Net income	$355	148	449

Basic and diluted earnings per share	$0.05	$0.02	$0.06

See accompanying notes to consolidated financial statements.

COMMUNITY FIRST BANCSHARES, INC.

Consolidated Statements of Comprehensive Income (Loss)

	For the Year Ended December 31,	For the Three Months Ended December 31,	For the Year Ended September 30,
	2019	2018	2018
	(In thousands)
Net income	$355	$148	$449
Other comprehensive income (loss):
Net unrealized gain (loss) on available for sale securities, net of taxes of $196, $89 and $(274)	559	254	(752)
Reclassification adjustment for gain included in net income, net of taxes of $(38)	(109)	—	—

Total other comprehensive income (loss)	450	254	(752)

Total comprehensive income (loss)	$805	$402	$(303)

See accompanying notes to consolidated financial statements.

COMMUNITY FIRST BANCSHARES, INC.

Consolidated Statements of Changes in Stockholders’ Equity

						Accumulated
		Additional				Other
	Common	Paid In	Treasury	Unearned	Retained	Comprehensive
	Stock	Capital	Stock	ESOP Shares	Earnings	Income (Loss)	Total
			(In thousands)
Beginning balance September 30, 2017	$75	$33,055	$—	$(2,837)	$46,446	$57	$76,796
ESOP loan payment and release of ESOP shares	—	20	—	118	—	—	138
Purchase of treasury stock	—	—	(248)	—	—	—	(248)
Change in unrealized gain on investment securities available-for-sale	—	—	—	—	—	(752)	(752)
Net income	—	—	—	—	449	—	449

Ending balance September 30, 2018	$75	$33,075	$(248)	$(2,719)	$46,895	$(695)	$76,383

Beginning balance September 30, 2018	$75	$33,075	$(248)	$(2,719)	$46,895	$(695)	$76,383
ESOP loan payment and release of ESOP shares	—	3	—	30	—	—	33
Purchase of treasury stock	—	—	(420)	—	—	—	(420)
Change in unrealized gain on investment securities available-for-sale	—	—	—	—	—	254	254
Net income	—	—	—	—	148	—	148

Ending balance December 31, 2018	$75	$33,078	$(668)	$(2,689)	$47,043	$(441)	$76,398

Beginning balance December 31, 2018	$75	$33,078	$(668)	$(2,689)	$47,043	$(441)	$76,398
Issuance of restricted stock awards	2	177	—	—	—	—	179
ESOP loan payment and release of ESOP shares	—	4	—	118	—	—	122
Stock based compensation	—	99	—	—	—	—	99
Purchase of treasury stock	—	—	(600)	—	—	—	(600)
Change in unrealized gain on investment securities available-for-sale	—	—	—	—	—	450	450
ASC 606 adoption adjustment, net of tax ($57)	—	—	—	—	164		164
Net income	—	—	—	—	355	—	355

Ending balance December 31, 2019	$77	$33,358	$(1,268)	$(2,571)	$47,562	$9	$77,167

See accompanying notes to consolidated financial statements.

COMMUNITY FIRST BANCSHARES, INC.

Consolidated Statements of Cash Flows

	For the Year Ended December 31,	For the Three Months Ended December 31,	For the Year Ended September 30,
	2019	2018	2018
	(In thousands)
Cash flows from operating activities:
Net income	$355	$148	$449
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Provision for loan losses	—	—	500
Depreciation and amortization	885	182	909
Stock based compensation expense	278	—	—
Deferred income tax	145	33	1,436
ESOP expense	122	33	138
Net gain on sale of investment securities available-for-sale	(147)	—	—
Net gain on sale of other real estate owned	(21)	(4)	(11)
Originations of loans held for sale	—	—	(1,183)
Increase in cash surrender value of life insurance	(211)	(56)	(195)
Proceeds from sales of loans held for sale	—	—	1,300
Writedown on other real estate	117	—	—
Change in:
Accrued interest receivable and other assets	549	(523)	(137)
Accrued interest payable and other liabilities	(436)	(1,098)	(762)

Net cash provided by (used in) operating activities	1,636	(1,285)	2,444

Cash flows from investing activities:
Purchases of premises and equipment	(377)	—	(1,288)
Proceeds from disposal of premises and equipment	—	11	—
Purchases of investment securities available-for-sale	—	—	(10,318)
Proceeds from the sale of investment securities available-for-sale	16,361	—	—
Proceeds from paydowns of investment securities available-for-sale	1,596	509	2,070
Proceeds from maturity of investment securities held-to-maturity	1,000	—	—
Purchases of Federal Home Loan Bank stock	(232)	—	(577)
Proceeds from sales of Federal Home Loan Bank stock	534	(5,447)	213
Net change in loans	(20,768)	—	(9,911)
Purchase of bank owned life insurance	—	—	(7,000)
Proceeds from sales of other real estate owned	508	71	124

Net cash used in investing activities	(1,378)	(4,856)	(26,687)

Cash flows from financing activities:
Net change in deposits	19,000	2,794	21,774
Proceeds from FHLB advances	—	—	7,570
Repayment of FHLB advances	(7,570)	—	—
Purchase of treasury stock	(600)	(420)	(248)

Net cash provided by financing activities	10,830	2,374	29,096

Net change in cash and cash equivalents	11,088	(3,767)	4,853
Cash and cash equivalents at beginning of period	37,029	40,796	35,943

Cash and cash equivalents at end of period	$48,117	$37,029	$40,796

Supplemental disclosures of cash flow information:
Cash paid for interest	$2,262	$511	$1,528
Cash paid for income taxes	$90	$—	$675
Supplemental disclosures of noncash investing activities:
Other real estate owned acquired through foreclosures	$236	$508	$119
Change in unrealized gain (loss) on investment securities available-for-sale, net of tax	$450	$254	$(752)

See accompanying notes to consolidated financial statements.

COMMUNITY FIRST BANCSHARES, INC.

Notes to Consolidated Financial Statements

(1)	Summary of Significant Accounting Policies

Nature of Operations

Community First Bancshares, Inc. is a savings and loan holding company headquartered in Covington, Georgia. The Company has one operating subsidiary, Newton Federal Bank (the “Bank”), conducting banking activities primarily in Newton County, Georgia and surrounding counties. The main emphasis of the Bank historically has been providing mortgage loans in its primary lending area. It offers such customary banking services as consumer and commercial checking accounts, savings accounts, certificates of deposit, mortgage, commercial and consumer loans, money transfers and a variety of other banking services.

The Company was formed to serve as the mid-tier holding company for the Bank upon the completion of the mutual holding company reorganization of the Bank.

On October 25, 2018, both the Company and the Bank changed their fiscal year end from September 30 to December 31. This change brought the Company and the Bank in line with industry standards and improved accounting and reporting efficiencies by making the fiscal year-end and the calendar year-end the same. As a result of the change in fiscal year, the Company filed a Transition Report on Form 10-Q covering this transition period from October 1, 2018 to December 31, 2018.

Basis of Presentation

The accounting principles followed by the Company and the methods of applying these standards and principles conform with accounting principles generally accepted in the United States of America (“GAAP”) and with general practices within the banking industry. In preparing consolidated financial statements in conformity with GAAP, management is required to make estimates and assumptions that affect the reported amounts in the consolidated financial statements. Actual results could differ significantly from those estimates. Material estimates common to the banking industry that are particularly susceptible to significant change in the near term include, but are not limited to, the determination of the allowance for loan losses, the valuation of real estate acquired in connection with or in lieu of foreclosure on loans, and valuation allowances associated with deferred tax assets, the recognition of which are based on future taxable income.

Impaired loans and foreclosed real estate properties are carried at fair value less estimated selling costs, the determination of which requires significant assumptions, estimates and judgments. Fair values for foreclosed real estate properties and impaired loans collateralized by real estate are principally based on independent appraised values. Fair value is defined by GAAP as the price that would be received to sell an asset in an orderly transaction between market participants at the measurement date. GAAP further defines an orderly transaction as a transaction that assumes exposure to the market for a period prior to the measurement date to allow for marketing activities that are usual and customary for transactions involving such assets. An orderly transaction is not a forced transaction like a forced liquidation or distressed sale.

Basic and diluted earnings per share for 2019 was $0.05. The net earnings for this period was $355,000 and the weighted average common shares outstanding were 7,515,482. Basic and diluted earnings per share for the three months ended December 31, 2018 was $0.02. The net earnings for this period was $148,000 and the weighted average common shares outstanding were 7,496,465. Basic and diluted earnings per share for the year ended September 30, 2018 was $0.06. The net earnings for this period was $449,000 and the weighted average common shares outstanding were 7,537,305.

Emerging Growth Company Status

The Company qualifies as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). For as long as the Company is an emerging growth company, it may choose to take advantage of exemptions from various reporting requirements applicable to other public companies but not to emerging growth companies. An emerging growth company may elect to use the extended transition period to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies, but must make such election when the Company is first required to file a registration statement. The Company has elected to use the extended transition period described above and intends to maintain its emerging growth company status as allowed under the JOBS Act.

COMMUNITY FIRST BANCSHARES, INC.

Notes to Consolidated Financial Statements

Recent Accounting Pronouncements

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). ASU 2016-02 provides certain targeted improvements to align lessor accounting with the lessee accounting model. It requires lessees to recognize the assets and liabilities on their balance sheet for the rights and obligations created by most leases and continue to recognize expenses on their income statements over the lease term. It will also require disclosures designed to give financial statement users information on the amount, timing and uncertainty of cash flows arising from leases. For emerging growth companies, this update will be effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. The Company adopted ASU 2016-02 for the fiscal year beginning January 1, 2020. The adoption of this ASU is not expected to have a material effect on the Company’s financial position, results of operations or cash flows.

In April 2019, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Update 2019-04 (“ASU 2019-04”), Codification Improvements to Topic 326, Financial Instruments – Credit Losses, Topic 815, Derivatives and Hedging, and Topic 825, Financial Instruments. ASU 2019-04 includes technical corrections relating to scope, held to maturity disclosures, measurement alternative and remeasurement of equity securities. The effective date is for fiscal years beginning after December 31, 2019, including interim periods within those fiscal years. The adoption of this ASU is not expected to have a material effect on the Company’s financial position, result of operations or cash flows. Accounting Standards Update 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”), is intended to provide financial statement users with more decision-useful information related to expected credit losses on financial instruments and other commitments to extend credit by replacing the current incurred loss impairment methodology with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to determine credit loss estimates. ASU 2016-13 does not specify the method for measuring expected credit losses, and an entity is allowed to apply methods that reasonably reflect its expectations of the credit loss estimate. Additionally, the amendments of ASU 2016-13 require that credit losses on available for sale debt securities be presented as an allowance rather than as a write-down. The Company selected a third-party vendor to provide allowance for loan loss software as well as advisory services in developing a new methodology that would be compliant with ASU 2016-13, and is working with the approved third-party vendor to develop the CECL model and evaluate its impact. ASU 2016-13 was originally to become effective for the Company for interim and annual periods beginning after December 15, 2019. In November 2019, the FASB issued Accounting Standards Update 2019 – 10, Financial Instruments – Credit Losses (Topic 326), Derivatives and Hedging (Topic 815) and Leases (Topic 842): Effective Dates (“ASU 2019–10”). ASU 2019-10 amends the effective date for certain entities, including the Company, for ASU 2016-13, Financial Instruments – Credit Losses. Because the Company is a smaller reporting company, ASU 2016-13 is now effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. ASU 2019-12 enhances and simplifies certain aspects of income tax accounting guidance related to hybrid tax regimes, interim period accounting for enacted changes in tax law, ownership changes in investments, intraperiod tax allocations and tax basis step-up in goodwill. It is effective for the Company for fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. The adoption of this ASU is not expected to have a material effect on the Company’s financial position, result of operations or cash flows.

Cash and Cash Equivalents

Cash and cash equivalents include cash and due from banks and interest-earning deposits in other depository institutions.

Investment Securities

The Company classifies its investment securities in one of three categories: trading, available-for-sale, or held-to-maturity. Trading securities are bought and held principally for the purpose of selling them in the near term. Held-to-maturity securities are those securities for which the Company has the ability and intent to hold the security until maturity. All other securities not included in trading or held-to-maturity are classified as available-for-sale.

Held-to-maturity securities are recorded at cost, adjusted for the amortization or accretion of premiums or discounts. Transfers of securities between categories are recorded at fair value at the date of transfer.

Management evaluates investment securities for other-than-temporary impairment on an annual basis. A decline in the market value of any held-to-maturity investment below cost that is deemed other-than-temporary is charged to earnings for

COMMUNITY FIRST BANCSHARES, INC.

Notes to Consolidated Financial Statements

the decline in value deemed to be credit related. The decline in value attributed to non-credit related factors is recognized in other comprehensive income and a new cost basis in the security is established.

Premiums and discounts are amortized or accreted over the life of the related security as an adjustment to the yield. Realized gains and losses for securities classified as held-to-maturity are included in earnings and are derived using the specific identification method for determining the cost of securities sold.

FHLB Stock

The Federal Home Loan Bank (“FHLB”) stock is an investment that does not have a readily determinable fair value and is carried at cost. The Company is required to hold the FHLB stock as a member of the FHLB and transfer of the stock is substantially restricted.

Loans, Loan Fees and Interest Income on Loans

Loans are stated at the principal amount outstanding, net of the allowance for loan losses. Interest on loans is calculated by using the simple interest method on daily balances of the principal amount outstanding.

Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts that the borrower’s financial condition is such that collection of interest is doubtful. When a loan is placed on nonaccrual status, previously accrued and uncollected interest is charged to interest income on loans. Generally, payments on nonaccrual loans are applied first to principal. Interest income is recorded after principal has been satisfied and as payments are received.

Loan fees, net of certain origination costs, are deferred and amortized over the lives of the respective loans as an adjustment to the yield.

A loan is impaired when, based on current information and events, it is probable that all amounts due according to the contractual terms of the loan agreement will not be collected. Impaired loans are measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate, or at the loan’s observable market price, or at the fair value of the collateral of the loan if the loan is collateral dependent. Estimated impairment losses for collateral dependent loans are set up as specific reserves. Interest income on impaired loans is recognized using the cash-basis method of accounting during the time the loans are impaired.

Allowance for Loan Losses

The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that the collection of the principal is unlikely. The allowance represents an amount, which in management’s judgment, will be adequate to absorb probable losses on existing loans that may become uncollectible. Management considers the following when assessing risk in the Company’s loan portfolio segments:

Commercial (secured by real estate): Commercial real estate loans are dependent on the industries tied to these loans. Commercial real estate loans are primarily secured by office and industrial buildings, warehouses, small retail shopping facilities and various special purpose properties, including hotels and restaurants. Financial information is obtained from the borrowers and/or the individual project to evaluate cash flows sufficiency to service debt and is periodically updated during the life of the loan. Loan performance may be adversely affected by factors impacting the general economy or conditions specific to the real estate market such as geographic location and/or property type.

Commercial and industrial: Commercial and industrial loans are primarily for working capital, physical asset expansion, asset acquisition loans and other. These loans are made based primarily on historical and projected cash flow of the borrower and secondarily on the underlying collateral provided by the borrower. The cash flows of borrowers, however, may not behave as forecasted and collateral securing loans may fluctuate in value due to economic or individual performance factors. Financial information is obtained from the borrowers to evaluate cash flows sufficiency to service debt and are periodically updated during the life of the loan.

Construction, land and acquisition and development: Construction, land and acquisition and development loans are secured by vacant land and/or property that are in the process of improvement, including (a) land development preparatory to erecting

COMMUNITY FIRST BANCSHARES, INC.

Notes to Consolidated Financial Statements

vertical improvements or (b) the onsite construction of industrial, commercial, residential, or farm buildings. Repayment of these loans can be dependent on the sale of the property to third parties or the successful completion of the improvements by the builder for the end user. In the event a loan is made on property that is not yet improved for the planned development, there is the risk that necessary approvals will not be granted or will be delayed. Construction loans also run the risk that improvements will not be completed on time or in accordance with specifications and projected costs.

Residential mortgage 1-4 family: Residential real estate loans are affected by the local residential real estate market, the local economy, and, for variable rate mortgages, movement in indices tied to these loans. At the time of origination, the Company evaluates the borrower’s repayment ability through a review of debt to income and credit scores. Appraisals are obtained to support the loan amount. Financial information is obtained from the borrowers and/or the individual project to evaluate cash flows sufficiency to service debt at the time of origination.

Consumer installment: Consumer and other loans may take the form of auto loans, installment loans, demand loans, or single payment loans and are extended to individuals for household, family, and other personal expenditures. At the time of origination, the Company evaluates the borrower’s repayment ability through a review of debt to income and credit scores.

Management’s judgment in determining the adequacy of the allowance is based on evaluations of the probability of collection of loans. These evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, current economic conditions that may affect the borrower’s ability to pay, overall portfolio quality, and review of specific problem loans. Management uses an external independent loan reviewer to challenge and corroborate its loan gradings and to provide additional analysis in determining the adequacy of the allowance for loan losses and necessary provisions to the allowance.

Management believes the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the allowance for loan losses, and as a result of these reviews the Bank may have to adjust or make additions to the allowance for loan losses as a part of management’s ongoing evaluation of its adequacy.

Other Real Estate Owned

Other real estate owned includes real estate acquired through foreclosure. Each other real estate property is initially recorded at its fair value less estimated costs to sell and is subsequently carried at fair value less estimated costs to sell. All foreclosed properties are actively marketed for sale. Fair value is principally based on independent appraisals performed by local credentialed appraisers. Any excess of the carrying value of the related loan over the fair value of the real estate at the date of foreclosure is charged against the allowance for loan losses. Properties in other real estate are re-evaluated annually. Any expense incurred in connection with holding such real estate or resulting from any writedowns in value subsequent to foreclosure is included in noninterest expense. When the other real estate property is sold, a gain or loss is recognized on the sale for the difference between the sales proceeds and the carrying amount of the property.

Premises and Equipment

Premises and equipment are carried at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is reflected in earnings for the period. The cost of maintenance and repairs that do not improve or extend the useful life of the respective asset is charged to earnings as incurred, whereas significant renewals and improvements are capitalized. The range of estimated useful lives for premises and equipment are as follows:

Equipment and furniture	3 - 10 years
Buildings	40 years
Automobile	5 years

COMMUNITY FIRST BANCSHARES, INC.

Notes to Consolidated Financial Statements

Bank Owned Life Insurance

The Bank has purchased life insurance policies on certain key executives and members of management. Bank owned life insurance is recorded at the amount that can be realized under the insurance contract at the balance sheet date, which is the cash surrender value adjusted for other changes or other amounts due that are probable at settlement.

Income Taxes

The Company uses the liability method of accounting for income taxes, which requires the recognition of deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Additionally, this method requires the recognition of future tax benefits, such as net operating loss carryforwards, to the extent that realization of such benefits is more likely than not. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the assets and liabilities are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income tax expense in the period that includes the enactment date.

In the event the future tax consequences of differences between the financial reporting bases and the tax bases of the Company’s assets and liabilities results in deferred tax assets, an evaluation of the probability of being able to realize the future benefits indicated by such asset is required. A valuation allowance is provided for the portion of the deferred tax asset when it is more likely than not that some portion or all of the deferred tax asset will not be realized. In assessing the realization of the deferred tax assets, management considers the scheduled reversals of deferred tax liabilities, projected future taxable income, and tax planning strategies.

The Company currently evaluates income tax positions judged to be uncertain. A loss contingency reserve is accrued if it is probable that the tax position will be challenged, it is probable that the future resolution of the challenge will confirm that a loss has been incurred, and the amount of such loss can be reasonably estimated.

Revenue Recognition

As of January 1, 2019, the Company adopted Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (Topic 606), using the modified retrospective method. Disclosures of revenue from contracts with customers for periods beginning after January 1, 2019 are presented under ASC Topic 606 and have not materially changed from the prior year amounts. This update prescribes the process related to the recognition of revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. ASU 2014-09 excludes revenue streams relating to loans and investment securities, which are the major source of revenue for the Company, from its scope. As a result, the adoption of the guidance had no material impact on the measurement or recognition of revenue, however, as of January 1, 2019, the Company recognized all prior period other real estate owned deferred gains with a corresponding increase to the opening balance of stockholders’ equity of approximately $164,000 net of tax of $57,000 since all prior period sales qualified for full recognition of the gains in accordance with the new guidance.

Consistent with this guidance, the Company recognizes noninterest income within the scope of this guidance as services are transferred to its customers in an amount that reflects the consideration it expects to be entitled to in exchange for those services. Other types of revenue contracts, the income from which is included in non-interest income, that are within the scope of ASU 2014-09 are:

Service charges on deposit accounts: The deposit contract obligates the Company to serve as a custodian of the customer’s deposited funds and is generally terminable at will by either party. The contract permits the customer to access the funds on deposit and request additional services for which the Company earns a fee, including NSF and analysis charges, related to the deposit account. Income for deposit accounts is recognized over the statement cycle period (typically on a monthly basis) or at the time the service is provided, if additional services are requested.

Small Business Administration (SBA) loan fees: Origination fees on SBA loans are recognized into income up to the amount of the cost of making the loan as is done with other loans. The remainder is deferred and taken into income over the life of the loan. A portion of proceeds from the sale of SBA loans is taken into income while the remainder is deferred over the life of the loan.

COMMUNITY FIRST BANCSHARES, INC.

Notes to Consolidated Financial Statements

ATM fee income: A contract between the Company, as a card-issuing bank, and its customers whereby the Company receives a transaction fee from the merchant’s bank whenever a customer uses a debit or credit card to make a purchase. These fees are earned as the service is provided (i.e., when the customer uses a debit or ATM card).

Other non-interest income: Other non-interest income includes several items, such as wire transfer income, check cashing fees, the increase in cash surrender value of life insurance and safe deposit box rental fees. This income is generally recognized at the time the service is provided and/or the income is earned.

(2)	Transition Period

On October 25, 2018, the Board of Directors of the Company authorized a change in the Company’s fiscal year end from September 30th to December 31st. Accordingly, the Company is presenting required audited financial statements for the 3 month period ended December 31, 2018 as part of its transitional reporting.

	For the Three Months Ended December 31,
	2018	2017
	(In thousands)
Selected Operating Data:
Interest income	$3,592	$3,328
Interest expense	506	340

Net interest income	3,086	2,988
Provision for loan losses	—	—

Net interest income after provision for loan losses	3,086	2,988
Non-interest income	316	278
Non-interest expenses	3,211	3,179

Income before income tax expense	191	87
Income tax expense	43	1,048

Net income (loss)	$148	$(961)

Earnings (loss) per share (basic and diluted)	$0.02	$(0.13)

(3)	Investment Securities

Investment Securities Held-to-Maturity

Investment securities held-to-maturity at December 31, 2018 and September 30, 2018 are as follows: (in thousands)

December 31, 2018	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
U.S. Government sponsored enterprises	$1,000	—	(7)	993

September 30, 2018
U.S. Government sponsored enterprises	$1,000	0	(10)	990

There were no sales of securities held-to-maturity during 2019, the three months ended December 31, 2018 or the year ended September 30, 2018.

The one held-to-maturity security with a carrying value of approximately $1.0 million was pledged to secure public deposits at December 31, 2018 and September 30, 2018 and matured in 2019.

COMMUNITY FIRST BANCSHARES, INC.

Notes to Consolidated Financial Statements

Investment Securities Available-for-Sale

Investment securities available-for-sale at December 31, 2019, 2018 and September 30, 2018 are as follows: (in thousands)

	Amortized	Gross Unrealized	Gross Unrealized	Estimated
December 31, 2019	Cost	Gains	Losses	Fair Value
U.S. Government sponsored enterprises	$501	—	(1)	500
Government agency mortgage-backed securities	3,305	13	—	3,318

Total	$3,806	13	(1)	3,818

December 31, 2018
Municipal securities - tax exempt	$5,670	12	(73)	5,609
Municipal securities - taxable	3,119	—	(132)	2,987
U.S. Government sponsored enterprises	501	—	(10)	491
Government agency mortgage-backed securities	12,451	—	(393)	12,058

Total	$21,741	12	(608)	21,145

September 30, 2018
Municipal securities - tax exempt	5,687	1	(167)	5,521
Municipal securities - taxable	3,122	—	(197)	2,925
U.S. Government sponsored enterprises	502	—	(14)	488
Government agency mortgage-backed securities	12,988	—	(562)	12,426

Total	$22,299	1	(940)	21,360

There was one security and 37 securities in an unrealized loss position as of December 31, 2019 and December 31, 2018, respectively, for less than 12 months. There was one security and four securities in an unrealized loss position greater than 12 months as of December 31, 2019 and December 31, 2018, respectively. The unrealized losses on the debt securities arose due to changing interest rates and market conditions and are considered to be temporary because of acceptable investment grades where the repayment sources of principal and interest are backed by U.S. Government sponsored agencies. The Company does not intend to sell the investments and it is not likely that the Company will be required to sell the investments before recovery of their amortized cost basis which may be at maturity.

COMMUNITY FIRST BANCSHARES, INC.

Notes to Consolidated Financial Statements

The amortized cost and estimated fair value of investment securities available-for-sale at December 31, 2019 and 2018, by contractual maturity, are shown below. Maturities of mortgage-backed securities will differ from contractual maturities because borrowers may have the right to call or prepay certain obligations with or without call or prepayment penalties. Therefore, these securities are not included in the maturity categories. (in thousands)

	December 31,
	2019		2018
	Amortized	Estimated	Amortized	Estimated
	Cost	Fair Value	Cost	Fair Value
Municipal securities - tax exempt
Within 1 year	$—	—	$—	—
1 to 5 years	—	—	489	491
5 to 10 years	—	—	5,181	5,118
Greater than 10 years	—	—	—	—

	—	—	5,670	5,609

Municipal securities - taxable
Within 1 year	—	—	—	—
1 to 5 years	—	—	—	—
5 to 10 years	—	—	1,121	1,092
Greater than 10 years	—	—	1,998	1,895

	—	—	3,119	2,987

U.S. government sponsored enterprises securities
Within 1 year	501	500	—	—
1 to 5 years	—	—	501	491
5 to 10 years	—	—	—	—
Greater than 10 years	—	—	—	—

	501	500	501	491

Government agency mortgage-backed securities	3,305	3,318	12,451	12,058

Total	$3,806	3,818	$21,741	21,145

Proceeds from sales of investment securities available-for-sale during 2019 totaled approximately $16.4 million. Gross gains and gross losses of $213,000 and $66,000, respectively were realized on the sales during 2019. There were no sales of securities available-for-sale during the transition period of the three months ended December 31, 2018 or the year ended September 30, 2018.

Available-for-sale securities with a carrying value of approximately $3.8 million, $1.8 million and $1.8 million were pledged to secure public deposits at December 31, 2019, 2018 and September 30, 2018, respectively.

(4)	Loans and Allowance for Loan Losses

Major classifications of loans, by collateral code, at December 31, 2019, 2018 and September 30, 2018 are summarized as follows: (in thousands)

	December 31, 2019	December 31, 2018	September 30, 2018
Commercial (secured by real estate)	$54,488	45,509	39,768
Commercial and industrial	28,613	27,408	28,375
Construction, land and acquisition & development	20,502	14,015	20,188
Residential mortgage 1-4 family	116,843	139,919	135,508
Consumer installment	31,644	4,595	2,555

	252,090	231,446	226,394
Less allowance for loan losses	(4,134)	(4,022)	(3,909)

	$247,956	$227,424	222,485

COMMUNITY FIRST BANCSHARES, INC.

Notes to Consolidated Financial Statements

The Bank grants loans and extensions of credit to individuals and a variety of firms and corporations located primarily in Newton County and other surrounding Georgia counties. A substantial portion of the loan portfolio is collateralized by improved and unimproved real estate and is dependent upon the real estate market.

Qualifying loans in the amount of approximately $115.4 million, $125.0 million and $137.5 million were pledged to secure the line of credit from the FHLB at December 31, 2019, 2018 and September 30, 2018, respectively.

During the last quarter of the year ended September 30, 2018 the Bank sold approximately 70 loans. These loans had a balance of $5.0 million and the Bank received $3.7 million for these loans. This resulted in an increase in both charge-offs and recoveries. This transaction was done in an effort to remove some non-performing loans, which resulted in an improvement in classified assets and past due ratios for the Bank.

COMMUNITY FIRST BANCSHARES, INC.

Notes to Consolidated Financial Statements

The following table presents the balance in the allowance for loan losses and the recorded investment in loans by portfolio segment and based on impairment method as of December 31, 2019, 2018 and September 30, 2018: (in thousands)

December 31, 2019	Commercial (Secured by Real Estate)	Commercial and Industrial	Construction, Land and Acquisition & Development	Residential Mortgage	Consumer Installment	Unallocated	Total
Allowance for loan losses:
Beginning balance	$1,619	1,520	108	641	127	7	4,022
Provision	(88)	53	45	(385)	375	—	—
Charge-offs	—	(163)	—	(254)	(36)	—	(453)
Recoveries	130	68	—	367	—	—	565

Ending balance	$1,661	1,478	153	369	466	7	4,134

Ending allowance attributable to loans:
Individually evaluated for impairment	$1	—	—	5	—	—	6
Collectively evaluated for impairment	1,660	1,478	153	364	466	7	4,128

Total ending allowance	$1,661	$1,478	$153	$369	$466	$7	$4,134

Loans:
Individually evaluated for impairment	$1,539	395	—	4,161	—	—	6,095
Collectively evaluated for impairment	52,949	28,218	20,502	112,682	31,644	—	245,995

Total loans	$54,488	28,613	20,502	116,843	31,644	—	252,090

December 31, 2018
Allowance for loan losses:
Beginning balance	$1,312	1,670	178	687	61	1	3,909
Provision	274	(150)	(70)	(128)	68	6	—
Charge-offs	—	(14)	—	(11)	(2)	—	(27)
Recoveries	33	14	—	93	—	—	140

Ending balance	$1,619	1,520	108	641	127	7	4,022

Ending allowance attributable to loans:
Individually evaluated for impairment	$3	—	—	2	—	—	5
Collectively evaluated for impairment	1,616	1,520	108	639	127	7	4,017

Total ending allowance	$1,619	$1,520	$108	$641	$127	$7	$4,022

Loans:
Individually evaluated for impairment	$1,926	27	—	3,598	1	—	5,552
Collectively evaluated for impairment	43,583	27,381	14,015	136,321	4,594	—	225,894

Total loans	$45,509	27,408	14,015	139,919	4,595	—	231,446

September 30, 2018
Allowance for loan losses:
Beginning balance	$1,548	863	349	1,704	79	8	4,551
Provision	(402)	1,961	(188)	(879)	15	(7)	500
Charge-offs	(6)	(1,275)	—	(1,425)	(33)	—	(2,739)
Recoveries	172	121	17	1,287	—	—	1,597

Ending balance	$1,312	1,670	178	687	61	1	3,909

Ending allowance attributable to loans:
Individually evaluated for impairment	$3	29	—	7	—	—	39
Collectively evaluated for impairment	1,309	1,641	178	680	61	1	3,870

Total ending allowance	$1,312	1,670	178	687	61	1	3,909

Loans:
Individually evaluated for impairment	$1,858	29	—	5,429	6	—	7,322
Collectively evaluated for impairment	37,910	28,346	20,188	130,079	2,549	—	219,072

Total loans	$39,768	28,375	20,188	135,508	2,555	—	226,394

COMMUNITY FIRST BANCSHARES, INC.

Notes to Consolidated Financial Statements

The Bank individually evaluates all loans for impairment that are on nonaccrual status or are rated substandard (as described below). Additionally, all troubled debt restructurings are evaluated for impairment. A loan is considered impaired when, based on current events and circumstances, it is probable that all amounts due according to the contractual terms of the loan will not be collected. Impaired loans are measured based on the present value of expected future cash flows, discounted at the loan’s effective interest rate, at the loan’s observable market price, or the fair value of the collateral if the loan is collateral dependent. Interest payments received on impaired loans are applied as a reduction of the outstanding principal balance.

COMMUNITY FIRST BANCSHARES, INC.

Notes to Consolidated Financial Statements

Impaired loans at December 31, 2019, 2018 and September 30, 2018 were as follows: (in thousands)

December 31, 2019	Recorded Investment	Unpaid Principal Balance	Allocated Related Allowance	Average Recorded Investment	Interest Income Recognized
With no related allowance recorded:
Commercial (secured by real estate)	$26	26	—	40	9
Commercial and industrial	395	527	—	463	29
Construction, land and acquisition & development	—	—	—	—	—
Residential mortgage	3,749	3,878	—	3,912	153
Consumer installment	—	—	—	—	—

	4,170	4,431	—	4,415	190

With an allowance recorded:
Commercial (secured by real estate)	1,513	1,513	1	1,539	94
Commercial and industrial	—	—	—	—	—
Construction, land and acquisition & development	—	—	—	—	—
Residential mortgage	412	412	5	405	—
Consumer installment	—	—	—	—	24

	1,925	1,925	6	1,944	118

Total impaired loans	$6,095	6,356	6	6,359	307

December 31, 2018
With no related allowance recorded:
Commercial (secured by real estate)	$167	1,023	—	185	6
Commercial and industrial	—	—	—	—	—
Construction, land and acquisition & development	—	—	—	—	—
Residential mortgage	3,458	4,265	—	3,287	37
Consumer installment	1	1	—	6	—

	3,626	5,289	—	3,478	43

With an allowance recorded:
Commercial (secured by real estate)	1,759	1,759	3	1,777	27
Commercial and industrial	27	27	—	14	—
Construction, land and acquisition & development	—	—	—	—	—
Residential mortgage	140	139	2	141	2
Consumer installment	—	—	—	—	—

	1,926	1,925	5	1,932	29

Total impaired loans	$5,552	7,214	5	5,410	72

September 30, 2018
With no related allowance recorded:
Commercial (secured by real estate)	$87	1,152	—	106	42
Commercial and industrial	—	—	—	—	—
Construction, land and acquisition & development	—	—	—	—	—
Residential mortgage	4,507	5,430	—	4,354	153
Consumer installment	—	—	—	—	—

	4,594	6,582	—	4,460	195

With an allowance recorded:
Commercial (secured by real estate)	1,771	1,771	3	1,790	—
Commercial and industrial	29	29	29	15	110
Construction, land and acquisition & development	—	—	—	—	—
Residential mortgage	922	922	7	931	—
Consumer installment	6	6	—	—	51

	2,728	2,728	39	2,736	161

Total impaired loans	$7,322	9,310	39	7,196	356

COMMUNITY FIRST BANCSHARES, INC.

Notes to Consolidated Financial Statements

The following table presents the aging of the recorded investment in past due loans, as well as the recorded investment in nonaccrual loans, as of December 31, 2019, 2018 and September 30, 2018 by class of loans: (in thousands)

December 31, 2019	30 -59 Days Past Due		60- 89 Days Past Due	90 Days or Greater Past Due	Total Past Due	Current	Total	Nonaccrual
Commercial (secured by real estate)		114	24	10	148	54,340	54,488	246
Commercial and industrial		1,270	30	395	1,695	26,918	28,613	395
Construction, land and acquisition & development		—	—	—	—	20,502	20,502	—
Residential mortgage		3,087	2,040	643	5,770	111,073	116,843	1,912
Consumer installment		58	34	—	92	31,552	31,644	14

Total		$4,529	2,128	1,048	7,705	244,385	252,090	2,567

December 31, 2018
Commercial (secured by real estate)	$		—	—	—	45,509	45,509	56
Commercial and industrial		—	—	—	—	27,408	27,408	27
Construction, land and acquisition & development		—	—	—	—	14,015	14,015	—
Residential mortgage		196	1,039	228	1,463	138,456	139,919	1,744
Consumer installment		9	1	1	11	4,584	4,595	1

Total		$205	1,040	229	1,474	229,972	231,446	1,828

September 30, 2018
Commercial (secured by real estate)		$283	$3	—	286	39,482	39,768	70
Commercial and industrial		—	—	—	—	28,375	28,375	29
Construction, land and acquisition & development		—	257	—	257	19,931	20,188	—
Residential mortgage		167	980	1,115	2,262	133,246	135,508	2,089
Consumer installment		—	30	7	37	2,518	2,555	7

Total		$450	1,270	1,122	2,842	223,552	226,394	2,195

There were no loans past due over 90 days and still accruing interest as of December 31, 2019, 2018 and September 30, 2018.

The table below presents information on troubled debt restructurings including the number of loan contracts restructured and the pre- and post-modification recorded investment that have occurred during the year ended December 31, 2019, the transition period of three months ended December 31, 2018 and the year ended September 30, 2018. Also included in the table are the number of contracts and the recorded investment for those trouble debt restructurings that have subsequently defaulted during the year ended December 31, 2019, the transition period of three months ended December 31, 2018 and the year ended September 30, 2018: (in thousands)

		Pre- Modification Outstanding	Post- Modification Outstanding	Troubled Debt Restructurings that have Subsequently Defaulted
December 31, 2019	Number of Contracts	Recorded Investment	Recorded Investment	Number of Contracts	Recorded Investment
Residential mortgage	1	$250	250	—	—

December 31, 2018
Residential mortgage	1	$262	262	—	—

September 30, 2018
Residential mortgage	1	$30	30	—	—

COMMUNITY FIRST BANCSHARES, INC.

Notes to Consolidated Financial Statements

The Bank has allocated an allowance for loan losses of approximately $6,000, $5,000 and $36,000 to customers whose loan terms have been modified in troubled debt restructurings as of December 31, 2019, 2018 and September 30, 2018, respectively.

The Bank categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation, public information and current economic trends, among other factors. The Bank analyzes loans individually by classifying the loans as to credit risk. This analysis is performed on a continuous basis. The Bank uses the following definitions for its risk ratings:

Special Mention. Loans have potential weaknesses that may, if not corrected, weaken or inadequately protect the Bank’s credit position at some future date. Weaknesses are generally the result of deviation from prudent lending practices, such as over advances on collateral. Credits in this category should, within a 12 month period, move to Pass if improved or drop to Substandard if poor trends continue.

Substandard. Inadequately protected by the current net worth and paying capacity of the obligor or by the collateral pledged, if any. Loans have a well-defined weakness or weaknesses such as primary source of repayment is gone or severely impaired or cash flow is insufficient to reduce debt. There is a distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected.

Doubtful. Loans have weaknesses of those classified Substandard, with the added characteristic that the weaknesses make collection or liquidation in full highly questionable and improbable. The likelihood of a loss on an asset or portion of an asset classified Doubtful is high.

Loss. Loans considered uncollectible and of such little value that the continuance as a Bank asset is not warranted. This does not mean that the loan has no recovery or salvage value, but rather the asset should be charged off even though partial recovery may be possible in the future.

Loans not meeting the criteria above that are analyzed individually as part of the above described process are considered to be Pass rated loans. As of December 31, 2019, 2018 and September 30, 2018, and based on the most recent analysis performed, the risk category of loans by class of loans is as follows: (in thousands)

December 31, 2019	Pass	Special Mention	Substandard	Doubtful/ Loss	Total
Commercial (secured by real estate)	$54,454	—	34	—	54,488
Commercial and industrial	28,204	—	409	—	28,613
Construction, land and acquisition & development	20,502	—	—	—	20,502
Residential mortgage	110,034	229	6,580	—	116,843
Consumer installment	31,626	—	18	—	31,644

Total	$244,820	229	7,041	—	252,090

COMMUNITY FIRST BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2018	Pass	Special Mention	Substandard	Doubtful/ Loss	Total
Commercial (secured by real estate)	$45,188	—	321	—	45,509
Commercial and industrial	27,381	—	27	—	27,408
Construction, land and acquisition & development	14,015	—	—	—	14,015
Residential mortgage	133,930	65	5,924	—	139,919
Consumer installment	4,553	—	42	—	4,595

Total	$225,067	65	6,314	—	231,446

September 30, 2018	Pass	Special Mention	Substandard	Doubtful/ Loss	Total
Commercial (secured by real estate)	$39,387	—	381	—	39,768
Commercial and industrial	28,346	—	29	—	28,375
Construction, land and acquisition & development	20,010	—	178	—	20,188
Residential mortgage	129,441	66	6,001	—	135,508
Consumer installment	2,493	—	62	—	2,555

Total	$219,677	66	6,651	—	226,394

(5)	Premises and Equipment

Premises and equipment at December 31, 2019, 2018 and September 30, 2018 are summarized as follows: (in thousands)

	December 31, 2019	December 31, 2018	September 30, 2018
Land	$1,416	$1,416	$1,416
Buildings	9,154	9,121	9,111
Equipment and furniture	4,712	4,896	4,847
Construction in process	2	7	25
Automobile	123	123	123

	15,407	15,563	15,522
Less: Accumulated depreciation	6,894	6,667	6,482

	$8,513	$8,896	$9,040

Depreciation expense was approximately $756,000, $184,000 and $702,000 for the year ended December 31, 2019, the transition period of three months ended December 31, 2018 and the year ended September 30, 2018, respectively.

The Company is obligated under non-cancelable operating leases for certain of its facilities and related land. At December 31, 2019, the approximate minimum annual rentals under these non-cancelable agreements with remaining terms in excess of one year are as follows: (in thousands)

Years ending December 31,
2020	$121
2021	86
2022	77
2023	77
2024	77
Thereafter	26

Total	$464

Total rent expense for leased property approximated $127,000, $30,000 and $122,000 for the year ended December 31, 2019, the transition period of three months ended December 31, 2018 and the year ended September 30, 2018, respectively.

COMMUNITY FIRST BANCSHARES, INC.

Notes to Consolidated Financial Statements

(6)	Deposits

At December 31, 2019, contractual maturities of certificate of deposits are summarized as follows: (in thousands).

2020	$35,523
2021	22,448
2022	16,021
2023	10,691
2024	7,965
Thereafter	12,589

$105,237

At December 31, 2018, contractual maturities of certificate of deposits are summarized as follows: (in thousands).

2019	$26,537
2020	13,022
2021	6,657
2022	15,358
2023	10,773
Thereafter	15,163

$87,510

The aggregate amounts of certificates of deposit of $250,000 or more, the standard FDIC deposit insurance coverage limit per depositor, were approximately $30,482,000, $14,156,000 and $11,854,000 at December 31, 2019, 2018 and September 30, 2018, respectively.

The following is a summary of interest expense on deposits for the year ended December 31, 2019, the transition period of three months ended December 31, 2018 and the year ended September 30, 2018: (in thousands)

	Year Ended December 31, 2019	Three Months Ended December 31, 2018	Year Ended September 30, 2018
Savings accounts	$31	$6	$15
Interest bearing checking accounts	352	102	274
Market rate checking accounts	274	48	107
Certificates of deposit	1,629	312	1,024

	$2,286	$468	$1,420

(7)	Borrowings

At December 31, 2019, 2018 and September 30, 2018, the Bank had a line of credit totaling $86.0 million, $91.0 million and $89.0 million, respectively, from the FHLB, which is reviewed annually by the FHLB. No advances were outstanding at December 31, 2019. The following advances, which require monthly or quarterly interest payments, were outstanding at December 31, 2018 and September 30, 2018:

Advance Date	Advance	Interest Rate	Maturity	Rate	Call Feature
10/25/2017	$2,710,000	1.98%	10/26/2020	Fixed	None
10/25/2017	1,250,000	1.81%	10/25/2019	Fixed	None
11/13/2017	1,190,000	1.87%	11/13/2019	Fixed	None
11/13/2017	2,420,000	2.02%	11/13/2020	Fixed	None

	$7,570,000

COMMUNITY FIRST BANCSHARES, INC.

Notes to Consolidated Financial Statements

The Company had one FHLB letter of credit of $8.0 million, $5.0 million and $5.0 million used to collateralize public deposits, outstanding at December 31, 2019, 2018 and September 30, 2018, respectively.

At December 31, 2019, 2018 and September 30, 2018 the Bank had unsecured federal funds lines of credit of $12.5 million, for which no amounts were outstanding.

(8)	Income Taxes

The components of income tax expense (benefit) for the year ended December 31, 2019, the transition period of three months ended December 31, 2018 and the year ended September 30, 2018 are as follows: (in thousands)

	Year Ended December 31, 2019	Three Months Ended December 31, 2018	Year Ended September 30, 2018
Current	$(174)	$10	$(231)
Rate reduction adjustment	—	—	884
Deferred	145	33	552

	$(29)	$43	$1,205

The difference between income tax expense (benefit) and the amount computed by applying the statutory federal income tax rate to income before taxes for the year ended December 31, 2019, the transition period of three months ended December 31, 2018 and the year ended September 30, 2018 is as follows: (in thousands)

	Year Ended December 31, 2019	Three Months Ended December 31, 2018	Year Ended September 30, 2018
Statutory Federal tax rate	21.00%	21.00%	24.25%
Pretax income at statutory rate	$68	$40	$401
State income tax, net of federal benefit	19	21	3
Cash Surrender Value of Life Insurance	(44)	(12)	(47)
Permanent adjustments	(12)	(5)	—
Other	(60)	(1)	(36)
Tax reform deferred tax rate reduction adjustment	—	—	884

Actual tax expense (9)%, 23% and 73%, respectively	$(29)	$43	$1,205

The following summarizes the sources and expected tax consequences of future deductions or income for income tax purposes which comprised the net deferred taxes at December 31, 2019, 2018 and September 30, 2018: (in thousands)

	Year Ended December 31, 2019	Three Months Ended December 31, 2018	Year Ended September 30, 2018
Deferred income tax assets:
Allowance for loan losses	$1,015	$1,027	$988
Deferred compensation	814	908	923
Deferred gain on other real estate owned	—	56	56
State tax credits	296	280	325
Unrealized loss on investment securities available for sale	—	155	244
Other	38	14	36

Total deferred income tax assets	2,163	2,440	2,572

Deferred income tax liabilities:
FHLB stock dividends	—	4	4
Premises and equipment	226	183	208
Unrealized gain on investment securities available-for-sale	3	—	—
Other	82	98	83

Total deferred income tax liabilities	311	285	295

Net deferred income tax asset	$1,852	$2,155	$2,277

COMMUNITY FIRST BANCSHARES, INC.

Notes to Consolidated Financial Statements

The Company establishes a valuation allowance if, based on the weight of the available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. As of December 31, 2019, 2018 and September 30, 2018, the Company believes that it will have sufficient earnings to realize its deferred tax asset and has not provided an allowance.

The Company is subject to federal income tax and income tax of state taxing authorities. The Company’s federal income tax returns for the year ended December 31, 2019, the transition period of three months ended December 31, 2018 and the year ended September 30, 2018 and its state taxing authorities income tax returns for the years ended September 30, 2016, 2017 and 2018 are open to audit under the statutes of limitations.

As a result of legislation commonly referred to as the Tax Cuts and Jobs Act (the “Tax Act”) that was enacted on December 22, 2017, during the quarter ended December 31, 2017, the Company revised its estimated annual effective rate to reflect a change in the federal statutory tax rate from 34.0% to 21.0%. The Tax Act made broad and complex changes to the U.S. tax code that affected the Company’s fiscal year ended September 30, 2018, including reducing the U.S. federal corporate statutory tax rate to 21.0% beginning January 1, 2018, which resulted in a blended federal corporate statutory rate of 24.25% for the Company’s fiscal year ended September 30, 2018, that is based on the applicable tax rates before and after the Tax Act and the number of days in the fiscal year.

During the quarter ended December 31, 2017, the Company revalued the deferred tax balance to reflect the new corporate tax rate, which resulted in a decrease in net deferred tax assets of approximately $884,000. As a result, income tax expense reported for the fiscal year ended September 30, 2018, was adjusted to reflect the effects of the change in the tax law and the application of the newly enacted rates to existing deferred balances.

(9)	Employee Stock Ownership Plan

The Company sponsors an employee stock ownership plan (“ESOP”) that covers all employees who meet certain service requirements. The Company makes annual contributions to the ESOP in amounts as defined by the plan document. These contributions are used to pay debt service and purchase additional shares. Certain ESOP shares are pledged as collateral for debt. As the debt is repaid, shares are released from collateral and allocated to active employees, based on the proportion of debt service paid in the year.

In April 2017, the ESOP borrowed $2,954,990 payable to the Company for the purpose of purchasing shares of the Company’s common stock. A total of 295,499 shares were purchased with the loan proceeds as part of the Company’s initial stock offering. The balance of the note payable of the ESOP was $2,686,246, $ 2,750,592 and $2,750,592 at December 31, 2019, 2018 and September 30, 2018. Because the source of the loan payments are contributions received by the ESOP from the Company, the related notes receivable is shown as a reduction of stockholders’ equity. As of December 31, 2019, 2018 and September 30, 2018, 35,400 shares 23,600 shares and 23,600 shares have been released, respectively.

(10)	Benefit Plans

The Company has a profit sharing plan to provide retirement benefits for all employees. Contributions have been paid in the past to a trust fund annually by the Company in an amount determined by the Board of Directors. No contributions were made to the plan for the plan year ended December 31, 2019, the transition period of three months ended December 31, 2018 and the plan year ended September 30, 2018 as the Board of Directors adopted an incentive program and paid cash bonuses rather than having contributions made to the profit sharing plan.

In 2014, the Company added a 401(k) feature to the profit sharing plan that covers substantially all employees. Under the terms of the feature, the Company may make matching contributions to the plan and the employees can contribute up to the maximum amounts allowed by IRS guidelines. The contribution expense related to the 401(k) feature totaled $113,000, $23,000 and $93,000 for the plan year ended December 31, 2019, the transition period of three months ended December 31, 2018 and the plan year ended September 30, 2018, respectively.

The Company sponsors a deferred compensation plan for directors. Under this plan, participating directors may defer their Board fees and receive the deferred amounts plus interest upon completion of their time as a director or at their election. The cumulative deferred contributions for the directors in the plan and earnings thereon at December 31, 2019, 2018 and

COMMUNITY FIRST BANCSHARES, INC.

Notes to Consolidated Financial Statements

September 30, 2018 totaled approximately $3,188,000, $3,554,000 and $3,650,000, respectively. These amounts are included in other liabilities in the accompanying consolidated balance sheets. No contributions have been made to the plan since 2015 as the plan was frozen as of June 30, 2015.

(11)	Stockholders’ Equity

Prior to January 1, 1996, the Bank was permitted under the Internal Revenue Code (the “Code”) a special bad debt deduction related to additions to tax bad debt reserves established for the purpose of absorbing losses. The provisions of the Code permitted the Bank to deduct from taxable income an allowance for bad debts based on the greater of a percentage of taxable income before such deduction or actual loss experience. Retained earnings at December 31, 2019 includes approximately $3,625,000 for which no deferred Federal income tax liability has been recognized. The amounts represent an allocation of income for bad debt deductions for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses would create income for tax purposes only, which would be subject to the then current corporate income tax rate.

On August 20, 1996, legislation was passed which eliminated the percentage of taxable income bad debt deduction for thrift institutions for tax years beginning after December 31, 1995. This legislation also requires a thrift to generally recapture the excess of its current tax reserves over its 1987 base year reserves whereas the base year reserves are frozen from taxation. No additional financial statement tax expense resulted from this legislation as the Bank had previously provided deferred taxes on this recaptured amount.

On October 31, 2016, the Board of Directors of the Bank adopted a Plan of Reorganization from a Mutual Savings Association to a Mutual Holding Company and Stock Issuance Plan (the “Plan”). The Plan was subject to the approval of the Board of Governors of the Federal Reserve System and the affirmative vote of at least a majority of the total votes eligible to be cast by the voting members of the Bank at a special meeting. Pursuant to the Plan, in April 2017 the Bank converted to a stock savings bank and is now organized in the mutual holding company structure. The Bank issued all of its outstanding stock to a new holding company, Community First Bancshares, Inc., which sold 3,467,595 shares of common stock to the public at $10.00 per share, representing 46% of its outstanding shares of common stock. This amount included shares purchased by the Bank’s employee stock ownership plan (“ESOP”), which purchased 3.92% of the common stock of the new holding company outstanding upon the completion of the reorganization and stock issuance. Community First Bancshares, Inc. is organized as a corporation under the laws of the United States. Community First Bancshares, MHC has been organized as a mutual holding company under the laws of the United States and owns 54% of the outstanding common stock of Community First Bancshares, Inc.

The Company may grant stock options and restricted stock under its stock-based compensation plans to certain officers, employees and directors. These plans are administered by a committee of the Board of Directors. In August 2018, with subsequent shareholder approval, the 2018 Equity Incentive Plan was approved up to 517,123 share of common stock and up to 369,374 stock options.

A Black-Scholes model is utilized to estimate the fair value of stock option grants, while the market price of the Company’s stock at the date of grant is used to estimate the fair value of restricted stock awards. The weighted average assumptions used in the Black-Scholes model for valuing stock option grants were as follows. Dividend yield is 0%, expected volatility is 20.35%, the risk-free interest rate is 2.41%, expected average life is 7.5 years and the weighted average per share fair value of options is $2.97.

Stock options of 247,479 with a weighted average exercise price of $10.10 were granted during 2019. No options were exercised or forfeited during 2019. The weighted average remaining life of outstanding stock options at December 31, 2019, is 4.3 years and they have an aggregate intrinsic value of $0.    The weighted average remaining life of exercisable stock options at December 31, 2019, is 4.3 years and they have an aggregate intrinsic value of $0.

Restricted stock of 132,974 shares with a weighted average grant date fair value of $10.10 were granted during 2019. No stock has yet vested and none has been forfeited. There are 132,974 restricted shares outstanding with a weighted average grant date fair value of $10.10 at December 31, 2019.

The Company recognized approximately $278,000 of stock-based compensation expense (included in salary and employee benefits on the consolidated statements of income) during 2019, associated with its common stock awards granted to directors and officers. As of December 31, 2019, there was approximately $1.8 million of unrecognized compensation cost related to equity award grants. The cost is expected to be recognized over the remaining vesting period of approximately 4.3 years.

COMMUNITY FIRST BANCSHARES, INC.

Notes to Consolidated Financial Statements

(12)	Regulatory Matters

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of Common Equity Tier 1, Total and Tier I Capital to Risk-Weighted Assets and of Tier I Capital to Average Assets. Management believes, as of December 31, 2019, 2018 and September 30, 2018, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2019, 2018 and September 30, 2018, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum common equity Tier 1 risk-based, total risk-based, Tier I risk-based and Tier I leverage ratios as set forth below. There are no conditions or events since that notification that management believes have changed the Bank’s category.

COMMUNITY FIRST BANCSHARES, INC.

Notes to Consolidated Financial Statements

The Bank’s actual capital amounts and ratios for December 31, 2019, 2018 and September 30, 2018 are presented in the table below (in thousands).

			For Capital		To Be Well Capitalized
			Adequacy		Under Prompt Corrective
	Actual		Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2019:
Common Equity Tier 1
(to Risk Weighted Assets)	$62,349	27%	$10,267	4.50%	$14,830	6.50%
Total Capital
(to Risk Weighted Assets)	$65,217	29%	$18,252	8%	$22,816	10%
Tier I Capital
(to Risk Weighted Assets)	$62,349	27%	$13,689	6%	$18,252	8%
Tier I Capital
(to Average Assets)	$62,349	20%	$12,681	4%	$15,863	5%
As of December 31, 2018:
Common Equity Tier 1
(to Risk Weighted Assets)	$60,880	29%	$9,292	4.50%	$13,422	6.50%
Total Capital
(to Risk Weighted Assets)	$63,479	31%	$16,519	8%	$20,649	10%
Tier I Capital
(to Risk Weighted Assets)	$60,880	29%	$12,389	6%	$16,519	8%
Tier I Capital
(to Average Assets)	$60,880	20%	$12,291	4%	$15,363	5%
As of September 30, 2018:
Common Equity Tier 1
(to Risk Weighted Assets)	$60,658	30%	$9,155	4.50%	$13,223	6.50%
Total Capital
(to Risk Weighted Assets)	$63,218	31%	$16,275	8%	$20,344	10%
Tier I Capital
(to Risk Weighted Assets)	$60,658	30%	$12,206	6%	$16,275	8%
Tier I Capital
(to Average Assets)	$60,658	20%	$12,068	4%	$15,085	5%

A reconciliation of the Bank’s equity capital amounts under GAAP to tier 1 and total risk-based capital for December 31, 2019, 2018 and September 30, 2018 are presented in the table below (in thousands).

	December 31, 2019	December 31, 2018	September 30, 2018
Regulatory capital:
Stockholders’ equity	$62,575	60,720	60,244
Disallowed deferred taxes	(226)	160	414

Tier 1 risk-based capital	62,349	60,880	60,658
Eligible allowance for loan losses	2,868	2,599	2,560

Total risk-based capital	$65,217	63,479	63,218

COMMUNITY FIRST BANCSHARES, INC.

Notes to Consolidated Financial Statements

(13)	Related Party Transactions

The Company conducts transactions with its directors and executive officers, including companies in which they have beneficial interest, in the normal course of business. It is the policy of the Company that loan transactions with directors and executive officers be made on substantially the same terms as those prevailing at the time for comparable loans to other persons. The following is a summary of activity for related party loans: (in thousands).

	For Year Ended December 31, 2019	For Three Months Ended December 31, 2018
Beginning balance	$1,037	$1,047
Loans advanced	96	3
Repayments	(99)	(13)

Ending balance	$1,034	$1,037

The aggregate amount of deposits from directors and executive officers and their affiliates amounted to approximately $2 million, $1.3 million and $1.7 million at December 31, 2019, 2018 and September 30, 2018, respectively.

(14)	Commitments

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments could include commitments to extend credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet. The contract amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

The exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

In most cases, the Bank requires collateral or other security to support financial instruments with credit risk.

	Appropriate
	Contract Amount
	December 31, 2019	December 31, 2018	September 30, 2018
Financial instruments whose contract amounts represent credit risk: (in thousands)
Commitments to extend credit	$24,648	$32,140	29,444

The dollar amount and ranges of rates of commitments to fund fixed rate loans follows: (in thousands)

	December 31,2019		December 31,2018		September 30, 2018
	Amount	Interest Rate Range	Amount	Interest Rate Range	Amount	Interest Rate Range
Commitments to extend credit	$3,842	2.50%-7.75%	11,921	2.50%-9.25%	9,239	2.30%-8.25%

Commitments to extend credit are agreements to lend to a customer, as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank, upon extension of credit is based on management’s credit evaluation. Collateral held varies but may include unimproved and improved real estate, certificates of deposit, or personal property.

COMMUNITY FIRST BANCSHARES, INC.

Notes to Consolidated Financial Statements

(15)	Fair Value Measurements and Disclosures

The Company utilizes fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. From time to time, the Company may be required to record at fair value other assets on a nonrecurring basis, such as impaired loans and other real estate owned. These nonrecurring fair value adjustments typically involve application of the lower of cost or market accounting or write-downs of individual assets. Additionally, the Company is required to disclose, but not record, the fair value of other financial instruments.

Fair Value Hierarchy

The Company groups assets and liabilities at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value. These levels are:

Level 1 – Valuation is based upon quoted prices for identical instruments traded in active markets.

Level 2 – Valuation is based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market.

Level 3 – Valuation is generated from model-based techniques that use at least one significant assumption not observable in the market. These unobservable assumptions reflect estimates of assumptions that market participants would use in pricing the asset or liability. Valuation techniques include use of option pricing models, discounted cash flow models and similar techniques.

Following is a description of valuation methodologies used for assets and liabilities recorded at fair value.

Cash and Cash Equivalents

The carrying value of cash and cash equivalents is a reasonable estimate of fair value.

Investment Securities Available-for-Sale

Available-for-sale securities are recorded at market value. Fair value measurement is based upon quoted prices, if available. If quoted prices are not available, fair values are measured using independent pricing models or other model-based valuation techniques such as the present value of future cash flows, adjusted for the security’s credit rating, prepayment assumptions and other factors such as credit loss assumptions. Level 1 securities include those traded on an active exchange, such as the New York Stock Exchange, and U.S. Treasury securities that are traded by dealers or brokers in active over-the-counter market funds. Level 2 securities include mortgage-backed securities issued by government sponsored enterprises and state, county and municipal bonds. Securities classified as Level 3 include asset-backed securities in less liquid markets.

Investment Securities Held-to-Maturity

Held-to-maturity securities are recorded at cost, adjusted for the amortization or accretion of premiums and discounts. Fair value measurement is based upon quoted prices, if available. If quoted prices are not available, fair values are measured using independent pricing models or other model-based valuation techniques such as the present value of future cash flows, adjusted for the security’s credit rating, prepayment assumptions and other factors such as credit loss assumptions. Level 1 securities include those traded on an active exchange, such as the New York Stock Exchange, and U.S. Treasury securities that are traded by dealers or brokers in active over-the-counter market funds. Level 2 securities include mortgage-backed securities issued by government sponsored enterprises and state, county and municipal bonds. Securities classified as Level 3 include asset-backed securities in less liquid markets.

FHLB Stock

The carrying value of FHLB Stock approximates fair value.

COMMUNITY FIRST BANCSHARES, INC.

Notes to Consolidated Financial Statements

Loans

The Company does not record loans at fair value on a recurring basis. However, from time to time, a loan is considered impaired and a specific reserve is established within the allowance for loan losses. Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired. Once a loan is identified as individually impaired, management measures impairment in accordance with GAAP. The fair value of impaired loans is estimated using one of three methods, including collateral value, market value of similar debt, and discounted cash flows. Those impaired loans not requiring an allowance represent loans for which the fair value of the expected repayments or collateral exceed the recorded investments in such loans. In accordance with GAAP, impaired loans where an allowance is established based on the fair value of collateral require classification in the fair value hierarchy. When the fair value of the collateral is based on an observable market price, the Company records the impaired loan as nonrecurring Level 2. When an appraised value is used or an appraisal is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Company records the impaired loan as nonrecurring Level 3. For disclosure purposes, the fair value of fixed rate loans which are not considered impaired is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings. For unimpaired variable rate loans, the carrying amount is a reasonable estimate of fair value for disclosure purposes.

Other Real Estate Owned

Other real estate properties are adjusted to fair value upon transfer of the loans to other real estate. Subsequently, other real estate assets are carried at fair value less estimated selling costs. Fair value is based upon independent market prices, appraised values of the collateral or management’s estimation of the value of the collateral. When the fair value of the collateral is based on an observable market price, the Bank records the other real estate as nonrecurring Level 2. When an appraised value is used or an appraisal is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Bank records the other real estate asset as nonrecurring Level 3.

Bank Owned Life Insurance

The carrying value of Bank Owned Life Insurance approximates fair value.

Deposits

The fair value of savings accounts, interest bearing checking accounts, non-interest bearing checking accounts and market rate checking accounts is the amount payable on demand at the reporting date, while the fair value of fixed maturity certificate of deposits is estimated by discounting the future cash flows using current rates at which comparable certificates would be issued.

Federal Home Loan Bank Advances

Federal Home Loan Bank advances are carried at cost and the fair value is obtained from the Federal Home Loan Bank of Atlanta.

Commitments to Extend Credit

Commitments to extend credit are short-term and, therefore, the carrying value and the fair value are considered immaterial for disclosure.

Assets Recorded at Fair Value on a Recurring Basis

The Company’s only assets recorded at fair value on a recurring basis are available-for-sale securities that had a fair value of $3.8 million, $21.1 million and $21.4 million at December 31, 2019, 2018 and September 30, 2018, respectively. They are classified as Level 2.

COMMUNITY FIRST BANCSHARES, INC.

Notes to Consolidated Financial Statements

Assets Recorded at Fair Value on a Nonrecurring Basis

The Company may be required, from time to time, to measure certain assets at fair value on a nonrecurring basis in accordance with GAAP. These include assets that are measured at the lower of cost or market that were recognized at fair value below cost at the end of the period. Assets measured at fair value on a nonrecurring basis are included in the table below as of December 31, 2019, 2018 and September 30, 2018 (in thousands).

December 31, 2019	Level 1	Level 2	Level 3	Total
Other real estate owned	$—	—	140	140
Impaired loans	—	—	6,089	6,089

Total assets at fair value	$—	—	6,229	6,229

December 31, 2018	Level 1	Level 2	Level 3	Total
Other real estate owned	$—	—	508	508
Impaired loans	—	—	5,547	5,547

Total assets at fair value	$—	—	6,055	6,055

September 30, 2018	Level 1	Level 2	Level 3	Total
Other real estate owned	$—	—	67	67
Impaired loans	—	—	7,283	7,283

Total assets at fair value	$—	—	7,350	7,350

The carrying amounts and estimated fair values (in thousands) of the Company’s financial instruments at December 31, 2019, 2018 and September 30, 2018 are as follows:

	December 31, 2019		December 31, 2018		September 30, 2018
	Carrying	Estimated	Carrying	Estimated	Carrying	Estimated
	Amount	Fair Value	Amount	Fair Value	Amount	Fair Value
Financial assets:
Cash and cash equivalents	$48,117	48,117	37,029	37,029	40,796	40,796
Investment securities
available-for-sale	$3,818	3,818	21,145	21,145	21,360	21,360
held-to-maturity	$—	—	1,000	993	1,000	990
FHLB Stock	$278	278	580	580	580	580
Loans, net	$247,956	219,991	227,424	198,403	222,485	188,870
Bank owned life insurance	$7,462	7,462	7,251	7,251	7,195	7,195
Financial liabilities:
Deposits	$238,181	239,340	219,181	219,319	216,387	216,280
FHLB advances	$—	—	7,570	7,656	7,570	7,706

Limitations

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company’s entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Company’s financial instruments, fair value estimates are based on many judgments. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Fair value estimates are based on existing on and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial instruments include deferred income taxes and premises and equipment. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

COMMUNITY FIRST BANCSHARES, INC.

Notes to Consolidated Financial Statements

(16)	Condensed Parent Company Only Financial Information

A condensed summary of Community First Bancshares, Inc.’s financial information is shown.

Parent Only Condensed Balance Sheets (In Thousands)

	December 31, 2019	December 31, 2018	September 30, 2018
Assets
Cash in bank subsidiary	$11,302	$12,742	$13,223
Cash in banks	$258	$253	$252
Investment in subsidiary, at underlying equity	62,574	60,720	60,245
Loan receivable - ESOP	2,686	2,751	2,751
Other assets	524	36	—

Total assets	$77,344	$76,502	$76,471

Liabilities and Stockholders’ Equity
Liabilities :
Other liabilities	$177	$104	$88

Total liabilities	177	104	88
Stockholders’ equity:

Total stockholders’ equity	77,167	76,398	76,383

Total liabilities and stockholders’ equity	$77,344	$76,502	$76,471

COMMUNITY FIRST BANCSHARES, INC.

Notes to Consolidated Financial Statements

Parent Only Condensed Statements of Income (In Thousands)

	Year Ended December 31,	Three Months Ended December 31,	Year Ended September 30,
	2019	2018	2018
Interest income:
Income on ESOP loan	$144	$36	$120
Interest on bank deposits	4	1	$4

Total interest income	148	37	124

Non-interest expenses:
Other non-interest expense	797	90	371

Loss before income taxes	(649)	(53)	(247)
Income tax benefit	163	12	60

Loss before equity in undistributed earnings of Bank	(486)	(41)	(187)
Equity in undistributed earnings of Bank	841	189	635

Net income	$355	$148	$449

Parent Only Condensed Statements of Cash Flows (In Thousands)

	Year Ended December 31,	Three Months Ended December 31,	Year Ended September 30,
	2019	2018	2018
Cash flows from operating activities:
Net income	$355	$148	$449
Adjustments to reconcile net income to net cash used in operating activities
Proceeds from ESOP loan	209	—	190
Equity in undistributed earnings of Bank	(841)	(189)	(635)
Other	(558)	(19)	(82)

Net cash used in operating activities	(835)	(60)	(78)

Purchase of treasury stock	(600)	(420)	(248)

Net cash used in financing activities	(600)	(420)	(248)

Net change in cash and cash equivalents	(1,435)	(480)	(326)
Cash and cash equivalents at beginning of period	12,995	13,475	13,801

Cash and cash equivalents at end of period	$11,560	$12,995	$13,475

(17)	Subsequent Events

On January 10, 2020, Community First Bancshares, Inc. and Newton Federal Bank completed their acquisition of ABB Financial Group, Inc. (“ABB”) and its wholly owned subsidiary, Affinity Bank. At the effective time of the acquisition, each outstanding share of ABB common stock was converted into the right to receive $7.50 in cash. Including consideration received by holders of options to purchase ABB common stock, the aggregate consideration paid in the transaction was approximately $40.3 million. In addition, $5.9 million of preferred stock that had been issued by ABB has been redeemed, and $1.4 million of trust preferred securities issued by a subsidiary of ABB have been acquired by Community First Bancshares, Inc. and canceled. All accrued but unpaid dividends and interest have been paid on the preferred stock and trust preferred securities.

Beginning in March 2020, the United States economy began suffering adverse effects from the COVID 19 Virus Crisis (“CV19 Crisis”). As of the date of issuance of the consolidated financial statements, the Company had not yet suffered material adverse impact from the CV19 Crisis. The future impact of the CV19 Crisis on the Company cannot be reasonably estimated at this time.

ABB FINANCIAL GROUP, INC.

AND SUBSIDIARY

CONSOLIDATED FINANCIAL REPORT

DECEMBER 31, 2019

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors and Stockholders of

ABB Financial Group, Inc.

Atlanta, Georgia

We have audited the accompanying consolidated financial statements of ABB Financial Group, Inc. and its subsidiary, which comprise the consolidated balance sheets as of December 31, 2019 and 2018, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ABB Financial Group, Inc. and its subsidiary as of December 31, 2019 and 2018, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Other Matters

As discussed in Note 1 to the consolidated financial statements, on January 10, 2020 a merger and acquisition transaction was closed in which ABB Financial Group, Inc. was merged into Community First Bancshares, Inc. Concurrent with the transaction, Affinity Bank was merged into Newton Federal Bank, a subsidiary of Community First Bancshares, Inc. Our opinion is not modified with respect to this matter.

Atlanta, Georgia

June 17, 2020

ABB FINANCIAL GROUP, INC.

AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2019 AND 2018

	2019	2018
Assets
Cash and due from banks	$2,708,958	$4,440,684
Interest-bearing deposits in banks	23,321,793	3,413,154
Federal funds sold	11,589,000	9,187,000
Securities available for sale	16,354,872	17,393,729
Restricted equity securities, at cost	1,892,300	2,080,600
Loans, net of unearned income	260,853,419	239,058,580
Less allowance for loan losses	2,816,182	2,849,182

Loans, net	258,037,237	236,209,398
Premises and equipment, net	1,089,825	830,733
Cash surrender value of life insurance	7,451,381	7,250,234
Foreclosed assets	800,300	1,626,500
Deferred tax assets, net	2,556,795	3,282,664
Other assets	1,834,145	1,084,348

Total assets	$327,636,606	$286,799,044

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing	$67,171,224	$67,777,110
Interest-bearing	185,887,843	141,758,238

Total deposits	253,059,067	209,535,348
Securities sold under repurchase agreements	6,241,864	6,013,744
Other borrowings	33,000,000	38,000,000
Subordinated debentures	1,657,000	1,657,000
Other liabilities	1,658,184	1,878,052

Total liabilities	295,616,115	257,084,144

Commitments and contingencies
Stockholders’ equity:
Series A Preferred stock, no par value; 7,500 shares authorized, 5,891 issued and outstanding	5,891,000	5,891,000
Common stock, no par value; 30,000,000 shares authorized, 5,024,374 issued	33,974,579	33,974,579
Accumulated deficit	(7,962,661)	(9,812,761)
Accumulated other comprehensive income (loss)	167,567	(287,924)
Less cost of treasury stock (3,571 shares)	(49,994)	(49,994)

Total stockholders’ equity	32,020,491	29,714,900
Total liabilities and stockholders’ equity	$327,636,606	$286,799,044

See Notes to Consolidated Financial Statements.

ABB FINANCIAL GROUP, INC.

AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

YEARS ENDED DECEMBER 31, 2019 AND 2018

	2019	2018
Interest income:
Loans, including fees	$12,218,572	$10,553,260
Taxable securities	689,570	543,728
Federal funds sold	402,161	334,702
Interest-bearing deposits in banks	330,710	149,900

Total interest income	13,641,013	11,581,590

Interest expense:
Deposits	3,161,127	1,728,403
Securities sold under repurchase agreements, other borrowings, and subordinated debentures	980,244	822,083

Total interest expense	4,141,371	2,550,486

Net interest income	9,499,642	9,031,104
Provision for loan losses	82,500	—

Net interest income after provision for loan losses	9,417,142	9,031,104

Other income:
Service charges on deposit accounts	67,640	69,163
Gain on sale of securities available for sale	—	558,750
Other operating income	665,170	341,104

Total other income	732,810	969,017

Other expenses:
Salaries and employee benefits	3,964,976	3,890,113
Occupancy and equipment expenses	731,697	720,625
Foreclosed assets, net	392,760	111,383
Other operating expenses	2,640,959	2,048,579

Total other expenses	7,730,392	6,770,700

Income before tax expense	2,419,560	3,229,421
Income tax expense	569,460	823,285

Net income	$1,850,100	$2,406,136

See Notes to Consolidated Financial Statements.

ABB FINANCIAL GROUP, INC.

AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

YEARS ENDED DECEMBER 31, 2019 AND 2018

	2019	2018
Net income	$1,850,100	$2,406,136

Other comprehensive income (loss):
Net unrealized holding gains on securities available for sale arising during period, net of tax of $154,269 and $70,974, respectively	455,491	209,557
Reclassification adjustment for gains on sale of securities realized in net income, net of tax of $0 and $141,149, respectively	—	(417,601)

Other comprehensive income (loss)	455,491	(208,044)

Comprehensive income	$2,305,591	$2,198,092

See Notes to Consolidated Financial Statements.

ABB FINANCIAL GROUP, INC.

AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

YEARS ENDED DECEMBER 31, 2019 AND 2018

	Series A Preferred Stock		Common Stock
	Shares	Amount	Shares	Amount
Balance, December 31, 2017	5,891	$5,891,000	5,024,374	$33,931,997
Stock compensation expense	—	—	—	42,582
Net income	—	—	—	—
Other comprehensive income	—	—	—	—

Balance, December 31, 2018	5,891	5,891,000	5,024,374	33,974,579
Net income	—	—	—	—
Other comprehensive income	—	—	—	—

Balance, December 31, 2019	5,891	$5,891,000	5,024,374	$33,974,579

See Notes to Consolidated Financial Statements.

ABB FINANCIAL GROUP, INC.

AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

YEARS ENDED DECEMBER 31, 2019 AND 2018

	Accumulated
	Other			Total
Accumulated	Comprehensive	Treasury Stock		Stockholders’
Deficit	Income (Loss)	Shares	Cost	Equity
$(12,218,897)	$(79,880)	3,571	$(49,994)	$27,474,226
—	—	—	—	42,582
2,406,136	—	—	—	2,406,136
—	(208,044)	—	—	(208,044)

(9,812,761)	(287,924)	3,571	(49,994)	29,714,900
1,850,100	—	—	—	1,850,100
—	455,491	—	—	455,491

$(7,962,661)	$167,567	3,571	$(49,994)	$32,020,491

ABB FINANCIAL GROUP, INC.

AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2019 AND 2018

	2019	2018
OPERATING ACTIVITIES
Net income	$1,850,100	$2,406,136
Adjustments to reconcile net income to net cash provided by operating activities:
Loan loss provision	82,500	—
Depreciation	185,674	142,538
Net amortization (accretion) on investments	(7,641)	46,184
Gain on sale of securities available for sale	—	(558,750)
(Gain) loss on sale of foreclosed assets	264,774	(8,655)
Write-down of foreclosed assets	125,900	112,600
Gain on sale of premises and equipment	(2,728)	—
Stock based compensation expense	—	42,582
Increase in interest receivable	(6,763)	(82,648)
Increase in interest payable	84,919	277,265
Deferred taxes	569,460	823,285
Increase in cash surrender value of life insurance	(201,147)	(169,602)
Net other operating activities	(98,731)	877,744

Net cash provided by operating activities	2,846,317	3,908,679

INVESTING ACTIVITIES
Net (increase) decrease in interest-bearing deposits in banks	(19,908,639)	11,681,537
Net (increase) decrease in federal funds sold	(2,402,000)	3,568,000
Purchases of securities available for sale	(1,287,500)	(9,386,086)
Proceeds from sale of securities available for sale	—	1,128,750
Proceeds from maturities of securities available for sale	2,943,758	1,926,286
Purchase of restricted equity securities	—	(650,900)
Redemption of restricted equity securities	188,300	—
Proceeds from sale of foreclosed assets	435,526	95,056
Net increase in loans	(21,910,339)	(33,207,503)
Purchase of bank owned life insurance	—	(1,000,000)
Purchase of annuity contracts	(946,950)	—
Purchases of premises and equipment	(456,233)	(660,982)
Proceeds from sale of premises and equipment	14,195	—

Net cash used in investing activities	(43,329,882)	(26,505,842)

ABB FINANCIAL GROUP, INC.

AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2019 AND 2018

	2019	2018
FINANCING ACTIVITIES
Net increase in deposits	43,523,719	7,292,495
Net increase in securities sold under repurchase agreements	228,120	1,394,174
Repayment of other borrowings	(28,000,000)	(5,000,000)
Proceeds from advances on other borrowings	23,000,000	20,000,000

Net cash provided by financing activities	38,751,839	23,686,669

Net increase (decrease) in cash and due from banks	(1,731,726)	1,089,506
Cash and due from banks at beginning of year	4,440,684	3,351,178

Cash and due from banks at end of year	$2,708,958	$4,440,684

SUPPLEMENTAL DISCLOSURE
Cash paid for:
Interest	$4,056,452	$2,273,221

ABB FINANCIAL GROUP, INC.

AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

ABB Financial Group, Inc. (the “Company”) is a bank holding company whose principal activity is the ownership and management of its wholly-owned commercial bank subsidiary, Affinity Bank (the “Bank”). The Bank is located in Atlanta, Cobb County, Georgia. The Bank provides a full range of banking services to individual and corporate customers in its primary market area of Cobb, Fulton and surrounding counties.

On August 19, 2019, the shareholders of the Company approved a plan of merger and acquisition whereby Community First Bancshares, Inc. (CFB) would acquire the Company for cash. The acquisition was officially closed on January 10, 2020, and the Company was merged into CFB. Concurrent with the transaction, Affinity Bank was merged into Newton Federal Bank, a subsidiary of CFB.

The balances presented in the consolidated balance sheets and related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows was well as in the notes to the consolidated financial statements are reported prior to any purchase accounting adjustments as a result of the merger transaction. Accounting principles require that assets acquired and liabilities assumed in such a transaction be measured at their fair values as of the acquisition date. No adjustment to the fair values of assets and liabilities existing as of December 31, 2019 have been reflected in these consolidated financial statements and the accompanying notes to the consolidated financial statements.

Basis of Presentation and Accounting Estimates

The consolidated financial statements include the accounts of the Company and its subsidiary. Significant intercompany transactions and balances have been eliminated in consolidation.

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the balance sheet date and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of foreclosed assets and deferred taxes, other-than-temporary impairments of securities, and the fair value of financial instruments.

The Company has evaluated all transactions, events, and circumstances for consideration or disclosure through June 17, 2020, the date these financial statements were available to be issued, and has reflected or disclosed those items within the consolidated financial statements and related footnotes as deemed appropriate. As a result of the spread of the COVID-19 coronavirus, economic uncertainties have arisen which are likely to negatively impact the Company. The outbreak is disrupting supply chains and affecting production and sales across a range of industries. The extent of COVID-19’s impact on the Company’s operational and financial performance will depend on certain developments, including the duration and spread of the outbreak and the virus’ impact on the Company’s customers, employees and vendors. At this point, the extent to which COVID-19 may impact the Company’s financial condition or results of operations remains uncertain.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Cash, Due From Banks, and Cash Flows

For purposes of reporting cash flows, cash and due from banks includes cash on hand, cash items in process of collection, and amounts due from banks. Cash flows from loans, federal funds sold, interest-bearing deposits in banks, deposits, and securities sold under repurchase agreements are reported net.

The Bank is required to maintain reserve balances in cash or on deposit with the Federal Reserve Bank, based on a percentage of deposits. The total of those reserve balances was approximately $2,091,000 and $2,160,000 at December 31, 2019 and 2018, respectively.

The Bank has restricted cash of approximately $50,000 and $300,000 on deposit with the Federal Home Loan Bank at December 31, 2019 and 2018, respectively.

Securities

Securities are classified as “available for sale” and recorded at fair value, with unrealized gains and losses excluded from operations and reported in other comprehensive income (loss). Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

The Company evaluates investment securities for other-than-temporary impairment using relevant accounting guidance specifying that (a) if an entity does not have the intent to sell a debt security prior to recovery and (b) it is more likely than not that it will not have to sell the debt security prior to recovery, the security would not be considered other-than-temporarily impaired unless there is a credit loss. When an entity does not intend to sell the security, and it is more likely than not the entity will not have to sell the security before recovery of its cost basis, it will recognize the credit component of an other-than-temporary impairment of a debt security in earnings and the remaining portion in other comprehensive income (loss).

Securities purchased under resale agreements and securities sold under repurchase agreements are generally accounted for as collateralized financial transactions. They are recorded at the amount at which the securities were acquired or sold plus accrued interest. It is the Company’s policy to take possession of securities purchased under resale agreements, which are primarily U.S. Government and Government agency securities. The market value of these securities is monitored, and additional securities are obtained when deemed appropriate to ensure such transactions are adequately collateralized. The Company also monitors its exposure with respect to securities sold under repurchase agreements, and a request for the return of excess securities held by the counterparty is made when deemed appropriate.

Restricted Equity Securities

The Company is required to maintain an investment in capital stock of various entities. Based on redemption provisions of these entities, the stocks have no quoted market value and are carried at cost. At their discretion, these entities may declare dividends on the stocks. Management reviews for impairment based on the ultimate recoverability of the cost basis in these stocks.

Restricted equity securities at December 31, 2019 and 2018 consist of Federal Home Loan Bank stock of $1,660,300 and $1,848,600, respectively, and UCB Financial Capital Trust I common shares of $232,000.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Loans

Loans are reported at their outstanding principal balances less net deferred fees and costs on originated loans and the allowance for loan losses. Interest income is accrued based on the outstanding principal balance. Loan origination fees, net of certain direct loan origination costs, are deferred and recognized as an adjustment of the related loan yield over the life of the loan using a method which approximates a level yield.

The accrual of interest on loans is discontinued when the loan becomes ninety days past due, unless the loan is well-secured and in process of collection. All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income, unless management believes that the accrued interest is recoverable through the liquidation of collateral. Interest income on nonaccrual loans is recognized on the cash-basis or cost-recovery method, until the loans are returned to accrual status. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

A loan is considered impaired when it is probable, based on current information and events, the Company will be unable to collect all principal and interest payments due in accordance with the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Impaired loans are measured by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent. The amount of impairment, if any, and any subsequent changes are included in the allowance for loan losses. Interest on accruing impaired loans is recognized as long as such loans do not meet the criteria for nonaccrual status. Large groups of smaller balance homogeneous loans are collectively evaluated for impairment.

Allowance for Loan Losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to expense. Loan losses are charged against the allowance when management believes the un-collectability of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance is an amount that management believes will be adequate to absorb estimated losses relating to specifically identified loans, as well as probable credit losses inherent in the balance of the loan portfolio, based on an evaluation of the collectability of existing loans. This evaluation also takes into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, concentrations and current economic conditions that may affect the borrower’s ability to pay. This evaluation does not include the effects of expected losses on specific loans or groups of loans that are related to future events or expected changes in economic conditions. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowance for loan losses, and may require the Company to make additions to the allowance based on their judgment about information available to them at the time of their examinations.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Allowance for Loan Losses (Continued)

The allowance consists of specific, general, and unallocated components. The specific component relates to loans that are classified as impaired. For such loans that are classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. In support of collateral values, the Company obtains updated valuations on non-performing loans on at least an annual basis. The general component covers unimpaired loans and is based on historical loss experience adjusted for qualitative factors. Certain portions of the allowance are attributed to loan pools based on various factors and analyses, including but not limited to, current and historical loss experience trends and levels of problem credits, current economic conditions, and changes in product mix and underwriting. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

Management considers the current level of allowance for loan losses adequate to absorb losses inherent in the loan portfolio. Management’s determination of the adequacy for loan losses, which is based on the factors and identification procedures described above, requires the use of judgments and estimations that may change in the future. Changes in the factors used by management to determine the adequacy of the allowance or the availability of new information could cause the allowance for loan losses to be adjusted in future periods.

Restructurings

When the Company grants a concession to a borrower as part of a restructured loan, the transaction may be classified as a troubled debt restructuring (“TDR”), and must be accounted for accordingly. All transactions that may be classified as a TDR must be approved by the Chief Credit Officer or the appropriate loan committee based on size of the loan and/or relationship.

A troubled debt restructuring is a type of restructuring where the Company, for economic or legal reasons related to the borrower’s financial difficulties, grants a concession (either imposed by court order, law or agreement between the borrower and the Company) to the borrower that it would not otherwise consider. The Company is attempting to maximize its recovery of the balances of the loans through these various concessionary restructurings.

Even though the borrower is experiencing financial difficulties, a debt restructuring may not be required to be recognized as a TDR if any of the following criteria are met: (1) the fair value of cash, other assets, or an equity position accepted from the borrower in full satisfaction of a debt at least equals the Company’s recorded investment in the receivable or the borrower’s carrying amount of the payable, (2) the Company reduces the effective interest rate on the debt primarily to reflect a decrease in interest rates or a change in risk to maintain a relationship with a borrower that can readily obtain funds from other sources at the current interest rate; and/or (3) the borrower refinances the old debt with new debt having an effective interest rate approximately equal to that of similar debt currently issued by non-troubled borrowers.

The Company may return a non-performing loan to accrual status if: (1) the loan is restructured in a legitimate TDR and (2) the borrower performs according to the restructured terms for a sufficient period of time.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Restructurings (Continued)

The modified loan terms are to be economically rational for both the borrower and the Company. The means of the repayment terms are to be reasonable and substantive. A loan to be considered for reinstatement to performing status must show all abilities to repay principal and interest for the life of the loan based on current financial condition. In addition, the loan must have a sufficient period of performance to evaluate future performance before being moved back to accrual status. This is typically six months for loans on monthly installments or twelve months for loans on quarterly or semi-annually installments. There must also be no doubt of the ultimate collectability of the restructured loan, or otherwise returning the loan to accrual status is not appropriate.

Premises and Equipment

Premises and equipment are carried at cost less accumulated depreciation. Depreciation is computed on the straight-line method over the estimated useful lives of the assets. Maintenance and repairs are expensed as incurred while major additions and improvements are capitalized. Gains and losses on dispositions are included in current operations.

Transfers of Financial Assets

Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company—put presumptively beyond the reach of the transferor and its creditors, even in bankruptcy or other receivership, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity or the ability to unilaterally cause the holder to return specific assets.

Foreclosed Assets

Foreclosed assets acquired through or in lieu of loan foreclosure are held for sale and are initially recorded at fair value. Any write-down to fair value at the time of transfer to foreclosed assets is charged to the allowance for loan losses. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less estimated cost to sell. Costs of improvements are capitalized, whereas costs relating to holding foreclosed assets and subsequent adjustments to the value are expensed. As of December 31, 2019 and 2018, no amounts of foreclosed assets were one to four family residential properties.

Advertising Costs

Advertising costs are expensed as incurred and totaled $97,964 and $4,226 for the years ended December 31, 2019 and 2018, respectively.

Income Taxes

The Company accounts for income taxes in accordance with income tax accounting guidance which sets out a consistent framework to determine the appropriate level of tax reserves to maintain for uncertain tax positions.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Income Taxes (Continued)

The income tax accounting guidance results in two components of income tax expense: current and deferred. Current income tax expense reflects taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to the taxable income or excess of deductions over revenues. The Company determines deferred income taxes using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax bases of assets and liabilities, and enacted changes in tax rates and laws are recognized in the period in which they occur.

Deferred income tax expense results from changes in deferred tax assets and liabilities between periods. Deferred tax assets are recognized if it is more likely than not, based on the technical merits, that the tax position will be realized or sustained upon examination. The term more likely than not means a likelihood of more than 50 percent; the terms examined and upon examination also include resolution of the related appeals or litigation processes, if any. A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50 percent likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances, and information available at the reporting date and is subject to management’s judgment. Deferred tax assets may be reduced by deferred tax liabilities and a valuation allowance if, based on the weight of evidence available, it is more likely than not that some portion or all of a deferred tax asset will not be realized.

The income tax returns of the Company for 2016, 2017, and 2018 are subject to examination by the IRS, generally for three years after being filed.

Stock Compensation Plans

Stock compensation accounting guidance requires that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the grant date fair value of the equity or liability instruments issued. The stock compensation accounting guidance covers a wide range of share-based compensation arrangements including stock options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans.

The stock compensation accounting guidance requires that compensation cost for all stock awards be calculated and recognized over the employees’ service period, generally defined as the vesting period. For awards with graded-vesting, compensation cost is recognized on a straight-line basis over the requisite service period for the entire award. A Black-Scholes model is used to estimate the fair value of stock options, while the market price of the Company’s common stock at the date of grant is used for restricted stock awards and stock grants.

Earnings Per Share

Basic earnings per share is computed by dividing net income available to common stockholders by the weighted average number of shares of common stock outstanding. Diluted earnings per share is computed by dividing net income available to common stockholders by the sum of the weighted-average number of shares of common stock outstanding and potential common shares. Potential dilutive common shares consist of Series A preferred stock and stock options and are determined using the treasury stock method.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Earnings Per Share (Continued)

Presented below is a summary of the components used to calculate basic and diluted earnings per share:

	Years Ended December 31,
	2019	2018
Net income	$1,850,100	$2,406,136
Less cumulative preferred stock dividends	(597,282)	(597,282)

Net income available to common stockholders	$1,252,818	$1,808,854

Weighted average number of common shares outstanding	5,020,803	5,020,803
Effect of dilutive options	316,043	254,375

Weighted average number of common shares outstanding used to calculate dilutive earnings per share	5,336,846	5,275,178

Basic earnings per common share	$0.25	$0.36

Diluted earnings per common share	$0.23	$0.34

Series A Preferred Stock

The series A preferred stock is a 10% fixed rate cumulative convertible perpetual preferred stock with a $1,000 per share stated value. The preferred stock ranks senior to all classes of junior stock but does not have voting rights except for limited circumstances. Dividends on the Series A preferred stock are being accrued by management as an off-balance sheet item. Aggregate cumulative preferred dividends in arrears totaled $2,827,680 and $2,230,398 as of December 31, 2019 and 2018, respectively.

Comprehensive Income

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

Fair Value of Financial Instruments

Fair values of financial instruments are estimates using relevant market information and other assumptions. Fair value estimates involve uncertainties and matters of significant judgment. Changes in assumptions or in market conditions could significantly affect the estimates.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Adoption of New Accounting Standard

On January 1, 2019, the Company adopted ASU 2014-09 Revenue from Contracts with Customers and all subsequent amendments to the ASU (collectively, “ASC 606”), which (i) creates a single framework for recognizing revenue from contracts with customers that fall within its scope and (ii) revises when it is appropriate to recognize a gain (loss) from the transfer of nonfinancial assets, such as other real estate owned. The majority of the Company’s revenue-generating transactions are not subject to ASC 606, including revenue generated from financial instruments, such as loans, letters of credit, and investment securities, as these activities are subject to other GAAP discussed elsewhere within the disclosures. The Company’s services that fall within the scope of ASC 606 are presented within other income and are recognized as revenue as the Company satisfies its obligation to the customer. Services within the scope of ASC 606 primarily include service charges on deposits and other operating income, which include ATM fees and interchange income.

The Company adopted ASC 606 using the modified retrospective method applied to all contracts not completed as of January 1, 2019. Results for reporting periods beginning after January 1, 2019 are presented under ASC 606 while prior period amounts continue to be reported in accordance with legacy GAAP. The adoption of ASC 606 did not result in a change to the accounting for any of the in-scope revenue streams; as such, no cumulative effect adjustment was recorded.

Service charges on deposit accounts: Revenue from service charges on deposit accounts is earned through cash management, wire transfer, overdraft, non-sufficient funds, and other deposit-related services. Revenue is recognized for these services either over time, corresponding with deposit accounts’ monthly cycle, or at a point in time for transaction-related services and fees. Payment for service charges on deposit accounts is primarily received immediately or in the following month through a direct charge to customers’ accounts.

Other operating income: Other operating income includes ATM fees, which are recognized concurrently with the delivery of service on a daily basis as transactions occur, and interchange fees, which are derived from rates set by the credit card associations and are based on purchase volumes and other factors. Interchange fees and merchant discounts are recognized concurrently with the delivery of service on a daily basis as transactions occur. Payment is typically received immediately or in the following month.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2.	SECURITIES AVAILABLE FOR SALE

The amortized cost and fair value of securities available for sale with gross unrealized gains and losses are summarized as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
December 31, 2019:
U.S. Government agencies	$998,826	$—	$(10,233)	$988,593
Mortgage-backed securities
GSE residential	12,387,396	255,334	—	12,642,730
Corporate securities	2,744,330	12,790	(33,571)	2,723,549

	$16,130,552	$268,124	$(43,804)	$16,354,872

December 31, 2018:
U.S. Government agencies	$998,726	$—	$(78,074)	$920,652
Mortgage-backed securities
GSE residential	15,318,322	8,373	(233,618)	15,093,077
Corporate securities	1,462,121	—	(82,121)	1,380,000

	$17,779,169	$8,373	$(393,813)	$17,393,729

The amortized cost and fair value of securities available for sale as of December 31, 2019, by contractual maturity are shown below. Actual maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized Cost	Fair Value
Due from five to ten years	$2,244,330	$2,223,549
Due after ten years	1,498,826	1,488,593
Mortgage-backed securities	12,387,396	12,642,730

	$16,130,552	$16,354,872

Securities with a carrying value of $8,981,372 and $16,013,729 at December 31, 2019 and 2018, respectively, were pledged to secure securities sold under repurchase agreements.

There were no sales of securities during the year ended December 31, 2019. Gross gains and losses on sales of securities were $558,750 and $0, respectively, during the year ended December 31, 2018.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2.	SECURITIES AVAILABLE FOR SALE (Continued)

The following table shows the gross unrealized losses and fair value of securities, aggregated by category and length of time that securities have been in a continuous unrealized loss position.

	Less Than Twelve Months		Over Twelve Months
	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value
December 31, 2019:
U.S. Government agencies	$—	$—	$(10,233)	$988,593
Corporate securities	—	—	(33,571)	932,500

Total temporarily impaired securities	$—	$—	$(43,804)	$1,921,093

December 31, 2018:
U.S. Government agencies	$—	$—	$(78,074)	$920,652
Mortgage-backed securities
GSE residential	(56,101)	7,844,419	(177,517)	6,271,177
Corporate securities	—	—	(82,121)	880,000

Total temporarily impaired securities	$(56,101)	$7,844,419	$(337,712)	$8,071,829

U.S. Government agencies. The unrealized loss on one investment in a U.S. Government agency security was caused primarily by interest rate increases. Because the Company does not intend to sell the investment and it is not more likely than not that the Company will be required to sell the investment before recovery of its amortized cost basis, which may be maturity, the Company does not consider this investment to be other-than-temporarily impaired at December 31, 2019.

Corporate securities. The Company’s unrealized loss on its investment in one corporate security relates to an investment in a company within the financial services sector. The unrealized loss is primarily caused by prior decreases in profitability and profit forecasts by industry analysts. The Company currently does not believe it is probable that it will be unable to collect all amounts due according to the contractual terms of the investment. Because the Company does not intend to sell the investment and it is not more likely than not that the Company will be required to sell the investment before recovery of its par value, which may be maturity, it does not consider this investment to be other-than-temporarily impaired at December 31, 2019.

Other-Than-Temporary Impairment

Upon acquisition of a security, the Company decides whether it is within the scope of the accounting guidance to be evaluated for impairment.

Management routinely conducts periodic reviews to identify and evaluate each investment security to determine whether an other-than-temporary impairment has occurred. While all securities are considered, the securities primarily impacted by other-than-temporary impairment testing have been investments in trust preferred securities which are included in the corporate bond category.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3.	LOANS

The composition of loans is summarized as follows:

	December 31,
	2019	2018
Professional:
Dental	$171,475,379	$156,486,239
Medical	14,154,935	15,161,671
Veterinary	3,075,746	1,729,354
Service	8,088,423	7,284,367
Non-profit:
Church	15,696,335	14,446,601
Other	2,771,661	2,857,270
Real estate:
Construction and development	14,898,990	13,940,135
Non-owner occupied commercial	14,873,244	14,051,173
Other	16,107,191	13,395,533

	261,141,904	239,352,343
Net deferred loan fees and costs	(288,485)	(293,763)
Allowance for loan losses	(2,816,182)	(2,849,182)

Loans, net	$258,037,237	$236,209,398

The loan portfolio was disaggregated into segments and then further disaggregated into classes for certain disclosures. A portfolio segment is defined as the level at which the Company develops and documents a systematic method for determining its allowance for credit losses. The Company has identified four loan portfolio segments: professional, non-profit, real estate, and other. A class is generally determined based on the initial measurement attribute, risk characteristic of the loan, and the Company’s method for monitoring and assessing credit risk. Classes within the professional segment include dental, medical, veterinary, and service. Classes within the non-profit segment include church and other. Classes within the real estate segment include construction and development and non-owner occupied commercial. The other segment has not been further disaggregated into classes.

The following describe risk characteristics relevant to each of the portfolio segments:

Professional Segment - This portfolio segment includes loans to business professionals and/or service companies. Such loans share commonality in the fact that these companies provide services rather than products in which a great amount of time is invested in training and knowledge. Such service companies include dental practices, medical practices, and veterinary practices. Additionally, such companies as exterminators, consultants, automotive repair, etc. have also been included. These loans are secured by collateral ranging from furniture, fixtures, and equipment to real estate or are entirely unsecured. Loans within this portfolio are repaid based on business cash flows. Collection risk in this portfolio is driven by the creditworthiness of the underlying borrower.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3.	LOANS (Continued)

Non-Profit Segment - This portfolio segment includes loans to businesses that are not organized or operated for the benefit of private interests and no part of the organization’s net earnings inure to the benefit of any private shareholder or individual. These organizations generally rely upon the donations or contributions of companies and/or individuals to operate. The loans within this segment are further stratified based on whether the organization has religious affiliations. The majority of loans within this segment are secured by real estate with a small portion being unsecured. Loans within this portfolio are repaid based on business cash flows. Loans within this portfolio are sensitive to declines in economic conditions and disposable income declines which reduce companies’ and/or individuals’ ability to donate or contribute to non-profit organizations.

Real Estate Segment - This portfolio segment is comprised of loans collateralized by real estate that are held for development and investment purposes. The segment has been further stratified into construction and development loans and non-owner occupied commercial real estate loans. Loans for real estate construction and development are repaid through cash flow related to the operations, sale or refinance of the underlying property. This portfolio class includes extensions of credit to real estate developers or investors where repayment is dependent on the sale of the real estate or income generated from the real estate collateral. Non-owner occupied commercial real estate loans include loans for income-producing properties such as apartment buildings, office and industrial buildings, and retail shopping centers that are repaid from rent income derived from the properties. Loans within this portfolio are sensitive to declines in the real estate market, particularly with the value of real estate driven by demand for product.

Other Segment - This portfolio segment represents the residual loans that are not contained within the professional, non-profit, and real estate segments. Such loans may be collateralized by real estate, furniture, fixtures and equipment, or are entirely unsecured. Loans within this portfolio may be repaid based on business cash flows or personal income. Collection risk in this portfolio is driven by the creditworthiness of the underlying borrower.

The Credit Risk Management department and the management team as a whole are both involved in the credit risk management process and assess the accuracy of risk ratings, the quality of the portfolio and the estimation of inherent credit losses in the loan portfolio. This comprehensive process also assists in the prompt identification of problem credits. The Company has taken a number of measures to manage the portfolios and reduce risk.

The Company employs a credit risk management process with defined policies, accountability and routine reporting to manage credit risk in the loan portfolio segments. Credit risk management is guided by credit policies that provide for a consistent and prudent approach to underwriting and approvals of credits. Within the Loan Policy, procedures exist that elevate the approval requirements as credits become larger and more complex. All loans are individually underwritten, risk-rated, approved, and monitored.

Responsibility and accountability for adherence to underwriting policies and accurate risk ratings lies in each portfolio segment. All aggregate credit extensions to borrowers over $1,000,000 on a secured basis and $250,000 unsecured are approved by the Director’s Loan Committee. To ensure problem credits are identified on a timely basis, several specific portfolio reviews occur each quarter to assess the larger adversely rated credits for proper risk rating and accrual status and, if necessary, to ensure such individual credits are transferred to the Special Assets Division.

Credit quality and trends in the loan portfolio segments are measured and monitored regularly. Detailed reports by product, collateral, accrual status, etc. are reviewed by the Chief Credit Officer and the Directors Loan Committee.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3.	LOANS (Continued)

The following presents credit quality indicators for the loan portfolio segments and classes as of December 31, 2019 and 2018. These categories are utilized to evaluate the associated allowance for loan losses using historical losses adjusted for current economic conditions and other qualitative factors and are defined as follows:

•	Pass - includes obligations where the probability of default is considered low.

•

Special Mention - includes obligations that are currently protected but have a high potential to become weak credits. These loans constitute an undue and unwarranted credit risk, but not to the point of justifying a classification of “Substandard”. These loans have weaknesses which may, if not checked or corrected, threaten the integrity of the assets or inadequately protect the Company’s credit position at some future date. This classification would include loans where an adverse trend in the borrower’s operations or an unbalanced position in the balance sheet exists but which has not reached a point where the repayment of the loan is jeopardized. This classification covers those situations in which credit risk itself may be relatively minor yet involve an unsound commitment in light of the circumstances surrounding a specific loan. Loans in this category may involve collateral in poor condition or over which the Company lacks control; a loan agreement inadequate to protect the Company; failure to obtain proper documentation; or other deviations from prudent lending practices.

•

Substandard - includes obligations that are characterized by deterioration in quality exhibited by any number of well defined weaknesses requiring corrective action. The weaknesses may include, but are not limited to: high debt to worth ratios, declining or negative earnings or cash flow trends, declining or inadequate liquidity, improper loan structure, questionable repayment sources, lack of well-defined secondary repayment source, and unfavorable competitive comparisons. Such loans are no longer considered to be adequately protected due to the borrower’s declining net worth, lack of earnings capacity, declining collateral margins and/or unperfected collateral positions. Loss potential does not have to exist in individual loans classified substandard. The repayment ability of the borrower is marginal or weak and the loan may have exhibited excessive overdue status or extensions and/or renewals.

•

Doubtful - includes obligations that exhibit the same weaknesses found in the substandard loan category; however, the weaknesses are more pronounced. Such loans are static and collection in full is improbable. However, these loans are not yet rated as loss because certain events may occur which would salvage the debt. Among these events are: acquisition by, or merger with, a stronger entity, injection of capital, alternative financing, liquidation of assets, or the pledging of additional collateral. The ability of the borrower to service the debt is extremely weak, overdue status is constant, the debt has been placed on non-accrual status, and no definite repayment schedule exists. There are no loans with a doubtful rating in the Company’s portfolio as of December 31, 2019 and 2018.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3.	LOANS (Continued)

The following tables summarize by risk category the Company’s loan portfolio based upon the most recent analysis performed as of December 31, 2019 and 2018:

	Pass	Special Mention	Substandard	Doubtful	Total
December 31, 2019:
Professional:
Dental	$171,423,715	$—	$51,664	$—	$171,475,379
Medical	14,154,935	—	—	—	14,154,935
Veterinary	3,075,746	—	—	—	3,075,746
Service	8,088,423	—	—	—	8,088,423
Non-profit:
Church	15,696,335	—	—	—	15,696,335
Other	2,771,661	—	—	—	2,771,661
Real estate:
Construction and development	14,898,990	—	—	—	14,898,990
Non-owner occupied commercial	14,873,244	—	—	—	14,873,244
Other	16,107,016	—	175	—	16,107,191

Total	$261,090,065	$—	$51,839	$—	$261,141,904

December 31, 2018:
Professional:
Dental	$156,406,739	$—	$79,500	$—	$156,486,239
Medical	15,161,671	—	—	—	15,161,671
Veterinary	1,729,354	—	—	—	1,729,354
Service	7,104,378	179,989	—	—	7,284,367
Non-profit:
Church	14,446,601	—	—	—	14,446,601
Other	2,857,270	—	—	—	2,857,270
Real estate:
Construction and development	13,940,135	—	—	—	13,940,135
Non-owner occupied commercial	14,051,173	—	—	—	14,051,173
Other	13,332,377	—	63,156	—	13,395,533

Total	$239,029,698	$179,989	$142,656	$—	$239,352,343

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3.	LOANS (Continued)

The following tables include an aging analysis of days past due for each portfolio class as of December 31, 2019 and 2018:

		Past Due Status (Accruing Loans)
	Current	30-89 Days	90+ Days	Total Past Due	Non- Accrual	Total
December 31, 2019:
Professional:
Dental	$171,423,715	$—	$—	$—	$51,664	$171,475,379
Medical	14,154,935	—	—	—	—	14,154,935
Veterinary	3,075,746	—	—	—	—	3,075,746
Service	8,088,423	—	—	—	—	8,088,423
Non-profit:
Church	15,696,335	—	—	—	—	15,696,335
Other	2,771,661	—	—	—	—	2,771,661
Real estate:
Construction and development	14,898,990	—	—	—	—	14,898,990
Non-owner occupied commercial	14,873,244	—	—	—	—	14,873,244
Other	16,107,016	—	—	—	175	16,107,191

Total	$261,090,065	$—	$—	$—	$51,839	$261,141,904

December 31, 2018:
Professional:
Dental	$156,406,739	$—	$—	$—	$79,500	$156,486,239
Medical	15,161,671	—	—	—	—	15,161,671
Veterinary	1,729,354	—	—	—	—	1,729,354
Service	7,104,378	—	179,989	179,989	—	7,284,367
Non-profit:
Church	14,446,601	—	—	—	—	14,446,601
Other	2,857,270	—	—	—	—	2,857,270
Real estate:
Construction and development	13,940,135	—	—	—	—	13,940,135
Non-owner occupied commercial	14,051,173	—	—	—	—	14,051,173
Other	13,332,377	—	—	—	63,156	13,395,533

Total	$239,029,698	$—	$179,989	$179,989	$142,656	$239,352,343

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3.	LOANS (Continued)

The allowance for loan losses is a valuation reserve established through provisions for loan losses charged against income. The allowance for loan losses, which is evaluated quarterly, is maintained at a level that management deems sufficient to absorb probable losses inherent in the loan portfolio. Loans deemed to be uncollectible are charged against the allowance for loan losses, while recoveries of previously charged-off amounts are credited to the allowance for loan losses. The allowance for loan losses is comprised of specific valuation allowances for loans evaluated individually for impairment, general allocations for pools of homogeneous loans with similar risk characteristics and trends, and an unallocated component that reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

The allowance for loan losses related to specific loans is based on management’s estimate of potential losses on impaired loans as determined by: (1) the present value of expected future cash flows; (2) the fair value of collateral if the loan is determined to be collateral dependent; or (3) the loan’s observable market price. The Company’s homogeneous loan pools include professional (dental, medical, veterinary and service), non-profit (church and other), real estate (construction and development and non-owner occupied commercial) and other. The general allocations to these loan pools are based on the historical loss rates for specific loan types and the internal risk grade, if applicable, adjusted for both internal and external qualitative risk factors. The qualitative factors considered by management include, among other factors, (1) changes in local and national economic conditions; (2) changes in asset quality; (3) changes in loan portfolio mix; (4) the composition and concentrations of credit; (5) changes in lending policies and procedures; (6) changes in lenders/management; (7) effectiveness of the Company’s loan policies, procedures and internal controls; and (8) the impact of legal and/or regulatory factors. The total allowance established for each homogeneous loan pool represents the product of the historical loss ratio adjusted for qualitative factors and the total dollar amount of the loans in the pool.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3.	LOANS (Continued)

The following tables detail the change in the allowance for the years ended December 31, 2019 and 2018 by portfolio segment.

	Professional	Non-Profit	Real Estate	Other	Unallocated	Total
December 31, 2019:
Allowance for loan losses:
Balance, beginning of year	$876,467	$70,962	$104,950	$110,833	$1,685,970	$2,849,182
Charge-offs	(130,235)	—	—	—	—	(130,235)
Recoveries	14,735	—	—	—	—	14,735
Provision (reallocation)	231,274	(4,383)	6,660	(53,610)	(97,441)	82,500

Ending balance	$992,241	$66,579	$111,610	$57,223	$1,588,529	$2,816,182

Ending balance: individually evaluated for impairment	$51,664	$—	$—	$175	$—	$51,839

Ending balance: collectively evaluated for impairment	$940,577	$66,579	$111,610	$57,048	$1,588,529	$2,764,343

Loans:
Ending balance	$196,794,483	$18,467,996	$29,772,234	$16,107,191		$261,141,904

Ending balance: individually evaluated for impairment	$51,664	$—	$—	$175		$51,839

Ending balance: collectively evaluated for impairment	$196,742,819	$18,467,996	$29,772,234	$16,107,016		$261,090,065

December 31, 2018:
Allowance for loan losses:
Balance, beginning of year	$788,684	$75,490	$185,964	$172,035	$1,611,421	$2,833,594
Charge-offs	—	—	—	—	—	—
Recoveries	15,588	—	—	—	—	15,588
Provision (reallocation)	72,195	(4,528)	(81,014)	(61,202)	74,549	—

Ending balance	$876,467	$70,962	$104,950	$110,833	$1,685,970	$2,849,182

Ending balance: individually evaluated for impairment	$79,500	$—	$—	$63,156	$—	$142,656

Ending balance: collectively evaluated for impairment	$796,967	$70,962	$104,950	$47,677	$1,685,970	$2,706,526

Loans:
Ending balance	$180,661,631	$17,303,871	$27,991,308	$13,395,533		$239,352,343

Ending balance: individually evaluated for impairment	$79,500	$—	$—	$63,156		$142,656

Ending balance: collectively evaluated for impairment	$180,582,131	$17,303,871	$27,991,308	$13,332,377		$239,209,687

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3.	LOANS (Continued)

The following tables present details related to the Company’s impaired loans as of December 31, 2019 and 2018. A loan is considered impaired, in accordance with the impairment accounting guidance (FASB ASC 310-10-35-16), when based on current information and events, it is probable that the Company will be unable to collect all amounts due from the borrower in accordance with the contractual term of the loan. Impaired loans include loans modified in a troubled debt restructuring where concessions have been granted to borrowers experiencing financial difficulties. These concessions could include a reduction in the interest rate on the loan, payment extensions, forgiveness of principal, forbearance or other actions intended to maximize collection.

	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized in Year
December 31, 2019:
With allowance recorded:
Professional:
Dental	$51,664	$141,837	$51,664	$65,582	$—
Other	175	128,359	175	31,666	—

Total with allowance recorded	51,839	270,196	51,839	97,248	—

Total impaired loans	$51,839	$270,196	$51,839	$97,248	$—

December 31, 2018:
With allowance recorded:
Professional:
Dental	$79,500	$157,441	$79,500	$93,418	$—
Other	63,156	203,770	63,156	100,372	—

Total with allowance recorded	142,656	361,211	142,656	193,790	—

Total impaired loans	$142,656	$361,211	$142,656	$193,790	$—

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3.	LOANS (Continued)

At December 31, 2019 and 2018, impaired loans included loans that were classified as Troubled Debt Restructurings “TDRs”. The restructuring of a loan is considered a TDR if both (i) the borrower is experiencing financial difficulties and (ii) the creditor has granted a concession.

In assessing whether or not a borrower is experiencing financial difficulties, the Company considers information currently available regarding the financial condition of the borrower. This information includes, but is not limited to, whether (i) the borrower is currently in payment default on any of its debt; (ii) a payment default is probable in the foreseeable future without the modification; (iii) the borrower has declared or is in the process of declaring bankruptcy; and (iv) the borrower’s projected cash flow is sufficient to satisfy contractual payments due under the original terms of the loan without a modification.

The Company considers all aspects of the modification to loan terms to determine whether or not a concession has been granted to the borrower. Key factors considered by the Company include the borrower’s ability to access funds at a market rate for debt with similar risk characteristics, the significance of the modification relative to unpaid principal balance or collateral value of the debt, and the significance of a delay in the timing of payments relative to the original contractual terms of the loan. The most common concessions granted by the Company generally include one or more modifications to the terms of the debt, such as (i) a reduction in the interest rate for the remaining life of the debt, (ii) an extension of the maturity date at an interest rate lower than the current market rate for new debt with similar risk, (iii) a temporary period of interest-only payments, and (iv) a reduction in the contractual payment amount for either a short period or remaining term of the loan. A loan is placed back on accrual status when both principal and interest are current and it is probable that the Company will be able to collect all amounts due (both principal and interest) according to the terms of the loan agreement.

There were no loans modified as a TDR during the years ended December 31, 2019 and 2018.

There were no loans modified as a TDR within one year of restructure that subsequently defaulted (i.e., 90 days or more past due following a modification) during the years ended December 31, 2019 and 2018.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3.	LOANS (Continued)

The following tables provide a summary of loans that continue to accrue interest under the terms of the restructuring (“performing restructurings”) and restructured loans that have been placed in nonaccrual status (“nonperforming restructurings”) as of December 31, 2019 and 2018:

	Performing		Nonperforming
	Recorded Investment	# of Loans	Recorded Investment	# of Loans
December 31, 2019:
Professional:
Dental	$—	—	$51,664	1
Other	—	—	175	1

Total	$—	—	$51,839	2

December 31, 2018:
Professional:
Dental	$—	—	$79,500	1
Other	—	—	63,156	1

Total	$—	—	$142,656	2

Nonperforming restructurings are included in the nonaccrual loan disclosures. All troubled debt restructurings (TDRs) are considered impaired. The allowance for loan losses attributable to these TDRs total $51,839 and $142,656 at December 31, 2019 and 2018, respectively.

In the ordinary course of business, the Company has granted loans to certain directors, executive officers and their related affiliates. The interest rates on these loans were substantially the same as rates prevailing at the time of the transaction and repayment terms are customary for the type of loan. Changes in related party loans for the years ended December 31, 2019 and 2018, are as follows:

	Years Ended December 31,
	2019	2018
Balance, beginning of year	$746,997	$1,205,798
Advances	128,023	203,350
Repayments	(384,587)	(662,151)
Change in related parties	1,043,885	—

Balance, end of year	$1,534,318	$746,997

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4.	FORECLOSED ASSETS

A summary of foreclosed assets is presented as follows:

	Years Ended December 31,
	2019	2018
Balance, beginning of year	$1,626,500	$1,825,501
Proceeds from sales	(435,526)	(95,056)
Net gain (loss) on sale	(264,774)	8,655
Write-downs	(125,900)	(112,600)

Balance, end of year	$800,300	$1,626,500

Expenses related to foreclosed assets include the following:

	Years Ended December 31,
	2019	2018
Net loss on sales and writedowns of real estate	$390,674	$103,945
Expenses, net of rental income	2,086	7,438

	$392,760	$111,383

NOTE 5.	PREMISES AND EQUIPMENT

Premises and equipment are summarized as follows:

	December 31,
	2019	2018
Leasehold improvements	$646,280	$646,280
Furniture and equipment	1,317,634	1,071,457

	1,963,914	1,717,737
Accumulated depreciation	(874,089)	(887,004)

	$1,089,825	$830,733

Leases

During 2019 and 2018, the Company leased its main office banking facility under a noncancelable operating lease agreement.

Rental expense amounted to $303,851 and $293,825 for the years ended December 31, 2019 and 2018, respectively.

At the end of 2017, the Company relocated its main office banking facility. The lease agreement for the old facility was terminated effective December 31, 2017. The lease for the new facility commenced January 1, 2018 and has a term of seventy months.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5.	PREMISES AND EQUIPMENT (Continued)

Leases (Continued)

Future minimum lease commitments on noncancelable operating leases, excluding any renewal options, are summarized as follows:

2020	$344,370
2021	345,253
2022	338,448
2023	289,796

$1,317,867

NOTE 6.	DEPOSITS

The major classifications of deposits are as follows:

	December 31,
	2019	2018
Noninterest-bearing demand	$67,171,224	$67,777,110
Interest-bearing demand	80,001,030	75,432,476
Savings	49,939,128	1,228,519
Certificates of deposit of $250,000 or more	11,833,279	11,891,660
Other certificates of deposit	44,114,406	53,205,583

	$253,059,067	$209,535,348

The scheduled maturities of time deposits at December 31, 2019 are as follows:

2020	$43,662,094
2021	7,639,181
2022	3,391,251
2023	1,103,159
2024	152,000

$55,947,685

The Company had no brokered deposits at December 31, 2019 and 2018.

Overdraft demand deposits reclassified to loans at December 31, 2019 and 2018 totaled $48,107 and $23,733, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7.	OTHER BORROWINGS

Other borrowings consist of the following:

	December 31,
	2019	2018
Federal Home Loan Bank advances with interest and principal payments due at various maturity dates through 2029 at fixed interest rates ranging from 2.10% to 2.91% at December 31, 2019 (weighted average interest rate is 2.54% at December 31, 2019).	$33,000,000	$38,000,000

	$33,000,000	$38,000,000

The advances from the Federal Home Loan Bank are secured by certain qualifying loans of approximately $79,674,000 and cash pledged to the Federal Home Loan Bank of $50,000.

Contractual maturities of other borrowings as of December 31, 2019 are as follows:

2020	$—
2021	10,000,000
2022	—
2023	—
2024	5,000,000
Thereafter	18,000,000

$33,000,000

The Company has available unused lines of credit with other financial institutions totaling $9,000,000 at December 31, 2019 and 2018.

NOTE 8.	SUBORDINATED DEBENTURES

In 2007, the Company formed a wholly-owned grantor trust to issue cumulative trust preferred securities. The grantor trust has invested the proceeds of the trust preferred securities in subordinated debentures of the Company. The sole assets of the guarantor trust are the subordinated debentures of the Company (the “Debentures”).

The preferred securities are subject to redemption, in whole or in part, upon repayment of the subordinated debentures at maturity of July 30, 2037 or their earlier redemption. The Company has the right to redeem the debentures, in whole or in part, from time to time, on or after July 30, 2012, at a redemption price equal to 100% of the principal amount to be redeemed plus any accrued and unpaid interest.

The Company has guaranteed the payment of all distributions the Trust is obligated to make, but only to the extent the Trust has sufficient funds to satisfy those payments. The trust preferred securities and the related debentures were issued on May 15, 2007. Both financial instruments bear an identical fixed rate of interest. At December 31, 2019, this rate was ten percent. The aggregate principal amount of subordinated debentures outstanding at December 31, 2019 and 2018 was $1,657,000.

The subordinated debentures were acquired by the Company’s preferred shareholder. All previously accrued and unpaid interest was settled as part of the transaction. As of December 31, 2019, the Company has $684,000 accrued but unpaid interest related to the subordinated debentures recorded in other liabilities.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9.	EMPLOYEE BENEFIT PLANS

Stock-Based Compensation

The Company has a Stock Incentive Plan (the “Plan”) authorizing the issuance of up to 803,142 shares of the Company’s common stock. This Plan is administered by a committee of the Board of Directors and provides for the granting of options to purchase shares of the common stock to officers and key employees of the Company. The exercise price of each option granted under the Plan may not be less than the fair market value of the shares of common stock subject to the option on the date of grant as determined by the Board of Directors. Options are exercisable in whole or in part upon such terms as may be determined by the committee and expire ten years after the date of grant.

Other pertinent information related to the options is as follows:

	Years Ended December 31,
	2019		2018
	Shares	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price
Outstanding at beginning of year	457,000	$1.77	465,500	$2.08
Granted	—	—	—	—
Exercised	—	—	—	—
Forfeited	—	—	(8,500)	(18.47)
Expired	(10,000)	(14.00)	—	—

Outstanding at end of year	447,000	$1.50	457,000	$1.77

Options exercisable at year end	447,000	$1.50	457,000	$1.77

Information pertaining to options outstanding at December 31, 2019 is as follows:

Options Outstanding			Options Exercisable
Number Outstanding	Weighted- Average Remaining Contractual Life	Exercise Price	Number Exercisable	Exercise Price
447,000	5.45	$1.50	447,000	$1.50

447,000			447,000

At December 31, 2019, there was no remaining unrecognized compensation cost related to stock-based payments.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9.	EMPLOYEE BENEFIT PLANS (Continued)

Bank Owned Life Insurance

The Company is the owner of life insurance policies on various officers. The balance of the various officer policy surrender values at December 31, 2019 and 2018 amounted to $7,451,381 and $7,250,234, respectively. Income recognized for the increase in policy surrender values amounted to $201,147 and $169,602 for the years ended December 31, 2019 and 2018, employees respectively.

Profit Sharing Plan

The Company has a 401(k) profit sharing plan covering substantially all of its employees, subject to minimum age and service requirements. Contributions to the plan charged to expense for the years ended December 31, 2019 and 2018 amounted to $113,404 and $99,847, respectively.

NOTE 10. INCOME	TAXES

The components of income tax expense are as follows:

	Years Ended December 31,
	2019	2018
Current	$—	$—
Deferred	569,460	823,285

	$569,460	$823,285

The Company’s income tax expense differs from the amounts computed by applying the federal income tax statutory rates to income before income taxes. A reconciliation of the differences is as follows:

	Years Ended
	December 31,
	2019	2018
Income tax expense at statutory federal rate	$508,108	$678,178
State tax expense	96,118	139,989
Other items	(34,766)	(19,189)
Adjustment due to change in tax rates	—	24,307

Income tax expense	$569,460	$823,285

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10.	INCOME TAXES (Continued)

The components of deferred income taxes are as follows:

	December 31,
	2019	2018
Deferred tax assets:
Loan loss reserves	$128,032	$107,163
Deferred compensation	45,896	43,319
Foreclosed assets	39,650	97,047
Net operating losses	2,375,742	2,907,200
Depreciation	22,068	30,419
Other	2,160	—
Securities available for sale	—	97,516

	2,613,548	3,282,664
Deferred tax liabilities:
Securities available for sale	56,753	—

	56,753	—
Net deferred tax assets	$2,556,795	$3,282,664

The Company had unused income tax carryforwards of $9,142,338 for federal income tax purposes and $10,612,266 for state income tax purposes as of December 31, 2019. If unused, carryforwards will expire beginning in 2031.

NOTE 11.	COMMITMENTS AND CONTINGENCIES

Loan Commitments

The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit. They involve, to varying degrees, elements of credit risk and interest rate risk in excess of the amount recognized in the balance sheets. The majority of all commitments to extend credit are variable rate instruments.

The Company’s exposure to credit loss is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. A summary of the Company’s commitments is as follows:

	December 31,
	2019	2018
Commitments to extend credit	$27,469,366	$20,673,434

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the customer.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11.	COMMITMENTS AND CONTINGENCIES (Continued)

Contingencies

In the normal course of business, the Company may be involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material effect on the Company’s financial statements.

NOTE 12.	CONCENTRATIONS OF CREDIT RISK

The Company originates primarily commercial and residential construction loans to customers in Fulton County and surrounding counties. The ability of the majority of the Company’s customers to honor their contractual loan obligations is dependent on the economy in the metropolitan Atlanta area.

Forty-four percent of the Company’s loan portfolio is concentrated in loans secured by real estate, of which a substantial portion is secured by real estate located in the Company’s primary market area. Accordingly, the ultimate collectibility of the loan portfolio is susceptible to changes in market conditions in the Company’s primary market area. The other significant concentrations of credit by type of loan are set forth in Note 3.

The Company, as a matter of policy, does not generally extend credit to any single borrower or group of related borrowers in excess of 25% of statutory capital, as defined, or approximately $8,599,000.

NOTE 13.	REGULATORY MATTERS

The Bank is subject to certain restrictions on the amount of dividends that may be declared without prior regulatory approval. At December 31, 2019, no dividends could be declared without regulatory approval.

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of total capital, Tier 1 capital, and common equity Tier 1 capital to risk-weighted assets, and of Tier 1 capital to average assets. In addition, the Bank is subject to an institution-specific capital buffer which must exceed 2.50% to avoid limitations on distributions and discretionary bonus payments. The Bank’s capital conservation buffer at December 31, 2019 was 3.7504%. Management believes, as of December 31, 2019 and 2018, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2019, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Bank’s category.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13.	REGULATORY MATTERS (Continued)

The Bank’s actual capital amounts and ratios are presented in the following table.

					To Be Well
			For Capital		Capitalized Under
			Adequacy		Prompt Corrective
	Actual		Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)
December 31, 2019:
Total Capital to Risk Weighted Assets	$34,396	11.75%	$23,418	8.00%	$29,272	10.00%
Tier 1 Capital to Risk Weighted Assets	$31,580	10.79%	$17,563	6.00%	$23,418	8.00%
Common Equity Tier 1 Capital to Risk Weighted Assets	$31,580	10.79%	$13,172	4.50%	$19,027	6.50%
Tier 1 Capital to Average Assets	$31,580	9.43%	$13,399	4.00%	$16,748	5.00%
December 31, 2018:
Total Capital to Risk Weighted Assets	$31,762	12.10%	$20,999	8.00%	$26,249	10.00%
Tier 1 Capital to Risk Weighted Assets	$28,913	11.02%	$15,749	6.00%	$20,999	8.00%
Common Equity Tier 1 Capital to Risk Weighted Assets	$28,913	11.02%	$11,812	4.50%	$17,062	6.50%
Tier 1 Capital to Average Assets	$28,913	10.10%	$11,445	4.00%	$14,306	5.00%

NOTE 14.	FAIR VALUE OF ASSETS AND LIABILITIES

Fair Value Measurements

The Company uses fair value measurements to record fair value adjustments to certain assets and liabilities and, in certain cases, to determine fair value disclosures. Securities available for sale are recorded at fair value on a recurring basis. From time to time, the Company may be required to record at fair value other assets on a nonrecurring basis, such as impaired loans and foreclosed assets.

Fair Value Hierarchy

In accordance with fair value measurement guidance, the Company groups its financial assets and financial liabilities generally measured at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value.

Level 1—Valuation is based on quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 assets and liabilities generally include debt and equity securities that are traded in an active exchange market. Valuations are obtained from readily available pricing sources for market transactions involving identical assets or liabilities.

Level 2—Valuation is based on inputs other than quoted prices included within level 1 that are observable for the asset or liability, either directly or indirectly. The valuation may be based on quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the asset or liability.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14.	FAIR VALUE OF ASSETS AND LIABILITIES (Continued)

Fair Value Hierarchy (Continued)

Level 3—Valuation is based on unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which determination of fair value requires significant management judgment or estimation.

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

The following methods and assumptions were used by the Company in estimating fair value for assets and liabilities measured at fair value on either a recurring or nonrecurring basis:

Securities available for sale: Securities available for sale are recorded at fair value on a recurring basis. Where quoted prices are available in an active market, the Company classifies the securities within level 1 of the valuation hierarchy. Level 1 securities include highly liquid government bonds and exchange-traded equities. If quoted market prices are not available, the Company estimates fair values using pricing models and discounted cash flows that consider standard input factors such as observable market data, benchmark yields, interest rate volatilities, broker/dealer quotes, and credit spreads. Examples of such instruments, which would generally be classified within level 2 of the valuation hierarchy, include GSE obligations and state and municipal securities. Mortgage-backed securities are included in level 2 if observable inputs are available. In certain cases where there is limited activity or less transparency around inputs to the valuation, the Company classifies those securities in level 3.

Impaired loans: The Company does not record loans at fair value on a recurring basis. However, from time to time, a loan is considered impaired and a specific allocation is established within the allowance for loan losses. Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired. Once a loan is identified as individually impaired, management measures impairment using one of three methods, including collateral value, market value of similar debt, and discounted cash flows. Those impaired loans not requiring an allowance represent loans for which the fair value of the expected repayments or collateral exceed the recorded investments in such loans. Impaired loans where an allowance is established based on the fair value of collateral require classification in the fair value hierarchy. When the fair value of the collateral is based on an observable market price, the Company records the impaired loan as nonrecurring Level 2. When an appraised value is used or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Company records the impaired loan as nonrecurring Level 3.

Foreclosed assets: Foreclosed assets are adjusted to fair value upon transfer of the loans to foreclosed assets. Subsequently, foreclosed assets are carried at the lower of carrying value or fair value. Fair value is based upon independent market prices, appraised values of the collateral, or management’s estimation of the value of the collateral. When the fair value of the collateral is based on an observable market price, the Company records the foreclosed asset as nonrecurring Level 2. When an appraised value is used or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Company records the foreclosed asset as nonrecurring Level 3.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14.	FAIR VALUE OF ASSETS AND LIABILITIES (Continued)

Assets Measured at Fair Value on a Recurring Basis

Assets measured at fair value on a recurring basis are summarized below:

Fair Value Measurements at December 31, 2019 Using
	Quoted Prices	Significant
	In Active	Other	Significant
	Markets for	Observable	Unobservable	Total
	Identical Assets	Inputs	Inputs	Carrying
	(Level 1)	(Level 2)	(Level 3)	Value
Available for sale securities	$—	$15,854,872	$500,000	$16,354,872

Fair Value Measurements at December 31, 2018 Using
	Quoted Prices	Significant
	In Active	Other	Significant
	Markets for	Observable	Unobservable	Total
	Identical Assets	Inputs	Inputs	Carrying
	(Level 1)	(Level 2)	(Level 3)	Value
Available for sale securities	$—	$16,893,729	$500,000	$17,393,729

Securities with fair values that are determined by reliance on significant unobservable inputs are included in Level 3 above. There were no changes to Level 3 securities for the year ended December 31, 2019.

Assets Measured at Fair Value on a Nonrecurring Basis

Under certain circumstances management makes adjustments to fair value for assets although they are not measured at fair value on an ongoing basis. The following table presents the financial instruments carried on the consolidated balance sheet by caption and by level in the fair value hierarchy at December 31, 2019 and 2018, for which a nonrecurring change in fair value has been recorded:

	Fair Value Measurements at December 31, 2019 Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Losses
Impaired loans	$—	$—	$—	$(90,817)
Foreclosed assets	$—	$—	$131,600	$(4,700)

Total	$—	$—	$131,600	$(95,517)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14.	FAIR VALUE OF ASSETS AND LIABILITIES (Continued)

Assets Measured at Fair Value on a Nonrecurring Basis (Continued)

	Fair Value Measurements at December 31, 2018 Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Losses
Impaired loans	$—	$—	$—	$(102,268)
Foreclosed assets	$—	$—	$681,500	$(112,600)

Total	$—	$—	$681,500	$(214,868)

At December 31, 2019 and 2018, impaired loans with a nonrecurring change in fair value as noted in the tables above have been fully reserved for and therefore had no recorded value.

NOTE 15.	PARENT COMPANY FINANCIAL INFORMATION

The following information presents the condensed balance sheets as of December 31, 2019 and 2018 and statements of income and cash flows of ABB Financial Group, Inc. for the years ended December 31, 2019 and 2018.

CONDENSED BALANCE SHEETS

	2019	2018
Assets
Cash	$6,275	$211,524
Investment in subsidiary	33,799,155	31,283,748
Restricted equity securities, at cost	232,000	232,000
Other assets	324,061	253,016

Total assets	$34,361,491	$31,980,288

Liabilities
Subordinated debentures	$1,657,000	$1,657,000
Other liabilities	684,000	608,388

Total liabilities	2,341,000	2,265,388

Stockholders’ equity	32,020,491	29,714,900

Total liabilities and stockholders’ equity	$34,361,491	$31,980,288

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15.	PARENT COMPANY FINANCIAL INFORMATION (Continued)

CONDENSED STATEMENTS OF INCOME

	2019	2018
Expenses:
Interest expense	$144,479	$144,083
Other operating expense	136,382	220,333

Total expense	280,861	364,416

Loss before income tax benefit and equity in undistributed income of subsidiary	(280,861)	(364,416)
Income tax benefit	71,045	91,061

Loss before equity in undistributed income of subsidiary	(209,816)	(273,355)
Equity in undistributed income of subsidiary	2,059,916	2,679,491

Net income	$1,850,100	$2,406,136

CONDENSED STATEMENTS OF CASH FLOWS

	2019	2018
OPERATING ACTIVITIES
Net income	$1,850,100	$2,406,136
Adjustments to reconcile net income to net cash used in operating activities:
Undistributed income of subsidiary	(2,059,916)	(2,679,491)
Net other operating activities	4,567	121,889

Net cash used in operating activities	(205,249)	(151,466)

Net decrease in cash	(205,249)	(151,466)
Cash at beginning of year	211,524	362,990

Cash at end of year	$6,275	$211,524

No person has been authorized to give any information or to make any representation other than as contained in this prospectus and, if given or made, such other information or representation must not be relied upon as having been authorized by Affinity Bancshares, Inc. or Newton Federal Bank. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this prospectus nor any sale hereunder shall under any circumstances imply that there has been no change in the affairs of Affinity Bancshares, Inc. or Newton Federal Bank since any of the dates as of which information is furnished herein or since the date hereof.

Up to 3,220,000 Shares

(Subject to Increase to up to 3,703,000 Shares)

(Proposed Holding Company for Newton Federal Bank)

COMMON STOCK

par value $0.01 per share

PROSPECTUS

November 10, 2020

These securities are not deposits or accounts and are not federally insured or guaranteed.

Until December 18, 2020, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.